As filed with the Securities and Exchange Commission on January 12, 2012

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	20-5956993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Houston Center

909 Fannin, Suite 3100

Houston, Texas 77010

(877) 294-7574

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Churay

2 Houston Center

909 Fannin, Suite 3100

Houston, Texas 77010

(877) 294-7574

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Levitt, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value	$100,000,000	$11,460

(1)	Includes offering price of shares of common stock which the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 12, 2012

             Shares

MRC Global Inc.

Common Stock

This is an initial public offering of shares of common stock of MRC Global Inc. MRC Global Inc. is offering                     shares of common stock.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $            and $            . We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “MRC”.

You should consider carefully the “Risk Factors” beginning on page 22 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us before expenses	$	$

To the extent that the underwriters sell more than            shares of common stock, the underwriters have the option to purchase up to an additional            shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2012.

Prospectus dated                    , 2012.

MRC® McJunkin Red Man Corporation

MRC® MIDFIELD MRC® Transmark MRC® SPF

90TH
Celebrating Our Anniversary
1921~2011

PIPE YARD

Global Supplier of Choice®

•Strength •Longevity •Dependability

Proud of Our Past. Prepared for Our Future.

mrcpvf.com

Through and including                 , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any free writing prospectus that we, or somebody on our behalf, have prepared. Neither we nor any underwriter take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares that we are offering in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains registered and unregistered trademarks and service marks of MRC Global Inc. and its affiliates, as well as trademarks and service marks of third parties. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

The following prospectus summary contains a summary of basic information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. For a more complete understanding, we encourage you to read this entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes. Unless otherwise indicated or the context otherwise requires, all references to “the Company”, “MRC”, “we”, “us”, and “our” refer to MRC Global Inc. and its consolidated subsidiaries.

Our Company

We are the largest global industrial distributor of pipe, valves and fittings (“PVF”) and related products and services to the energy industry based on sales and hold the leading position in our industry across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (petrochemical processing, crude oil refining and general industrials) sectors. Globally, we have two operating segments through which we serve our customers in over 400 service locations. Our North American segment includes over 180 branch locations, six distribution centers in the U.S., one distribution center in Canada, 11 valve automation service centers and over 170 pipe yards located in the most active oil and natural gas regions in North America. Our International segment includes over 40 branch locations throughout Europe, Asia and Australasia with distribution centers in each of the United Kingdom, Singapore and Australia and 10 automation service centers in Europe and Asia. We offer a wide array of PVF and oilfield supplies encompassing a complete line of products from our global network of suppliers to our more than 12,000 active customers. We are diversified by geography, the industry sectors we serve and the products we sell. We seek to provide best-in-class service to our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our top 25 customers.

We have benefited historically from several growth trends within the energy industry, including high levels of customer expansion and maintenance expenditures. Although these trends were offset in 2009 and 2010 due to adverse economic conditions, we believe that longer-term growth in PVF and industrial supply spending within the energy industry is likely to continue. Several factors have driven the long-term growth in spending, including underinvestment in energy infrastructure, production and capacity constraints, and market expectations of future improvements in the oil, natural gas, refined products, petrochemical and other industrial sectors. In addition, the products we distribute are often used in extreme operating environments, leading to the need for a regular replacement cycle. Approximately two-thirds of our sales are attributable to multi-year maintenance, repair and operations (“MRO”) arrangements where we have demonstrated an average annual retention rate of over 95% since 2000. We consider MRO arrangements to be normal, generally repetitive business that primarily addresses the recurring maintenance, repair or operational work to existing energy infrastructure. Project activities, including facility expansions or new construction projects, are more commonly associated with a customer’s capital expenditures budget and can be more sensitive to global oil and natural gas prices and general economic conditions. We mitigate our exposure to price volatility by limiting the length of any price-protected contracts, and as pricing continues to rebound, we believe that we have the ability to pass price increases on to the marketplace.

We distribute products globally, including in PVF intensive, rapidly expanding oil and natural gas exploration and production (“E&P”) areas such as the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara and Utica shales in North America. Improved production technology, favorable market trends and robust capital expenditure budgets have driven growth in these oil and natural gas production areas. Furthermore, our Canadian subsidiary Midfield Supply ULC and its subsidiaries (“MRC Midfield”), one of the two largest Canadian PVF distributors based on sales, provides PVF products to oil and natural gas companies operating primarily in Western Canada, including the Western Canadian Sedimentary Basin, Alberta Oil Sands and heavy oil regions. These regions are still in the early stages of infrastructure investment with numerous companies seeking to facilitate the long-term harvesting of difficult to extract and process crude oil. Outside North America, we have established an International segment through our recent acquisitions of Transmark Fcx Group BV (together with its subsidiaries, “MRC Transmark”) and Stainless Pipe and Fittings Australia Pty Ltd. (“MRC SPF”), which have provided us with a well-established platform for international growth and further positioned us to be the leading global PVF distributor to the energy industry. The following map illustrates our global presence:

MRC Regional Distribution Centers Worldwide

(warehouse sizes in square feet)

United States		Canada
Bakersfield, CA	50,000	Nisku, AB	74,000
Cheyenne, WY	80,000	Europe
Houston, TX	260,000	Bradford, UK	45,000
Munster, IN	87,000	Asia Pacific
Nitro, WV	120,000	Perth, Australia	430,000
San Antonio, TX	51,000	Singapore	45,000

Across our global platform we offer a broad complement of products and services to the upstream, midstream and downstream sectors of the energy industry, as well as other industrial (including general manufacturing, pulp and paper and food and beverage) and other energy (including power generation, mining and mineral processing, liquefied natural gas (“LNG”), coal and alternative energy) sectors. During the nine months ended September 30, 2011, approximately 46% of our sales were attributable to upstream activities, approximately 26% were attributable to midstream activities and approximately 28% were attributable to downstream and other processing activities, which include the refining, chemical and other industrial and energy sectors.

Our business is characterized by diversity in the industry sectors we serve and in the products we supply. The following charts summarize our revenue by sector, geography and product, across both our North American and International segments, for the nine months ended September 30, 2011, as adjusted for our acquisition of MRC SPF as though it had occurred on January 1, 2011:

Revenues by Sector	Revenues by Geography(1)	Revenues by Product

(1)	Approximately 1% of our total sales, included in the 79% of our sales attributed to the U.S., is delivered in the U.S. at the point of sale but is eventually delivered to International customers in countries such as Nigeria, Angola and Indonesia, among others.

We offer more than 150,000 stock keeping units (“SKUs”), including an extensive array of PVF, oilfield supply, automation, instrumentation and other general and specialty industry supply products. Due to the demanding operating conditions in the energy industry, high costs and safety risks associated with equipment failure, customers prefer highly reliable products and vendors with established qualifications, reputation and experience. As our PVF products typically represent a fraction of the total cost of the project, our customers often place a premium on service given the high cost to them of maintenance or new project delays. Our products are typically used in high-volume, high-stress, abrasive applications, such as the gathering and transmission of oil and natural gas, in high-pressure, extreme temperature and high-corrosion applications, such as in heating and desulphurization in the processing and refining industries and in steam generation units in the power industry.

With over 400 global service locations servicing the energy and industrial sectors, we are an important link between our more than 12,000 customers and our more than 12,000 suppliers. We add value to our customers and suppliers in a number of ways:

•

Broad Product Offering and High Customer Service Levels: The breadth and depth of our product offering enables us to provide a high level of service to our energy and industrial customers. Given our global inventory coverage and branch network, we are able to fulfill orders more quickly, including orders for less common and specialty items, and provide our customers with a greater array of value added services than if we operated on a smaller scale or only at a local or regional level. These value added services include multiple daily deliveries, volume purchasing, product testing, manufacturer assessments, inventory management and warehousing, technical support, just-in-time delivery, order consolidation, product tagging and tracking and system interfaces customized to customer and supplier specifications. Globally, we can meet the needs of our largest customers in North America, Europe, Asia and Australasia. Thus, our clients can quickly and efficiently source the most suitable products with minimal downtime and low total transaction costs.

•

Approved Manufacturer List (“AML”) Services: Our customers rely on us to provide a high level of quality control for their PVF products. We do this by regularly auditing many of our suppliers for quality assurance through our Supplier Registration Process (“SRP”). We use our resulting Approved Supplier List (the “MRC ASL”) to supply products across many of the industries we support, particularly for downstream and midstream customers. This process has enabled us to achieve a preferred vendor status with many key end users in the industry that utilize our AML services to help devise and maintain their own approved manufacturer listings. In this manner, we seek to ensure that our customers timely receive reliable and high quality products without incurring additional administrative and procurement expenses. As a valued quality assurance partner of our customers, each year MRC performs many inspections and audits of new sources of supply and existing suppliers. Our suppliers, in turn, look to us as a key partner, which has been important in establishing us as an important link in the supply chain.

•

Customized and Integrated Service Offering: We offer our customers integrated supply services, including product procurement, product quality assurance, physical warehousing and inventory management and analysis, using our proprietary customized information technology (“IT”) platform. This is part of an overall strategy to provide a “one stop” solution for PVF purchases across the upstream-midstream-downstream spectrum through integrated supply agreements and MRO contracts. This enables our customers to focus on their core operations and increase the efficiency of their business.

Our Industry

We primarily serve the global oil and natural gas industry, generating approximately 90% of our sales from supplying products and various services to customers throughout the energy industry. Of our total sales, 62% of sales are comprised of valves, fittings and flanges and other industrial supply products and 38% are tubular products, predominantly line pipe and oil country tubular goods (“OCTG”) for the nine months ended September 30, 2011. Given the diverse requirements and various factors that drive the growth of the upstream, midstream and downstream sectors, our sales to each sector or by product may vary over time, though the overall strength of the global energy market and the level of our customers’ capital and operating expenditures are typically good indicators of our business activity. In 2010, as part of the broader global economic recovery, our customers’ capital and operating expenditures increased as compared to 2009, though overall oil and natural gas drilling and completion spending still remained below 2006-2007 levels. Throughout 2011 and over the longer term, we have seen and expect to continue to see customer spending increase due to a variety of global supply and demand fundamentals, a slowly improving global economy, shale E&P activity and longer term outlooks for oil and natural gas prices in excess of historical levels.

Globally, the energy industry has, during the past several years, experienced a number of favorable supply and demand dynamics that have led companies to make substantial investments to expand their physical infrastructure and processing capacities. On the demand side, world energy markets are benefiting from:

•

increased consumption of energy, caused in part by the continuing industrialization of China, India and other countries that are not members of the Organization for Economic Co-operation and Development (“non-OECD countries”);

•	a slow recovery in economic growth in OECD countries from the severe downturn in 2009 and 2010;

•	continued global energy infrastructure expansion; and

•	increased use of natural gas, as opposed to coal, in power generation.

At the same time, global energy supply has been generally constrained due to increasing scarcity of natural resources, declining excess capacity of existing energy assets, geopolitical instability, natural and other unforeseen disasters and more stringent regulatory, safety and environmental standards. These demand and supply dynamics underscore the need for investment in energy infrastructure and the next level of global exploration, extraction, production, transportation, refining and processing of energy inputs. Within the U.S., the energy industry has benefitted from technological developments that have enabled more recent significant increases in U.S. oil production and natural gas supply. The Energy Information Administration (“EIA”) expects that U.S. crude oil production, which increased by 110,000 bbl/d (2.1%) in 2010 to 5.5 million bbl/d, will increase by a further 140,000 bbl/d (2.5%) in 2011 and by 60,000 bbl/d (1.1%) in 2012, driven by increased oil-directed drilling activity, particularly in unconventional shale formations. EIA expects that U.S. marketed natural gas production, which increased by 4.5% to 61.8 Bcf/d in 2010, will average 65.8 Bcf/d in 2011, a 4.0 Bcf/d (6.5%) increase over 2010, and grow further to 66.9 Bcf/d in 2012, a 1.1 Bcf/d (1.7%) increase over 2011. Finally, as companies in the energy industry continue to focus on improving operating efficiencies, they have been increasingly looking to outsource their procurement and related administrative functions to distributors such as MRC.

Our Strengths

Global Market Leader with Worldwide Branch Network and Significant Scale.    We are the leading global industrial distributor of PVF and related products to the energy industry based on sales, with nearly twice the sales of our nearest competitor in 2010. We have a significant global presence through a network of over 400 service locations worldwide. This provides us with substantial economies of scale, global reach and product breadth that we believe makes us a more effective competitor. The benefits of our size and international presence include:

•	the ability to act as a single-source supplier to large, multi-national customers operating across the various segments of the global energy industry;

•	the ability to commit significant financial resources to further develop our operating infrastructure, including our information systems, and provide a strong platform for future expansion;

•	the ability to secure improved access and service as well as volume purchasing benefits from our suppliers;

•	the ability to leverage our global inventory coverage to provide greater overall breadth and depth of product offerings;

•	the ability to attract and retain effective managers and salespeople;

•	the ability to improve margins from our business model while maintaining a lower fixed cost base and reduced headcount; and

•	the ability to identify, close and successfully integrate acquisitions.

We leverage our global footprint of locations and human capital to increase productivity and efficiency as our business continues to grow. In North America, in particular, we have been able to leverage our extensive infrastructure to meet our customers’ supply needs, which includes opening and closing locations and transferring employees to higher growth areas.

Our presence and scale have also enabled us to establish an efficient supply chain and logistics platform, allowing us to better serve and integrate with our customers while further differentiating us from our competitors. In the first nine months of 2011 in North America, we processed on average approximately 156,000 sales orders per month, including on average approximately 729,000 line items with an average revenue per order of $2,350 and an average revenue per line item of $500.

The following chart summarizes our revenue by geography for the year ended December 31, 2010, as adjusted for our acquisition of MRC SPF as though it had occurred on January 1, 2010:

Year Ended December 31, 2010
United States	79%
Canada	12%
International (includes Europe, Asia and Australasia)	9%

100%

Proven Track Record of Successfully Identifying, Executing and Integrating Acquisitions.    Growing the scale and scope of our business through selective strategic acquisitions has been a core focus of our management team. We have demonstrated our ability to successfully integrate acquired companies in 25 acquisitions since 2000 (in addition to the business combination between McJunkin Corporation and Red Man Pipe & Supply Co. (“Red Man”)), which collectively represented approximately $1.6 billion in sales in the respective years of acquisition. Important recent acquisitions include:

•	MRC Transmark, a leading distributor of valves and flow control products in Europe, Southeast Asia and Australasia, in October 2009;

•	MRC Midfield, one of the two largest oilfield supply companies in Canada with over 40 branches, in July 2008;

•	MRC SPF, a distributor of stainless steel piping products through its seven locations across Australia as well as Korea, the United Kingdom and the United Arab Emirates, in June 2011;

•	The South Texas Supply Co. (“South Texas Supply”) and Dresser Oil Tools & Supply, which expanded our footprint in the Eagle Ford and Bakken shale regions, in May and August 2010, respectively;

•	The Valve Systems and Controls business unit of Curtiss-Wright Flow Control Corporation (“VSC”), which strengthened our overall valve capabilities in the Gulf Coast of the U.S., in July 2011;

•

LaBarge Pipe & Steel Company (“LaBarge”), a distributor of carbon steel pipe to the North American midstream sector that significantly expanded our large diameter “x-grade” line pipe capability, in October 2008; and

•	Midway-Tristate Corporation (“Midway”), an oilfield distributor primarily serving the Rockies and Appalachian regions, in April 2007.

Historically, our operating scale and integration capabilities have enabled us to realize important synergies, while minimizing execution risk. All of our North American acquisitions have been integrated onto a single IT platform, which facilitates more efficient pricing, sourcing and inventory management.

High Level of Integration and MRO Contracts with a Blue Chip Customer Base.    We have a diversified customer base with over 12,000 active customers. We serve as the sole or primary supplier in all sectors or in specified sectors or geographies for many of our customers. Our top 25 customers, with whom we have had relationships for more than 20 years on average, accounted for approximately half of our sales for 2010, while no single customer accounted for more than 5% of our sales during that period. We enjoy fully integrated relationships, including interconnected technology systems and daily communication, with many of our customers, and we provide an extensive range of integrated and outsourced supply services, allowing us to market a “total transaction value” concept as opposed to individual product prices. We provide services such as multiple daily deliveries, zone stores management, valve tagging, truck stocking and significant system support for tracking and replenishing inventory, which we believe results in deeply integrated customer relationships. We sell products to our major customers through multi-year MRO contracts, which are typically renegotiated every three to five years. Although there are typically no guaranteed minimum purchase amounts under these contracts, these MRO customers, representing approximately two-thirds of our 2010 sales, provide a relatively stable revenue stream and help mitigate the effect of industry downturns on our business. We believe we have been able to retain customers by providing a high level of service and integration and, during 2011, we signed several new MRO contracts, including contracts with new customers that displace competitors and contracts with existing customers that broaden existing customer relationships.

Business and Geographic Diversification in High-Growth Areas.    We are well diversified across the upstream, midstream and downstream operations of the energy industry, as well as through our participation in selected industrial sectors. During the nine months ended September 30, 2011, we generated approximately 46% of our sales in the upstream sector, 26% in the midstream sector and 28% in the downstream, industrial and other energy sectors. This diversification affords us some measure of protection in the event of a downturn in any one sector while providing us the ability to offer a “one stop” solution for our integrated energy customers. In our North American operating segment, our more than 180 branch locations are located near major hydrocarbon and refining regions, including rapidly expanding oil and natural gas E&P areas, such as the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara and Utica shales. In these non-conventional shale areas, a typical well can produce five or more times the revenue for us than a conventional well due to the greater length and the higher quality of pipe and related products we furnish. We estimate that approximately 31% of our business during the nine months ended September 30, 2011 was related to activity in the shale areas, and we believe that this percentage will continue to increase as this activity accelerates. In our International operating segment, we have a network of over 40 branch locations throughout Europe, Asia and Australasia in close proximity to major projects in LNG, mining and mineral processing and other high-growth energy and infrastructure development areas. Our geographic diversity enhances our ability to quickly respond to customers worldwide, gives us a strong presence in these high growth areas and reduces our exposure to a downturn in any one region.

For the nine months ended September 30, 2011 and September 30, 2010 and the years ended December 31, 2010, December 31, 2009, and December 31, 2008, the breakdown of our revenue by sector was as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Upstream	46%	45%	45%	44%	45%
Midstream	26%	24%	23%	24%	22%
Downstream and industrial	28%	31%	32%	32%	33%

	100%	100%	100%	100%	100%

In addition, we are well positioned to continue to benefit from the more recent dramatic shift in drilling activity in the U.S. towards oil production. During 2007, approximately one-third of E&P activity in the U.S. consisted of oil drilling and two-thirds consisted of natural gas drilling. As of the third quarter of 2011, approximately 54% of E&P activity in the U.S. consisted of oil drilling and 46% consisted of natural gas drilling. This is the highest percentage of oil drilling in the U.S. in over two decades. We benefit from this shift, as oil prices are global in nature and thus more impacted by changes in international geopolitical instability, benefit from a tighter global supply and demand dynamic and are less susceptible to the seasonal variations associated with U.S. natural gas prices. As part of our efforts to participate in the growth in oil E&P activity, we made two acquisitions in 2010, South Texas Supply and Dresser Oil Tools & Supply. These acquisitions position us in two of the most active oil drilling basins in the U.S., the Eagle Ford shale in South Texas and the Bakken shale in North Dakota. We also added 13 branches in these and other active oil E&P areas in 2010 and 2011 and expanded our inventory in the Permian Basin and California, two high activity oil drilling basins where we already had a strong local presence.

Strategic Supplier Relationships.    We have extensive relationships with our suppliers and have key supplier relationships dating back in certain instances over 60 years. Approximately 39% of our total purchases for the year ended December 31, 2010 were from our top ten suppliers. We believe our customers view us as an industry leader in part due to the formal processes we use to evaluate vendor performance and product quality. We employ individuals who specialize in conducting manufacturer assessments both domestically and internationally and who are certified by the International Registry of Certificated Auditors. Our SRP, which allows us to maintain the MRC ASL, serves as a significant strategic advantage to us in developing, maintaining and institutionalizing key supplier relationships. For our suppliers, inclusion on the MRC ASL represents an opportunity for them to increase their product sales to our customers. The SRP also adds value to our customers, as they collaborate with us regarding specific manufacturer performance, our past experiences with products and the results of our on-site manufacturer assessments. Having a timely, uninterrupted supply of those mission critical products from approved vendors is an essential part of our customers’ day-to-day operations, and we work to fulfill that need through our SRP.

An IT Platform Focused on Customer Service.    Our proprietary, integrated, scalable, customer-linked and highly customized information systems support our business. A wide area network links these systems and our more than 3,900 employees. We operate a single information and operating system (“SIMS”) for all of our North American locations and a separate, Oracle-based system for our other non-recently acquired international locations. This enables real-time access to our business resources, including customer order processing, purchasing and material requests, distribution requirements planning, warehousing and receiving, inventory control and accounting and financial functions. In 2010, we had over 1.5 million electronic data interchange customer transactions (including purchase orders, advance ship notices, electronic funds transfer and internet ordering), compared to less than 700,000 in 2000. Significant elements of our systems include firm-wide pricing controls, resulting in disciplined pricing strategies, advanced scanning and customized bar-coding capabilities, allowing for efficient warehousing activities at customer as well as our own locations, and significant levels of customer-specific integrations. Our bar code technology includes over 400 scanners used for customer zone store management, over 1,200 scanners installed in various warehouses and over 100 custom bar coded labels produced to customer specifications. We believe that the customized integration of our customers’ systems into our own information systems has increased customer retention by reducing our customers’ expenses, thus creating switching costs when comparing us to alternative sources of supply. Typically, smaller regional and local competitors do not have IT capabilities that are as advanced as ours.

Highly Efficient, Flexible Operating Structure Drives Significant Free Cash Flow Generation.    We place a particular emphasis on practicing financial discipline as evidenced by our strong focus on return on net assets, minimal maintenance capital expenditures and high free cash flow generation. Our disciplined cost control, coupled with our active asset management strategies, result in a business model exhibiting a high degree of operating leverage. As is typical with the flexibility associated with a distribution operating model, our variable cost base includes substantially all of our cost of goods sold and a large portion of our operating costs. Furthermore, our capital expenditures were approximately 0.3% of our sales for the year ended December 31, 2010. This cost structure allows us to adjust effectively to changing industry dynamics. As a result, during periods of decreased sales activity, we typically generate a significant amount of cash as our costs are reduced and working capital contracts. For example, although our sales decreased by 30% in 2009, our cash flow from operations that year increased by over $640 million.

Experienced and Motivated Management Team.    Our executive management team has an average of approximately 30 years of experience (over 200 years in total) in the oilfield and industrial supply business, the majority of which has been with MRC or its predecessors. Employees own approximately 7% of our Company, including approximately 4% that is owned by executive and senior management, either directly or indirectly through their equity interests in PVF Holdings LLC (“PVF Holdings”), our largest shareholder. We also seek to incentivize and align management with shareholder interests through equity-linked compensation plans. Furthermore, management incentive compensation is based on profitability and return-on-investment targets, which we believe drives accountability and further aligns the organization with our shareholders.

Our Strategy

Our goal is to grow our market position as the largest global industrial distributor of PVF and related products to the energy industry. Our strategy is focused on pursuing growth by increasing market share and growing our business with current customers, expanding into new geographies and sectors, increasing recurring revenues through integrated supply and MRO business, capturing additional high growth project activity, continuing to increase our operational efficiency and making and integrating strategic acquisitions. We seek to extend our current MRO contracts, and bundle certain products, most notably pipe, flanges, fittings and other products (“PFF”), into MRC Transmark’s existing customer base and branch network. We also seek to opportunistically add other products and new suppliers, including alloy, chrome, stainless products, gaskets, seals, safety and other industrial supply products, into our existing North American platform. We will also look at future complementary distribution acquisitions that would supplement our PVF leadership position, and we will look at future “bolt-on” acquisitions that broaden our geographic footprint, increase our international focus or expand our product offering to our major customers.

Increase Market Share Organically and Grow Business with Current Customers.    We are committed to expanding existing deep relationships with our current customer base while concurrently striving to secure new customers. To accomplish this, we are focused on providing a global “one stop” PVF procurement solution across the upstream, midstream and downstream sectors of the energy industry, maximizing bundling opportunities by leveraging our extensive product offering and increasing our penetration of existing customers’ new multi-year projects. Since 2000, we have retained in excess of 95% of our MRO contracts.

The migration of existing customer relationships to sole or primary sourcing arrangements is a core strategic focus. We seek to position ourselves as the sole or primary provider of a broad complement of PVF products and services for a particular customer, often by sector or geography, or in certain instances across all of a customer’s global upstream, midstream and downstream operations. Several of our largest customers have recently switched to sole or primary sourcing contracts with us. Additionally, we believe that other significant opportunities exist to expand our deep customer and supplier relationships and thereby increase our market share. There is also a significant opportunity to extend our current North American MRO contracts internationally as well as bundle certain products, most notably PFF, into MRC Transmark’s existing customer base, branch network and more valve-focused product platform.

We also aim to increase our penetration of our existing customers’ new projects. For example, while we often provide nearly 100% of the PVF products for certain customers under MRO contracts, increased penetration of those customers’ new downstream and midstream projects remains a strategic priority. Initiatives are in place to deepen relationships with engineering and construction firms and to extend our product offering into certain niches.

Increase Recurring Revenues through Integrated Supply and MRO Contracts.    We have entered into, and continue to pursue, integrated supply and MRO contracts with certain of our customers. Under these arrangements, we are typically the sole or primary source provider of the upstream, midstream or downstream requirements of our customers. In certain instances, we are the sole or primary source provider for our customers across all the energy sectors or North American geographies within which the customer operates. We will seek to extend these contracts internationally.

Our customers have, over time, increasingly moved toward centralized PVF procurement management at the corporate level rather than at individual local units. These developments are partly due to significant consolidation among our customer base. Sole or primary sourcing arrangements allow customers to focus on their core operations and provide economic benefits by generating immediate savings for the customer through administrative cost and working capital reductions, while providing for increased volumes, more stable revenue streams and longer term visibility for us. We believe we are well positioned to obtain these arrangements due to our:

•	leadership position, experience, technical expertise and reputation for premier customer service operating across all segments of the energy industry;

•	geographically diverse and strategically located global branch network;

•	breadth of available product lines, value added services and scale in purchasing; and

•	existing deep relationships with customers and suppliers.

We also have both exclusive and non-exclusive MRO contracts in place. Our customers are increasing their capital and operating spending, which is being driven by aging infrastructure,

increasing regulatory, safety and environmental requirements, the increased utilization of existing facilities and the decreasing quality of energy feedstocks. Our customers benefit from MRO agreements through lower inventory investment and the reduction of transaction costs associated with the elimination of the bid submission process, and our Company benefits from the recurring revenue stream that occurs with an MRO contract in place. We believe there are additional opportunities to utilize MRO arrangements through our “one-stop” PVF solution, both in North America and globally, for servicing the requirements of our customers. We are actively pursuing such agreements.

We have significantly enhanced our business development efforts by implementing global account management processes more closely aligned with our customers’ procurement operations at the national and local level to continue to grow our business. Our global account management strategy is based on aligning key sales executives as single-point MRC contacts servicing the upstream, midstream and downstream requirements of customer accounts that represent the largest percentage of our revenue. As a result in part of this effort, our executive sales force has had success in increasing sales under, and in obtaining new, MRO contracts. We continue to focus on increasing our MRO business both in our North American and International segments.

Capitalize on Significant Growth in U.S. Shale Activity.    The development of shale gas in the U.S. has been rapid over the past several years. Natural gas is a major source of energy in the U.S., providing about 25% of total U.S. energy according to the Department of Energy. Shale gas, as a percentage of total natural gas production, has, in turn, rapidly increased from less than 2% of total U.S. natural gas production in 2001 to 23% in 2010 according to the EIA. Over the past ten years, technological advances in directional drilling and fracturing technologies have enabled the production of oil and natural gas products in previously underdeveloped U.S. oil and natural gas shale basins. As a result, unconventional E&P activity in shale regions has accelerated significantly and production levels have increased.

In 2010, U.S. shale gas production increased 46% from 2009 levels to 4.80 trillion cubic feet per year. While shale gas drilling and production is still in the early stages in the U.S., over the next 10 to 20 years significant investment will be required to meet shale gas production goals and offset declining production from conventional energy sources. The EIA projects that over the long-term shale gas will provide the largest source of growth in U.S. natural gas supply and will constitute about 47% of total U.S. gas production by 2035, up from 23% in 2010.

We have positioned ourselves to benefit from this increase in unconventional E&P and midstream infrastructure activity by investing in these shale regions. This includes adding new branches, increasing inventory, strengthening our supply chain and providing greater local resources, including additional headcount in certain locations. We have also positioned the Company through regional bolt-ons in these most active areas, including the recent acquisitions of South Texas Supply in the Eagle Ford shale and Dresser Oil Tools & Supply in the Bakken shale. Finally, we recently completed a new 80,000 square foot distribution center in Cheyenne, WY to serve the Niobrara and Bakken shale basins.

Capitalize on Anticipated Midstream MRO Activity.    Our major midstream customers face new safety regulations requiring additional inspection and hydro-testing requirements for U.S. pipelines. On January 3, 2012, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (the “Pipeline Act”) was enacted into law. The Pipeline Act is expected to accelerate PVF testing and replacement as well as require midstream participants to install additional automatic or remote-controlled shut-off valves and excess flow valves in new or replaced transmission pipelines. In addition, approximately 60% of the 178,000 miles of pipeline in the U.S. is over 40 years old. Recent initiatives from several of our major customers suggest a longer term trend towards continued replacement and MRO activity of this aged pipeline infrastructure. Our acquisition of LaBarge, along with our increased focus and investments in line pipe and its attendant PVF and industrial supply products, uniquely positions us to benefit from increased pipeline replacement and MRO spending in the midstream sector over the next 10 years.

Further Penetrate the Canadian Oil Sands, Particularly the Downstream Sector.    The Canadian Oil Sands region and its attendant downstream sector represent long-term growth areas for our Company. Improvements in mining and mineral processing and in-situ technology are driving significant long-term investment in the area. The Canadian Association of Petroleum Producers and Energy Resources Conservation Board estimate that Oil Sands capital expenditures increased by approximately 18% in 2010 to $13 billion. They estimate that expenditures will increase to approximately $20 billion by 2016, a CAGR of 7.4%, which we believe will generate significant PVF expenditures. While MRC Midfield has historically focused on the upstream and midstream sectors in Canada, we believe that a significant opportunity exists to continue to penetrate the Canadian Oil Sands and downstream sector, which include the upgrader, refinery, petrochemical and other industrial applications. Our sales to the Canadian Oil Sands region and downstream sectors increased by 50% from the first nine months of 2010 to the first nine months of 2011. We believe there is also a significant opportunity to penetrate the Canadian Oil Sands extraction sector involving in-situ recovery methods, including SAGD (steam assisted gravity drainage) and CSS (cyclic steam stimulation) techniques used to extract the bitumen. We have made targeted inventory and facility investments in Canada, including a 74,000 square foot distribution center located near Edmonton and a 16,000 square foot warehouse near Fort McMurray, to address this opportunity. Finally, we also believe that an attractive opportunity exists to more fully penetrate the MRO sector in Canada, particularly in Eastern Canada, including refineries, petrochemical facilities, gas utilities and pulp and paper and other general industrial sectors. We recently opened a branch in Sarnia, Ontario to target these sectors.

Expanding Globally Through Positioning on EPC Projects.    Projects are a growing part of our business and represent approximately one-third of our sales. For the first nine months of 2011, 18% of our revenue was derived from infrastructure projects through engineering, procurement and construction (“EPC”) firms and 16% was derived from drilling/production projects. These projects can be either brownfield or greenfield in nature, with the latter representing new construction and the former representing projects more refurbishment or replacement in scope. Infrastructure projects are an important part of all the sectors we serve but are typically more active in our downstream and midstream sectors. Due to our strong MRO position in these sectors, we are often our customers’ choice for brownfield expansion in these facilities. We are actively looking to increase our participation in new greenfield projects both domestically and internationally by working closely with both end customers and EPC contractors.

Our major customers’ capital E&P spending is split approximately 25% in North America and 75% internationally and has recently been increasing. As of September 30, 2011, backlog at several of our largest EPC customers increased by 18% as compared to September 30, 2010. Similarly, our volume of new project wins increased significantly in the first nine months of 2011 as compared to the first nine months of 2010. Since 2007, we have increased our focus on projects in the Canadian Oil Sands and since our acquisitions of MRC Transmark in 2009 and MRC SPF in 2011, we have expanded our focus on projects in Europe, Australasia and Southeast Asia. We believe that through our international acquisitions, global sourcing and project execution experience, comprehensive product and service offering and global account management strategies, we will be able to capitalize on the large amount of expected capital expenditure project spending by our customers over the next ten years.

Expand into New Geographies and Adjacent Sectors.    We intend to continue to selectively establish new branches to facilitate our expansion into new geographies and enter adjacent sectors where extreme operating environments generate high PVF product replacement rates. We continue to evaluate establishing branches and service and supply centers in select domestic and international regions as well as identifying existing branches for overlap and strategic elimination. We added 11 branches in 2010 and four in 2011 while closing 62 branches over this period. The majority of these closures were due to synergies resulting from our acquisitions, part of our restructuring efforts during the market downturn in 2009 and 2010 or to better position us to capitalize on oil shale drilling.

We believe that an attractive opportunity also exists to further expand our International operating segment. We continue to actively evaluate opportunities to extend our offering to key international markets, particularly in Asia, Europe, Australasia and the Middle East. We recently entered into an agreement to acquire the operations and assets of OneSteel Piping Systems (OPS) in Australia. This acquisition, when combined with the acquisitions of MRC Transmark Australia in October 2009, and Perth-based MRC SPF in June 2011, is expected to provide the Company with Australia’s largest full-line product offering including carbon steel, stainless steel, and alloy pipe, valves, fittings and flanges to serve both MRO and project needs of its key customers throughout Australia in oil and gas, mining and mineral processing. We also recently expanded our global presence through our acquisition of MRC SPF and opened our first location in Kazakhstan to service a large existing North American customer. The current installed base of energy infrastructure internationally, including the upstream, midstream and downstream sectors, is significantly larger than in North America, and, as a result, we believe represents an attractive long term opportunity for us. In addition, the increased focus, particularly by foreign-owned integrated oil companies that traditionally have not used distributors for their PVF procurement requirements, on efficiency, cost savings, process improvements and core competencies has also generated potential growth opportunities to add new customers. Since 2005, when 100% of our revenues were generated in the U.S., we have expanded into Canada, Europe, Asia and Australasia. In the nine months ended September 30, 2011, approximately 20% of our revenues were generated outside the U.S.

We also believe opportunities exist for expansion into new and under-penetrated sectors where PVF products are used in specialized or highly corrosive applications. These sectors include pulp and paper, waterworks, food and beverage and other general industrial sectors, in addition to other energy sectors such as power generation, mining and mineral processing, solar, LNG, coal, nuclear, ethanol and desalinization facilities. We believe our global branch network, comprehensive PVF product offering, large sales force and reputation for high customer service and technical expertise positions us to participate in the growth in these sectors.

We believe there also remains an opportunity to continue to expand into certain niche and specialty products that complement our current extensive product offering. These products include automated valves, instrumentation, stainless, chrome and high nickel alloy PVF and certain other general and specialty industrial supply products.

Pursue Selective Strategic Acquisitions and Investments.    We continue to seek opportunities to strengthen our franchise through selective acquisitions and strategic investments. In particular, we will consider investments that enhance our presence in the energy infrastructure sector and enable us to leverage our existing operations, either through acquiring new branches or by acquiring companies offering complementary products or geographic breadth. Our industry remains highly fragmented. We believe a significant number of small and larger acquisition opportunities remain that offer favorable synergy potential and attractive growth characteristics. We intend to focus on utilizing our global operating scale and integration capabilities to further realize important synergies while minimizing execution risk.

Continued Focus on Operational Efficiency.    We strive for continued operational excellence. Our branch managers, regional management and corporate leadership team continually examine branch profitability, working capital management and return on managed assets and utilize this information to optimize global, regional and local strategies, reduce operating costs and maximize cash flow generation. An important part of our strategy is to align management incentives from corporate officers through branch managers on achieving Adjusted EBITDA and return on net assets targets.

In response to past market downturns, our management team focused on several restructuring initiatives to align our cost structure with the level of business activity. These cost saving initiatives included branch consolidations, supplier rationalizations, regional realignments and reductions in corporate overhead, personnel and profit sharing programs. For example, during 2008 and 2009 we streamlined our organization by realigning our eight North American geographic regions into four and merged, converted, reorganized or closed over 47 branches and reduced headcount by 20% in North America as part of this process. Several of the cost saving initiatives were put in place as part of the McJunkin Red Man merger integration plan and thus were not reversed as activity returned to the more normalized levels that we are more recently experiencing.

To improve efficiencies and profitability, we work to leverage operational best practices, optimize our vendor relationships, purchasing and inventory levels, and source inventory internationally when appropriate. As part of this strategy, we have integrated our purchasing functions into a central procurement function and believe we have developed strong relationships with vendors that value our international footprint, large sales force and volume purchasing capabilities. Because of this, we are often considered the preferred distribution channel. As we continue to consolidate our vendor relationships, we plan to devote additional resources to assist our customers in identifying products that improve their processes, day-to-day operations and overall operating efficiencies. We believe that offering these value added services maximizes our value to our customers and helps differentiate us from competitors.

The Goldman Sachs Funds

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities, or the Goldman Sachs Funds, are the majority owners of PVF Holdings, our largest shareholder.

Since 1986, the Goldman Sachs Merchant Banking Division (“GS MBD”), which manages The Goldman Sachs Funds, has raised 16 private equity and principal debt investment funds aggregating over $78 billion of capital and invested in over 500 companies globally. GS Capital Partners VI is the current private equity vehicle through which Goldman Sachs conducts its large, privately negotiated, corporate equity investment activities. With six offices in five countries around the world, GS MBD is one of the largest managers of private capital globally.

GS MBD has extensive equity investing experience in the energy and industrial distribution sectors, including upstream E&P companies (Bill Barrett Corporation, Cobalt International Energy, Inc. and EF Energy Holdings, L.L.C.), midstream companies (Kinder Morgan, Inc.), downstream companies (CVR Energy, Inc.), power generation companies (Energy Future Holdings Corp., Horizon Wind Energy, LLC, Orion Power Holdings, Inc.), oilfield services companies (CCS Corporation, Ensco International Inc., Expro International Group Holdings Ltd., SEACOR holdings Inc., Sub Sea International, Inc.) and industrial distributors (Ahlsell Sverige AB).

Risk Factors

Our business faces various risks. For example, decreased capital and operating expenditures in the energy industry could lead to decreased demand for our products and services and could therefore have a material adverse effect on our business, results of operations and financial condition. We face other risks including, among others, fluctuations in steel prices, particularly for our tubular product category, volatility of oil and natural gas prices, economic downturns, our lack of long-term contracts with many of our customers and suppliers and the absence of minimum purchase obligations under the long-term customer contracts that we do have. Additionally, we have significant indebtedness. As of September 30, 2011, we had total debt outstanding of $1,505.6 million, borrowing availability of $542.4 million under our credit facilities and total liquidity (borrowing capacity plus cash on hand) of $583.8 million, representing leverage of 4.6x as of September 30, 2011 under the terms of our asset-based revolving credit facility (the “ABL Credit Facility”). Our significant indebtedness could limit our ability to obtain additional financing, our ability to use operating cash flow in other areas of our business, and our ability to compete with other companies that are less leveraged, and could have other negative consequences. See “Risk Factors” for a more detailed discussion of these risks and other risks associated with our business.

MRC Global Inc. was incorporated in Delaware on November 20, 2006. Our principal executive offices are located at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010. Our telephone number is (877) 294-7574. Our website address is www.mrcpvf.com. Information contained on our website is expressly not incorporated by reference into this prospectus.

The Offering

Issuer	MRC Global Inc.

Common stock offered by us	shares.

Option to purchase additional shares of common stock from us	shares.

Common stock outstanding immediately after the offering	shares.

Use of proceeds	We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering, after deducting underwriter discounts and commissions and estimated offering expenses payable by us (assuming the shares are sold at the midpoint of the range on the cover of the prospectus), will be approximately $ million, or $ million if the underwriters’ exercise their option to purchase additional shares in full. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds”.

Proposed New York Stock Exchange (“NYSE”) symbol	“MRC”.

Risk Factors	See “Risk Factors” beginning on page 19 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after the offering:

•	excludes shares of common stock issuable upon the exercise of stock options granted to certain of our employees and directors pursuant to our 2007 Stock Option Plan;

•	excludes shares of non-vested restricted stock awarded to certain of our employees pursuant to our 2007 Restricted Stock Plan; and

•	assumes no exercise of the underwriters’ option to purchase up to an additional shares of common stock from us.

The data included in this prospectus regarding the industrial and oilfield PVF distribution industry, including trends in the market and our position and the position of our competitors within this industry, are based on our estimates which have been derived from management’s knowledge and experience in the areas in which our business operates, and information obtained from customers, suppliers, trade and business organizations, internal research, publicly available information, industry publications and surveys and other contacts in the areas in which our business operates. We have also cited information compiled by industry publications, governmental agencies and publicly available sources.

Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more shares than the number set forth on the cover page of this prospectus.

In this prospectus, unless otherwise indicated, foreign currency amounts are converted into U.S. dollar amounts at the exchange rate in effect on September 30, 2011, the last day of our third quarter. Income statement figures are converted on a monthly basis, using each month’s average conversion rate.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

On January 31, 2007, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), an affiliate of The Goldman Sachs Group, Inc., acquired a majority of the equity of the entity now known as McJunkin Red Man Corporation (then known as McJunkin Corporation) (the “GS Acquisition”). In this prospectus, the term “Predecessor” refers to McJunkin Corporation and its subsidiaries prior to January 31, 2007 and the term “Successor” refers to the entity now known as MRC Global Inc. and its subsidiaries on and after January 31, 2007. As a result of the change in McJunkin Corporation’s basis of accounting in connection with the GS Acquisition, Predecessor’s financial statement data for the one month ended January 30, 2007 and earlier periods is not comparable to Successor’s financial data for the eleven months ended December 31, 2007 and subsequent periods.

McJunkin Corporation completed a business combination transaction with Red Man (the “Red Man Transaction”) on October 31, 2007. At that time, McJunkin Corporation was renamed McJunkin Red Man Corporation. Operating results for the eleven-month period ended December 31, 2007 include the results of MRC Global Inc. for the full period and the results of Red Man for the two months after the business combination on October 31, 2007. Accordingly, our historical results for the years ended December 31, 2010, 2009 and 2008 and the 11 months ended December 31, 2007 are not comparable to McJunkin Corporation’s historical results for the one month ended January 30, 2007 and the year ended December 31, 2006.

The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the years ended December 31, 2010, 2009 and 2008, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2010 and December 31, 2009, have been derived from the consolidated financial statements of MRC Global Inc. included elsewhere in this prospectus that Ernst & Young LLP, our independent registered public accounting firm, has audited. The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the one month ended January 30, 2007 and the eleven months ended December 31, 2007, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2008 and December 31, 2007, have been derived from the consolidated financial statements of MRC Global Inc. not included in this prospectus that Ernst & Young LLP has audited. The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the year ended December 31, 2006, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2006, has been derived from the consolidated financial statements of our predecessor, McJunkin Corporation, not included in this prospectus, that Schneider Downs & Co., Inc., an independent registered public accounting firm, has audited.

The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the nine months ended September 30, 2011 and 2010, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of September 30, 2011 and September 30, 2010, have been derived from the unaudited consolidated financial statements of MRC Global Inc. included elsewhere in this prospectus. We have prepared the summary consolidated financial information for the nine months ended September 30, 2011 and 2010 on a basis consistent with our audited consolidated financial statements for the year ended December 31, 2010, and this information includes all adjustments (consisting of only normal recurring adjustments unless otherwise disclosed therein) that management considers necessary for a fair presentation of our financial position and results of operations for the periods indicated. Our results for the nine months ended September 30, 2011 are not necessarily indicative of our results for the full fiscal year.

The historical data presented below has been derived from financial statements that have been prepared using United States generally accepted accounting principles (“GAAP”). This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31,			Eleven Months Ended December 31,	One Month Ended January 30,	Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2007	2006
	(Unaudited)
	(In millions, except per share and share information)
Statement of Operations Data:
Sales	$3,526.1	$2,810.6	$3,845.5	$3,661.9	$5,255.2	$2,124.9	$142.5	$1,713.7
Cost of sales	3,005.3	2,426.9	3,327.0	3,067.4	4,273.1	1,761.9	114.9	1,398.5
Inventory write-down	—	—	0.4	46.5	—	—	—	—

Gross margin	520.8	383.7	518.1	548.0	982.1	363.0	27.6	315.2
Selling, general and administrative expenses	376.1	335.3	447.8	408.6	482.1	218.5	15.9	189.5
Goodwill and intangibles impairment charge	—	—	—	386.1	—	—	—	—

Operating income (loss)	144.7	48.4	70.3	(246.7)	500.0	144.5	11.7	125.7
Other (expense) income
Interest expense	(102.4)	(104.7)	(139.6)	(116.5)	(84.5)	(61.7)	(0.1)	(2.8)
Write off of debt issuance costs	(9.5)	—	—	—	—	—	—	—
Net gain on early extinguishment of debt	—	—	—	1.3	—	—	—	—
Change in fair value of derivative instruments	5.3	(6.7)	(4.9)	8.9	(6.2)	—	—	—
Other, net	0.2	2.7	(1.0)	(1.8)	(2.6)	(0.8)	(0.4)	(5.0)

Total other (expense) income	(106.4)	(108.7)	(145.5)	(108.1)	(93.3)	(62.5)	(0.5)	(7.8)

Income (loss) before income taxes	38.3	(60.3)	(75.2)	(354.8)	406.7	82.0	11.2	117.9
Income taxes	12.9	(22.0)	(23.4)	(15.0)	153.2	32.1	4.6	48.3

Net income (loss)	$25.4	$(38.3)	$(51.8)	$(339.8)	$253.5	$49.9	$6.6	$69.6

Earnings per share, basic	$0.15	$(0.23)	$(0.31)	$(2.15)	$1.63	$0.72	—	—
Earnings per share, diluted	$0.15	$(0.23)	$(0.31)	$(2.15)	$1.63	$0.72	—	—
Weighted average shares, basic	168,833	168,762	168,768	158,134	155,292	69,325	—	—
Weighted average share, diluted	169,239	168,762	168,768	158,134	155,656	69,461	—	—

Other Financial Data:
Net cash provided by (used in) operations	$(94.9)	$28.0	$112.5	$505.5	$(137.4)	$110.2	$6.6	$18.4
Net cash provided by (used in) investing activities	(38.1)	(17.9)	(16.2)	(66.9)	(314.2)	(1,788.9)	(0.2)	(3.3)
Net cash provided by (used in) financing activities	116.0	(12.1)	(97.9)	(393.9)	452.0	1,687.2	(8.3)	(17.2)
Adjusted Gross Margin(1)	617.4	493.7	663.2	493.5	1,164.0	400.6	27.9	331.6
Adjusted EBITDA(2)	260.1	168.5	224.2	218.5	744.4	344.9	26.0	141.7

	Successor						Predecessor
	As of September 30,		As of December 31,				As of December 31, 2006
	2011	2010	2010	2009	2008	2007
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$41.4	$54.5	$56.2	$56.2	$12.1	$10.1	$3.7
Working capital(3)	1,035.9	930.4	842.6	930.2	1,208.0	674.1	212.3
Total assets	3,267.4	3,048.6	2,991.2	3,083.2	3,919.7	3,083.8	481.0
Total debt(4)	1,505.6	1,445.4	1,360.2	1,452.6	1,748.6	868.4	13.0
Stockholders’ equity	719.0	702.1	689.8	743.9	987.2	1,262.7	258.2

(1)	We define Adjusted Gross Margin as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our last in, first out (“LIFO”) inventory costing methodology. We present Adjusted Gross Margin because we believe it is a useful indicator of our operating performance and facilitates a meaningful comparison to our peers. We believe this for the following reasons:

•

Our management uses Adjusted Gross Margin for planning purposes, including the preparation of our annual operating budget and financial projections. This measure is also used to assess the performance of our business.

•

Investors use Adjusted Gross Margin to measure a company’s operating performance without regard to items, such as depreciation and amortization, and amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of transactions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether those companies elect to utilize the LIFO method and depending upon which LIFO method they may elect.

•	Securities analysts can use Adjusted Gross Margin as a supplemental measure to evaluate overall operating performance of companies.

In particular, we believe that Adjusted Gross Margin is a useful indicator of our operating performance because Adjusted Gross Margin measures our Company’s operating performance without regard to acquisition transaction-related amortization expenses.

However, Adjusted Gross Margin does not represent and should not be considered an alternative to gross margin or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted Gross Margin in the same manner as we do. Although we use Adjusted Gross Margin as a measure to assess the operating performance of our business, Adjusted Gross Margin has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include depreciation and amortization expense. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of this measure. Furthermore, Adjusted Gross Margin does not account for our LIFO inventory costing methodology and, therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted Gross Margin may overstate our operating performance. Because Adjusted Gross Margin does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted Gross Margin in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The following table reconciles Adjusted Gross Margin to gross margin (in millions):

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007	Year Ended December 31, 2006
	2011	2010
	(Unaudited)
Gross margin	$520.8	$383.7	$518.1	$548.0	$982.1	$363.0	$27.6	$315.2
Depreciation and amortization	12.8	12.2	16.6	14.5	11.3	5.4	0.3	3.9
Amortization of intangibles	37.8	41.0	53.9	46.6	44.4	21.9	—	0.3
Increase (decrease) in LIFO reserve	46.0	56.8	74.6	(115.6)	126.2	10.3	—	12.2

Adjusted Gross Margin	$617.4	$493.7	$663.2	$493.5	$1,164.0	$400.6	$27.9	$331.6

(2)	We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, other non-recurring and non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our LIFO inventory costing methodology. Our ABL Credit Facility uses a measure substantially similar to Adjusted EBITDA. We present Adjusted EBITDA because it is an important factor in determining the interest rate and commitment fee we pay under our ABL Credit Facility. In addition, we believe it is a useful factor indicator of our operating performance. We believe this for the following reasons:

•

Our management uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections, as well as for determining a significant portion of the compensation of our executive officers.

•

Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense and depreciation and amortization, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

•	Securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

In particular, we believe that Adjusted EBITDA is a useful indicator of our operating performance because Adjusted EBITDA measures our Company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.

Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted EBITDA in the same manner as we do. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a significant element of our costs. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of the amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of certain taxes, which is also a significant element of our operations. Furthermore, Adjusted EBITDA does not account for our LIFO inventory costing methodology, and therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted EBITDA may overstate our operating performance. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007	Year Ended December 31, 2006
	2011	2010
	(Unaudited)
Net income (loss)	$25.4	$(38.3)	$(51.8)	$(339.8)	$253.5	$49.9	$6.6	$69.6
Income tax expense (benefit)	12.9	(22.0)	(23.4)	(15.0)	153.2	32.1	4.6	48.3
Interest expense	102.4	104.7	139.6	116.5	84.5	61.7	0.1	2.8
Write off of debt issuance costs	9.5	—	—	—	—	—	—	—
Depreciation and amortization	12.8	12.2	16.6	14.5	11.3	5.4	0.3	3.9
Amortization of intangibles	37.8	41.0	53.9	46.6	44.4	21.9	—	0.3
Amortization of Purchase Price Accounting	—	—	—	15.7	2.4	—	—	—
Change in fair value of derivative instruments	(5.3)	6.7	4.9	(8.9)	6.2	—	—	—
Closed locations	—	—	(0.7)	1.4	4.4	—	—	—
Share based compensation expense	6.3	2.4	3.7	7.8	10.2	3.0	—	—
Franchise taxes	—	—	0.7	1.4	1.5	—	—	—
Gain on early extinguishment of debt	—	—	—	(1.3)	—	—	—	—
Goodwill and intangibles impairment charge	—	—	—	386.1	—	—	—	—
Inventory write-down	—	—	0.4	46.5	—	—	—	—
IT system conversion costs	—	—	—	2.4	1.4	—	—	—
M&A transaction & integration expenses	—	—	1.4	17.5	30.4	12.7	—	0.4
Midway pre-acquisition contribution	—	—	—	—	—	2.8	1.0	—
Legal and consulting expenses	6.1	2.7	4.2	1.9	0.4	—	—	3.0
Joint venture termination	1.7	—	—	—	—	—	—	—
Provision for uncollectible accounts	—	—	(2.0)	—	7.7	0.4	—	0.4
Red Man pre-acquisition contribution	—	—	—	—	—	142.2	13.1	—
Severance and related costs	—	—	3.2	4.4	—	—	—	—
MRC Transmark pre-acquisition contribution	—	—	—	38.5	—	—	—	—
LIFO	46.0	56.8	74.6	(115.6)	126.2	10.3	—	12.2
Other non-cash expenses	4.5	2.3	(1.1)	(3.1)	6.7	2.5	0.3	0.8

Adjusted EBITDA	$260.1	$168.5	$224.2	$218.5	$744.4	$344.9	$26.0	$141.7

(3)	Working capital is defined as current assets less current liabilities.
(4)	Includes current portion.

RISK FACTORS

Before investing in the securities offered through this prospectus, you should carefully consider the following risk factors as well as the other information that this prospectus provides. If one or more of these risks or uncertainties actually occurs, they could materially and adversely affect our business, financial condition and operating results. In this prospectus, unless the context expressly requires a different reading, when we state that a factor could “adversely affect us”, have a “material adverse effect”, “adversely affect our business” and similar expressions, we mean that the factor could materially and adversely affect our business, financial condition and operating results.

Risks Related to Our Business

Decreased capital and other expenditures in the energy industry, which can result from decreased oil and natural gas prices, among other things, can adversely impact out customers’ demand for our products and our revenue.

A large portion of our revenue depends upon the level of capital and operating expenditures in the oil and natural gas industry, including capital and other expenditures in connection with exploration, drilling, production, gathering, transportation, refining and processing operations. Demand for the products we distribute and services we provide is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital and other expenditures by, oil and natural gas companies. A material decline in oil or natural gas prices could depress levels of exploration, development and production activity and, therefore, could lead to a decrease in our customers’ capital and other expenditures. If our customers’ expenditures decline, our business will suffer.

Volatile oil and gas prices affect demand for our products.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. For example, oil and natural gas prices during much of 2008 were at levels much higher than historical long term averages, and worldwide oil and natural gas drilling and exploration activity during much of 2008 was also at record high levels. Oil and natural gas prices decreased during the second half of 2008 and during 2009. This sustained decline in oil and natural gas prices resulted in decreased capital expenditures in the oil and natural gas industry and had an adverse effect on our business, results of operations and financial condition. Any sustained decrease in capital expenditures in the oil and natural gas industry could have a material adverse effect on us.

Many factors affect the supply of and demand for energy and, therefore, influence oil and natural gas prices, including:

•	the level of domestic and worldwide oil and natural gas production and inventories;

•

the level of drilling activity and the availability of attractive oil and natural gas field prospects, which governmental actions may affect, such as regulatory actions or legislation, or other restrictions on drilling, including those related to environmental concerns (e.g., the temporary moratorium on deepwater drilling in the Gulf of Mexico following the Deepwater Horizon drilling rig accident and subsequent oil spill);

•	the discovery rate of new oil and natural gas reserves and the expected cost of developing new reserves;

•	the actual cost of finding and producing oil and natural gas;

•	depletion rates;

•	domestic and worldwide refinery overcapacity or undercapacity and utilization rates;

•	the availability of transportation infrastructure and refining capacity;

•	increases in the cost of products and services that the oil and gas industry uses, such as those that we provide, which may result from increases in the cost of raw materials such as steel;

•	shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the economic or political attractiveness of alternative fuels, such as coal, hydrocarbon, wind, solar energy and biomass-based fuels;

•	increases in oil and natural gas prices or historically high oil and natural gas prices, which could lower demand for oil and natural gas products;

•	worldwide economic activity including growth in non-OECD countries, including China and India;

•	interest rates and the cost of capital;

•	national government policies, including government policies that could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and prices for oil;

•	the impact of armed hostilities, or the threat or perception of armed hostilities;

•	environmental regulation;

•	technological advances;

•	global weather conditions and natural disasters;

•	currency fluctuations; and

•	tax policies.

Oil and natural gas prices have been and are expected to remain volatile. This volatility has historically caused oil and natural gas companies to change their strategies and expenditure levels from year to year. We have experienced in the past, and we will likely experience in the future, significant fluctuations in operating results based on these changes. In particular, volatility in the oil and natural gas sectors could adversely affect our business.

General economic conditions may adversely affect our business.

U.S. and global general economic conditions affect many aspects of our business, including demand for the products we distribute and the pricing and availability of supplies. General economic conditions and predictions regarding future economic conditions also affect our forecasts. A decrease in demand for the products we distribute or other adverse effects resulting from an economic downturn may cause us to fail to achieve our anticipated financial results. General economic factors beyond our control that affect our business and customers include interest rates, recession, inflation, deflation, customer credit availability, consumer credit availability, consumer debt levels, performance of housing markets, energy costs, tax rates and policy, unemployment rates, commencement or escalation of war or hostilities, the threat or possibility of war, terrorism or other global or national unrest, political or financial instability, and other matters that influence our customers’ spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency or increase in magnitude. The global economic downturn in 2009 and 2010 significantly adversely affected our business, results of operations and financial condition. Continued adverse economic conditions would have an adverse effect on us.

We may be unable to compete successfully with other companies in our industry.

We sell products and services in very competitive markets. In some cases, we compete with large oilfield services providers with substantial resources. In other cases, we compete with smaller regional players that may increasingly be willing to provide similar products and services at lower prices. Competitive actions, such as price reductions, improved delivery and other actions, could adversely affect our revenue and earnings. We could experience a material adverse effect to the extent that our competitors are successful in reducing our customers’ purchases of products and services from us. Competition could also cause us to lower our prices, which could reduce our margins and profitability.

Demand for the products we distribute could decrease if the manufacturers of those products were to sell a substantial amount of goods directly to end users in the sectors we serve.

Historically, users of PVF and related products have purchased certain amounts of these products through distributors and not directly from manufacturers. If customers were to purchase the products that we sell directly from manufacturers, or if manufacturers sought to increase their efforts to sell directly to end users, we could experience a significant decrease in profitability. These or other developments that remove us from, or limit our role in, the distribution chain, may harm our competitive position in the marketplace and reduce our sales and earnings.

We may experience unexpected supply shortages.

We distribute products from a wide variety of manufacturers and suppliers. Nevertheless, in the future we may have difficulty obtaining the products we need from suppliers and manufacturers as a result of unexpected demand or production difficulties that might extend lead times. Also, products may not be available to us in quantities sufficient to meet our customer demand. Our inability to obtain products from suppliers and manufacturers in sufficient quantities, or at all, could adversely affect our product offerings and our business.

We may experience cost increases from suppliers, which we may be unable to pass on to our customers.

In the future, we may face supply cost increases due to, among other things, unexpected increases in demand for supplies, decreases in production of supplies or increases in the cost of raw materials or transportation. Any inability to pass supply price increases on to our customers could have a material adverse effect on us. For example, we may be unable to pass increased supply costs on to our customers because significant amounts of our sales are derived from stocking program arrangements, contracts and MRO arrangements, which provide our customers time limited price protection, which may obligate us to sell products at a set price for a specific period. In addition, if supply costs increase, our customers may elect to purchase smaller amounts of products or may purchase products from other distributors. While we may be able to work with our customers to reduce the effects of unforeseen price increases because of our relationships with them, we may not be able to reduce the effects of the cost increases. In addition, to the extent that competition leads to reduced purchases of products or services from us or a reduction of our prices, and these reductions occur concurrently with increases in the prices for selected commodities which we use in our operations, including steel, nickel and molybdenum, the adverse effects described above would likely be exacerbated and could result in a prolonged downturn in profitability.

We do not have contracts with most of our suppliers. The loss of a significant supplier would require us to rely more heavily on our other existing suppliers or to develop relationships with new suppliers. Such a loss may have an adverse effect on our product offerings and our business.

Given the nature of our business, and consistent with industry practice, we do not have contracts with most of our suppliers. We generally make our purchases through purchase orders. Therefore,

most of our suppliers have the ability to terminate their relationships with us at any time. Approximately 39% of our total purchases during the year ended December 31, 2010 were from our ten largest suppliers. Although we believe there are numerous manufacturers with the capacity to supply the products we distribute, the loss of one or more of our major suppliers could have an adverse effect on our product offerings and our business. Such a loss would require us to rely more heavily on our other existing suppliers or develop relationships with new suppliers, which may cause us to pay higher prices for products due to, among other things, a loss of volume discount benefits currently obtained from our major suppliers.

Price reductions by suppliers of products that we sell could cause the value of our inventory to decline. Also, these price reductions could cause our customers to demand lower sales prices for these products, possibly decreasing our margins and profitability on sales to the extent that we purchased our inventory of these products at the higher prices prior to supplier price reductions.

The value of our inventory could decline as a result of manufacturer price reductions with respect to products that we sell. We have been selling the same types of products to our customers for many years and, therefore, do not expect that our inventory will become obsolete. However, there is no assurance that a substantial decline in product prices would not result in a write-down of our inventory value. Such a write-down could have an adverse effect on our financial condition.

Also, decreases in the market prices of products that we sell could cause customers to demand lower sales prices from us. These price reductions could reduce our margins and profitability on sales with respect to the lower-priced products. Reductions in our margins and profitability on sales could have a material adverse effect on us.

A substantial decrease in the price of steel could significantly lower our gross profit or cash flow.

We distribute many products manufactured from steel. As a result, the price and supply of steel significantly affects our business and, in particular, our tubular product category. When steel prices are lower, the prices that we charge customers for products may decline, which affects our gross profit and cash flow. At times pricing and availability of steel can be volatile due to numerous factors beyond our control, including general domestic and international economic conditions, labor costs, sales levels, competition, consolidation of steel producers, fluctuations in the costs of raw materials necessary to produce steel, steel manufacturers’ plant utilization levels and capacities, import duties and tariffs and currency exchange rates. Currently, steel pipe producers in the Western Hemisphere are in the process of adding more than two million tons of welded and seamless production capacity, most of which is due to come on line over the next three years. The increase in capacity could put pressure on the prices we receive for our tubular products. When steel prices decline, customer demands for lower prices and our competitors’ responses to those demands could result in lower sale prices and, consequently, lower gross profit or cash flow.

If steel prices rise, we may be unable to pass along the cost increases to our customers.

We maintain inventories of steel products to accommodate the lead time requirements of our customers. Accordingly, we purchase steel products in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historic buying practices, contracts with customers and market conditions. Our commitments to purchase steel products are generally at prevailing market prices in effect at the time we place our orders. If steel prices increase between the time we order steel products and the time of delivery of the products to us, our suppliers may impose surcharges that require us to pay for increases in steel prices during the period. Demand for the products we distribute, the actions of our competitors and other factors will influence whether we will be able to pass on steel cost increases and surcharges to our customers, and we may be unsuccessful in doing so.

We do not have long-term contracts or agreements with many of our customers. The contracts and agreements that we do have generally do not commit our customers to any minimum purchase volume. The loss of a significant customer may have a material adverse effect on us.

Given the nature of our business, and consistent with industry practice, we do not have long-term contracts with many of our customers. In addition, our contracts, including our MRO contracts, generally do not commit our customers to any minimum purchase volume. Therefore, a significant number of our customers, including our MRO customers, may terminate their relationships with us or reduce their purchasing volume at any time. Furthermore, the long-term customer contracts that we do have are generally terminable without cause on short notice. Our 25 largest customers represented approximately half of our sales for the year ended December 31, 2010. The products that we may sell to any particular customer depend in large part on the size of that customer’s capital expenditure budget in a particular year and on the results of competitive bids for major projects. Consequently, a customer that accounts for a significant portion of our sales in one fiscal year may represent an immaterial portion of our sales in subsequent fiscal years. The loss of a significant customer, or a substantial decrease in a significant customer’s orders, may have an adverse effect on our sales and revenue.

In addition, we are subject to customer audit clauses in many of our multi-year contracts. If we are not able to provide the proper documentation or support for invoices per the contract terms, we may be subject to negotiated settlements with our major customers.

Changes in our customer and product mix could cause our gross margin percentage to fluctuate.

From time to time, we may experience changes in our customer mix or in our product mix. Changes in our customer mix may result from geographic expansion, daily selling activities within current geographic markets and targeted selling activities to new customer segments. Changes in our product mix may result from marketing activities to existing customers and needs communicated to us from existing and prospective customers. If customers begin to require more lower-margin products from us and fewer higher-margin products, our business, results of operations and financial condition may suffer.

Customer credit risks could result in losses.

The concentration of our customers in the energy industry may impact our overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. Further, laws in some jurisdictions in which we operate could make collection difficult or time consuming. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. While we maintain reserves for potential credit losses, we cannot assure such reserves will be sufficient to meet write-offs of uncollectible receivables or that our losses from such receivables will be consistent with our expectations.

We may be unable to successfully execute or effectively integrate acquisitions.

One of our key operating strategies is to selectively pursue acquisitions, including large scale acquisitions, in order to continue to grow and increase profitability. However, acquisitions, particularly of a significant scale, involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, the potential unavailability of financial resources necessary to consummate acquisitions in the future, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of our stockholders’ net current book value per share if we issue additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms, assumption of undisclosed or unknown liabilities and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions. In addition, any future acquisitions may entail significant transaction costs and risks associated with entry into new markets. For example, we incurred $17.5 million in fees and expenses during 2009 related to our acquisition of MRC Transmark.

In addition, even when acquisitions are completed, integration of acquired entities can involve significant difficulties, such as:

•	failure to achieve cost savings or other financial or operating objectives with respect to an acquisition;

•	strain on the operational and managerial controls and procedures of our business, and the need to modify systems or to add management resources;

•	difficulties in the integration and retention of customers or personnel and the integration and effective deployment of operations or technologies;

•	amortization of acquired assets, which would reduce future reported earnings;

•	possible adverse short-term effects on our cash flows or operating results;

•	diversion of management’s attention from the ongoing operations of our business;

•	integrating personnel with diverse backgrounds and organizational cultures;

•	coordinating sales and marketing functions;

•	failure to obtain and retain key personnel of an acquired business; and

•	assumption of known or unknown material liabilities or regulatory non-compliance issues.

Failure to manage these acquisition growth risks could have an adverse effect on us. We have also agreed to acquire the piping systems business of OneSteel Ltd., and expect such acquisition to close in the first quarter of 2012. We may experience any of the risks described herein in closing and integrating OneSteel Ltd.

Our significant indebtedness may affect our ability to operate our business, and this could have a material adverse effect on us.

We have now and will likely continue to have a significant amount of indebtedness. As of September 30, 2011, we had total debt outstanding of $1,505.6 million, borrowing availability of $542.4 million under our credit facilities and total liquidity (borrowing capacity plus cash on hand) of $583.8 million, representing leverage of 4.6x under the terms of the ABL Credit Facility. We may incur significant additional indebtedness in the future. If new indebtedness is added to our current indebtedness, the risks described below could increase. Our significant level of indebtedness could have important consequences, such as:

•	limiting our ability to obtain additional financing to fund our working capital, acquisitions, expenditures, debt service requirements or other general corporate purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;

•	limiting our ability to compete with other companies who are not as highly leveraged;

•	subjecting us to restrictive financial and operating covenants in the agreements governing our and our subsidiaries’ long-term indebtedness;

•

exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, results of operations and financial condition;

•	increasing our vulnerability to a downturn in general economic conditions or in pricing of our products; and

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries.

In addition, borrowings under our credit facilities bear interest at variable rates. If market interest rates increase, the variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. Our interest expense for the year ended December 31, 2010 was $139.6 million.

Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may seek to sell assets to fund our liquidity needs but may not be able to do so. We may also need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In addition, we are and will be subject to covenants contained in agreements governing our present and future indebtedness. These covenants include and will likely include restrictions on:

•	certain payments and investments;

•	the redemption and repurchase of capital stock;

•	the issuance of stock of subsidiaries;

•	the granting of liens;

•	the incurrence of additional indebtedness;

•	dividend restrictions affecting us and our subsidiaries;

•	asset sales;

•	transactions with affiliates and mergers and acquisitions.

They also include financial maintenance covenants which contain financial ratios we must satisfy each quarter. Any failure to comply with these covenants could result in a default under our credit facilities. Upon a default, unless waived, the lenders under our secured credit facilities and 9.50% senior secured notes due December 15, 2016 (the “Notes”) would have all remedies available to a secured lender. They could elect to terminate their commitments, cease making further loans, institute foreclosure proceedings against our or our subsidiaries’ assets and force us and our subsidiaries into bankruptcy or liquidation.

In addition, any defaults under our credit facilities, our Notes or our other debt could trigger cross defaults under other or future credit agreements and may permit acceleration of our other indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. For a description of our credit facilities and Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

We are a holding company and depend upon our subsidiaries for our cash flow.

We are a holding company. Our subsidiaries conduct all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or to pay dividends or make other distributions in the future will depend upon the cash flow of our subsidiaries and our subsidiaries’ payment of funds to us in the form of dividends, tax sharing payments or otherwise. In addition, McJunkin Red Man Corporation, our direct subsidiary and the primary obligor under our ABL Credit Facility and our Notes, is also dependent to a significant extent on the cash flow of its subsidiaries to meet its debt service obligations.

The ability of our subsidiaries to make any payments to us will depend on their earnings, the terms of their current and future indebtedness, tax considerations and legal and contractual restrictions on the ability to make distributions. In particular, our subsidiaries’ credit facilities currently impose significant limitations on the ability of our subsidiaries to make distributions to us and consequently our ability to pay dividends to our stockholders. Subject to limitations in our credit facilities, our subsidiaries may also enter into additional agreements that contain covenants prohibiting them from distributing or advancing funds or transferring assets to us under certain circumstances, including to pay dividends.

Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt that the subsidiary issued.

Changes in our credit profile may affect our relationship with our suppliers, which could have a material adverse effect on our liquidity.

Changes in our credit profile may affect the way our suppliers view our ability to make payments and may induce them to shorten the payment terms of their invoices, particularly given our high level of outstanding indebtedness. Given the large dollar amounts and volume of our purchases from suppliers, a change in payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers and, consequently, may have a material adverse effect on us.

If tariffs and duties on imports into the U.S. of line pipe, OCTG or certain of the other products that we sell are lifted, we could have too many of these products in inventory competing against less expensive imports.

U.S. law currently imposes tariffs and duties on imports from certain foreign countries of line pipe and OCTG and, to a lesser extent, on imports of certain other products that we sell. If these tariffs and duties are lifted or reduced or if the level of these imported products otherwise increases, and our U.S. customers accept these imported products, we could be materially and adversely affected to the extent that we would then have higher-cost products in our inventory or increased supplies of these products drive down prices and margins. If prices of these products were to decrease significantly, we might not be able to profitably sell these products, and the value of our inventory would decline. In addition, significant price decreases could result in a significantly longer holding period for some of our inventory.

We are subject to strict environmental, health and safety laws and regulations that may lead to significant liabilities and negatively impact the demand for our products.

We are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air, soil or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination and occupational health and safety. Regulations and courts may impose fines and penalties for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Our failure to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Certain laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or the “U.S. federal Superfund law”) or its state and foreign equivalents, may impose the obligation to investigate and remediate contamination at a facility on current and former owners or operators or on persons who may have sent waste to that facility for disposal. These laws and regulations may impose liability without regard to fault or to the legality of the activities giving rise to the contamination. Although we are not aware of any active litigation against us under the U.S. federal Superfund law or its state or foreign equivalents, contamination has been identified at several of our current and former facilities, and we have incurred and will continue to incur costs to investigate and remediate these conditions.

Moreover, we may incur liabilities in connection with environmental conditions currently unknown to us relating to our existing, prior or future owned or leased sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired. We believe that indemnities contained in certain of our acquisition agreements may cover certain environmental conditions existing at the time of the acquisition, subject to certain terms, limitations and conditions. However, if these indemnification provisions terminate or if the indemnifying parties do not fulfill their indemnification obligations, we may be subject to liability with respect to the environmental matters that those indemnification provisions address.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, including laws regulating the energy industry, and the interpretation or enforcement of these laws and regulations, are constantly evolving. It is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have on us. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs, or the costs of our customers, could increase, which may have a material adverse effect on us.

In particular, legislation and regulations limiting emissions of greenhouse gases, including carbon dioxide associated with the burning of fossil fuels, are at various stages of consideration and implementation, at the international, national, regional and state levels. In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which established a binding set of emission targets for greenhouse gases, became binding on the countries that ratified it. Attention is now focused on the development of a post-2012 international policy framework to guide international action to address climate change when the Kyoto protocol expires in 2012. Certain states have adopted or are considering legislation or regulation imposing overall caps on greenhouse gas emissions from certain facility categories or mandating the increased use of electricity from renewable energy sources. Similar legislation has been proposed at the federal level. In addition, the

U.S. Environmental Protection Agency (the “EPA”) has begun to implement regulations that require permits for and reductions in greenhouse gas emissions for certain categories of facilities, the first of which became effective in January 2011. The EPA also intends to set greenhouse gas emissions standards, known as New Source Performance Standards, for power plants in May 2012 and for refineries in November 2012. These laws and regulations could negatively impact the market for the products we distribute and, consequently, our business.

In addition, some states have adopted, and other states and the federal government are considering adopting, regulations that could impose more stringent permitting, disclosure, wastewater disposal and well construction requirements on hydraulic fracturing, a practice involving the injection of water containing more limited amounts of certain substances into rock formations (after perforating the formation with explosive charges) to stimulate production of hydrocarbons, particularly natural gas, from shale basin regions. These effective and potential regulations include a variety of well construction, set back, wastewater disposal and disclosure requirements limiting how fracturing can be performed and requiring various degrees of disclosures regarding the contents of chemicals injected into the rock formations, as well as moratoria on all hydraulic fracturing activity. Any increased federal or state regulation of hydraulic fracturing could significantly reduce the demand for our products in the high-growth shale regions of the U.S.

We may not have adequate insurance for potential liabilities, including liabilities arising from litigation.

In the ordinary course of business, we have and in the future may become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, the products we distribute, employees and other matters, including potential claims by individuals alleging exposure to hazardous materials as a result of the products we distribute or our operations. Some of these claims may relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of the businesses. The products we distribute are sold primarily for use in the energy industry, which is subject to inherent risks that could result in death, personal injury, property damage, pollution, release of hazardous substances or loss of production. In addition, defects in the products we distribute could result in death, personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. Actual or claimed defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages.

We maintain insurance to cover certain of our potential losses, and we are subject to various self-retentions, deductibles and caps under our insurance. It is possible, however, that judgments could be rendered against us in cases in which we would be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for these matters. Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on us. Furthermore, we may not be able to continue to obtain insurance on commercially reasonable terms in the future, and we may incur losses from interruption of our business that exceed our insurance coverage. Finally, even in cases where we maintain insurance coverage, our insurers may raise various objections and exceptions to coverage that could make uncertain the timing and amount of any possible insurance recovery.

Due to our position as a distributor, we are subject to personal injury, product liability and environmental claims involving allegedly defective products.

Our customers use certain of the products we distribute in potentially hazardous applications that can result in personal injury, product liability and environmental claims. A catastrophic occurrence at a location where end users use the products we distribute may result in us being named as a defendant in lawsuits asserting potentially large claims, even though we did not manufacture the products.

Applicable law may render us liable for damages without regard to negligence or fault. In particular, certain environmental laws provide for joint and several and strict liability for remediation of spills and releases of hazardous substances. Certain of these risks are reduced by the fact that we are a distributor of products that third-party manufacturers produce, and, thus, in certain circumstances, we may have third-party warranty or other claims against the manufacturer of products alleged to have been defective. However, there is no assurance that these claims could fully protect us or that the manufacturer would be able financially to provide protection. There is no assurance that our insurance coverage will be adequate to cover the underlying claims. Our insurance does not provide coverage for all liabilities (including liability for certain events involving pollution or other environmental claims).

We are a defendant in asbestos-related lawsuits. Exposure to these and any future lawsuits could have a material adverse effect on us.

We are a defendant in lawsuits involving approximately 989 claims as of September 30, 2011 alleging, among other things, personal injury, including mesothelioma and other cancers, arising from exposure to asbestos-containing materials included in products that we distributed in the past. Each claim involves allegations of exposure to asbestos-containing materials by a single individual, his or her spouse or family members. The complaints in these lawsuits typically name many other defendants. In the majority of these lawsuits, little or no information is known regarding the nature of the plaintiffs’ alleged injuries or their connection with the products we distributed. Based on our experience with asbestos litigation to date, as well as the existence of certain insurance coverage, we do not believe that the outcome of these claims will have a material impact on us. However, the potential liability associated with asbestos claims is subject to many uncertainties, including negative trends with respect to settlement payments, dismissal rates and the types of medical conditions alleged in pending or future claims, negative developments in the claims pending against us, the current or future insolvency of co-defendants, adverse changes in relevant laws or the interpretation of those laws and the extent to which insurance will be available to pay for defense costs, judgments or settlements. Further, while we anticipate that additional claims will be filed against us in the future, we are unable to predict with any certainty the number, timing and magnitude of future claims. Therefore, we can give no assurance that pending or future asbestos litigation will not ultimately have a material adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies—Legal Proceedings” and “Business—Legal Proceedings” for more information.

If we lose any of our key personnel, we may be unable to effectively manage our business or continue our growth.

Our future performance depends to a significant degree upon the continued contributions of our management team and our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. In particular, we rely on our sales and marketing teams to create innovative ways to generate demand for the products we distribute. The loss or unavailability to us of any member of our management team or a key sales or marketing employee could have a material adverse effect on us to the extent we are unable to timely find adequate replacements. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. We may be unsuccessful in attracting, hiring, training and retaining qualified personnel.

Interruptions in the proper functioning of our information systems could disrupt operations and cause increases in costs or decreases in revenues.

The proper functioning of our information systems is critical to the successful operation of our business. We depend on our IT systems to process orders, track credit risk, manage inventory and monitor accounts receivable collections. Our information systems also allow us to efficiently purchase products from our vendors and ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. However, our information systems are vulnerable to natural disasters, power losses, telecommunication failures and other problems. If critical information systems fail or are otherwise unavailable, our ability to procure products to sell, process and ship customer orders, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay accounts payable and expenses could be adversely affected. Our ability to integrate our systems with our customers’ systems would also be significantly affected. We maintain information systems controls designed to protect against, among other things, unauthorized program changes and unauthorized access to data on our information systems. If our information systems controls do not function properly, we face increased risks of unexpected errors and unreliable financial data or theft of proprietary Company information.

The loss of third-party transportation providers upon whom we depend, or conditions negatively affecting the transportation industry, could increase our costs or cause a disruption in our operations.

We depend upon third-party transportation providers for delivery of products to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, increases in fuel prices and adverse weather conditions, could increase our costs and disrupt our operations and our ability to service our customers on a timely basis. We cannot predict whether or to what extent increases or anticipated increases in fuel prices may impact our costs or cause a disruption in our operations going forward.

We may need additional capital in the future, and it may not be available on acceptable terms.

We may require more capital in the future to:

•	fund our operations;

•	finance investments in equipment and infrastructure needed to maintain and expand our distribution capabilities;

•	enhance and expand the range of products we offer; and

•	respond to potential strategic opportunities, such as investments, acquisitions and international expansion.

We can give no assurance that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or delay, limit or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness.

Adverse weather events or natural disasters could negatively affect our local economies or disrupt our operations.

Certain areas in which we operate are susceptible to adverse weather conditions or natural disasters, such as hurricanes, tornadoes, floods and earthquakes. These events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. Additionally, we may experience communication disruptions with our customers, vendors and employees. These events can cause physical damage to our branches and require us to close branches. Additionally, our sales order backlog and shipments can experience a temporary decline immediately following these events.

We cannot predict whether or to what extent damage caused by these events will affect our operations or the economies in regions where we operate. These adverse events could result in disruption of our purchasing or distribution capabilities, interruption of our business that exceeds our insurance coverage, our inability to collect from customers and increased operating costs. Our business or results of operations may be adversely affected by these and other negative effects of these events.

We have a substantial amount of goodwill and other intangibles recorded on our balance sheet, partly because of our recent acquisitions and business combination transactions. The amortization of acquired assets will reduce our future reported earnings. Furthermore, if our goodwill or other intangible assets become impaired, we may be required to recognize charges that would reduce our income.

As of September 30, 2011, we had $1.35 billion of goodwill and other intangibles recorded on our balance sheet. A substantial portion of these intangible assets result from our use of purchase accounting in connection with the acquisitions we have made over the past several years. In accordance with the purchase accounting method, the excess of the cost of an acquisition over the fair value of identifiable tangible and intangible assets is assigned to goodwill. The amortization expense associated with our identifiable intangible assets will have a negative effect on our future reported earnings. Many other companies, including many of our competitors, will not have the significant acquired intangible assets that we have because they have not participated in recent acquisitions and business combination transactions similar to ours. Thus, the amortization of identifiable intangible assets will not negatively affect their reported earnings to the same degree as ours.

Additionally, under GAAP, goodwill and certain other intangible assets are not amortized, but must be reviewed for possible impairment annually, or more often in certain circumstances where events indicate that the asset values are not recoverable. These reviews could result in an earnings charge for the impairment of goodwill, which would reduce our net income even though there would be no impact on our underlying cash flow. For example, we recorded a non-cash impairment charge in the amount of $386 million during the year ended December 31, 2009. This charge was based on the results of our annual impairment tests for goodwill and intangible assets, which indicated that the book value of these assets exceeded their fair value by this amount.

We face risks associated with conducting business in markets outside of North America.

We currently conduct substantial business in countries outside of North America. In addition, we are evaluating the possibility of establishing distribution networks in certain other foreign countries, particularly in Europe, Asia, the Middle East and South America. We could be materially and adversely affected by economic, legal, political and regulatory developments in the countries in which we do business in the future or in which we expand our business, particularly those countries which have historically experienced a high degree of political or economic instability. Examples of risks inherent in such non-North American activities include:

•	changes in the political and economic conditions in the countries in which we operate, including civil uprisings and terrorist acts;

•	unexpected changes in regulatory requirements;

•	changes in tariffs;

•	the adoption of foreign or domestic laws limiting exports to or imports from certain foreign countries;

•	fluctuations in currency exchange rates and the value of the U.S. dollar;

•	restrictions on repatriation of earnings;

•	expropriation of property without fair compensation;

•	governmental actions that result in the deprivation of contract or proprietary rights; and

•

the acceptance of business practices which are not consistent with or are antithetical to prevailing business practices we are accustomed to in North America including export compliance and anti-bribery practices and governmental sanctions.

If we begin doing business in a foreign country in which we do not presently operate, we may also face difficulties in operations and diversion of management time in connection with establishing our business there.

We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions, and similar laws and regulations, including those in the jurisdictions where we operate. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.

Doing business on a worldwide basis requires us to comply with the laws and regulations of the U.S. government and various foreign jurisdictions. These laws and regulations place restrictions on our operations, trade practices, partners and investment decisions. In particular, our operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the Foreign Corrupt Practices Act (“FCPA”), export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). As a result of doing business in foreign countries and with foreign partners, we are exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations.

The FCPA prohibits us from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. It also requires us to keep books and records that accurately and fairly reflect the Company’s transactions. As part of our business, we may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. In addition, the United Kingdom Bribery Act (the “Bribery Act”) has been enacted and came into effect on July 1, 2011. The provisions of the Bribery Act extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. The provisions of the Bribery Act are also more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Some of the international locations in which we operate lack a developed legal system and have higher than normal levels of corruption. Our continued expansion outside the U.S., including in developing countries, and our development of new partnerships and joint venture relationships worldwide, could increase the risk of FCPA, OFAC or Bribery Act violations in the future.

Economic sanctions programs restrict our business dealings with certain sanctioned countries, persons and entities. In addition, because we act as a distributor, we face the risk that our customers might further distribute our products to a sanctioned person or entity, or an ultimate end-user in a sanctioned country, which might subject us to an investigation concerning compliance with OFAC or other sanctions regulations.

Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment. We have established policies and procedures designed to assist our compliance with applicable U.S. and international anti-corruption and trade control laws and regulations, including the FCPA, the Bribery Act and trade controls and sanctions programs administered by OFAC, and have trained our employees to comply with these laws and regulations. However, there can be no assurance that all of our employees, consultants, agents or other associated persons will not take actions in violation of our policies and these laws and regulations, and that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage or provide a defense to any alleged violation. In particular, we may be held liable for the actions that our local, strategic or joint venture partners take inside or outside of the United States, even though our partners may not be subject to these laws. Such a violation, even if our policies prohibit it, could have a material adverse effect on our reputation, business, financial condition and results of operations. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business with sanctioned countries, persons and entities, which could adversely affect the market for the Notes or our other securities.

We face risks associated with international instability and geopolitical developments.

In some countries, there is increased chance for economic, legal or political changes that may adversely affect the performance of our services, sale of our products or repatriation of our profits. We do not know the impact that these regulatory, geopolitical and other factors may have on our business in the future and any of these factors could adversely affect us.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the NYSE, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance standards of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the NYSE. These requirements may place a strain on our management, systems and resources. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare proxy statements with respect to our annual meeting of shareholders. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. The NYSE will require that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and comply with the Exchange Act and NYSE requirements, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on us and the price of our common stock.

We also expect that it could be difficult and will be significantly more expensive to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors (the “Board”) or as executive officers. Advocacy efforts by shareholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the

Sarbanes-Oxley Act, and will be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) in our annual report on Form 10-K for the year ending December 31, 2012 (subject to any change in applicable SEC rules). Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable U.S. Securities and Exchange Commission (“SEC”) and Public Company Accounting Oversight Board (“PCAOB”) rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies in internal control over financial reporting that results in a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

If we fail to implement the requirements of Section 404 in a timely manner, regulatory authorities such as the SEC or the PCAOB might subject us to sanctions or investigation. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our controls. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of our common stock. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.

A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” within the meaning of the NYSE rules and may elect not to comply with certain corporate governance requirements of the NYSE, including:

•	the requirement that a majority of the Board consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Following this offering, we will rely on all of the exemptions listed above. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The SEC’s move toward a single set of international accounting standards could materially impact our results of operations.

The SEC continues to move forward with a convergence to a single set of international accounting standards (such as International Financial Reporting Standards (“IFRS”)). The associated changes in regulatory accounting may negatively impact the way we record revenues, expenses, assets and liabilities. Currently, under IFRS, the LIFO method of valuing inventory is not permitted. If we had ceased valuing our inventory under the LIFO method at December 31, 2010, we would have been required to make tax payments approximating $122 million over the subsequent four years.

The financial statements presented in this prospectus may not provide an accurate indication of what our future results of operations are likely to be.

Given our recent history of consummating numerous acquisitions, our financial statements may not represent an accurate picture of what our future performance will be. We acquired the remaining 15% majority voting interest in McJunkin Appalachian Oilfield Supply Company (“McJunkin Appalachian”) in January 2007; we acquired Midway in April 2007; we entered into a business combination with Red Man in October 2007 (effectively doubling our size); we acquired the remaining approximately 49% noncontrolling interest in MRC Midfield in July 2008; we acquired LaBarge in October 2008; we acquired MRC Transmark in October 2009; and we acquired MRC SPF in June 2011. We have also agreed to acquire the piping systems business of OneSteel Ltd. Our limited combined operating history may make it difficult to forecast our future operating results and financial condition. In particular, because of the significance of the Red Man combination, the financial statements for periods prior to that transaction are not comparable with those after the transaction.

Risks Related to this Offering and our Common Stock

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If our stock price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our common stock. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. Negotiations among the Company and the underwriters will determine the initial public offering price for the shares, which may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering. The market price of our common stock may be influenced by many factors including:

•	fluctuations in oil and natural gas prices;

•	the failure of securities analysts to cover our common stock after this offering or changes in analysts’ financial estimates;

•	our or our competitors’ announcements of significant contracts or acquisitions or other business developments;

•	variations in quarterly results of operations;

•	loss of a large customer or supplier;

•	U.S. and international general economic conditions;

•	increased competition;

•	terrorist acts;

•	future sales of our common stock or the perception that such sales may occur;

•	investor perceptions of us and the industries in which our products are used; and

•	the other factors listed in “Risk Factors”.

As a result of these factors, investors in our common stock may not be able to resell their shares at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may significantly reduce the market price of our common stock, regardless of our operating performance.

Following the completion of this offering, certain affiliates of The Goldman Sachs Group, Inc. will continue to control us and may have conflicts of interest with other stockholders. Conflicts of interest may arise because affiliates of our principal stockholder have continuing agreements and business relationships with us.

Upon completion of this offering, (the Goldman Sachs Funds will control         % of our outstanding common stock, or         % if the underwriters exercise their option in full. As a result, the Goldman Sachs Funds will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. The Goldman Sachs Funds will also have sufficient voting power to amend our organizational documents.

Conflicts of interest may arise between our principal stockholder and us. Affiliates of our principal stockholder engage in transactions with our Company. One affiliate of our principal stockholder, Goldman Sachs Lending Partners LLC, is the co-documentation agent and a managing agent for our ABL Credit Facility. See “Certain Relationships and Related Party Transactions”. Further, the Goldman Sachs Funds are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us, and they may either directly, or through affiliates, also maintain business relationships with companies that may directly compete with us. In general, the Goldman Sachs Funds or their affiliates could pursue business interests or exercise their voting power as stockholders in ways that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have a material relationship. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to the Goldman Sachs Funds and they may pursue acquisition opportunities that may be complementary to our business. As a result, those acquisition opportunities may not be available to us. Under the terms of our amended and restated certificate of incorporation, the Goldman Sachs Funds will have no obligation to offer us corporate opportunities. See “Description of Our Capital Stock—Corporate Opportunities”.

As a result of these relationships, the interests of the Goldman Sachs Funds may not coincide with the interests of our Company or other holders of our common stock. So long as the Goldman Sachs Funds continue to control a significant amount of the outstanding shares of our common stock, the Goldman Sachs Funds will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions. See “Certain Relationships and Related Party Transactions”.

We do not currently intend to pay dividends in the foreseeable future.

It is uncertain when, if ever, we will declare dividends to our stockholders. We do not currently intend to pay dividends in the foreseeable future. Our ability to pay dividends is constrained by our holding company structure under which we are dependent on our subsidiaries for payments. Additionally, we and our subsidiaries are parties to credit agreements which restrict our ability and their ability to pay dividends. See “Dividend Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”. You should not rely on an investment in us if you require dividend income. In the foreseeable future, the only possible return on an investment in us would come from an appreciation of our common stock and there can be no assurance that our common stock will appreciate after this offering.

Shares eligible for future sale may cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our amended and restated certificate of incorporation, we are authorized to issue up to 800 million shares of common stock, of which                shares of common stock (excluding                shares of non-vested restricted stock) will be outstanding upon consummation of this offering. Of these shares, the                shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates”, as that term is defined in Rule 144 under the Securities Act. Our principal stockholder, directors and executive officers, who collectively beneficially own                shares, will enter into lock-up agreements, pursuant to which they will agree, subject to certain exceptions, not to sell or transfer, directly or indirectly, any shares of our common stock for a period of 180 days from the date of this prospectus, subject to extension in certain circumstances. Upon the expiration of these lock-up agreements, all of these shares of common stock will be tradable subject to limitations imposed by Rule 144 under the Securities Act. See “Shares Eligible for Future Sale”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Exchange Act, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, and estimates and projections of future activity and trends in the oil and natural gas industry. These forward-looking statements are not guarantees of future performance. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors”, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	decreases in oil and natural gas prices;

•	decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors;

•	increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels;

•	U.S. and international general economic conditions;

•	our ability to compete successfully with other companies in our industry;

•	the risk that manufacturers of the products we distribute will sell a substantial amount of goods directly to end users in the industry sectors we serve;

•	unexpected supply shortages;

•	cost increases by our suppliers;

•	our lack of long-term contracts with most of our suppliers;

•	increases in customer, manufacturer and distributor inventory levels;

•	suppliers’ price reductions of products that we sell, which could cause the value of our inventory to decline;

•	decreases in steel prices, which could significantly lower our profit;

•	increases in steel prices, which we may be unable to pass along to our customers, which could significantly lower our profit;

•	our lack of long-term contracts with many of our customers and our lack of contracts with customers that require minimum purchase volumes;

•	changes in our customer and product mix;

•	risks related to our customers’ credit;

•	the potential adverse effects associated with integrating acquisitions into our business and whether these acquisitions will yield their intended benefits;

•	the success of our acquisition strategies;

•	our significant indebtedness;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	changes in our credit profile;

•	a decline in demand for certain of the products we distribute if import restrictions on these products are lifted;

•	environmental, health and safety laws and regulations;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	product liability claims against us;

•	pending or future asbestos-related claims against us;

•	the potential loss of key personnel;

•	interruption in the proper functioning of our information systems;

•	loss of third-party transportation providers;

•	potential inability to obtain necessary capital;

•	risks related adverse weather events or natural disasters;

•	impairment of our goodwill or other intangible assets;

•	changes in tax laws or adverse positions taken by taxing authorities in the countries in which we operate;

•	adverse changes in political or economic conditions in the countries in which we operate;

•	exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;

•	potential increases in costs and distraction of management resulting from the requirements of being a publicly reporting company;

•	risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;

•	the operation of our Company as a “controlled company”; and

•	the limited usefulness of our historic financial statements.

Undue reliance should not be placed on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of                shares of our common stock in this offering, after deducting underwriter discounts and commissions and estimated offering expenses payable by us (assuming the shares are sold at the midpoint of the range on the cover of the prospectus), will be approximately $        million, or $        million if the underwriters’ exercise their option to purchase additional shares in full. A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) the net proceeds that we will receive from this offering by approximately $        million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes.

DIVIDEND POLICY

Following the completion of this offering, we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings from our business, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and other factors that the Board deems relevant. In addition, the covenants contained in our subsidiaries’ credit facilities limit the ability of our subsidiaries to pay dividends to us, which limits our ability to pay dividends to our stockholders. Our ability to pay dividends is also limited by the covenants contained in our ABL Credit Facility and the indenture governing our Notes (the “Indenture”). Covenants contained in the instruments governing future indebtedness that we or our subsidiaries may incur in the future may further limit our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

On May 21, 2008, the Board approved a dividend of $475 million to our stockholders, of which we distributed $474,096,204 to PVF Holdings, and we held $903,796 in accordance with the terms of our restricted stock award agreements with holders of our restricted stock. PVF Holdings distributed its share of the proceeds of the dividend to its members, including certain members of the Board and management team, in accordance with the terms and conditions of the Limited Liability Company Agreement of PVF Holdings. See “Certain Relationships and Related Party Transactions— Transactions with the Goldman Sachs Funds—May 2008 Dividend”. For a list of our executive officers and directors who received proceeds of this dividend and the amount of proceeds that each received, see the table in “Certain Relationships and Related Party Transactions—Transactions with Executive Officers and Directors—May 2008 Dividend”. This dividend is not indicative of future dividends we may pay to our stockholders.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2011:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance of common stock in this offering and the application of proceeds from the offering as described in “Use of Proceeds” as if each had occurred on September 30, 2011.

You should read this table in conjunction with “Selected Historical Consolidated Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes that we include elsewhere in this prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$41.4	$

Total Debt (including current portion):
9.50% senior secured notes due 2016, net of discount	$1,030.7	$
ABL Credit Facility(1)	416.6
MRC Transmark revolving credit facility(2)	50.9
MRC Transmark factoring facility	7.0
Other	0.4

Total debt	1,505.6
Stockholders’ equity:
Common stock, $0.01 par value per share; 800,000,000 shares authorized, 168,836,000 shares issued and outstanding actual, shares issued and outstanding as adjusted(3)	1.7
Preferred stock, $0.01 par value per share; 150,00,000 shares authorized, no shares issued and outstanding actual and as adjusted	—		—
Additional paid-in capital	1,280.0
Retained (deficit)	(540.4)
Other comprehensive (loss)	(22.3)
Total equity(4)	719.0

Total capitalization	$2,224.6	$

(1)	As of September 30, 2011, we had availability of $517 million under our ABL Credit Facility.
(2)	As of September 30, 2011, we had availability of $25 million under the MRC Transmark revolving credit facility.
(3)	The number of shares of common stock outstanding on an actual and as adjusted basis as of September 30, 2011:

•	excludes shares of common stock issuable upon the exercise of stock options granted to certain of our employees pursuant to our 2007 Stock Option Plan; and

•	excludes shares of non-vested restricted stock awarded to certain of our employees and directors pursuant to our 2007 Restricted Stock Plan.

(4)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) total equity by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and the underwriters do not exercise their option to purchase additional shares of our common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share of our common stock attributable to the existing shareholders for our presently outstanding shares of common stock. We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding shares of our common stock.

Our net tangible book value as of September 30, 2011 was a deficit of $630 million, or $3.73 per share of our common stock, based on 168,836,000 shares of our common stock outstanding immediately prior to the closing of this offering.

After giving effect to the sale of                shares of our common stock in this offering assuming, an initial public offering price of $ per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, and without taking into account any other changes in the net tangible book value after September 30, 2011, our pro forma net tangible book value at September 30, 2011 would have been a deficit of $        million, or $        per share. This represents an immediate increase in net tangible book value of $        per share of our common stock to the existing shareholders and an immediate dilution in net tangible book value of $        per share of our common stock, or        % of the estimated offering price of $        , to investors purchasing shares of our common stock in this offering. The following table illustrates such per share of our common stock dilution:

Assumed initial public offering price per share	$
Net tangible book value (deficit) per share before the change attributable to new investors	$
Increase in net tangible book value per share attributable to new investors	$
Pro forma net tangible book value (deficit) per share after this offering	$
Dilution per share to new investors	$

The following table summarizes, on a pro forma basis as of September 30, 2011, the total number of shares of our common stock purchased from us, the total cash consideration paid to us and the average price per share of our common stock that purchasers of the shares and new investors purchasing shares of our common stock in this offering paid.

	Shares of our Common Stock Purchased			Total Consideration (Amount) (in millions)	Total Consideration (Percentage)		Average Price Per Share
	Number (in millions)	Percent
Existing holders			%	$		%	$
New investors(1)			%	$		%	$
Total			%	$	100%		$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by $ million, assuming the number of shares offered by us, as set forth on the cover page of the prospectus, remains the same.

If the underwriters were to fully exercise the underwriters’ option to purchase        additional shares of our common stock, the percentage of shares of our common stock held by existing shareholders would be     %, and the percentage of shares of our common stock held by new investors would be        %.

As of September 30, 2011, there were options outstanding to purchase                 shares of our common stock, with exercise prices ranging from $4.81 to $12.48 per share and a weighted average exercise price of $8.32 per share. Also, as of September 30, 2011, there were 302,116 shares of unvested restricted stock outstanding. The tables and calculations above assume that those options have not been exercised and the restricted stock has not vested. If these options were exercised at the weighted average exercise price and the restricted stock was fully vested, the additional dilution per share to new investors would be $            .

To the extent that we grant options or other equity awards to our employees or directors in the future and the holders of those options or other equity awards exercised, or vest in, them or we issue other shares of our common stock, there will be further dilution to new investors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

On January 31, 2007, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), an affiliate of The Goldman Sachs Group, Inc., acquired a majority of the equity of the entity now known as McJunkin Red Man Corporation (then known as McJunkin Corporation). In this prospectus, the term “Predecessor” refers to McJunkin Corporation and its subsidiaries prior to January 31, 2007 and the term “Successor” refers to the entity now known as MRC Global Inc. and its subsidiaries on and after January 31, 2007. As a result of the change in McJunkin Corporation’s basis of accounting in connection with the GS Acquisition, Predecessor’s financial statement data for the one month ended January 30, 2007 and earlier periods is not comparable to Successor’s financial data for the eleven months ended December 31, 2007 and subsequent periods.

McJunkin Corporation completed a business combination transaction with Red Man on October 31, 2007. At that time McJunkin Corporation was renamed McJunkin Red Man Corporation. Operating results for the eleven-month period ended December 31, 2007 include the results of MRC Global Inc. for the full period and the results of Red Man for the two months after the business combination on October 31, 2007. Accordingly, our historical results for the years ended December 31, 2010, 2009 and 2008 and the 11 months ended December 31, 2007 are not comparable to McJunkin Corporation’s historical results for the one month ended January 30, 2007 and the year ended December 31, 2006.

The selected consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the years ended December 31, 2010, 2009 and 2008, and the selected consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2010 and December 31, 2009, have been derived from the consolidated financial statements of MRC Global Inc. included elsewhere in this prospectus that Ernst & Young LLP, our independent registered public accounting firm, has audited. The selected consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the one month ended January 30, 2007 and the eleven months ended December 31, 2007, and the selected consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2008, December 31, 2007 and January 30, 2007 have been derived from the consolidated financial statements of MRC Global Inc. not included in this prospectus that Ernst & Young LLP has audited. The selected consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the year ended December 31, 2006, and the selected consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2006, has been derived from the consolidated financial statements of our predecessor McJunkin Corporation, not included in this prospectus, that Schneider Downs & Co., Inc., an independent registered public accounting firm, has audited.

The selected consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the nine months ended September 30, 2011 and 2010, and the selected consolidated financial information presented below under the caption Balance Sheet Data as of September 30, 2011 and September 30, 2010, have been derived from the unaudited consolidated financial statements of MRC Global Inc. included elsewhere in this prospectus. We have prepared the selected consolidated financial information for the nine months ended September 30, 2011 and 2010 on a basis consistent with our audited consolidated financial statements for the year ended December 31, 2010, and this information includes all adjustments (consisting of only normal recurring adjustments unless otherwise disclosed therein) that management considers necessary for a fair presentation of our financial position and results of operations for the periods indicated. Our results for the nine months ended September 30, 2011 are not necessarily indicative of our results for the full fiscal year.

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31,			Eleven Months Ended December 31,	One Month Ended January 30,	Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2007	2006
	(Unaudited)
	(In millions, except per share and share information)
Statement of Operations Data:
Sales	$3,526.1	$2,810.6	$3,845.5	$3,661.9	$5,255.2	$2,124.9	$142.5	$1,713.7
Cost of sales	3,005.3	2,426.9	3,327.0	3,067.4	4,273.1	1,761.9	114.9	1,398.5
Inventory write-down	—	—	0.4	46.5	—	—	—	—

Gross margin	520.8	383.7	518.1	548.0	982.1	363.0	27.6	315.2
Selling, general and administrative expenses	376.1	335.3	447.8	408.6	482.1	218.5	15.9	189.5
Goodwill and intangibles impairment charge	—	—	—	386.1	—	—	—	—

Operating income (loss)	144.7	48.4	70.3	(246.7)	500.0	144.5	11.7	125.7
Other (expense) income
Interest expense	(102.4)	(104.7)	(139.6)	(116.5)	(84.5)	(61.7)	(0.1)	(2.8)
Write off of debt issuance costs	(9.5)	—	—	—	—	—	—	—
Net gain on early extinguishment of debt	—	—	—	1.3	—	—	—	—
Change in fair value of derivative instruments	5.3	(6.7)	(4.9)	8.9	(6.2)	—	—	—
Other, net	0.2	2.7	(1.0)	(1.8)	(2.6)	(0.8)	(0.4)	(5.0)

Total other (expense) income	(106.4)	(108.7)	(145.5)	(108.1)	(93.3)	(62.5)	(0.5)	(7.8)

Income (loss) before income taxes	38.3	(60.3)	(75.2)	(354.8)	406.7	82.0	11.2	117.9
Income taxes	12.9	(22.0)	(23.4)	(15.0)	153.2	32.1	4.6	48.3

Net income (loss)	$25.4	$(38.3)	$(51.8)	$(339.8)	$253.5	$49.9	$6.6	$69.6

Earnings (loss) per share:
Basic	$0.15	$(0.23)	$(0.31)	$(2.15)	$1.63	$0.72	—	—
Diluted	$0.15	$(0.23)	$(0.31)	$(2.15)	$1.63	$0.72	—	—
Weighted average shares, basic	168,833	168,762	168,768	158,134	155,292	69,325	—	—
Weighted average share, diluted	169,239	168,762	168,768	158,134	155,656	69,461	—	—
Dividends per common share	—	—	—	$0.02	$3.05	—	—	—
Earnings per share:
Basic and diluted, Class A	—	—	—	—	—	—	$376.70	$3,972.08
Weighted average shares – Class A, basic and diluted	—	—	—	—	—	—	16,940	16,940
Basic and diluted, Class B	—	—	—	—	—	—	$376.70	$4,012.28
Weighted average shares – Class B, basic and diluted	—	—	—	—	—	—	570	570
Dividends per common share:
Class A	—	—	—	—	—	—	—	$40.00
Class B	—	—	—	—	—	—	—	$80.00

Balance Sheet Data:
Cash and cash equivalents	$41.4	$54.5	$56.2	$56.2	$12.1	$10.1	$2.0	$3.7
Working capital(1)	1,035.9	930.4	842.6	930.2	1,208.0	674.1	211.1	212.3
Total assets	3,267.4	3,048.6	2,991.2	3,083.2	3,919.7	3,083.8	474.2	481.0
Total debt(2)	1,505.6	1,445.4	1,360.2	1,452.6	1,748.6	868.4	4.8	13.0
Stockholders’ equity	719.0	702.1	689.8	743.9	987.2	1,262.7	245.2	258.2

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31,			Eleven Months Ended December 31,	One Month Ended January 30,	Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2007	2006
	(Unaudited)
	(In millions, except per share and share information)

Other Financial Data:
Adjusted Gross Margin(3)	$617.4	$493.7	$663.2	$493.5	$1,164.0	$400.6	$27.9	$331.6
Adjusted EBITDA(4)	260.1	168.5	224.2	218.5	744.4	344.9	26.0	141.7
Net cash provided by (used in) operations	(94.9)	28.0	112.5	505.5	(137.4)	110.2	6.6	18.4
Net cash (used in) investing activities	(38.1)	(17.9)	(16.2)	(66.9)	(314.2)	(1,788.9)	(0.2)	(3.3)
Net cash (used in) provided by financing activities	116.0	(12.1)	(97.9)	(393.9)	452.0	1,687.2	(8.3)	(17.2)

(1)	Working capital is defined as current assets less current liabilities.
(2)	Includes current portion.
(3)	See footnote (1) on page 15 for a description of how we define Adjusted Gross Margin, why we present it and limitations on its usefulness.

The following table reconciles Adjusted Gross Margin to gross margin (in millions):

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007	Year Ended December 31, 2006
	2011	2010
	(Unaudited)
Gross margin	$520.8	$383.7	$518.1	$548.0	$982.1	$363.0	$27.6	$315.2
Depreciation and amortization	12.8	12.2	16.6	14.5	11.3	5.4	0.3	3.9
Amortization of intangibles	37.8	41.0	53.9	46.6	44.4	21.9	—	0.3
LIFO	46.0	56.8	74.6	(115.6)	126.2	10.3	—	12.2

Adjusted Gross Margin	$617.4	$493.7	$663.2	$493.5	$1,164.0	$400.6	$27.9	$331.6

(4)	See footnote (2) on page 16 for a description of how we define Adjusted EBITDA, why we present it and limitations on its usefulness.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Successor						Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007	Year Ended December 31, 2006
	2011	2010
	(Unaudited)
Net income (loss)	$25.4	$(38.3)	$(51.8)	$(339.8)	$253.5	$49.9	$6.6	$69.6
Income tax expense (benefit)	12.9	(22.0)	(23.4)	(15.0)	153.2	32.1	4.6	48.3
Interest expense	102.4	104.7	139.6	116.5	84.5	61.7	0.1	2.8
Write off of debt issuance costs	9.5	—	—	—	—	—	—	—
Depreciation and amortization	12.8	12.2	16.6	14.5	11.3	5.4	0.3	3.9
Amortization of intangibles	37.8	41.0	53.9	46.6	44.4	21.9	—	0.3
Amortization of Purchase Price Accounting	—	—	—	15.7	2.4	—	—	—
Change in fair value of derivative instruments	(5.3)	6.7	4.9	(8.9)	6.2	—	—	—
Closed locations	—	—	(0.7)	1.4	4.4	—	—	—
Share based compensation expense	6.3	2.4	3.7	7.8	10.2	3.0	—	—
Franchise taxes	—	—	0.7	1.4	1.5	—	—	—
Gain on early extinguishment of debt	—	—	—	(1.3)	—	—	—	—
Goodwill and intangibles impairment charge	—	—	—	386.1	—	—	—	—
Inventory write-down	—	—	0.4	46.5	—	—	—	—
IT system conversion costs	—	—	—	2.4	1.4	—	—	—
M&A transaction & integration expenses	—	—	1.4	17.5	30.4	12.7	—	0.4
Midway pre-acquisition contribution	—	—	—	—	—	2.8	1.0	—
Legal and consulting expenses	6.1	2.7	4.2	1.9	0.4	—	—	3.0
Joint venture termination	1.7	—	—	—	—	—	—	—
Provision for uncollectible accounts	—	—	(2.0)	—	7.7	0.4	—	0.4
Red Man pre-acquisition contribution	—	—	—	—	—	142.2	13.1	—
Severance and related costs	—	—	3.2	4.4	—	—	—	—
MRC Transmark pre-acquisition contribution	—	—	—	38.5	—	—	—	—
LIFO	46.0	56.8	74.6	(115.6)	126.2	10.3	—	12.2
Other non-cash expenses	4.5	2.3	(1.1)	(3.1)	6.7	2.5	0.3	0.8

Adjusted EBITDA	$260.1	$168.5	$224.2	$218.5	$744.4	$344.9	$26.0	$141.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. All references throughout this section (and elsewhere in this report) to amounts available for borrowing under various credit facilities refer to amounts actually available for borrowing after giving effect to any borrowing base limitations imposed by the facility.

Overview

We are the largest global industrial distributor of pipe, valves and fittings (PVF) and related products and services to the energy industry based on sales and hold the leading position in our industry across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors. Globally, we have two operating segments through which we serve our customers in over 400 service locations. Our North American segment includes over 180 branch locations, six distribution centers in the U.S., one distribution center in Canada, 11 valve automation service centers and over 170 pipe yards located in the most active oil and natural gas regions in North America. Our International segment includes over 40 branch locations throughout Europe, Asia and Australasia with distribution centers in the United Kingdom, Singapore and Australia and 10 automation service centers in Europe and Asia. We offer a wide array of PVF and oilfield supplies encompassing a complete line of products from our global network of suppliers to our more than 12,000 active customers. We are diversified by geography, the industry sectors we serve and the products we sell. We seek to provide best-in-class service to our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our top 25 customers.

We have benefited historically from several growth trends within the energy industry, including high levels of customer expansion and maintenance expenditures. Although these trends were offset in 2009 and 2010 due to adverse economic conditions, we believe that longer-term growth in PVF and industrial supply spending within the energy industry is likely to continue. Several factors have driven the long-term growth in spending, including underinvestment in energy infrastructure, production and capacity constraints, and market expectations of future improvements in the oil, natural gas, refined products, petrochemical and other industrial sectors. In addition, the products we distribute are often used in extreme operating environments, leading to the need for a regular replacement cycle. Approximately two-thirds of our sales are attributable to multi-year MRO arrangements where we have demonstrated an average annual retention rate of over 95% since 2000. We consider MRO arrangements to be normal, generally repetitive business that primarily addresses the recurring maintenance, repair or operational work to existing energy infrastructure. Project activities, including facility expansions or new construction projects, are more commonly associated with a customer’s capital expenditures budget and can be more sensitive to global oil and natural gas prices and general economic conditions. We mitigate our exposure to price volatility by limiting the length of any price-protected contracts, and as pricing continues to rebound, we believe that we have the ability to pass price increases on to the marketplace.

Key Drivers of Our Business

Our revenues are predominantly derived from the sale of PVF and other oilfield and industrial supplies to the energy sector in North America, Europe, Asia and Australasia. Our business is therefore dependent upon both the current conditions and future prospects in the energy industry and, in particular, maintenance and expansionary operating capital and other expenditures by our customers in the upstream, midstream and downstream sectors of the industry. Long-term growth in spending has been, and we believe will continue to be, driven by several factors, including underinvestment in global energy infrastructure, growth in shale and unconventional exploration and production (E&P) activity, and anticipated strength in the oil, natural gas, refined products, petrochemical and other industrial sectors. Though oil and natural gas prices are currently below the record levels set in 2008, oil prices remain high relative to historic levels, and natural gas prices, while lower compared to 2009, are at levels we believe will continue to drive capital and other expenditures by our customers. The outlook for future oil, natural gas, refined products, petrochemical and other industrial spending for PVF is influenced by numerous factors, including the following:

•

Oil and Natural Gas Prices. Sales of PVF and related products to the oil and natural gas industry constitute a significant portion of our sales. As a result, we depend upon the oil and natural gas industry and its ability and willingness to make capital and other expenditures to explore for, produce and process oil and natural gas and refined products. Oil and natural gas prices, both current and projected, along with the costs necessary to produce oil and gas, impact other drivers of our business, including rig counts, drilling and completion spending, additions and maintenance to pipeline mileage, refinery utilization and petrochemical and other industrial processing activity.

•

Steel Prices, Availability and Supply and Demand. Fluctuations in steel prices can lead to volatility in the pricing of the products we distribute, especially carbon steel tubular products, which can influence the buying patterns of our customers. A majority of the products we distribute contain various types of steel. The worldwide supply and demand for these products, or other steel products that we do not supply, impacts the pricing and availability of our products and, ultimately, our sales and operating profitability.

•

Economic Conditions. The demand for the products we distribute is dependent on the general economy, the energy and industrials sectors and other factors. Changes in the general economy or in the energy and industrials sectors (domestically or internationally) can cause demand for the products we distribute to materially change.

•

Customer, Manufacturer and Distributor Inventory Levels of PVF and Related Products. Customer, manufacturer and distributor inventory levels of PVF and related products can change significantly from period to period. Increases in our customers’ inventory levels can have an adverse effect on the demand for the products we distribute when customers draw from their inventory rather than purchase new products. Reduced demand, in turn, would likely result in reduced sales volume and overall profitability. Increased inventory levels by manufacturers or other distributors can cause an oversupply of PVF and related products in the industry sectors we serve and reduce the prices that we are able to charge for the products we distribute. Reduced prices, in turn, would likely reduce our profitability. Conversely, decreased customer and manufacturer inventory levels may ultimately lead to increased demand for our products and would likely result in increased sales volumes and overall profitability.

Recent Trends and Outlook

As of the third quarter of 2011, the outlook for activity in our end markets is positive. The period from 2005 to 2008 was a period of steady growth in North American oil and gas drilling and completion spending in our upstream market. Activity peaked in 2008, with oil pricing above $140 per barrel and natural gas prices above $14/mcf. Due to the associated record levels of E&P activity, there was a shortage of tubular products to meet the demand, and significant steel price inflation followed as a result. Approximately 40% of our sales were in tubular products during 2008 and these sales were typically at margins in excess of longer term historical levels for this product category. In our downstream/industrial market, 2005 to 2008 was a period of major refinery expansion projects in the U.S. to upgrade Midwestern and Gulf Coast refineries to handle heavier and more sour crude oil from Canada, Venezuela and other international sources. These large projects were in addition to normal “turnaround” and smaller project activity. During 2009 to 2010, as peak crude oil prices negatively impacted refining margins, the global economic recession reduced refined product demand, which resulted in decreased capital spending by our refining customers. In the U.S. petrochemical industry, the high natural gas prices of 2008 hampered investment, as natural gas is a primary cost and feedstock to this industry segment. In 2010 and through the nine months ended September 30, 2011, increases in natural gas production from the U.S. shale plays led to lower natural gas commodity prices, which helped drive increases in customer spending and activity levels in this industry.

Global energy demand was negatively impacted in 2009 by the “great recession” in the global economy, which directly negatively affected oil and natural gas commodity prices. This resulted in lower spending by our major customers during 2009 and 2010, which, coupled with significant deflation in tubular steel prices, had a material impact on our profitability in 2009 and 2010 as customers renegotiated contracts with drilling contractors, energy service companies, equipment suppliers and distributors. The steep drop in demand, steel price deflation and new lower customer contract pricing along with high-cost inventory purchased in 2008 led to a major de-stocking effort of approximately $1 billion (including both inventory and outstanding purchase orders) at our Company during 2009, generating over $500 million in cash flow from operations. In certain instances, sales during this period in our tubular product category carried negative margins, which severely impacted our results during this period. Our other product lines were impacted to a much lesser degree.

In 2010, our business stabilized, but activity levels remained slow relative to more historical levels. In 2011, commodity oil and natural gas pricing improved, our customers’ E&P budgets increased, and product pricing has increased as a result of the improvement in PVF demand. In addition, our high-cost tubular inventory was largely sold during 2009 and 2010, and as a result, profitability has begun to improve to more historical levels. Steel inflation and pricing levels remain well below 2008 levels, but carbon steel pricing in line pipe has returned to a more normal historic range. OCTG pricing currently remains challenging, and we are rebalancing our product portfolio towards higher margin products, such as valves, fittings, flanges and other industrial products as a result.

During the first nine months of 2011, oil prices remained strong with an average price of over $95 per barrel for West Texas Intermediate (“WTI”), or approximately 23% above the average for the first nine months of 2010. Natural gas prices remained relatively flat at an average price during this period of just over $4/Mcf (Henry Hub), although they have declined below $3/Mcf more recently. Behind the strength of oil prices, in particular, North American drilling activity has increased 22% in the first nine months of 2011 relative to the same period for 2010. We continue to see a shift in rig counts from natural gas to oil, with oil drilling representing over 55% of the total North American rig count during the nine months ended September 30, 2011.

Activity levels in the upstream sector remain strong. In the U.S., the average total rig count was up 19.6% in the third quarter of 2011 as compared to the third quarter of 2010. Continued development within the Marcellus, Eagle Ford and Bakken shale regions primarily drove this increase in rig count. In the third quarter of 2011, we shipped approximately 188,000 tons of energy carbon steel tubular products in the U.S., 21% more tons than in the third quarter of 2010 and 11% more tons than in the second quarter of 2011. In Canada, the average total rig count was up 22% in the third quarter of 2011 as compared to the same period in 2010. There we have experienced an increase in MRO, particularly in the heavy oil and tar sands regions, which has mitigated the downturn experienced in shallow gas drilling elsewhere in Canada.

The midstream sector, which includes gathering, transmission pipeline and natural gas utilities, is currently our fastest growing sector. We saw revenue growth of 36% in the third quarter of 2011 compared to the third quarter of 2010. New wells coming on line and the continued need for infrastructure within the shale basins has driven this growth. As a result of the shift in E&P activity from natural gas to oil, we have experienced a shift in activity from the natural gas regions of the Barnett, Haynesville, Woodford, and Fayetteville shales to the Bakken, Marcellus, Eagle Ford, Niobrara and Permian shales, which are heavier producing regions for oil and natural gas liquids. Revenue from our gathering and transmission customers increased 47% in the first nine months of 2011 as compared to the same period in 2010, while revenue from our natural gas utilities customers increased approximately 24% in the first nine months of 2011 compared to the same period in 2010, due to the increasing focus on pipeline integrity work and the need for utilities to repair or replace aging pipeline infrastructure.

Our downstream and other industrials sector performance has improved in the first nine months of 2011 as compared to the same period in 2010. However, downstream market participants still appear cautious with respect to major capital spending in refining because of international refining capacity additions, higher crude oil prices and relatively low margins. We believe there will be increased turnaround activity by our major customers in our U.S. refining end market in 2012 and 2013 due to such customers’ delays in routine turnaround activity for maintenance and repair. Our chemical and general industrials sector increased approximately 10% in the first nine months of 2011 compared to the first nine months of 2010, due to improved maintenance and small capital projects activity. Internationally, where our business is heavily weighted toward the downstream sector, we have seen an improvement of 21% in revenues for the first nine months of 2011 as compared to the first nine months of 2010 due to a modest recovery in capital and operating expenditures in Europe during 2011.

We determine backlog by the amount of unshipped third-party customer orders, either specific or general in nature (including orders held under pipe programs), which the customer may revise or cancel in certain instances. There can be no assurance that the backlog amounts will be ultimately realized as revenue, or that we will earn a profit on the backlog of orders. Our backlog at September 30, 2011 was $928 million, including $806 million in our North American segment and $122 million in our International segment. In total, this backlog represents year over year growth of 42%, which we believe is a relatively good general indicator of overall activity for MRC.

From a supply perspective, pricing for the PVF products we sell was generally stable to slightly up during the first nine months of 2011. We saw strong demand in upstream drilling and completion as well as the midstream infrastructure sectors, especially those in the active shale plays. The rig count in North America has continued to grow, thus keeping the demand for oil country tubular goods (OCTG) at a high level. Commodity pricing for component raw materials was less volatile than earlier periods, albeit at price levels considered to be at the higher end of the spectrum. U.S. raw steel production held reasonably steady throughout the quarter at a capacity utilization rate of approximately 75%. The Department of Labor’s Bureau of Labor Statistics (“BLS”) indices, and in particular the BLS’s Steel Pipe and Tube index, that we use to measure our LIFO-based GAAP cost of sales continue to experience significant inflationary increases.

Results of Operations for the nine months ended September 30, 2011 and 2010

The following table shows key industry indicators for the nine months ended September 30, 2011 and September 30, 2010:

	Nine Months Ended
	September 30,	September 30,	Change
	2011	2010		%
Average Total Rig Count(1):
United States	1,830	1,498	332	22.2%
Canada	405	332	73	22.0%

North America	2,235	1,830	405	22.1%
International	1,160	1,087	73	6.7%

Total	3,395	2,917	478	16.4%

Average Natural Gas Rig Count(1):
United States	891	941	(50)	(5.3)%
Canada	132	141	(9)	(6.4)%

North America	1,023	1,082	(59)	(5.5)%

Average Oil Rig Count(1):
United States	936	545	391	71.7%
Canada	270	186	84	45.2%

North America	1,206	731	(475)	65.0%

Average Commodity Prices(2):
Natural gas ($/Mcf)	$4.09	$4.33	$(0.24)	(5.5)%
WTI crude (per barrel)	$95.22	$77.54	$17.68	22.8%
Brent crude (per barrel)	$111.89	$77.25	$34.64	44.8%
3:2:1 Crack Spread(3)	$26.75	$9.89	$16.86	170.5%
Average Monthly Well Permits(4):	5,853	5,444	409	7.5%

(1)	Source—Baker Hughes (www.bakerhughes.com) (Total rig count includes oil, natural gas and other rigs.)
(2)	Source—Department of Energy, EIA (www.eia.doe.gov)
(3)	Source—Commodity Systems, Inc.
(4)	Source—RigData (U.S.)

The breakdown of our sales by sector for the nine months ended September 30, 2011 and 2010 was as follows:

	Nine Months Ended
	September 30,
	2011	2010
Upstream	46%	45%
Midstream	26%	24%
Downstream and other industrials	28%	31%

	100%	100%

For the nine months ended September 30, 2011 and 2010, the following table summarizes our results of operations (in millions):

	Nine Months Ended
	September 30, 2011	September 30, 2010	$ Change	% Change
Sales:
North America	$3,287.4	$2,613.9	$673.5	25.8%
International	238.7	196.7	42.0	21.4%

Consolidated	$3,526.1	$2,810.6	$715.5	25.5%

Gross Margin:
North America	$452.1	$326.0	$126.1	38.7%
International	68.7	57.7	11.0	19.1%

Consolidated	$520.8	$383.7	$137.1	35.7%

Selling, general and administrative expenses:
North America	$316.5	$288.8	$27.7	9.6%
International	59.6	46.5	13.1	28.2%

Consolidated	$376.1	$335.3	$40.8	12.2%

Operating income:
North America	$135.6	$37.2	$98.4	264.5%
International	9.1	11.2	(2.1)	(18.8)%

Consolidated	$144.7	$48.4	$96.3	199.0%
Interest expense	(102.4)	(104.7)	2.3	(2.2)%
Write off of debt issuance costs	(9.5)	—	(9.5)	N/A
Other income (expense)	5.5	(4.0)	9.5	(237.5)%
Income tax (expense) benefit	(12.9)	22.0	(34.9)	(158.6)%

Net income (loss)	$25.4	$(38.3)	$63.7	(166.3)%

Adjusted Gross Margin	$617.4	$493.7	$123.7	25.1%

Adjusted EBITDA	$260.1	$168.5	$91.6	54.4%

Sales.    Sales include the revenue recognized from the sales of the products we distribute and services to customers and freight billings to customers, less cash discounts taken by customers in return for their early payment of our invoices to them. Our sales were $3,526.1 million for the nine months ended September 30, 2011 as compared to $2,810.6 million for the nine months ended September 30, 2010.

North American Segment—Our North American sales increased $673.5 million from $2,613.9 million for the first nine months of 2010 to $3,287.4 million for the first nine months of 2011. The 25.8% increase was due to an increase in volume related to the improved business environment, including, in particular, the upstream and midstream sectors, which have been driven by activity levels in the oil and natural gas shale regions in the U.S. as well as the heavy oil and tar sands regions of Canada.

International Segment—Our International sales increased $42.0 million from $196.7 million for the first nine months of 2010 to $238.7 million for the first nine months of 2011. A majority of the increase was due to the acquisition of MRC SPF in June 2011, while the remainder of the increase is due to an improvement in the downstream sector in Europe.

Gross Margin.    Our gross margin was $520.8 million (14.8% of sales) for the nine months ended September 30, 2011 as compared to $383.7 million (13.7% of sales) for the nine months ended

September 30, 2010. The 1.1% improvement in gross margin percentage reflected the growth in sales, relative to certain costs such as depreciation and amortization, amortization of intangibles, and the impact of our LIFO inventory costing methodology, which are not directly related to activity levels and which remained relatively consistent from period to period. Excluding the impact of these items, gross margin percentage was down slightly.

North American Segment—Gross margin for our North American segment increased from $326.0 million (12.5% of sales) for the first nine months of 2010 to $452.1 million (13.8% of sales) for the first nine months of 2011. The increase of $126.1 million was due to an increase in the volume of products sold year over year. The rig count increased 22% for that same period.

International Segment—Gross margin for our International segment increased from $57.7 million (29.3% of sales) for the first nine months of 2010 to $68.7 million (28.8% of sales) for the first nine months of 2011, an improvement of $11.0 million. The increase in gross margin was largely due to the acquisition of MRC SPF in June 2011, while the remainder of the increase is due to an increase in volume for the international segment, particularly in Europe. The decrease in the gross margin percentage was due to the mix of products changing as a result of the acquisition of MRC SPF.

Adjusted Gross Margin.    Adjusted Gross Margin increased from $493.7 million (17.6% of sales) for the first nine months of 2010 to $617.4 million (17.5% of sales) for the first nine months of 2011, an improvement of $123.7 million. We define Adjusted Gross Margin as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our LIFO inventory costing methodology. We present Adjusted Gross Margin because we believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize the LIFO method and depending upon which method they may elect. In particular, we believe that Adjusted Gross Margin is a useful indicator of our operating performance because Adjusted Gross Margin measures our Company’s operating performance without regard to acquisition transaction-related amortization expenses. We use Adjusted Gross Margin as a key performance indicator in managing our business. We believe that gross margin is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Margin. The following table reconciles Adjusted Gross Margin with our gross margin, as derived from our financial statements (in millions):

	Nine Months Ended September 30, 2011	Percentage of Revenue	Nine Months Ended September 30, 2010	Percentage of Revenue
Gross margin, as reported	$520.8	14.8%	$383.7	13.7%
Depreciation and amortization	12.8	0.4%	12.2	0.4%
Amortization of intangibles	37.8	1.1%	41.0	1.5%
Increase in LIFO reserve	46.0	1.3%	56.8	2.0%

Adjusted Gross Margin	$617.4	17.5%	$493.7	17.6%

Selling, General and Administrative Expenses.    Costs such as salaries, wages, employee benefits, rent, utilities, communications, insurance, fuel and taxes (other than state and federal income taxes) that are necessary to operate our branch and corporate operations are included in selling, general and administrative expenses. Also contained in this category are certain items that are nonoperational in nature, including certain costs of acquiring and integrating other businesses. Our selling, general and administrative expenses were $376.1 million (10.7% of sales) for the nine months ended September 30, 2011 as compared to $335.3 million (11.9% of sales) for the nine months ended September 30, 2010. The $40.8 million increase reflected the impact of the acquisition of MRC SPF, which accounted for $6.9 million of the increase, as well as a $2.5 million non-cash charge associated with the third quarter 2011 modification of stock options issued to certain employees. The balance of the increase was largely due to additional personnel costs such as overtime and incentives directly related to the overall increase in business activity.

Operating Income.    Operating income was $144.7 million for the nine months ended September 30, 2011, as compared to operating income of $48.4 million for the nine months ended September 30, 2010, an improvement of $96.3 million. This improvement was a result of higher gross margins offset by the increase in selling, general and administrative expenses noted above.

Interest Expense.    Our interest expense was $102.4 million for the nine months ended September 30, 2011 as compared to $104.7 million for the nine months ended September 30, 2010.

Other Income (Expense).    We use derivative instruments to help manage our exposure to interest rate risks and certain foreign currency risks. The change in the fair market value of our derivatives resulted in earnings of $5.3 million and losses of $6.7 million during the nine months ended September 30, 2011 and September 30, 2010, respectively. In June 2011, we refinanced certain of our credit facilities. As a result of their termination, we wrote off and expensed $9.5 million in deferred financing costs.

Income Tax (Expense) Benefit.    Our income tax expense was $12.9 million for the nine months ended September 30, 2011 as compared to a benefit of $22.0 million for the nine months ended September 30, 2010. Our effective tax rate was 33.8% for the nine months ended September 30, 2011 and 36.5% for the nine months ended September 30, 2010. Our rates generally differ from the federal statutory rate of 35% principally as a result of the impact of state income taxes and differing foreign income tax rates. The reduction in the rate in September 2011 compared to September 2010 is a result of a shift from projected losses before tax to projected income before tax in higher tax rate jurisdictions. Such a shift has the effect of reducing overall effective tax rates as the tax expense in higher rate jurisdictions is blended with tax expense in lower rate jurisdictions.

Net Income (Loss).    Our net income was $25.4 million for the nine months ended September 30, 2011 as compared to a $38.3 million net loss for the nine months ended September 30, 2010, an increase of $63.7 million.

Adjusted EBITDA.    We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and other non-recurring, non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our LIFO inventory costing methodology. Adjusted EBITDA was $260.1 million for the nine months ended September 30, 2011, as compared to $168.5 million for the nine months ended September 30, 2010. Our Adjusted EBITDA increased $91.6 million over the same period in 2010 primarily due to the increase in gross margin and other factors noted above.

We believe Adjusted EBITDA is an important measure under the indenture governing our Notes and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We believe that net income (loss) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted EBITDA. The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Nine Months Ended
	September 30, 2011	September 30, 2010
Net income (loss)	$25.4	$(38.3)
Income tax expense (benefit)	12.9	(22.0)
Interest expense	102.4	104.7
Write off of debt issuance costs	9.5	—
Depreciation and amortization	12.8	12.2
Amortization of intangibles	37.8	41.0
Increase in LIFO reserve	46.0	56.8
Change in fair value of derivative instruments	(5.3)	6.7
Share based compensation expense	6.3	2.4
Legal and consulting expenses	6.1	2.7
Joint venture termination	1.7	—
Other non-cash expenses(1)	4.5	2.3

Adjusted EBITDA(2)	$260.1	$168.5

(1)	Other non-cash expenses include transaction-related expenses, pre-acquisition EBITDA of MRC SPF and other items added back to net income pursuant to our debt agreements.
(2)	For purposes of computing Adjusted EBITDA, we have added back the increase in our LIFO reserve for all periods presented. Such amount would not be added back for similar calculations computed for purposes of the indenture governing our Notes.

Results of Operations for the years ended December 31, 2010, 2009 and 2008

Our operating results by segment are as follows (in millions). The results for the year ended December 31, 2009 only include the results of MRC Transmark (which comprises a majority of our International segment) for the two months after the business combination on October 30, 2009.

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Sales:
North America	$3,589.9	$3,610.1	$5,255.2
International	255.6	51.8	—

Consolidated	$3,845.5	$3,661.9	$5,255.2

Operating Income (Loss):
North America	$59.9	$(250.5)	$500.0
International	10.4	3.8	—

Consolidated	$70.3	$(246.7)	$500.0

The following table shows key industry indicators for the years ended December 31, 2010, 2009 and 2008:

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Average Total Rig Count(1):
United States	1,546	1,089	1,879
Canada	351	221	381

Total North America	1,897	1,310	2,260
International	1,094	997	1,079

Total Worldwide	2,991	2,307	3,339

Average Natural Gas Rig Count(1):
United States	943	801	1,491
Canada	148	120	220

Total North America	1,091	921	1,711

Average Oil Rig Count(1):
United States	591	278	379
Canada	199	102	162

Total North America	790	380	541

Average Commodity Prices(2):
Natural gas ($/Mcf)	$4.16	$3.66	$7.98
WTI crude oil (per barrel)	$79.39	$61.95	$99.67
Brent crude oil (per barrel)	$79.50	$61.74	$96.94
3:2:1 Crack Spread(3)	$12.92	$7.77	$3.30
Average Monthly Well Permits(4):	5,317	4,266	7,400

(1)	Source—Baker Hughes (www.bakerhughes.com) (Total rig count includes oil, natural gas and other rigs.)
(2)	Source—Department of Energy, EIA (www.eia.gov)
(3)	Source—Commodity Systems, Inc.
(4)	Source—RigData (U.S.)

The breakdown of our sales by sector for the years ended December 31, 2010, 2009 and 2008 was as follows:

	Year Ended December 31,
	2010	2009	2008
Upstream	45%	44%	45%
Midstream	23%	24%	22%
Downstream and other industrials	32%	32%	33%

	100%	100%	100%

As a percentage of sales, our upstream activity increased slightly, approximating 45% of our sales during 2010, compared to 44% of our sales during 2009. North America natural gas rig counts, which account for approximately 58% of the total North America rig count activity, increased approximately 18% on a year-over-year basis. We saw an improvement of approximately 7% in our North American upstream sales from 2009 to 2010. Internationally, our upstream activity decreased due to significant reductions in E&P spending in the North Sea.

As a percentage of sales, our midstream activity, including pipelines, well tie-ins and natural gas utilities, remained relatively consistent, to 23% of sales during 2010 from 24% of sales during 2009. Our gathering and transmission pipeline sales increased approximately 6% in 2010, primarily in the Haynesville and Marcellus shale plays. Our natural gas utilities activity declined 11%, offsetting the increase in our gathering and transmission pipeline sales. Additionally, our revenues shifted slightly to the upstream and downstream sectors with the acquisition of MRC Transmark in October 2009.

As a percentage of sales, our downstream and other industrials sales were relatively stable year-over-year at 32% of sales. Despite some recent improvement, U.S. refineries were challenged by tight margins and overseas production capacity additions. Although U.S. refinery utilization improved in 2010 from a low point of 77% at the end of January to a high point of 91% at the end of July, utilization declined to 88% at the end of December. In North America, customers continue to delay certain project work, as they seek to preserve capital and delay capital and other expenditures until 2011 or later. Our sales to the chemicals and the general industrials sectors continued to improve in line with the general economy during 2010, increasing significantly year over-year. Our downstream activity in Europe declined, as we have seen slowdowns in capital expenditure projects in the refining sector of Europe, due to shrinking refining margins and capital investment constraints. In Asia and Australasia, activity has decreased due to reductions in our customers’ capital spending programs.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

For the years ended December 31, 2010 and 2009, the following table summarizes our results of operations (in millions):

	Year Ended December 31,
	2010	2009	$ Change	% Change
Sales:
North America	$3,589.9	$3,610.1	$(20.2)	<1%
International	255.6	51.8	203.8	393%

Consolidated	$3,845.5	$3,661.9	$183.6	5%

Gross margin:
North America	$442.6	$534.1	$(91.5)	(17.1)$
International	75.4	13.9	61.5	442.4%

Consolidated	$518.1	$548.0	$(29.9)	(5.5)%

Selling, general and administrative expenses:
North America	$382.8	$397.9	$(15.1)	(4)%
International	65.0	10.7	54.3	507%

Consolidated	$447.8	$408.6	$39.2	10%

Goodwill and intangibles impairment charge:
North America	$—	$386.1	$(386.1)	(100)%
International	—	—	—	—

Consolidated	$—	$386.1	$(386.1)	(100)%

Operating income (loss):
North America	$59.9	$(250.5)	$310.4	124%
International	10.4	3.8	6.6	174%

Consolidated	$70.3	(246.7)	$317.0	128%
Interest expense	(139.6)	(116.5)	23.1	20%
Other, net	(5.9)	8.4	(14.3)	(170)%
Income tax benefit (expense)	23.4	15.0	8.4	56%

Net (loss)	$(51.8)	$(339.8)	$288.0	85%

Adjusted Gross Margin	663.2	493.5	169.7	34.4%
Adjusted EBITDA	$224.2	$218.5	$5.7	3%

Sales. Our sales were $3.85 billion for the year ended December 31, 2010, as compared to $3.66 billion for the year ended December 31, 2009, an increase of 5%.

Although our North American sales were down slightly year-over-year, we started to see signs of an improving economy beginning in the fourth quarter of 2009. The previous year’s results included the carryover effect from high average capital and other expenditures during 2008, which was evident in our strong results through the first four months of 2009. As the economic environment in which we operate improved, including the year-over-year growth in rig counts and commodity prices, our sales followed. The fourth quarter of 2010 represented our fifth consecutive quarter of revenue growth. During the year ended December 31, 2010, the U.S. Gross Domestic Product (“GDP”) expanded by 2.9%, compared with a 2.6% contraction during the year ended December 31, 2009.

Internationally, the inclusion of a full year’s results of MRC Transmark, as compared to only two months in 2009 following its acquisition on October 31, 2009, drove the overall increase we experienced in sales. However, our business environment weakened in 2010 due to reduced capital and other expenditures and project delays by our customers, especially in our downstream sector.

Sales of energy carbon steel tubular products accounted for approximately 38% and 40% of our total sales for the years ended December 31, 2010 and 2009. The change in sales of our energy carbon steel tubular products from 2009 to 2010 can be attributed to an approximate 22% increase in sales volumes, offset by an approximate 11% decrease in price. Substantially all of our energy carbon steel tubular products are sold in North America. Our valves, fittings, flanges and other products are not as susceptible to significant price fluctuations and pricing was largely consistent with 2009 levels.

We operate in many foreign countries and are subject to foreign currency rate fluctuations. Approximately 20% of our 2010 revenues were generated in domiciles outside of the United States, compared to 12% in 2009 (principally as a result of the acquisition of MRC Transmark at the end of October 2009).

Gross Margin. Our North American gross margin decreased to $443 million (12.3% of sales) in 2010, from $534 million (14.8% of sales) in 2009. During the year ended December 31, 2010, we recognized $75 million in increased cost of sales related to our use of the LIFO method of accounting for inventory costs, compared to a $116 million decrease in cost of sales for the year ended December 31, 2009. Also, during the year ended December 31, 2009, we recognized a $46 million inventory write-down; there was no significant inventory write-down during the year ended December 31, 2010. In addition, during 2011 we continued to work through higher cost inventory, from the carryover effect of 2008. Although a majority of the inventory was worked through in 2009, and to a lesser extent in 2010, some small amounts remained in 2011. These factors resulted in a reduction in our gross margins from 2009 to 2010.

Internationally, our margin remained strong, increasing to 34.0% of sales in 2010 from 31.7% of sales in 2009.

Certain purchasing costs and warehousing activities (including receiving, inspection, and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not in cost of sales. As such, our gross profit may not be comparable to others who may include these expenses as a component of costs of goods sold. Purchasing and warehousing activities costs approximated $25.5 million and $24.4 million for the years ended December 31, 2010 and 2009.

Adjusted Gross Margin. Our Adjusted Gross Margin was $663 million (or 17.2% of sales) for the year ended December 31, 2010, as compared to $494 million (or 13.5% of sales) for the year ended December 31, 2009.

The following table reconciles Adjusted Gross Margin to gross margin (in millions):

	Year Ended December 31,
	2010	2009
Gross margin	$518.1	$548.0
Depreciation and amortization	16.6	14.5
Amortization of intangibles	53.9	46.6
LIFO	74.6	(115.6)

Adjusted Gross Margin	$663.2	$493.5

Selling, General and Administrative (“SG&A”) Expenses. Our selling, general and administrative expenses were $448 million (or 11.6% of sales) for the year ended December 31, 2010, as compared to $409 million (or 11.2% of sales) for the year ended December 31, 2009. This increase is attributable to our International operations where SG&A expenses increased $54 million as the result of the inclusion of a full year of expenses of MRC Transmark as compared to only two months of activity in 2009 following its October 31, 2009 acquisition. Our North American SG&A expenses as a percentage of sales decreased to 10.7% from 11.0%, as we implemented various cost savings initiatives, including reducing employee headcount by 2%, to right size our operations in light of the economic environment we faced.

Goodwill and Intangibles Impairment Charge. During 2009, our earnings progressively decreased due to the reductions in our customers’ expenditure programs caused by the global economic recession, reductions in oil and natural gas commodity prices and other factors. These reductions resulted in reduced demand for our products and lower sales prices/margins, which altered our view of our marketplace. Consequently, we revised certain long-term projections for our business, which, in turn, impacted its estimated fair value. We concluded that the carrying value of our North American goodwill and our indefinite lived trade names exceeded their fair value resulting in a non-cash goodwill and intangibles impairment charge in the amount of $386 million during the year ended December 31, 2009. There was no such goodwill and intangibles impairment charge recorded during the year ended December 31, 2010.

Operating Income (Loss). Operating income was $70 million for the year ended December 31, 2010, as compared to an operating loss of $247 million for the year ended December 31, 2009, an improvement of $317 million. The results of 2009 were negatively impacted by the $386 million non-cash goodwill and intangibles impairment charge, as well as the $46 million non-cash inventory write-down. Excluding these non-cash items, operating income declined by $116 million principally as a result of reduced gross margins from North American operations.

Interest Expense. Our interest expense was $140 million for the year ended December 31, 2010, as compared to $117 million for the year ended December 31, 2009. The increase was due to a higher weighted-average interest rate, including the impact of our interest rate swap agreements and various commitment fees, which increased to 8.5% during 2010 from 6.6% in 2009. The issuance of our Notes in December 2009 and February 2010 had the impact of increasing the interest rate that we pay on $1.05 billion of debt by approximately 250 basis points. Also, in connection with the amendment to our then-existing principal revolving credit facility, the interest rate and commitment fees on such facility increased by approximately 200 basis points and 12.5 basis points, respectively.

Other Income (Expense). We use derivative instruments to help manage our exposure to interest rate risks and certain foreign currency risks. The change in the fair market value of our derivatives reduced earnings by $5 million for the year ended December 31, 2010 and increased earnings by $9 million for the year ended December 31, 2009.

Income Tax Benefit (Expense). Our income tax benefit was $23 million for the year ended December 31, 2010, as compared to income tax benefit of $15 million for the year ended December 31, 2009. Our effective tax rates were 31.1% for the year ended December 31, 2010 and 4.2% for the year ended December 31, 2009. The 2010 rate differs from the federal statutory rate of 35% principally as a result of the impact of differing foreign income tax rates, which included the establishment of a valuation allowance related to certain foreign net operating loss carryforwards. The 2009 rate differs from the federal statutory rate primarily as a result of our nondeductible goodwill impairment charge.

Net (Loss). Our net loss was $52 million for the year ended December 31, 2010 as compared to $340 million for the year ended December 31, 2009, an improvement of $288 million, primarily as a result of the non-cash $386 million goodwill and intangibles impairment charge and $46 million non-cash inventory write down. Excluding these non-cash items and their related income tax effects, net loss was lower by $99 million principally as a result of reduced gross margins from North American operations recorded in 2009.

Adjusted EBITDA. Adjusted EBITDA was $224 million for the year ended December 31, 2010, as compared to $219 million for the year ended December 31, 2009.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Year Ended December 31,
	2010	2009
Net (loss)	$(51.8)	$(339.8)
Income tax (benefit) expense	(23.4)	(15.0)
Interest expense	139.6	116.5
Depreciation and amortization	16.6	14.5
Amortization of intangibles	53.9	46.6
Inventory write-down	0.4	46.5
Change in fair value of derivative instruments	4.9	(8.9)
Goodwill impairment charge	—	386.1
MRC Transmark pre-acquisition contribution	—	38.5
Gain on early extinguishment of debt	—	(1.3)
Amortization of Purchase Price Accounting	—	15.7
Share based compensation expense	3.7	7.8
M&A transaction & integration expenses	1.4	17.5
Legal and consulting expenses	4.2	1.9
Other non-cash expenses(1)	0.1	7.5
LIFO	74.6	(115.6)

Adjusted EBITDA(2)	$224.2	$218.5

(1)	Other non-cash expenses include transaction related expenses, equity based compensation and other items added back to net income pursuant to our debt agreements.
(2)	Adjusted EBITDA excludes the impact of our LIFO costing methodology, which resulted in an increase in cost of sales of $75 million in 2010 and a decrease in cost of sales of $116 million in 2009. Such impact would be included for similar calculations computed for purposes of the Indenture.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

For the years ended December 31, 2009 and 2008, the following table summarizes our results of operations (in millions):

	Year Ended December 31,
	2009	2008	$ Change	% Change
Sales:
North America	$3,610.1	$5,255.2	$(1,645.1)	(31)%
International	51.8	—	51.8	—

Consolidated	$3,661.9	$5,255.2	$(1,593.3)	(30)%

Gross margin:
North America	$534.1	$982.1	$(448.0)	(46)%
International	13.9	—	13.9	—

Consolidated	$548.0	$982.1	$(434.1)	(44)%

Selling, general and administrative expenses:
North America	$397.9	$482.1	$(84.2)	(17)%
International	10.7	—	10.7	—

Consolidated	$408.6	$482.1	$(73.5)	(15)%

Goodwill and intangibles impairment charge:
North America	$386.1	$—	$386.1	—
International	—	—	—	—

Consolidated	$386.1	$—	$386.1	100%

Operating income (loss):
North America	$(250.5)	$500.0	$750.5	(150)%
International	3.8	—	3.8	—

Consolidated	(246.7)	500.0	746.7	(149)%
Interest expense	(116.5)	(84.5)	(32.0)	38%
Other, net	8.4	(8.7)	17.1	197%
Income tax benefit (expense)	15.0	(153.3)	168.3	(110)%

Net (loss)	$(339.8)	$253.5	$(593.3)	(234)%

Adjusted Gross Margin	493.5	1,164.0	(670.5)	(57.6)%
Adjusted EBITDA	$218.5	$744.4	$(525.9)	(71)%

Sales. Our sales were $3.66 billion for the year ended December 31, 2009, as compared to $5.26 billion for the year ended December 31, 2008.

Our North American sales decreased approximately $1.6 billion (31%), primarily due to reduced capital and operating expenditures by our customers. Although our strong 2008 results carried over into the first four months of 2009, our results suffered from the global economic slowdown. Both the average rig counts in North America and commodity prices substantially fell, as the U.S. GDP contracted by 2.6% in 2009, compared to being flat for 2008.

Internationally, sales for 2009 totaled $52 million following our October 2009 acquisition of MRC Transmark. We did not operate an International segment prior to this acquisition.

Gross Margin. Our North American gross margin decreased to $534 million (14.8% of sales) from $982 million (18.7% of sales). During the year ended December 31, 2009, we recognized a $116 million decrease in our cost of sales related to our use of the LIFO method of accounting for inventory costs, compared to a $126 million increase in cost of sales for the year ended December 31, 2008. Excluding the impact of LIFO, North American gross margin declined to 11.6% from 21.1%. This decline reflected a difficult operating environment that included the global recession, major spending cuts by our customers and significant deflation in pricing in our tubular product category.

We perform an internal analysis of our inventory on a quarterly basis, comparing the carrying value of our inventory to the estimated market value of the inventory. As a result of this analysis, we recognized a $46 million inventory write-down; there was no such inventory write-down during the year ended December 31, 2008.

Certain purchasing costs and warehousing activities (including receiving, inspection, and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not in cost of sales. As such, our gross profit may not be comparable to others who may include these expenses as a component of cost of goods sold. Purchasing and warehousing activities costs approximated $24.4 million and $20.3 million for the years ended December 31, 2009 and 2008.

Adjusted Gross Margin. Our Adjusted Gross Margin was $494 million (or 13.5% of sales) for the year ended December 31, 2009, as compared to $1,164 million (or 22.1% of sales) for the year ended December 31, 2008.

The following table reconciles Adjusted Gross Margin to gross margin (in millions):

	Year Ended December 31,
	2009	2008
Gross margin	$548.0	$982.1
Depreciation and amortization	14.5	11.3
Amortization of intangibles	46.6	44.4
LIFO	(115.6)	126.2

Adjusted Gross Margin	$493.5	$1,164.0

Selling, General and Administrative (“SG&A”) Expenses. Our selling, general and administrative expenses were $409 million (or 11% of sales) for the year ended December 31, 2009, as compared to $482 million (or 9% of sales) for the year ended December 31, 2008. Our North American SG&A expenses decreased 17%, due to a decrease in personnel costs and an overall effort to reduce our expenses due to a reduction in our sales volumes. As part of our cost savings initiatives, we reduced our North American headcount by approximately 18%.

Goodwill and Intangibles Impairment Charge. During 2009, our earnings progressively decreased due to the reductions in our customers’ expenditure programs caused by the global economic recession, reductions in oil and natural gas commodity prices and other factors. These reductions resulted in reduced demand for our products and lower sales prices/margins, which altered our view of our marketplace. Consequently, we revised certain long-term projections for our business, which, in turn, impacted its estimated fair value. We concluded that the carrying value of our North American goodwill and our indefinite lived trade names exceeded their fair value resulting in a non-cash goodwill and intangibles impairment charge in the amount of $386 million during the year ended December 31, 2009. There was no such goodwill and intangibles impairment charge recorded during the year ended December 31, 2008.

Operating (Loss) Income. Including the impact of the $386 million goodwill and intangibles impairment charge, $46 million write down and reduced North American gross margins noted above, our operating loss was $247 million for the year ended December 31, 2009, as compared to operating income of $500 million for the year ended December 31, 2008.

Interest Expense. Our interest expense was $117 million for the year ended December 31, 2009, as compared to $85 million for the year ended December 31, 2008. The increase of $32 million was due to an increase in the average debt balances during the year. The increase in the average debt balances was due to: (i) debt assumed in conjunction with the LaBarge acquisition (October 2008), (ii) debt incurred for working capital expansion during the first quarter of 2009, (iii) debt incurred for the May 2008 dividend recapitalization transaction, and (iv) debt assumed in conjunction with the MRC Transmark acquisition (October 2009). Also, as a result of the 2009 de-designation and termination of our $700 million interest rate swap agreement, we recorded $12 million and $16 million, respectively, to interest expense. Our weighted average interest rates increased slightly to 6.6% from 6.5%.

Other Income (Expense). We recorded a net gain on early extinguishment of debt of $1 million for the year ended December 31, 2009. We purchased and retired $10 million of junior term loan facility debt in March 2009, resulting in a gain on early extinguishment of debt of $6 million ($4 million, net of deferred income taxes). We purchased and retired $25 million of junior term loan facility debt in April 2009, resulting in a gain of $10 million ($6 million, net of deferred income taxes). We used the proceeds from the sale of the Notes issued in December 2009 to pay off our term loan facility and our junior term loan facility. In connection with these payoffs, we wrote off approximately $14 million of unamortized debt issue costs that pertained to those facilities. We had no such extinguishments of debt during the year ended December 31, 2008.

We use derivative instruments to help manage our exposure to interest rate risks and certain foreign currency risks. The change in the fair market value of our derivatives increased our earnings by $9 million for the year ended December 31, 2009 and reduced our earnings by $6 million for the year ended December 31, 2008.

Income Tax Benefit (Expense). Our income tax benefit was $15 million for the year ended December 31, 2009, as compared to income tax expense of $153 million for the year ended December 31, 2008. Our effective tax rates were (4.2%) and 37.7% for the years ended December 31, 2009 and 2008, respectively. Excluding the impact of our goodwill and intangible impairment charge, our effective tax rate for the year ended December 31, 2009 would have been 41.9%. These rates differ from the federal statutory rate of 35% principally as a result of our goodwill and intangibles impairment charge and state income taxes.

Net (Loss). Our net loss was $340 million for the year ended December 31, 2009 as compared to net income of $253 million for the year ended December 31, 2008. Excluding the impact of MRC Transmark ($4 million), net income decreased $589 million as a result of the items noted above, including, in particular, the $386 million goodwill and intangibles impairment charge.

Adjusted EBITDA. Adjusted EBITDA was $219 million for the year ended December 31, 2009, as compared to $744 million for the year ended December 31, 2008.

The following table reconciles Adjusted EBITDA with our net (loss) income, as derived from our financial statements (in millions):

	Year Ended December 31,
	2009	2008
Net (loss) income	$(339.8)	$253.5
Income tax (benefit) expense	(15.0)	153.2
Interest expense	116.5	84.5
Depreciation and amortization	14.5	11.3
Amortization of intangibles	46.6	44.4
Inventory write-down	46.5	—
Change in fair value of derivative instruments	(8.9)	6.2
Goodwill and intangible impairment charge	386.1	—
MRC Transmark pre-acquisition contribution	38.5	—
Gain on early extinguishment of debt	(1.3)	—
Amortization of Purchase Price Accounting	15.7	2.4
Share based compensation expense	7.8	10.2
M&A transaction & integration expenses	17.5	30.4
Legal and consulting expenses	1.9	0.4
Other non-cash expenses(1)	7.5	21.7
LIFO	(115.6)	126.2

Adjusted EBITDA(2)	$218.5	$744.4

(1)	Other non-cash expenses include transaction related expenses, equity based compensation and other items added back to net income pursuant to our debt agreements.
(2)	Adjusted EBITDA excludes the impact of our LIFO costing methodology, which resulted in a decrease in cost of sales of $116 million in 2009 and an increase in cost of sales of $126 million in 2008. Such impact would be included for similar calculations computed for purposes of the Indenture.

Financial Condition and Cash Flows

Financial Condition

The following table sets forth selected balance sheet data for the periods indicated below (in millions):

	September 30, 2011	December 31, 2010	December 31, 2009
Inventory	$862.2	$765.4	$871.7
Working capital	1,035.9	842.6	930.2
Long-term debt, including current portion	1,505.6	1,360.2	1,452.6

Starting in 2010, we have been emphasizing a shift in our sales to higher gross margin products. Typically, OCTG (within our energy carbon steel tubular product portfolio) has generated the lowest gross margin. In alignment with this shift in emphasis, we have been re-balancing our inventories. At September 30, 2011, our energy carbon steel tubular products constituted approximately 48% of our inventory balance, down from 56% at the end of 2009. Conversely, our oilfield and natural gas distribution products, which typically generate a higher gross margin, comprised 52% of our inventory at September 30, 2011, up from 44% at the end of 2009.

Our working capital decreased 9% from 2009 to 2010, as reduction in inventories was offset by volume related increases in accounts receivable and accounts payable, resulting in a $92 million reduction in long-term borrowings from 2009 to 2010. We closely monitor our working capital position to ensure that we have the appropriate flexibility for our operations.

Cash Flows

The following table sets forth our cash flows for the periods indicated below (in millions):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Net cash provided by (used in):
Operating activities	$(94.9)	$28.0	$112.5	$505.5	$(137.4)
Investing activities	(38.1)	(17.9)	(16.2)	(66.9)	(314.2)
Financing activities	116.0	(12.1)	(97.9)	(393.9)	452.0

Net (decrease) increase in cash and cash equivalents	$(17.0)	$(2.0)	$(1.6)	$44.7	$0.4

Effect of foreign exchange rate on cash	$2.2	$0.3	$1.7	$(0.6)	$1.7

Operating Activities

Net cash used in operating activities was $94.9 million for the nine months ended September 30, 2011, compared to net cash provided by operating activities of $28.0 million for the nine months ended September 30, 2010. Net cash used in operations was primarily the result of an increase in working capital required to meet the demands of increased business activity levels.

Net cash provided by operating activities decreased by $393 million to $113 million for the year ended December 31, 2010, primarily from operations. Net cash provided by operations increased $643 million from 2008 to 2009, primarily from changes in our working capital, most notably inventory, as we implemented our Inventory Reduction Plan in response to changing market conditions. This provided $367 million of cash in 2009 as compared to using $462 million in 2008.

Investing Activities

Net cash used in investing activities was $38.1 million for the nine months ended September 30, 2011, compared to $17.9 million for the nine months ended September 30, 2010. The $20.2 million increase in cash used in investing activities is primarily due to the acquisition of MRC SPF and VSC offset by the proceeds on the sale of certain assets held for sale. Our net capital expenditures were down slightly, 0.2% of sales during the nine months ended September 30, 2011, compared to 0.4% of sales during the nine months ended September 30, 2011.

Net cash used in investing activities decreased by $51 million to $16 million for the year ended December 31, 2010. In each year, our net cash used primarily related to our acquisition activity. In 2010, $12 million was used to acquire South Texas Supply and Dresser Oil Tools & Supply. In 2009, $56 million was used to acquire MRC Transmark. In 2008, $299 million was used for three transactions: (1) acquisition of LaBarge ($152 million), (2) purchase of the remaining 49% interest in MRC Midfield ($132 million), and (3) carryover from the Red Man Transaction ($15 million).

Our capital expenditures, net, are typically approximately 0.3% of our sales for any given year.

Financing Activities

Net cash provided by financing activities was $116.0 million for the nine months ended September 30, 2011, compared to net cash used in financing activities of $12.1 million used for the nine months ended September 30, 2010. These proceeds, which generally reflect advances on our revolving credit facility, were required primarily due to an increase in working capital needs driven by higher sales volumes and the purchase of MRC SPF and VSC.

Net cash provided by (used in) financing activities decreased by $296 million to $98 million for the year ended December 31, 2010. The decrease represents our discipline in managing our working capital and paying down our indebtedness. The decrease from 2008 to 2009 reflected our efforts to reduce our working capital, primarily inventories, the proceeds of which were used to reduce our outstanding debt balances. During 2009, we substantially reduced the balance of our indebtedness. Excluding the impact of the MRC Transmark acquisition and costs associated with the Notes, our debt is down from its peak in February 2009 to its low point in April 2010 by approximately $580 million. As a result of this reduction, we reduced the balance of our then-existing revolving credit facilities by approximately $343 million during 2009. Also, in conjunction with the various amendments to our credit facilities and the issuance of the Notes, we paid $27 million in debt issuance costs, which will be amortized over the life of the respective facility. During 2008, we increased the balance on our then-existing revolving credit facilities to support the growth of our business, both for acquisitions and for working capital. In 2008, we received proceeds of $897 million, partially offset by our dividend recapitalization of $475 million to our shareholders.

Liquidity and Capital Resources

Our primary sources of liquidity consist of cash generated from our operating activities, existing cash balances and borrowings under our existing revolving credit facilities. Our ability to generate sufficient cash flows from our operating activities will continue to be primarily dependent on our sales of products and services to our customers at margins sufficient to cover our fixed and variable expenses. As of September 30, 2011 and December 31, 2010, we had cash and cash equivalents of $41 million and $56 million, respectively. As of September 30, 2011 and December 31, 2010, $31 million and $51 million of our cash and cash equivalents was maintained in the accounts of our various foreign subsidiaries and, if such amounts were transferred among countries or repatriated to the U.S., such amounts may be subject to additional tax liabilities, which would be recognized in our financial statements in the period during which such decision was made. We have the intent and ability to permanently reinvest the cash held by our foreign subsidiaries and there are currently no plans that require the repatriation of such amounts.

Our credit facilities consist of a $1.05 billion North American asset-based revolving credit facility that provides for borrowings of up to $900 million under a U.S. tranche and CDN$150 million under a Canadian tranche, a €10 million multi-currency overdraft facility, and a €60 million credit facility at our principal international subsidiary which currently consists of a AUD$30.3 million term loan facility and a €34.5 million revolving credit facility, with a €20 million sublimit on letters of credit. We maintain these facilities primarily to finance our working capital and operations, as well as pursue certain mergers and acquisitions. As of September 30, 2011, we had $583 million available under these credit facilities, which represented approximately a $67 million increase from availability under similar facilities at December 31, 2010. As noted above, our ability to transfer funds among countries could be hampered by additional tax liabilities imposed as a result of these transfers.

We also have $1.05 billion of our Notes outstanding. In December 2009, we issued $1.0 billion of Notes and applied the net proceeds to pay substantially all the outstanding borrowings under our $575 million term loan facility and our $450 million junior term loan facility. In February 2010, we issued an additional $50 million of Notes and applied the net proceeds to repay amounts outstanding under our U.S. revolving credit facility. See “Corporate Structure” for an explanation of our debt in our capital structure.

Our credit ratings are below “investment grade” and as such could impact both our ability to raise new funds as well as the interest rates on our future borrowings. Our ability to incur additional debt is restricted by our existing obligations. We were in compliance with the covenants contained in the Indenture and various credit facilities as of and during the nine months ended September 30, 2011.

We believe our sources of liquidity will be sufficient to satisfy the anticipated cash requirements associated with our existing operations for at least the next twelve months. However, our future cash requirements could be higher than we currently expect as a result of various factors. Additionally, our ability to generate sufficient cash from our operating activities depends on our future performance, which is subject to general economic, political, financial, competitive and other factors beyond our control. We may from time to time seek to raise additional debt or equity financing in the public or private markets, based on market conditions. There can be no assurance that we will be able to raise any such financing on terms acceptable to us or at all. We may also seek, from time to time, depending on market conditions, to refinance certain categories of our debt, including our Notes and our debt agreements. We may also, from time to time, seek to repurchase our Notes in the open market or otherwise. Any such transaction would be subject to market conditions, compliance with all of our debt agreements, and various other factors.

Contractual Obligations, Commitments and Contingencies

Contractual Obligations

The following table summarizes our minimum payment obligations as of December 31, 2010 relating to long-term debt, interest payments, capital leases, operating leases, purchase obligations and other long-term liabilities for the periods indicated (in millions):

	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt(1)	$1,360.2	$—	$332.3	$—	$1,027.9
Interest payments(2)	625.4	110.8	219.5	199.5	95.6
Interest rate swap	12.0	9.5	2.5	—	—
Capital leases	8.6	1.2	2.4	1.8	3.2
Operating leases	90.9	27.6	38.7	19.0	5.6
Purchase obligations(3)	349.9	349.9	—	—	—
Other long-term liabilities	17.8	—	—	—	17.8

Total	$2,464.8	$499.0	$595.4	$220.3	$1,150.1

(1)	Long-term debt is based on debt outstanding on December 31, 2010.
(2)	Interest payments are based on interest rates in effect at December 31, 2010 and assume contractual amortization payments.
(3)	Purchase obligations reflect our commitments to purchase PVF products in the ordinary course of business. While our vendors often allow us to cancel these purchase orders without penalty, in certain cases cancellations may subject to cancellation fees or penalties, depending on the terms of the contract.

We historically have been an acquisitive company. We expect to fund future acquisitions primarily with cash flows from (i) borrowings, either the unused portion of our facilities or new debt issuances, (ii) cash provided by operations, or (iii) the issuance of additional equity in connection with such acquisitions.

Description of Our Indebtedness

ABL Credit Facility

In June 2011, McJunkin Red Man Corporation and certain of its subsidiaries entered into an asset-based revolving credit facility with Bank of America, N.A., as agent and a lender (the “Agent”) and other lenders from time to time parties to the facility. McJunkin Red Man Corporation is a wholly owned, direct subsidiary of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation). See “Corporate Structure”. The ABL Credit Facility consists of:

•

a U.S. tranche, under which McJunkin Red Man Corporation and certain of its U.S. subsidiaries (the “U.S. Borrowers”) may borrow in U.S. Dollars up to a maximum amount of the lesser of the U.S. Borrowing Base (as defined below) and $900 million (the “Total U.S. Commitment”), and

•

a Canadian tranche, under which Midfield Supply LLC, a wholly owned Canadian subsidiary of McJunkin Red Man Corporation, may borrow in Canadian Dollars up to a maximum amount of the lesser of its Canadian Borrowing Base (as defined below) and CDN$150 million (the “Total Canadian Commitment”).

The U.S. Borrowers may use up to $80 million of the U.S. tranche for letters of credit and up to $75 million for swingline loans. Subject to certain conditions, McJunkin Red Man Corporation has the power to designate other Canadian subsidiaries as borrowers under the ABL Credit Facility (together with Midfield Supply LLC, the “Canadian Borrowers”). The Canadian Borrowers may use up to CDN$20 million of the Canadian tranche for letters of credit and up to CDN$25 million for swingline loans. The ABL Credit Facility matures on June 14, 2016. We refer to the Canadian Borrowers and the U.S. Borrowers collectively as the “Borrowers” in this “—ABL Credit Facility” description.

Each Canadian Borrower is permitted to make borrowings under the Canadian tranche in Canadian Dollars of up to the maximum amount of the lesser of its Canadian Borrowing Base (calculated separately from the Canadian Borrowing Bases of the other Canadian Borrowers) and the Total Canadian Commitment (less the borrowings of any other Canadian Borrowers). Subject to certain conditions, the Total U.S. Commitment and the Total Canadian Commitment may be increased from time to time up to an amount which, in the aggregate for all such increases, does not exceed $250 million.

Borrowing Bases. The “U.S. Borrowing Base” will be equal to the sum of:

•	the book value of eligible accounts receivable of the U.S. Borrowers; plus

•	the lesser of:

•	70% of the net book value of eligible inventory (adding back the LIFO reserve calculated in accordance with GAAP) of the U.S. Borrowers and

•

the net orderly liquidation value of eligible inventory (net of current monthly shrinkage reserve calculated in accordance with GAAP and valued at cost) of the U.S. Borrowers multiplied by the advance rate of 85%;

•	minus certain reserves.

Each “Canadian Borrowing Base” will be equal to the sum of:

•	the book value of eligible accounts receivable of the applicable Canadian Borrower; plus

•	the lesser of:

•	70% of the net book value of eligible inventory (adding back the LIFO reserve calculated in accordance with GAAP) of the applicable Canadian Borrower and

•

the net orderly liquidation value of eligible inventory (net of current monthly shrinkage reserve calculated in accordance with GAAP and valued at cost) of the applicable Canadian Borrower multiplied by the advance rate of 85%;

•	minus certain reserves.

Guarantees and Security. The U.S. Borrowers guarantee the obligations under the U.S. tranche. The U.S. Borrowers and the Canadian Borrowers guarantee the obligations under the Canadian tranche.

Obligations under the U.S. tranche are secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable and inventory of the U.S. Borrowers. Obligations under the Canadian tranche are secured, subject to certain exceptions, by:

•	a first-priority security interest in the accounts receivable and inventory of the U.S. Borrowers and the Canadian Borrowers and

•	a pledge of indebtedness owing to the Canadian Borrowers and capital stock of their wholly owned subsidiaries.

The security interest in accounts receivable and inventory of the U.S. Borrowers ranks prior to the security interest in this collateral, which secures the Notes (as defined below).

Interest Rate and Fees. Borrowings under the U.S. tranche bear interest at a rate per annum equal to, at the U.S. Borrower’s option, either:

•	the adjusted LIBOR rate plus an applicable margin or

•	a U.S. base rate plus an applicable margin.

Borrowings under the Canadian Tranche bear interest at a rate per annum equal to, at the Canadian Borrower’s option, either:

•	the adjusted Canadian BA Rate (as defined) plus an applicable margin,

•	a Canadian base rate plus an applicable margin or

•	a Canadian prime rate plus an applicable margin.

The applicable margin was initially 2.00% for LIBOR and Canadian BA Rate borrowings and 1.00% for the U.S. base rate, Canadian base rate and Canadian prime rate borrowings, in each case subject to a 0.25% step-up or step-down based on a consolidated fixed charge coverage ratio as of the end of the most recent fiscal quarter. The applicable margin for the U.S. base rate, Canadian base rate and Canadian prime rate borrowings will be 100 basis points lower than the applicable margin for LIBOR and Canadian BA Rate borrowings.

In addition to paying interest on outstanding principal under the ABL Credit Facility, the Borrowers are required to pay a commitment fee in respect of unutilized commitments under the ABL Credit Facility, which is equal to 0.375% per annum.

Voluntary Prepayments. The Borrowers may voluntarily prepay the principal of any advance, without penalty or premium, at any time in whole or in part, subject to the payment of certain costs in the case of LIBOR and Canadian BA Rate borrowings.

Restrictive Covenants and Other Matters. The ABL Credit Facility requires the Company and its restricted subsidiaries, on a consolidated basis, to maintain a fixed charge coverage ratio (defined as the ratio of EBITDA to the sum of cash interest, principal payments on indebtedness, unfinanced capital expenditures and accrued income taxes) of at least 1.0 to 1.0 when excess availability is less than or equal to the greater of:

•	10% of the total commitments under the ABL Credit Facility; and

•	$75 million.

The ABL Credit Facility also contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Borrowers and their restricted subsidiaries to:

•	create, incur, assume, or suffer to exist, any liens;

•	create, incur, assume or permit to exist, directly or indirectly, any additional indebtedness;

•	consolidate, merge, amalgamate, liquidate, wind up, or dissolve themselves;

•	convey, sell, lease, license, assign, transfer or otherwise dispose of the Borrowers’ or their restricted subsidiaries’ assets;

•	make certain restricted payments;

•	make certain investments;

•	amend or otherwise alter the terms of documents related to certain subordinated indebtedness;

•	enter into transactions with affiliates; and

•	prepay certain subordinated indebtedness.

The ABL Credit Facility also contains other customary restrictive covenants. The covenants are subject to various baskets and materiality thresholds, with many restrictions on the repayment of subordinated indebtedness, restricted payments and investments not being applicable when the Borrowers’ excess availability exceeds a certain threshold. The restriction on incurring unsecured indebtedness is not applicable when the Borrowers’ and their restricted subsidiaries’ total debt to EBITDA ratio is less than or equal to 5.5:1.0, and the restriction on incurring secured indebtedness is not applicable when, among other things, the Borrowers’ and their restricted subsidiaries’ secured debt to EBITDA ratio is less than or equal to 5.0:1.0.

The ABL Credit Facility contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security document supporting the ABL Credit Facility to be in force and effect and change of control. If such an event of default occurs, the Agent under the ABL Credit Facility is entitled to take various actions, including the acceleration of amounts due under the ABL Credit Facility, the termination of all revolver commitments and all other actions that a secured creditor is permitted to take.

Notes

In December 2009, McJunkin Red Man Corporation issued $1.0 billion of the Notes. We used the proceeds of the offering of the Notes to pay all the outstanding borrowings under our then-existing term loan facility and junior term loan facility. McJunkin Red Man Corporation issued an additional $50 million of Notes in February 2010. See “Corporate Structure”.

The Notes mature on December 15, 2016. Interest accrues at 9.50% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2010. The Notes are guaranteed on a senior secured basis by MRC Global Inc. and all of the current and future wholly owned domestic subsidiaries of McJunkin Red Man Corporation (other than certain excluded subsidiaries) and any of McJunkin Red Man Corporation’s future restricted subsidiaries that guarantee any indebtedness of McJunkin Red Man Corporation or any subsidiary guarantor, including the ABL Credit Facility (the “Subsidiary Guarantors”).

Redemption and Repurchase. At any time prior to December 15, 2012 and subject to certain conditions, McJunkin Red Man Corporation may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.50%, plus accrued and unpaid interest, with the cash proceeds of certain qualifying equity offerings. Additionally, at any time prior to December 15, 2012, McJunkin Red Man Corporation may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100%, plus any accrued and unpaid interest, and plus a make-whole premium. On or after December 15, 2012, McJunkin Red Man Corporation may redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

Year	Percentage
2012	107.125%
2013	104.750%
2014	102.375%
2015 and thereafter	100.000%

Upon the occurrence of a change of control as defined under the Indenture, McJunkin Red Man Corporation will be required to make an offer to repurchase each holder’s Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Covenants. The Indenture contains covenants that limit the ability of McJunkin Red Man Corporation and its restricted subsidiaries to, among other things, incur additional indebtedness, issue certain preferred stock or disqualified capital stock, create liens, pay dividends or make other restricted payments, make certain payments on debt that is subordinated or secured on a basis junior to the Notes, make investments, sell assets, create restrictions on the payment of dividends or other amounts to McJunkin Red Man Corporation from restricted subsidiaries, consolidate, merge, sell or otherwise dispose of all or substantially all of McJunkin Red Man Corporation’s assets, enter into transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries.

Collateral. The Notes and the Subsidiary Guarantor guarantees are secured on a senior basis (subject to permitted prior liens), together with any other Notes issued under the Indenture or other debt that is secured equally and ratably with the Notes, subject to certain conditions (“Priority Lien Obligations”), equally and ratably by security interests granted to the collateral trustee in all Notes Priority Collateral (as such term is defined in the Indenture) from time to time owned by McJunkin Red Man Corporation or the Subsidiary Guarantors. The guarantee of MRC Global Inc. of the Notes is not secured. The Notes Priority Collateral generally comprises substantially all of McJunkin Red Man Corporation’s and the Subsidiary Guarantors’ tangible and intangible assets, other than specified excluded assets.

The Notes and the guarantees by the Subsidiary Guarantors are also secured on a junior basis (subject to the lien to secure the ABL Credit Facility and other permitted prior liens) by security interests granted to the collateral trustee in all ABL Priority Collateral (as such term is defined in the Indenture) that McJunkin Red Man Corporation or the Subsidiary Guarantors owns from time to time. Subject to certain exceptions, the ABL Priority Collateral generally comprises substantially all of

McJunkin Red Man Corporation’s and the Subsidiary Guarantors’ accounts receivable, inventory, general intangibles and other assets relating to the foregoing, deposit and securities accounts, and proceeds and products of the foregoing, other than specified excluded assets. Assets owned by McJunkin Red Man Corporation’s non-guarantor subsidiaries and by MRC Global Inc. are not part of the collateral securing the Notes.

MRC Transmark Facility

MRC Transmark and its material subsidiaries (the “MRC Transmark Group”) are parties to a €60  million credit facility with HSBC Bank PLC, dated September 17, 2010 (as amended, restated and supplemented from time to time, the “MRC Transmark Facility”) which currently consists of a AUD$30.3 million (USD$31.2 million) term loan facility and a €34.5  million (USD$44 million) revolving credit facility, with a €20 million (USD $25 million) sublimit on letters of credit. MRC Transmark Holdings UK Limited is also party to a €10 million (USD$13 million) multi-currency overdraft facility, which was entered into on June 30, 2011. At September 30, 2011, €37.4 million (USD$47.5 million) was outstanding under the MRC Transmark Facility, USD$25 million was available under the MRC Transmark Facility, and the weighted average interest rate on borrowings was 5.79%. At September 30, 2011, €5.1 million (USD$6.5 million) was outstanding under the multi-currency overdraft facility.

The MRC Transmark Facility will be reduced by €10 million (USD$13 million) over its three year term (subject to foreign exchange calculations given its dual currency nature). The multi-currency overdraft facility has a term of one year.

The MRC Transmark Facility bears interest at LIBOR or, in relation to any loan in Euros, EURIBOR, plus an applicable margin. The margin is calculated according to the following table:

Leverage Ratio	Margin
Less than or equal to 0.75:1	1.50%
Greater than 0.75:1, but less than or equal to 1.00:1	1.75%
Greater than 1.00:1, but less than or equal to 1.50:1	2.00%
Greater than 1.50:1, but less than or equal to 2.00:1	2.25%
Greater than 2.00:1	2.50%

MRC Transmark and its material subsidiaries guarantee the MRC Transmark Facility. Substantially all of the assets of the MRC Transmark Group secure the MRC Transmark Facility.

The MRC Transmark Facility also requires MRC Transmark to ensure (in respect of the MRC Transmark Group):

•	an interest coverage ratio not less than 3.50:1, and

•	a leverage ratio not to exceed 2.50:1.

We were in compliance with these covenants as of and for the nine months ended September 30, 2011.

Other Commitments

In the normal course of business with customers, vendors and others, we are contingently liable for performance under standby letters of credit and bid, performance and surety bonds. We were contingently liable for approximately $27 million of standby letters of credit, trade guarantees given by bankers and bid, performance and surety bonds at September 30, 2011. Management does not expect any material amounts to be drawn on these instruments.

Legal Proceedings

We are involved in various legal proceedings and claims, both as a plaintiff and a defendant, which arise in the ordinary course of business. These legal proceedings include claims that individuals brought against a large number of defendant entities, including us, seeking damages for injuries that certain products containing asbestos allegedly caused. As of September 30, 2011, we are a defendant in lawsuits involving approximately 989 of these claims. Each claim involves allegations of exposure to asbestos-containing materials by an individual or his or her family members. The complaints typically name many defendants. In a majority of these lawsuits, little or no information is known regarding the nature of the plaintiff’s alleged injuries or their connection with products that we distributed. Through September 30, 2011, lawsuits involving over 11,817 claims have been brought against us. No asbestos lawsuit has resulted in a judgment against us to date, with the majority being settled, dismissed or otherwise resolved. In total, since the first asbestos claim brought against us through September 30, 2011, approximately $1.6 million has been paid to asbestos claimants in connection with settlements of claims against us without regard to insurance recoveries. Of this amount, approximately $1.1 million has been paid to settle claims alleging mesothelioma, $0.3 million for claims alleging lung cancer and $0.1 million for non-malignant claims. The following chart summarizes, for each year since 2006, the approximate number of pending claims, new claims, settled claims, dismissed claims, and approximate total settlement payments, average settlement amount and total defense costs:

	Claims Pending at End of Period	Claims Filed	Claims Settled	Claims Dismissed	Settlement Payments $	Average Settlement Amount $	Defense Costs $
Fiscal year ended December 31, 2006	812	28	6	11	75,000	12,500	179,791
Fiscal year ended December 31, 2007	825	23	3	7	72,500	24,167	218,900
Fiscal year ended December 31, 2008	846	43	16	6	295,500	18,469	336,497
Fiscal year ended December 31, 2009	905	81	12	10	193,500	16,125	463,213
Fiscal year ended December 31, 2010	948	89	28	18	481,000	17,179	604,565
Nine months ended September 30, 2011	989	86	21	20	354,000	16,857	421,407

As the table above shows, there has been an increase in the number of claims filed since the fiscal year ending December 31, 2009. We believe that this increase is due to a recent increase in the marketing efforts by personal injury law firms in West Virginia and Pennsylvania. Although we do not know whether this is a trend that will continue in the near term, in the long term, we anticipate that asbestos-related litigation against us will decrease as the incidence of asbestos-related disease in the general U.S. population decreases.

We annually conduct analyses of our asbestos-related litigation to estimate the adequacy of the reserve for pending and probable asbestos-related claims. These analyses consist of separately estimating our reserve with respect to pending claims (both those scheduled for trial and those for which a trial date had not been scheduled), mass filings (including lawsuits brought in West Virginia each involving many, in some cases over a hundred, plaintiffs, which include little information regarding the nature of each plaintiff’s claim and historically have rarely resulted in any payments to plaintiff) and probable future claims. A key element of the analysis is categorizing our claims by the type of disease the plaintiffs allege and developing “benchmark” estimated settlement values for each claim category based on our historical settlement experience. These estimated settlement values are applied to each of our pending individual claims. With respect to pending claims where the disease type is unknown, the outcome is projected based on historic experience. The reserve with respect to mass filings is estimated by determining the number of individual plaintiffs included in the mass filings likely to have claims resulting in settlements based on our historical experience with mass filings. Finally, we estimate the value of probable claims that plaintiffs may assert against us over the next 15 years based on public health estimates of future incidences of certain asbestos-related diseases in the general U.S. population. Estimated settlement values are applied to those projected claims. Our annual assessment, dated September 30, 2011, projected that our payments to asbestos claimants over the next 15 years are estimated to range from $5 million to $11 million. Given these estimates and existing insurance coverage that historically has been available to cover substantial portions of our past payments to claimants and defense costs, we believe that our current accruals and associated estimates relating to pending and probable asbestos-related litigation likely to be asserted over the next 15 years are currently adequate. Our belief that our accruals and associated estimates are currently adequate, however, relies on a number of significant assumptions, including:

•	That our future settlement payments, disease mix and dismissal rates will be materially consistent with historic experience;

•	That future incidences of asbestos-related diseases in the U.S. will be materially consistent with current public health estimates;

•	That the rates at which future asbestos-related mesothelioma incidences result in compensable claims filings against us will be materially consistent with its historic experience;

•	That insurance recoveries for settlement payments and defense costs will be materially consistent with historic experience;

•	That legal standards (and the interpretation of these standards) applicable to asbestos litigation will not change in material respects;

•	That there are no materially negative developments in the claims pending against us; and

•	That key co-defendants in current and future claims remain solvent.

If any of these assumptions prove to be materially different in light of future developments, liabilities related to asbestos-related litigation may be materially different than amounts accrued or estimated. Further, while we anticipate that additional claims will be filed in the future, we are unable to predict with any certainty the number, timing and magnitude of such future claims.

Also, there is a possibility that resolution of certain legal contingencies for which there are no liabilities recorded could result in a loss. Management is not able to estimate the amount of such loss, if any. However, in our opinion, the ultimate resolution of all pending matters is not expected to have a material effect on our financial position, although it is possible that such resolutions could have a material adverse impact on results of operations in the period of resolution. Further, given the relatively small amounts we have paid in recent periods and our expectations regarding future required payments, we do not believe that the ultimate resolution of these matters for any period will have a material impact on our liquidity in any period on either a short term or long term basis.

Off-Balance Sheet Arrangements

We do not have any material “off-balance sheet arrangements” as such term is defined within the rules and regulations of the SEC.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with GAAP. In order to apply these principles, management must make judgments and assumptions and develop estimates based on the best available information at the time. Actual results may differ based on the accuracy of the information utilized and subsequent events. Our accounting policies are described in the notes to our audited and unaudited financial statements included elsewhere in this prospectus. These critical accounting policies could materially affect the amounts recorded in our financial statements. We believe the following describes significant judgments and estimates used in the preparation of our consolidated financial statements:

Allowance for Doubtful Accounts: We evaluate the adequacy of the allowance for losses on receivables based upon periodic evaluation of accounts that may have a higher credit risk using information available about the customer and other relevant data. This formal analysis is inherently subjective and requires us to make significant estimates of factors affecting doubtful accounts, including customer-specific information, current economic conditions, volume, growth and composition of the account, and other factors such as financial statements, news reports and published credit ratings. The amount of the allowance for the remainder of the trade balance is not evaluated individually, but is based upon historical loss experience. Because this process is subjective and based on estimates, ultimate losses may differ materially from those estimates. During 2010, we reduced our allowance for doubtful accounts by approximately $2 million, as the economic conditions in which we, and our customers, operate improved. At September 30, 2011 and December 31, 2010 and 2009, the allowance for doubtful accounts was $6.5 million, $4.5 million and $8.8 million, or 0.8%, 0.7% and 1.7% of gross accounts receivable, respectively.

Inventories: Our U.S. inventories are valued at the lower of cost (principally using the LIFO method or market. We record an estimate each quarter, if necessary, for the expected annual effect of inflation and estimated year-end inventory volume. These estimates are adjusted to actual results determined at year-end. Our inventories that are held outside of the U.S., totaling $193.5 million and $140.0 million at September 30, 2011 and December 31, 2010, respectively, were valued at the lower of weighted-average cost or market.

Under the LIFO inventory valuation method, changes in the cost of inventory are recognized in cost of sales in the current period even though these costs may have been incurred at significantly different values. Since the Company values most of its inventory using the LIFO inventory costing methodology, a rise in inventory costs has a negative effect on operating results, while, conversely, a fall in inventory costs results in a benefit to operating results. In a period of rising prices, cost of sales recognized under LIFO is generally higher than the cash costs incurred to acquire the inventory sold. Conversely, in a period of declining prices, costs of sales recognized under LIFO are generally lower than cash costs of the inventory sold.

The LIFO inventory valuation methodology is not utilized by many of the companies with which we compete, including foreign competitors. As such, our results of operations may not be comparable to those of our competitors during periods of volatile material costs due, in part, to the differences between the LIFO inventory valuation method and other acceptable inventory valuation methods.

During 2008, in addition to an increase in sales volumes, we experienced inflation in the cost of our products of approximately 21% on a weighted average basis. The increase in our tubular products was even more significant, with 2008 inflation of approximately 28%. In 2009, this trend reversed, with our overall product mix experiencing 15% deflation, with tubular products deflating approximately 20%. As a result of lengthening lead times from our manufacturers during mid to late 2008, we continued to receive inventory during the fourth quarter and into the first quarter of 2009 that was ordered to support the greater demand during mid to late 2008. The resulting inventory overstock, coupled with the deflation we experienced, resulted in the cost of our inventory balance being above market value. As a result of our lower-of-cost-or-market assessment, we recorded a $46.5 million write-down of our inventory during the year ended December 31, 2009. There were no significant write-downs during the year ended December 31, 2010.

Impairment of Long-Lived Assets: Our long-lived assets consist primarily of amortizable intangible assets, which comprise approximately 16% of our total assets as of September 30, 2011. These assets are recorded at fair value at the date of acquisition and are amortized over their estimated useful lives. We make significant judgments and estimates in both calculating the fair value of these assets, as well as determining their estimated useful lives.

The carrying value of these assets is subject to an impairment test when events or circumstances indicate a possible impairment. When events or circumstances indicate a possible impairment, we assess recoverability from future operations using an undiscounted cash flow analysis, derived from the lowest appropriate asset group. If the carrying value exceeds the undiscounted cash flows, we would recognize an impairment charge to the extent that the carrying value exceeds the fair value, which is determined based on a discounted cash flow analysis. During 2009, as the key factors affecting our business declined and our profitability progressively declined throughout the year, we determined that an impairment indicator existed and performed an impairment test on our long-lived assets. This test required us to make forecasts of our future operating results, the extent and timing of future cash flows, working capital, profitability and growth trends. We performed our impairment test as of October 27, 2009 which did not result in an impairment charge. During 2010, no indicators of impairment existed. No indications of impairment were present at September 30, 2011. While we believe our assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Goodwill and Other Indefinite-Lived Intangible Assets: Our goodwill and other indefinite-lived intangible assets comprise approximately 25% of our total assets as of September 30, 2011. Goodwill and intangible assets with indefinite useful lives are tested for impairment annually, each October, or more frequently if circumstances indicate that impairment may exist. Prior to the acquisition of MRC Transmark, which closed on October 30, 2009, we had only one reporting unit. Following the MRC Transmark acquisition, we began evaluating goodwill for impairment at two reporting units that mirror our two reportable segments (North America and International). Within each reporting unit, we have elected to aggregate the component countries and regions into a single reporting unit based on their similar economic characteristics, products, customers, suppliers, methods of distribution and the manner in which we operate each segment. We perform our annual tests for indications of goodwill impairment as of the end of October of each year, updating on an interim basis should indications of impairment exist.

The goodwill impairment test compares the carrying value of the reporting unit that has the goodwill with the estimated fair value of that reporting unit. If the carrying value is more than the estimated fair value, the second step is performed, whereby we calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the estimated fair value of the reporting unit. Impairment losses are recognized to the extent that recorded goodwill exceeds implied goodwill. Our impairment methodology uses discounted cash flow and multiples of cash earnings valuation techniques, plus valuation comparisons to similar businesses. These valuation methods require us to make certain assumptions and estimates regarding future operating results, the extent and timing of future cash flows, working capital, sales prices, profitability, discount rates and growth trends. As a result of our impairment test, we recognized a $309.9 million pre-tax impairment charge during the year ended December 31, 2009. No such impairment charges were recognized during the year ended December 31, 2010 as the estimated fair value of each of our two reporting units substantially exceeded their carrying values. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Intangible assets with indefinite useful lives are tested for impairment annually or more frequently if circumstances indicate that impairment may exist. This test compares the carrying value of the indefinite-lived intangible assets with their estimated fair value. If the carrying value is more than the estimated fair value, impairment losses are recognized in amount equal to the excess of the carrying value over the estimated fair value. Our impairment methodology uses discounted cash flow and estimated royalty rate valuation techniques. These valuation methods require us to make certain assumptions and estimates regarding future operating results, sales prices, discount rates and growth trends. As a result of our impairment test, we recognized a $76.2 million pre-tax impairment charge during the year ended December 31, 2009. No such impairment charges were recognized during the year ended December 31, 2010, as the estimated fair value of our indefinite-lived intangible assets substantially exceeded their carrying value. No indications of impairment were present at September 30, 2011. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Income Taxes: Our tax provision is based upon our expected taxable income and statutory rates in effect in each country in which we operate. This provision involves the interpretation of the respective tax laws in each country in which we operate, as well as significant judgments regarding future events, such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations and our profitability in each respective country could impact our tax liability for any given year. Deferred tax assets and liabilities are recorded for differences between the financial reporting and tax bases of assets and liabilities using the tax rate expected to be in effect when the taxes will actually be paid or refunds received. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Each reporting period, we assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we record a valuation allowance against the deferred tax assets that we believe will not be recoverable. The ultimate recovery of our deferred tax assets is dependent on various factors and is subject to change. The benefit of an uncertain tax position that meets the “probable recognition threshold” is recognized in the financial statements. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized.

Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued an amendment to ASC 605, Revenue Recognition, related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third-party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard became effective on January 1, 2011. The adoption of this standard did not have a material impact on our consolidated financial statements.

In January 2010, FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, an amendment to ASC Topic 820, Fair Value Measurement and Disclosures. This amendment required us to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and describe the reasons for the transfers and present separate information for Level 3 activity pertaining to gross purchases, sales, issuances and settlements. This amendment became effective for reporting periods beginning after December 31, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which became effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Our adoption of this amendment, pertaining to the Level 1 and Level 2 disclosures, on January 1, 2010 did not have a material impact on our consolidated financial statements, and the Level 3 amendment disclosures did not have a material impact on our consolidated financial statements.

In February 2010, FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements, an amendment to ASC Topic 855, Subsequent Events, that removed the requirements for SEC registrants to disclose the date through which subsequent events were evaluated. There were no changes to the accounting for or disclosure of events that occur after the balance sheet date but before the financial statements are issued. Our adoption of this amendment on January 1, 2010 did not have a material impact on our consolidated financial statements.

In July 2010, FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which amended ASC Topic 310, Receivables. This amendment enhances the disclosure requirements regarding the nature of credit risk inherent in our portfolio of accounts receivable, how that risk is assessed in arriving at our allowance for doubtful accounts and the changes and reasons for those changes in the allowance for doubtful accounts. The adoption of this amendment did not have a material impact on our consolidated financial statements.

In December 2010, FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, which amended ASC Topic 805, Business Combinations. This ASU amended certain existing and added additional pro forma disclosure requirements. The standard became effective on January 1, 2011. We do not expect that the adoption of this standard will have a material impact on our consolidation financial statements.

In May 2011, FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, an amendment to ASC Topic 820, Fair Value Measurement. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The guidance for public entities is effective during interim or annual periods beginning after December 15, 2011 and should be applied prospectively. We do not believe that ASU No. 2011-04 will have a material impact on our consolidated financial statements.

In June 2011, FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, an amendment to ASC Topic 220, Comprehensive Income. Under this amendment, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in stockholder’s equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The guidance for public entities is effective for fiscal years or interim periods beginning after December 15, 2011 with early adoption permitted. The amendments in this update should be applied retrospectively. We do not expect the guidance to impact our consolidated financial statements, as it only requires a change in the format of presentation.

In September 2011, FASB issued ASU No. 2011-08, Testing for Goodwill Impairment, an amendment to ASC Topic 350, Intangibles—Goodwill and Other. Under this amendment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The guidance for public entities is effective during interim or annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We do not believe that ASU No. 2011-08 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

As of September 30, 2011, all of our outstanding term and revolving debt, except for the Notes, was at floating rates. These facilities prescribe the percentage point spreads from U.S. prime, LIBOR, Canadian prime and EURIBOR. Our facilities generally allow us to fix the interest rate, at our option, for a period of 30 to 180 days.

As of September 30, 2011, an increase in 1.0% of the LIBOR rate would result in an increase in our interest expense of approximately $2.2 million per year if the amounts outstanding under our revolving credit facilities remained the same for an entire year.

The risk inherent in our market risk sensitive instruments and positions is the potential loss from adverse changes in interest rates. Currently, we manage our interest rate risk through the use of floating interest rate debt facilities and interest rate contracts. As of September 30, 2011, we had 100% of our floating interest rate debt hedged with interest rate contracts. Effective March 31, 2009, we entered into a freestanding $500 million interest rate swap derivative to pay interest at a fixed rate of approximately 1.77% and receive 1-month LIBOR variable interest rate payments monthly through March 31, 2012. We have several additional interest rate swap derivatives, with notional amounts approximating $19 million in the aggregate. At September 30, 2011, the fair value of our interest rate swap agreements was a liability of approximately $4.0 million. All of our derivative instruments are freestanding and, accordingly, changes in their fair market value are recorded in earnings. The counterparties to our interest rate swap agreements are major financial institutions.

Foreign Currency Exchange Rates

Our operations outside of the U.S. expose us to foreign currency exchange rate risk, as these transactions are primarily denominated in currencies other than the U.S. dollar, our functional currency. Our exposure to changes in foreign exchange rates is managed primarily through the use of forward foreign exchange contracts. These contracts increase or decrease in value as foreign exchange rates change, protecting the value of the underlying transactions denominated in foreign currencies. All currency contracts are entered into for the sole purpose of hedging existing or anticipated currency exposure; we do not use foreign currency contracts for trading or speculative purposes. The terms of these contracts generally do not exceed one year. We record all changes in the fair market value of forward foreign exchange contracts in income. We recorded gains of $0.6 million, $0.9 million and none in the years ended December 31, 2010, 2009 and 2008, respectively.

Steel Prices

Our business is sensitive to steel prices, which impact a majority of our products, with steel tubular prices generally having the highest degree of sensitivity. While we cannot predict steel prices, we manage this risk by managing our inventory levels, including maintaining sufficient quantity on hand to meet demand, while reducing the risk of overstocking.

BUSINESS

General

We are the largest global industrial distributor of PVF and related products and services to the energy industry based on sales and hold the leading position in our industry across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors. Globally, we have two operating segments through which we serve our customers in over 400 service locations. Our North American segment includes over 180 branch locations, six distribution centers in the U.S., one distribution center in Canada, 11 valve automation service centers and over 170 pipe yards located in the most active oil and natural gas regions in North America. Our International segment includes over 40 branch locations throughout Europe, Asia and Australasia with distribution centers in each of the United Kingdom and Singapore and Australia and 10 automation service centers in Europe and Asia. We offer a wide array of PVF and oilfield supplies encompassing a complete line of products from our global network of suppliers to our more than 12,000 active customers. We are diversified, both by geography and industries we serve. We seek to provide best-in-class service to our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our top 25 customers.

We have benefited historically from several growth trends within the energy industry, including high levels of customer expansion and maintenance expenditures. Although these trends were offset in 2009 and 2010 due to adverse economic conditions, we believe that longer-term growth in PVF and industrial supply spending within the energy industry is likely to continue. Several factors have driven the long-term growth in spending, including underinvestment in North American energy infrastructure, production and capacity constraints, and market expectations of future improvements in the oil, natural gas, refined products, petrochemical and other industrial sectors. In addition, the products we distribute are often used in extreme operating environments, leading to the need for a regular replacement cycle. Approximately two-thirds of our sales are attributable to multi-year MRO arrangements. We consider MRO arrangements to be normal, generally repetitive business that primarily addresses the recurring maintenance, repair or operational work to existing energy infrastructure. Project activities, including facility expansions or new construction projects, are more commonly associated with a customer’s capital expenditures budget and can be more sensitive to global oil and natural gas prices and general economic conditions. We mitigate our exposure to price volatility by limiting the length of any price-protected contracts, and as pricing continues to rebound, we believe that we have the ability to pass price increases on to the marketplace.

Our business is segregated into two operating segments, one consisting of our North American operations and one consisting of our international operations. These segments represent our business of providing PVF and related products and services to the energy and industrial sectors, across each of the upstream, midstream and downstream sectors. Financial information regarding our reportable segments appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 13 of the Notes to the Consolidated Financial Statements included in this prospectus.

Our Strengths

Global Market Leader with Worldwide Branch Network and Significant Scale.    We are the leading global industrial distributor of PVF and related products to the energy industry based on sales, with nearly twice the sales of our nearest competitor in 2010. We have a significant global presence through a network of over 400 service locations worldwide. This provides us with substantial economies of scale, global reach and product breadth that we believe makes us a more effective competitor. The benefits of our size and international presence include:

•	the ability to act as a single-source supplier to large, multi-national customers operating across the various segments of the global energy industry;

•	the ability to commit significant financial resources to further develop our operating infrastructure, including our information systems, and provide a strong platform for future expansion;

•	the ability to secure improved access and service as well as volume purchasing benefits from our suppliers;

•	the ability to leverage our global inventory coverage to provide greater overall breadth and depth of product offerings;

•	the ability to attract and retain effective managers and salespeople;

•	the ability to improve margins from our business model while maintaining a lower fixed cost base and reduced headcount; and

•	the ability to identify, close and successfully integrate acquisitions.

We leverage our global footprint of locations and human capital to increase productivity and efficiency as our business continues to grow. In North America, in particular, we have been able to leverage our extensive infrastructure to meet our customers’ supply needs, which includes opening and closing locations and transferring employees to higher growth areas. The following table summarizes our revenue and operating income per location and employee for the nine months ended September 2011 and 2010 (dollars in thousands):

				Locations		Average Headcount
				2011	2010	2011	2010
				420	433	3,729	3,624

Sales/Location			Sales/Employee			Operating Income/ Location			Operating Income/Employee
2011	2010	Change	2011	2010	Change	2011	2010	Change	2011	2010	Change
$8,395	$6,491	29%	$946	$776	22%	$345	$112	208%	$39	$13	191%

Our presence and scale have also enabled us to establish an efficient supply chain and logistics platform, allowing us to better serve and integrate with our customers while further differentiating us from our competitors. In the first nine months of 2011 in North America, we processed on average approximately 156,000 sales orders per month, including on average approximately 729,000 line items with an average revenue per order of $2,350 and an average revenue per line item of $500.

The following chart summarizes our revenue by geography for the year ended December 31, 2010, as adjusted for our acquisition of MRC SPF as though it had occurred on January 1, 2010:

Year Ended December 31, 2010
United States	79%
Canada	12%
International (includes Europe, Asia and Australasia)	9%

100%

Proven Track Record of Successfully Identifying, Executing and Integrating Acquisitions.    Growing the scale and scope of our business through selective strategic acquisitions has been a core focus of our management team. We have demonstrated our ability to successfully integrate acquired companies in 25 acquisitions since 2000 (in addition to the business combination between McJunkin Corporation and Red Man, which collectively represented approximately $1.6 billion in sales in the respective years of acquisition. Important recent acquisitions include:

•	MRC Transmark, a leading distributor of valves and flow control products in Europe, Southeast Asia and Australasia, in October 2009;

•	MRC Midfield, one of the two largest oilfield supply companies in Canada with over 40 branches, in July 2008;

•	MRC SPF, a distributor of stainless steel piping products through its seven locations across Australia as well as Korea, the United Kingdom and the United Arab Emirates, in June 2011;

•	South Texas Supply and Dresser Oil Tools & Supply, which expanded our footprint in the Eagle Ford and Bakken shale regions, in May and August 2010, respectively;

•	VSC, which strengthened our overall valve capabilities in the Gulf Coast of the U.S., in July 2011;

•	LaBarge, a distributor of carbon steel pipe to the North American midstream sector that significantly expanded our large diameter “x-grade” line pipe capability, in October 2008; and

•	Midway, an oilfield distributor primarily serving the Rockies and Appalachian regions, in April 2007.

Historically, our operating scale and integration capabilities have enabled us to realize important synergies, while minimizing execution risk. All of our North American acquisitions have been integrated onto a single IT platform, which facilitates more efficient pricing, sourcing and inventory management.

High Level of Integration and MRO Contracts with a Blue Chip Customer Base.    We have a diversified customer base with over 12,000 active customers. We serve as the sole or primary supplier in all sectors or in specified sectors or geographies for many of our customers. Our top 25 customers, with whom we have had relationships for more than 20 years on average, accounted for approximately half of our sales for 2010, while no single customer accounted for more than 5% of our sales during that period. We enjoy fully integrated relationships, including interconnected technology systems and daily communication, with many of our customers, and we provide an extensive range of integrated and outsourced supply services, allowing us to market a “total transaction value” concept as opposed to individual product prices. We provide services such as multiple daily deliveries, zone stores management, valve tagging, truck stocking and significant system support for tracking and replenishing inventory, which we believe results in deeply integrated customer relationships. We sell products to our major customers through multi-year MRO contracts, which are typically renegotiated every three to five years. Although there are typically no guaranteed minimum purchase amounts under these contracts, these MRO customers, representing approximately two-thirds of our 2010 sales, provide a relatively stable revenue stream and help mitigate the effect of industry downturns on our business. We believe we have been able to retain customers by providing a high level of service and integration and, during 2011, we signed several new MRO contracts, including contracts with new customers that displace competitors and contracts with existing customers that broaden existing customer relationships.

Business and Geographic Diversification in High-Growth Areas.    We are well diversified across the upstream, midstream and downstream operations of the energy industry, as well as through our participation in selected industrial sectors. During the nine months ended September 30, 2011, we generated approximately 46% of our sales in the upstream sector, 26% in the midstream sector and

28% in the downstream, industrial and other energy sectors. This diversification affords us some measure of protection in the event of a downturn in any one sector while providing us the ability to offer a “one stop” solution for our integrated energy customers. In our North American operating segment, our more than 180 branch locations are located near major hydrocarbon and refining regions, including rapidly expanding oil and natural gas E&P areas, such as the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara and Utica shales. In these non-conventional shale areas, a typical well can produce five or more times the revenue for us than a conventional well due to the greater length and the higher quality of pipe and related products we furnish. We estimate that approximately 31% of our business during the nine months ended September 30, 2011 was related to activity in the shale areas, and we believe that this percentage will continue to increase as this activity accelerates. In our International operating segment, we have a network of over 40 branch locations throughout Europe, Asia and Australasia in close proximity to major projects in LNG, mining and mineral processing and other high-growth energy and infrastructure development areas. Our geographic diversity enhances our ability to quickly respond to customers worldwide, gives us a strong presence in these high growth areas and reduces our exposure to a downturn in any one region.

For the nine months ended September 30, 2011 and September 30, 2010 and the years ended December 31, 2010, December 31, 2009, and December 31, 2008, the breakdown of our revenue by sector was as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Upstream	46%	45%	45%	44%	45%
Midstream	26%	24%	23%	24%	22%
Downstream and industrial	28%	31%	32%	32%	33%

	100%	100%	100%	100%	100%

In addition, we are well positioned to continue to benefit from the more recent dramatic shift in drilling activity in the U.S. towards oil production. During 2007, approximately one-third of E&P activity in the U.S. consisted of oil drilling and two-thirds consisted of natural gas drilling. As of the third quarter of 2011, approximately 54% of E&P activity in the U.S. consisted of oil drilling and 46% consisted of natural gas drilling. This is the highest percentage of oil drilling in the U.S. in over two decades. We benefit from this shift, as oil prices are global in nature and thus more impacted by changes in international geopolitical instability, benefit from a tighter global supply and demand dynamic and are less susceptible to the seasonal variations associated with U.S. natural gas prices. As part of our efforts to participate in the growth in oil E&P activity, we made two acquisitions in 2010, South Texas Supply and Dresser Oil Tools & Supply. These acquisitions position us in two of the most active oil drilling basins in the U.S., the Eagle Ford shale in South Texas and the Bakken shale in North Dakota. We also added 13 branches in these and other active oil E&P areas in 2010 and 2011 and expanded our inventory in the Permian Basin and in California, two high activity oil drilling basins where we already had a strong local presence.

Strategic Supplier Relationships.    We have extensive relationships with our suppliers and have key supplier relationships dating back in certain instances over 60 years. Approximately 39% of our total purchases for the year ended December 31, 2010 were from our top ten suppliers. We believe our customers view us as an industry leader in part due to the formal processes we use to evaluate vendor performance and product quality. We employ individuals who specialize in conducting manufacturer assessments both domestically and internationally and who are certified by the International Registry of Certificated Auditors. Our SRP, which allows us to maintain the MRC ASL, serves as a significant strategic advantage to us in developing, maintaining and institutionalizing key supplier relationships. For our suppliers, inclusion on the MRC ASL represents an opportunity for them to increase their product sales to our customers. The SRP also adds value to our customers, as they collaborate with us regarding specific manufacturer performance, our past experiences with products and the results of our on-site manufacturer assessments. Having a timely, uninterrupted supply of those mission critical products from approved vendors is an essential part of our customers’ day-to-day operations, and we work to fulfill that need through our SRP.

An IT Platform Focused on Customer Service.    Our proprietary, integrated, scalable, customer-linked and highly customized information systems support our business. A wide area network links these systems and our more than 3,900 employees. We operate a SIMS for all of out North American locations and a separate, Oracle-based system for our other non-recently acquired international locations. This enables real-time access to our business resources, including customer order processing, purchasing and material requests, distribution requirements planning, warehousing and receiving, inventory control and accounting and financial functions. In 2010, we had over 1.5 million electronic data interchange customer transactions (including purchase orders, advance ship notices, electronic funds transfer and internet ordering), compared to less than 700,000 in 2000. Significant elements of our systems include firm-wide pricing controls, resulting in disciplined pricing strategies, advanced scanning and customized bar-coding capabilities, allowing for efficient warehousing activities at customer as well as our own locations, and significant levels of customer-specific integrations. Our bar code technology includes over 400 scanners used for customer zone store management, over 1,200 scanners installed in various warehouses and over 100 custom bar coded labels produced to customer specifications. We believe that the customized integration of our customers’ systems into our own information systems has increased customer retention by reducing our customers’ expenses, thus creating switching costs when comparing us to alternative sources of supply. Typically, smaller regional and local competitors do not have IT capabilities that are as advanced as ours.

Highly Efficient, Flexible Operating Structure Drives Significant Free Cash Flow Generation.    We place a particular emphasis on practicing financial discipline as evidenced by our strong focus on return on net assets, minimal maintenance capital expenditures and high free cash flow generation. Our disciplined cost control, coupled with our active asset management strategies, result in a business model exhibiting a high degree of operating leverage. As is typical with the flexibility associated with a distribution operating model, our variable cost base includes substantially all of our cost of goods sold and a large portion of our operating costs. Furthermore, our capital expenditures were approximately 0.3% of our sales for the year ended December 31, 2010. This cost structure allows us to adjust effectively to changing industry dynamics. As a result, during periods of decreased sales activity, we typically generate a significant amount of cash as our costs are reduced and working capital contracts. For example, although our sales decreased by 30% in 2009, our cash flow from operations that year increased by over $640 million.

Experienced and Motivated Management Team.    Our executive management team has an average of approximately 30 years of experience (over 200 years in total) in the oilfield and industrial supply business, the majority of which has been with McJunkin Red Man or its predecessors. Employees own approximately 7% of our Company, including approximately 4% that is owned by executive and senior management, either directly or indirectly through their equity interests in PVF Holdings, our largest shareholder. We also seek to incentivize and align management with shareholder interests through equity-linked compensation plans. Furthermore, management incentive compensation is based on profitability and return-on-investment targets, which we believe drives accountability and further aligns the organization with our shareholders.

Our Strategy

Our goal is to grow our market position as the largest global industrial distributor of PVF and related products to the energy industry. Our strategy is focused on pursuing growth by increasing market share and growing our business with current customers, expanding into new geographies and sectors, increasing recurring revenues through integrated supply and MRO business, capturing additional high growth project activity, continuing to increase our operational efficiency and making and integrating strategic acquisitions. We seek to extend our current MRO contracts, and bundle certain products, most notably PFF, into MRC Transmark’s existing customer base and branch network. We also seek to opportunistically add other products and new suppliers, including alloy, chrome, stainless products, gaskets, seals, safety and other industrial supply products, into our existing North American platform. We will also look at future complementary distribution acquisitions that would supplement our PVF leadership position, and we will look at future “bolt-on” acquisitions that broaden our geographic footprint, increase our international focus or expand our product offering to our major customers.

Increase Market Share Organically and Grow Business with Current Customers.    We are committed to expanding existing deep relationships with our current customer base while concurrently striving to secure new customers. To accomplish this, we are focused on providing a global “one stop” PVF procurement solution across the upstream, midstream and downstream sectors of the energy industry, maximizing bundling opportunities by leveraging our extensive product offering and increasing our penetration of existing customers’ new multi-year projects. Since 2000, we have retained in excess of 95% of our MRO contracts.

The migration of existing customer relationships to sole or primary sourcing arrangements is a core strategic focus. We seek to position ourselves as the sole or primary provider of a broad complement of PVF products and services for a particular customer, often by sector or geography, or in certain instances across all of a customer’s global upstream, midstream and downstream operations. Several of our largest customers have recently switched to sole or primary sourcing contracts with us. Additionally, we believe that other significant opportunities exist to expand our deep customer and supplier relationships and thereby increase our market share. There is also a significant opportunity to extend our current North American MRO contracts internationally as well as bundle certain products, most notably PFF, into MRC Transmark’s existing customer base, branch network and more valve-focused product platform.

We also aim to increase our penetration of our existing customers’ new projects. For example, while we often provide nearly 100% of the PVF products for certain customers under MRO contracts, increased penetration of those customers’ new downstream and midstream projects remains a strategic priority. Initiatives are in place to deepen relationships with engineering and construction firms and to extend our product offering into certain niches.

Increase Recurring Revenues through Integrated Supply and MRO Contracts.    We have entered into, and continue to pursue, integrated supply and MRO contracts with certain of our customers. Under these arrangements, we are typically the sole or primary source provider of the upstream, midstream or downstream requirements of our customers. In certain instances, we are the sole or primary source provider for our customers across all the energy sectors or North American geographies within which the customer operates. We will seek to extend these contracts internationally.

Our customers have, over time, increasingly moved toward centralized PVF procurement management at the corporate level rather than at individual local units. These developments are partly due to significant consolidation among our customer base. Sole or primary sourcing arrangements allow customers to focus on their core operations and provide economic benefits by generating immediate savings for the customer through administrative cost and working capital reductions, while providing for increased volumes, more stable revenue streams and longer term visibility for us. We believe we are well positioned to obtain these arrangements due to our:

•	leadership position, experience, technical expertise and reputation for premier customer service operating across all segments of the energy industry;

•	geographically diverse and strategically located global branch network;

•	breadth of available product lines, value added services and scale in purchasing; and

•	existing deep relationships with customers and suppliers.

We also have both exclusive and non-exclusive MRO contracts in place. Our customers are increasing their capital and operating spending, which is being driven by aging infrastructure, increasing regulatory, safety and environmental requirements, the increased utilization of existing facilities and the decreasing quality of energy feedstocks. Our customers benefit from MRO agreements through lower inventory investment and the reduction of transaction costs associated with the elimination of the bid submission process, and our Company benefits from the recurring revenue stream that occurs with an MRO contract in place. We believe there are additional opportunities to utilize MRO arrangements through our “one-stop” PVF solution, both in North America and globally, for servicing the requirements of our customers. We are actively pursuing such agreements.

We have significantly enhanced our business development efforts by implementing global account management processes more closely aligned with our customers’ procurement operations at the national and local level to continue to grow our business. Our global account management strategy is based on aligning key sales executives as single-point MRC contacts servicing the upstream, midstream and downstream requirements of customer accounts that represent the largest percentage of our revenue. As a result in part of this effort, our executive sales force has had success in increasing sales under, and in obtaining new, MRO contracts. We continue to focus on increasing our MRO business both in our North American and International segments.

Capitalize on Significant Growth in U.S. Shale Activity.    The development of shale gas in the U.S. has been rapid over the past several years. Natural gas is a major source of energy in the U.S., providing about 25% of total U.S. energy according to the Department of Energy. Shale gas, as a percentage of total natural gas production, has, in turn, rapidly increased from less than 2% of total U.S. natural gas production in 2001 to 23% in 2010 according to the EIA. Over the past ten years, technological advances in directional drilling and fracturing technologies have enabled the production of oil and natural gas products in previously underdeveloped U.S. oil and natural gas shale basins. As a result, unconventional E&P activity in shale regions has accelerated significantly and production levels have increased.

In 2010, U.S. shale gas production increased 46% from 2009 levels to 4.80 trillion cubic feet per year. While shale gas drilling and production is still in the early stages in the U.S., over the next 10 to 20 years significant investment will be required to meet shale gas production goals and offset declining production from conventional energy sources. The EIA projects that over the long-term shale gas will provide the largest source of growth in U.S. natural gas supply and will constitute about 47% of total U.S. gas production by 2035, up from 23% in 2010. Relatively low natural gas prices combined with environmental concerns and increasing regulation of the coal industry should lead to increasing conversion of coal-generated power to natural gas-generated power. As our customers are predominantly engaged in natural gas E&P relative to coal, we believe our business will benefit from the continued shift to natural gas-generated power over the next five to ten years.

We have positioned ourselves to benefit from this increase in unconventional E&P and midstream infrastructure activity by investing in these shale regions. This includes adding new branches,

increasing inventory, strengthening our supply chain and providing greater local resources, including additional headcount in certain locations. We have also positioned the Company through regional bolt-ons in these most active areas, including the recent acquisitions of South Texas Supply in the Eagle Ford shale and Dresser Oil Tools & Supply in the Bakken shale. Finally, we recently completed a new 80,000 square foot distribution center in Cheyenne, WY to serve the Niobrara and Bakken shale basins.

Capitalize on Anticipated Midstream MRO Activity.    Our major midstream customers face new safety regulations requiring additional inspection and hydro-testing requirements for U.S. pipelines. On January 3, 2012, the Pipeline Act was enacted into law. The Pipeline Act is expected to accelerate PVF testing and replacement as well as require midstream participants to install additional automatic or remote-controlled shut-off valves and excess flow valves in new or replaced transmission pipelines. In addition, approximately 60% of the 178,000 miles of pipeline in the U.S. is over 40 years old. Recent initiatives from several of our major customers suggest a longer term trend towards continued replacement and MRO activity of this aged pipeline infrastructure. Our acquisition of LaBarge, along with our increased focus and investments in line pipe and its attendant PVF and industrial supply products, uniquely positions us to benefit from increased pipeline replacement and MRO spending over the next 10 years.

Further Penetrate the Canadian Oil Sands, Particularly the Downstream Sector.    The Canadian Oil Sands region and its attendant downstream sector represent long-term growth areas for our Company. Improvements in mining and mineral processing and in-situ technology are driving significant long-term investment in the area. The Canadian Association of Petroleum Producers and Energy Resources Conservation Board estimate that Oil Sands capital expenditures increased by approximately 18% in 2010 to $13 billion. They estimate that expenditures will increase to approximately $20 billion by 2016, a CAGR of 7.4%, which we believe will generate significant PVF expenditures. While MRC Midfield has historically focused on the upstream and midstream sectors in Canada, we believe that a significant opportunity exists to continue to penetrate the Canadian Oil Sands and downstream sector, which include the upgrader, refinery, petrochemical and other industrial applications. Our sales to the Canadian Oil Sands region and downstream sectors increased by 50% from the first nine months of 2010 to the first nine months of 2011. We believe there is also a significant opportunity to penetrate the Canadian Oil Sands extraction sector involving in-situ recovery methods, including SAGD (steam assisted gravity drainage) and CSS (cyclic steam stimulation) techniques used to extract the bitumen. We have made targeted inventory and facility investments in Canada, including a 74,000 square foot distribution center located near Edmonton and a 16,000 square foot warehouse near Fort McMurray, to address this opportunity. Finally, we also believe that an attractive opportunity exists to more fully penetrate the MRO sector in Canada, particularly in Eastern Canada, including refineries, petrochemical facilities, gas utilities and pulp and paper and other general industrial sectors. We recently opened a branch in Sarnia, Ontario to target these sectors.

Expanding Globally Through Positioning on EPC Projects.    Projects are a growing part of our business and represent approximately one-third of our sales. For the first nine months of 2011, 18% of our revenue was derived from infrastructure projects through ECP firms and 16% was derived from drilling/production projects. These projects can be either brownfield or greenfield in nature, with the latter representing new construction and the former representing projects more refurbishment or replacement in scope. Infrastructure projects are an important part of all the sectors we serve but are typically more active in our downstream and midstream sectors. Due to our strong MRO position in these sectors, we are often our customers’ choice for brownfield expansion in these facilities. We are actively looking to increase our participation in new greenfield projects both domestically and internationally by working closely with both end customers and EPC contractors.

Our major customers’ capital E&P spending is split approximately 25% in North America and 75% internationally and has recently been increasing. As of September 30, 2011, backlog at several of our largest EPC customers increased by 18% as compared to September 30, 2010. Similarly, our volume of new project wins increased significantly in the first nine months of 2011 as compared to the first nine months of 2010. Since 2007, we have increased our focus on projects in the Canadian Oil Sands and since our acquisitions of MRC Transmark in 2009 and MRC SPF in 2011, we have expanded our focus on projects in Europe, Australasia and Southeast Asia. We believe that through our international acquisitions, global sourcing and project execution experience, comprehensive product and service offering and global account management strategies, we will be able to capitalize on the large amount of expected capital expenditure project spending by our customers over the next ten years.

Expand into New Geographies and Adjacent Sectors.     We intend to continue to selectively establish new branches to facilitate our expansion into new geographies and enter adjacent sectors where extreme operating environments generate high PVF product replacement rates. We continue to evaluate establishing branches and service and supply centers in select domestic and international regions as well as identifying existing branches for overlap and strategic elimination. We added 11 branches in 2010 and four in 2011 while closing 62 branches over this period. The majority of these closures were due to synergies resulting from our acquisitions, part of our restructuring efforts during the market downturn in 2009 and 2010 or to better position us to capitalize on oil shale drilling.

We believe that an attractive opportunity also exists to further expand our International operating segment. We continue to actively evaluate opportunities to extend our offering to key international markets, particularly in Asia, Europe, Australasia and the Middle East. We recently entered into an agreement to acquire the operations and assets of OneSteel Piping Systems (OPS) in Australia. This acquisition, when combined with the acquisitions of MRC Transmark Australia in October 2009, and Perth-based MRC SPF in June 2011, is expected to provide the Company with Australia’s largest full-line product offering including carbon steel, stainless steel, and alloy pipe, valves, fittings and flanges to serve both MRO and project needs of its key customers throughout Australia in oil and gas, mining and mineral processing. We also recently expanded our global presence through our acquisition of MRC SPF and opened our first location in Kazakhstan to service a large existing North American customer. The current installed base of energy infrastructure internationally, including the upstream, midstream and downstream sectors, is significantly larger than in North America, and, as a result, we believe represents an attractive long term opportunity for us. In addition, the increased focus, particularly by foreign-owned integrated oil companies that traditionally have not used distributors for their PVF procurement requirements, on efficiency, cost savings, process improvements and core competencies has also generated potential growth opportunities to add new customers. Since 2005, when 100% of our revenues were generated in the U.S., we have expanded into Canada, Europe, Asia and Australasia. In the nine months ended September 30, 2011, approximately 20% of our revenues were generated outside the U.S.

We also believe opportunities exist for expansion into new and under-penetrated sectors where PVF products are used in specialized or highly corrosive applications. These sectors include pulp and paper, waterworks, food and beverage and other general industrial sectors, in addition to other energy sectors such as power generation, mining and mineral processing, solar, LNG, coal, nuclear, ethanol and desalinization facilities. We believe our global branch network, comprehensive PVF product offering, large sales force and reputation for high customer service and technical expertise positions us to participate in the growth in these sectors.

We believe there also remains an opportunity to continue to expand into certain niche and specialty products that complement our current extensive product offering. These products include automated valves, instrumentation, stainless, chrome and high nickel alloy PVF and certain other general and specialty industrial supply products.

Pursue Selective Strategic Acquisitions and Investments.    We continue to seek opportunities to strengthen our franchise through selective acquisitions and strategic investments. In particular, we will consider investments that enhance our presence in the energy infrastructure sector and enable us to leverage our existing operations, either through acquiring new branches or by acquiring companies offering complementary products or geographic breadth. Our industry remains highly fragmented. We believe a significant number of small and larger acquisition opportunities remain that offer favorable synergy potential and attractive growth characteristics. We intend to focus on utilizing our global operating scale and integration capabilities to further realize important synergies while minimizing execution risk.

Continued Focus on Operational Efficiency.    We strive for continued operational excellence. Our branch managers, regional management and corporate leadership team continually examine branch profitability, working capital management and return on managed assets and utilize this information to optimize global, regional and local strategies, reduce operating costs and maximize cash flow generation. An important part of our strategy is to align management incentives from corporate officers through branch managers on achieving Adjusted EBITDA and return on net assets targets.

In response to past market downturns, our management team focused on several restructuring initiatives to align our cost structure with the level of business activity. These cost saving initiatives included branch consolidations, supplier rationalizations, regional realignments and reductions in corporate overhead, personnel and profit sharing programs. For example, during 2008 and 2009 we streamlined our organization by realigning our eight North American geographic regions into four and merged, converted, reorganized or closed over 47 branches and reduced headcount by 20% in North America as part of this process. Several of the cost saving initiatives were put in place as part of the McJunkin Red Man merger integration plan and thus were not reversed as activity returned to the more normalized levels that we are more recently experiencing.

To improve efficiencies and profitability, we work to leverage operational best practices, optimize our vendor relationships, purchasing and inventory levels, and source inventory internationally when appropriate. As part of this strategy, we have integrated our purchasing functions into a central procurement function and believe we have developed strong relationships with vendors that value our international footprint, large sales force and volume purchasing capabilities. Because of this, we are often considered the preferred distribution channel. As we continue to consolidate our vendor relationships, we plan to devote additional resources to assist our customers in identifying products that improve their processes, day-to-day operations and overall operating efficiencies. We believe that offering these value added services maximizes our value to our customers and helps differentiate us from competitors.

History

McJunkin Corporation was founded in 1921 in Charleston, West Virginia and initially served the local oil and natural gas industry, focusing primarily on the downstream sector. In 1989, McJunkin Corporation broadened its upstream sector presence by merging its oil and natural gas division with Appalachian Pipe & Supply Co. to form McJunkin Appalachian, which was a subsidiary of McJunkin Corporation, but has since been merged with and into McJunkin Red Man Corporation, which focused primarily on upstream oil and natural gas customers.

In April 2007, we acquired Midway, a regional PVF oilfield distributor, primarily serving the upstream Appalachia and Rockies regions. This extended our leadership position in the Appalachia/Marcellus shale region, while adding additional branches in the Rockies.

Red Man was founded in 1976 in Tulsa, Oklahoma and began as a distributor to the upstream sector and subsequently expanded into the midstream and downstream sectors. In 2005, Red Man acquired an approximate 51% voting interest in Canadian oilfield distributor MRC Midfield, giving Red Man a significant presence in the Western Canadian Sedimentary Basin.

In October 2007, McJunkin Corporation and Red Man completed a business combination transaction to form the combined company, McJunkin Red Man Corporation. This transformational merger combined leadership positions in the upstream, midstream and downstream sectors, while creating a “one stop” PVF leader across all sectors with full geographic coverage across North America. Red Man has since been merged with and into McJunkin Red Man Corporation.

On July 31, 2008, we acquired the remaining voting and equity interest in MRC Midfield. Also, in October 2008, we acquired LaBarge. LaBarge is engaged in the sale and distribution of carbon steel pipe (predominately large diameter pipe) for use primarily in the North American midstream energy infrastructure sector. The acquisition of LaBarge expanded our midstream sector leadership, while adding a new product line in large outside diameter pipe.

On October 30, 2009, we acquired MRC Transmark. MRC Transmark is a leading distributor of valves and flow control products in Europe, Southeast Asia and Australasia. MRC Transmark was formed from a series of acquisitions, the most significant being the acquisition of the FCX European and Australasian distribution business in July 2005. The acquisition of MRC Transmark provided geographic expansion internationally, additional downstream diversification and enhanced valve sector leadership.

During 2010, we acquired South Texas Supply and also certain operations and assets of Dresser Oil Tools & Supply. With these two acquisitions, we expanded our footprint in the Eagle Ford and Bakken shale regions, expanding our local presence in two of the emerging active shale basins in North America.

In June 2011, we acquired MRC SPF. Headquartered in Perth, Western Australia, MRC SPF is a distributor of stainless steel piping products through its seven locations across Australia as well as Korea, the United Kingdom and the United Arab Emirates.

On July 22, 2011, we acquired VSC. VSC specializes in valve automation for upstream projects and maintenance, repairs and operation in the downstream sector.

On December 21, 2011, we signed an agreement to acquire the operations and assets of OneSteel Piping Systems (OPS). OPS is a leading PVF product and service specialist with proven capabilities supplying the oil and gas, mining and mineral processing industries in Australia.

On January 10, 2012, we amended our amended and restated certificate of incorporation and amended and restated bylaws to reflect our change in name from “McJunkin Red Man Holding Corporation” to “MRC Global Inc.”

The following timeline illustrates our growth on a chronological basis since the founding of McJunkin Corporation:

Industry

We primarily serve the global oil and natural gas industry, generating approximately 90% of our sales from supplying products and various services to customers throughout the energy industry. Of our total sales, 62% of sales are comprised of valves, fittings and flanges and other industrial supply products and 38% are tubular products, predominantly line pipe and OCTG for the nine months ended September 30, 2011. Given the diverse requirements and various factors that drive the growth of the upstream, midstream and downstream sectors, our sales to each sector or by product may vary over time, though the overall strength of the global energy market and the level of our customers’ capital and operating expenditures are typically good indicators of our business activity. In 2010, as part of the broader global economic recovery, our customers’ capital and operating expenditures increased as compared to 2009 though overall oil and natural gas drilling and completion spending still remained below 2006-2007 levels. Throughout 2011 and over the longer term, we have seen and expect to continue to see customer spending increase due to a variety of global supply and demand fundamentals, a slowly improving global economy, shale E&P activity and longer term outlooks for oil and natural gas prices in excess of historical levels as shown below.

	Year Ended December 31,
Average Commodity Prices(1)	2000A	2001A	2002A	2003A	2004A	2005A	2006A	2007A	2008A	2009A	2010A	2011E
Natural gas ($/Mcf)	$4.32	$3.98	$3.37	$5.49	$6.18	$9.01	$6.98	$7.11	$8.90	$4.16	$4.38	$4.21
WTI crude oil ($per barrel)	$30.37	$25.93	$26.15	$30.99	$41.47	$56.70	$66.25	$72.36	$99.75	$62.09	$79.61	$95.52
Brent crude oil ($per barrel)	$28.41	$24.38	$25.03	$28.48	$38.03	$55.25	$66.11	$72.66	$98.52	$62.67	$80.34	$111.56

(1)	Source—Commodity Systems Inc.

Globally, the energy industry has, during the past several years, experienced a number of favorable supply and demand dynamics that have led companies to make substantial investments to expand their physical infrastructure and processing capacities. On the demand side, world energy markets are benefiting from:

(i)	increased consumption of energy, caused in part by the industrialization of China, India and other non-OECD countries;

(ii)	a slow recovery in economic growth in OECD countries from the severe downturn in 2009 and 2010;

(iii)	continued global energy infrastructure expansion; and

(iv)	increased use of natural gas, as opposed to coal, in power generation.

At the same time, global energy supply has been generally constrained due to increasing scarcity of natural resources, declining excess capacity of existing energy assets, geopolitical instability, natural and other unforeseen disasters and more stringent regulatory, safety and environmental standards. These demand and supply dynamics underscore the need for investment in energy infrastructure and the next level of global exploration, extraction, production, transportation, refining and processing of energy inputs. Within the U.S., the energy industry has benefitted from technological developments that have enabled more recent significant increases in U.S. oil production and natural gas supply. EIA expects that U.S. crude oil production, which increased by 110,000 bbl/d (2.1%) in 2010 to 5.5 million bbl/d, will increase by a further 140,000 bbl/d in 2011 (2.5%) and by 60,000 bbl/d (1.1%) in 2012, driven by increased oil-directed drilling activity, particularly in unconventional shale formations. EIA expects that U.S. marketed natural gas production, which increased by 4.5% to 61.8 Bcf/d in 2010, will average 65.8 Bcf/d in 2011, a 4.0 Bcf/d (6.5%) increase over 2010, and grow further to 66.9 Bcf/d in 2012, a 1.1 Bcf/d (1.7%) increase over 2011. Finally, as companies in the energy industry continue to focus on improving operating efficiencies, they have been increasingly looking to outsource their procurement and related administrative functions to distributors such as MRC.

The following charts illustrate U.S. liquid fuel consumption from 1974 through 2010 and actual and forecasted U.S. and Canadian oil production from 2005 through 2035:

U.S. liquid fuel consumption(1)	U.S. and Canadian oil production(2)

(1)	Source — Financial Times, Department of Energy, EIA (www.eia.gov), The National Petroleum Council (www.npc.org)
(2)	Source – Department of Energy, EIA (www.eia.gov)

The following charts illustrate historical and forecasted U.S. production of crude oil and dry natural gas as well as the expected increase in U.S. natural gas production from shale gas:

U.S Oil and Gas Production (2006-2014E)(1)(2)	U.S. Natural Gas Production (1990-2035E)(3)
(trillion cubic feet per year)

(1)	Projections from IHS CERA. Historical Data from the U.S. Energy Information Administration. Note: Liquids include crude oil, condensate, natural gas liquids, and non-traditional liquids (extra-heavy oil, GTL, CTL, and oil shale)
(2)	Historical and projected annual natural gas production for the U.S. Lower-48
(3)	U.S Energy Information Administration (www.eia.gov)

Upstream: E&P companies, commonly referred to as upstream companies, search for oil and natural gas underground and extract it to the surface. Representative companies include Aera Energy LLC, Anadarko Petroleum Corporation, Apache Corporation, Canadian Natural Resources, Ltd., Chesapeake Energy Corporation, Chevron Corporation, ConocoPhillips, EnCana Corporation, ExxonMobil Corporation, Hess Corporation, Husky Energy Inc., Marathon Oil Company, Range Resources Corporation and Royal Dutch Shell plc. E&P companies typically purchase oilfield supplies, including carbon steel and other pipe, OCTG, valves, sucker rods, tools, pumps, production equipment, meters and general industrial supply products from us.

Notwithstanding the significant decrease in 2009 and slight increase in 2010, the capital spending budgets of upstream companies have grown over the past decade as tight supply conditions, strong global demand for oil and natural gas and economically feasible E&P in shale formations have spurred companies to expand their operations. Spears & Associates expects global oil and natural gas drilling and completion spending will increase at an approximately 9% compound annual growth rate between 2011 and 2017.

The following chart illustrates historical and forecasted North American (U.S. and Canada) and international oil and natural gas drilling and completion spending:

Oil and Natural Gas Drilling and Completion Spending(1)

(1)	Source—Spears & Associates: Outlook for the Worldwide Upstream Oil and Gas Industry, December 2011
(2)	Includes Europe and the Far East

Rig counts are considered to be generally indicative of activity levels in the upstream sector. The average North American rig count increased at an approximate 3% compound annual growth rate between 2006 and 2008, but, due to the global economic recession that began in late 2008, the average fell by more than 40% in 2009. As the economy recovered, the rig count increased, rising by 44% in 2010. Spears & Associates expects that the North American rig count will increase at a 9% CAGR between 2011 and 2017. Furthermore, more technically sophisticated drilling methods, such as deep and horizontal drilling and the multiple fracturing of hydrocarbon production zones, coupled with higher oil and natural gas prices relative to long term averages, have made E&P in previously underdeveloped areas, such as Appalachia and the Rockies, more economically feasible. As part of this trend, there has been growing commercial interest by our customers in several shale deposit areas in the United States, including the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara, Permian and Utica shales, where we have an extensive local presence. During 2010, there was a significant shift towards oil prospects, with an average oil rig count of approximately 39% of the total for 2010, the highest percentage in the United States since 1997. Additionally, we believe improved E&P technologies will allow for more deepwater drilling both offshore in the Gulf of Mexico and offshore in certain international areas, where we maintain a presence. In the Gulf of Mexico, new drilling and safety requirements will have to be met before we anticipate a significant activity increase. In Canada, improvements in mining and mineral processing and in-situ technology are driving increased investment in the Canadian Oil Sands.

Oil and Natural Gas Rig Count

The following chart illustrates the historical and forecasted North American (U.S. and Canada) and International oil and natural gas rig count from 2004 through 2017:

Forecasted Worldwide Rig Count	Forecasted North American Rig Count

(1)	Source: Baker Hughes (www.bakerhughes.com), Spears & Associates: Outlook for the Worldwide Upstream Oil and Gas Industry, December 2011

Midstream: The midstream sector of the oil and natural gas industry is comprised of companies that provide gathering, storage, transmission, distribution, and other services related to the movement of oil, natural gas and refined petroleum products from sources of production to demand centers. Representative midstream companies include AGL Resources Inc., Atmos Energy Corporation, Chesapeake Midstream Partners, Consolidated Edison, Inc., DCP Midstream Partners, LP, El Paso Natural Gas Company, Enterprise Products Partners L.P., Kinder Morgan Inc., Magellan Midstream Partners, L.P., NiSource, Inc., Pacific Gas and Electric Company, Vectren Energy and Williams Partners L.P. Core products supplied for midstream infrastructure include carbon steel line pipe for gathering and transporting oil and natural gas, actuation systems for the remote opening and closing of valves, polyethylene pipe for “last mile” transmission to end user locations, metering equipment for the measurement of oil and natural gas delivery and general industrial supplies.

The natural gas utilities portion of the midstream sector has been one of our fastest growing sectors since regulatory changes enacted in the late 1990s encouraged utilities to outsource through distribution their PVF purchasing and procurement needs. Outsourcing provides significant labor and working capital savings to customers through the consolidation of standardized product procurement spending and the delegation of warehousing operations to us. We estimate that less than one-half of natural gas utilities currently outsource in varying degrees and we anticipate that some of the remaining large natural gas utilities will most likely switch from the direct sourcing model to a distributor model. Furthermore, we believe natural gas utilities will increasingly seek operating efficiencies as large natural gas pipelines and related distribution networks continue to be built, and will increasingly rely on companies such as ours to optimize their supply chains and enable them to focus on their core operations.

The gathering and transmission pipeline activity is anticipated to exhibit significant growth over the next several years due to the new discoveries of natural gas reserves in various shale natural gas fields and the need for additional pipelines to carry heavy sour crude from Canada to processing facilities in the United States. Recent heightened activity in oil and natural gas fields such as the Bakken, Eagle Ford, Niobrara and Marcellus shale regions remain largely unsupported by transmission facilities of the appropriate scale necessary to bring the oil and natural gas to market. The Interstate Natural Gas Association estimates that companies will need to build 35,600 miles of large, high pressure natural gas pipelines between 2011 and 2035 to meet market demands, at an estimated cost of $178 billion. This need for large pipelines to transport energy feedstocks to markets is creating significant growth for PVF and other products we sell. Drivers of pipeline development and growth include the development of natural gas production in new geographies, increased pipeline interconnection driven by a need to lower price differences within regions, and the need to link facilities that may be developed over the next decade.

The following chart illustrates historical and projected additions to total natural gas pipeline mileage in the U.S. from 2005 through 2016:

(1)	ICF International, North American Midstream Infrastructure Through 2035 – A Secure Energy Future, Prepared for the INGAA Foundation, June 28, 2011

An INGAA study completed by ICF International projects that on average, approximately 16,500 miles of new gathering lines and approximately 2,000 miles of new transmission line will be added each year from 2011 through 2035.

The need for increased safety and governmental demands for pipeline integrity have also accelerated the MRO cycle for PVF products in this segment. Governmentally mandated programs have hastened the testing of existing lines to ensure that the integrity of the pipe remains consistent with its original design criteria. All pipe falling outside the necessary performance criteria as it relates to safety and overall integrity must be replaced. These regulations for pipeline integrity management should continue to stimulate MRO demand for products as older pipelines are inspected and eventually replaced. About 60% of the U.S. network of natural gas-transmission pipeline is over 40 years old and will likely require significant maintenance or replacement as shown below.

Source: Wall Street Journal, Pipeline Safety and Hazardous Materials Administration

Downstream: Typical downstream activities include the refining of crude oil and the selling and distribution of products derived from crude oil, as well as the production of petro and industrial chemical products. Representative downstream companies include BP plc, Chevron, ConocoPhillips, ExxonMobil Corporation, Marathon Petroleum Corporation, Royal Dutch Shell plc and Valero Energy Corporation. Refinery infrastructure products include carbon steel line pipe and gate valves, fittings to construct piping infrastructure and chrome or high alloy pipe and fittings for high heat and pressure applications. Chemical/petrochemical products include corrosive-resistant stainless steel or high alloy pipes, multi-turn valves and quarter-turn valves and general industrial supply products.

Over the 2008-2009 period, refinery utilization rates decreased significantly as part of the global economic slowdown and as a result, several new projects to increase capacity were delayed, or in some cases cancelled. Since 2010, utilization rates have improved but remained at levels below longer term historical averages. The number of operable refineries in the U.S. declined from 223 in 1985 to approximately 148 in 2010, and we believe that continued stress on refinery infrastructure caused by demand for petroleum products will accelerate PVF replacement rates over the longer term. This trend is most pronounced outside the U.S. where capacity utilization rates are the highest and the demand for petroleum products is growing the fastest.

The following charts illustrate the utilization of oil refineries in the U.S. and the European Union from 2002 through 2010 and global refinery margins during the same period:

Percent Utilization of Refinery Operable Capacity(1)(2)	3:2:1 Crack Spread(3)

(1)	Refinery utilization is calculated as refinery throughput divided by capacity
(2)	Source—BP Statistical Review of World Energy June 2011 (www.bp.com/statisticalreview)
(3)	Source—Commodity Systems, Inc.

The pre-recession gap between fuel consumption and U.S. refining capacity, coupled with an anticipated recovery in refinery utilization levels, may necessitate new projects and generate new project and MRO contract opportunities for MRC. Further, as refineries look for ways to improve margins and value-added capabilities, they are also increasingly broadening the crude processed to include heavier, sour crude. Heavier, sour crude is harsher and more corrosive than light sweet crude, and requires high-grade alloys in many parts of the refining process, shortening product replacement cycles and creating additional MRO contract opportunities for us following project completion. Thus, we believe that this need will create greater demand for our specialty products that include, among others, corrosion resistant components and steam products used in various process applications in refineries.

The following chart illustrates actual and forecasted refining turnaround activity on an annual basis from 2008 through 2013, based on data from Industrial Info Resources, Inc.:

Annual Refining Turnaround Activity Planned Unit Outages (thousand barrels per day)(1)

(1)	Industrial Info Resources, Inc.

Petrochemical plants generally use crude oil, natural gas or coal in production of a variety of primary petrochemicals (e.g. ethylene and propylene) that are the building blocks for many of the manufactured goods produced in the world today. The burgeoning economies in China, India and other non-OECD countries have generated increasing demand for petrochemicals and we expect that future increases in demand will require additional capital and other expenditures to increase capacity. Industry participants include integrated oil and natural gas companies with significant petrochemical operations and large industrial chemical companies, such as BP Chemicals, Celanese Chemicals, Chevron Phillips Chemical Co. LLC, Dow Chemical Company, E.I. DuPont de Nemours and Company, Eastman Chemicals Company, ExxonMobil Corporation, PPG Industries, Inc. and Shell Chemical L.P. In North America, increased shale E&P activity has led to a significantly increased supply of natural gas feedstock for the chemicals industry, thereby lowering input prices and stimulating activity. As a result of the improved profitability, several of our major chemical customers are currently considering significant new projects to increase North American capacity. In March 2011, the American Chemistry Council projected $16.2 billion in new capital investments, including debottlenecking, brownfield and greenfield projects, in the petrochemical industry over the next several years, and we believe that we will materially benefit as a result of this increase in anticipated activity.

Other Industries Served. Beyond the oil and natural gas industry, we also supply products and services to other energy sectors, such as coal, mining and mineral processing, power generation, LNG and alternative energy facilities. We also serve more general industrial sectors, such as pulp and paper, metals processing, fabrication, pharmaceutical, desalinization, food and beverage and manufacturing, which together make use of products such as corrosion resistant piping products as well as automation and instrumentation products. Some of the customers we serve in these sectors include Alcoa, Inc., Arcelor Mittal, BHP Billiton, Eli Lilly and Company, Georgia Pacific Corporation, International Paper Company, the Rio Tinto Group and U.S. Steel Corporation. These other sectors are typically characterized by large physical plants requiring significant ongoing maintenance and capital programs to ensure efficient and reliable operations. We include these industries within our downstream sector category.

North American Operations

Our North American segment represented approximately 93% of our consolidated revenues in 2010 and is comprised of our business of distributing PVF to the energy and industrial sectors, across each of the upstream, midstream and downstream sectors, through our distribution operations located throughout the U.S. and Canada.

Products: Through our over 180 branch locations strategically located throughout North America, we distribute a complete line of PVF products, primarily used in specialized applications in the energy infrastructure sector, from our global network of suppliers. The products we distribute are used in the construction, maintenance, repair and overhaul of equipment used in extreme operating conditions such as high pressure, high/low temperature, high corrosive and high abrasive environments. We are required to carry significant amounts of inventory to meet the rapid delivery requirements of our customers. The breadth and depth of our product offerings and our extensive North American presence allow us to provide high levels of service to our customers. Due to our national inventory coverage, we are able to fulfill more orders more quickly, including those with lower volume and specialty items, than we would be able to if we operated on a smaller scale or only at a local or regional level. Key product types are described below:

•

Valves and Specialty Products (20% of our North American revenue in 2010). Products offered include ball, butterfly, gate, globe, check, needle and plug valves which are manufactured from cast steel, stainless/alloy steel, forged steel, carbon steel or cast and ductile iron. Valves are generally used in oilfield and industrial applications to control direction, velocity and pressure of fluids and gases within transmission networks. Specialty products include lined corrosion resistant piping systems, valve automation and top work components used for regulating flow and on/off service, and a wide range of steam and instrumentation products used in various process applications within our refinery, petrochemical and general industrial sectors.

•

Line Pipe (19% of our North American revenue in 2010). Carbon line pipe is typically used in high-yield, high-stress, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates. Line pipe is part of our tubular product category.

•

OCTG (21% of our North American revenue in 2010). OCTG is part of our tubular product category, includes casing (used for production and to line the well bore) and tubing pipe (used to extract oil or natural gas from wells) and is either classified as carbon or alloy depending on the grade of material.

•

Carbon Steel Fittings and Flanges and Stainless Steel and Alloy Pipe and Fittings (25% of our North American revenue in 2010). Carbon steel fittings and flanges include carbon weld fittings, flanges and piping components used primarily to connect piping and valve systems for the transmission of various liquids and gases. These products are used across all the industries in which we operate. Stainless steel and alloy pipe and fittings include stainless, alloy and corrosion resistant pipe, tubing, fittings and flanges. These are used most often in the chemical, refining and power generation industries but are used across all of the sectors in which we operate. Alloy products are principally used in high-pressure, high-temperature and high-corrosion applications typically seen in process piping applications.

•

Other (15% of our North American revenue in 2010). Other includes natural gas distribution products, oilfield supplies, and other industrial products such as mill and safety and electrical supplies. Natural gas distribution products include risers, meters, polyethylene pipe and fittings and various other components and industrial supplies used primarily in the distribution of natural gas to residential and commercial customers. We offer a comprehensive range of oilfield and industrial supplies and completion equipment, and products offered include high density polyethylene pipe and fittings, valves, well heads, pumping units and rods. Additionally, we can supply a wide range of specialized production equipment including meter runs, tanks and separators used in our upstream sector.

The following table provides a breakdown of our total North American revenues by product type on an actual basis for the nine months ended September 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008:

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Energy carbon steel tubular products:
Line Pipe	22%	18%	19%	20%	18%
OCTG	18%	21%	21%	21%	25%

	40%	39%	40%	41%	43%

Valves, fittings, flanges and other products:
Carbon Steel Fittings and Flanges and Stainless Steel and Alloy Pipe and Fittings	27%	26%	25%	24%	25%
Valves and Specialty Products	19%	20%	20%	18%	16%
Other	14%	15%	15%	17%	17%

	60%	61%	60%	59%	57%

Services: We provide many of our customers with a comprehensive array of services including multiple deliveries each day, zone store management, valve tagging and significant system interfaces that directly tie the customer into our proprietary information systems. This allows us to interface with our customers’ IT systems and provide an integrated supply service. Such services strengthen our position with our customers as we become more integrated into the customer’s business and supply chain and are able to market a “total transaction value” solution rather than individual product prices.

Our comprehensive information systems, which provide for customer and supplier electronic integrations, information sharing and e-commerce applications, further strengthen our ability to provide high levels of service to our customers. In 2010, we processed over 1.5 million EDI/EDE customer transactions. Our highly specialized implementation group focuses on the integration of our information systems and implementation of improved business processes with those of a new customer during the initiation phase. By maintaining a specialized team, we are able to utilize best practices to implement our systems and processes, thereby providing solutions to customers in a more organized, efficient and effective manner. This approach is valuable to large, multi-location customers who have demanding service requirements.

As major integrated and large independent energy companies have implemented efficiency initiatives to focus on their core business, many of these companies have begun outsourcing certain of their procurement and inventory management requirements. In response to these initiatives and to satisfy customer service requirements, we offer integrated supply services to customers who wish to outsource all or a part of the administrative burden associated with sourcing PVF and other related products, and we also often have MRC employees on-site full-time at many customer locations. Our integrated supply group offers procurement-related services, physical warehousing services, product quality assurance and inventory ownership and analysis services.

Suppliers: We source the products we distribute from a global network of suppliers. Our suppliers benefit from access to our diversified customer base and, by consolidating customer orders, we benefit from stronger purchasing power and preferred vendor programs. Our purchases from our top ten suppliers in 2010 approximated 39% of our North American total purchases, with our single largest supplier constituting approximately 12%. We are the largest customer for many of our suppliers and we source a significant majority of the products we distribute directly from the manufacturer. The remainder of the products we distribute are sourced from manufacturer representatives, trading companies and, in some instances, other distributors. Approximately one-third of our purchases are sourced from outside the U.S.

We believe our customers and suppliers recognize us as an industry leader in part due to the quality of products we supply and for the formal processes we use to evaluate vendor performance. This vendor assessment process is referred to as the MRC Supplier Registration Process, which involves employing individuals, certified by the International Registry of Certificated Auditors, who specialize in conducting on-site assessments of our manufacturers as well as monitoring and evaluating the quality of goods produced. The result of this process is the MRC ASL. Products from the manufacturers on this list are supplied across many of the industries we support. Given that many of our largest customers, especially those in our downstream sector, maintain their own formal AML listing, we are recognized as an important source of information sharing with our key customers regarding the results of our on-site assessment. For this reason, together with our commitment to promote high quality products that bring the best overall value to our customers, we often become the preferred provider of AML products to these customers. Many of our customers regularly collaborate with us regarding specific manufacturer performance, our own experience with vendors’ products and the results of our on-site manufacturer assessments. The emphasis placed on the MRC ASL by both our customers and suppliers helps secure our central and critical position in the global PVF supply chain.

We utilize a variety of freight carriers in addition to our corporate truck fleet to ensure timely and efficient delivery of our products. With respect to deliveries of products from us to our customers, or our outbound needs, we utilize both our corporate fleet and third-party transportation providers. With respect to shipments of products from suppliers to us, or our inbound needs, we principally use third-party carriers. We utilize third parties for approximately 20% of our outbound deliveries and for nearly all of our inbound shipments.

Sales and Marketing: We distribute our products to a wide variety of end-users. Our broad distribution network and customer base allow us to capitalize on our extensive inventory base. Local relationships, depth of inventory, service and timely delivery are critical to the sales process in the PVF distribution industry. We generate approximately 93% of our total sales in North America. Our sales efforts are customer and product driven, and provide a system that is more responsive to changing customer and product needs than a traditional, fully centralized structure.

Our sales model applies a two-pronged approach to address both regional and national markets. Regional sales teams, led by four senior vice presidents with an average tenure of 30 years at MRC or its predecessors, are based in our core geographic regions and are complemented by a national accounts sales team organized by sector or product expertise and focused on large regional, national or global customers. These sales teams are then supported by groups with additional specific service or product expertise, including integrated supply and implementation. Our overall sales force is then internally divided into outside and inside sales forces.

Our approximately 200 (as of September 2011) outside sales representatives develop relationships with prospective and existing customers in an effort to better understand their needs and to increase the number of our products specified or approved by a given customer. Outside sales representatives may be branch outside sales representatives, focused on customer relationships in specific geographies, or technical outside sales representatives, who focus on specific products and provide detailed technical support to customers.

In order to address the needs of our customer base, our inside sales force of approximately 750 customer service representatives (as of September 2011) is responsible for processing orders generated by new and existing customers as well as by our outside sales force. The customer service representatives develop order packages based on specific customer needs, interface with manufacturers to determine product availability, ensure on-time delivery and establish pricing of materials and services based on guidelines and predetermined metrics set by management.

Seasonality: Our business experiences mild seasonal effects as demand for the products we distribute is generally higher during the months of August, September and October. Demand for the products we distribute during the months of November and December and early in the year generally tends to be lower due to a lower level of activity in the industry sectors we serve near the end of the calendar year and due to winter weather disruptions. In addition, certain E&P activities, primarily in Canada, typically experience a springtime reduction due to seasonal thaws and regulatory restrictions, limiting the ability of drilling rigs to operate effectively during these periods.

Customers: Our principal customers are companies active in the upstream, midstream and downstream sectors of the energy industry as well as in other industrial and energy sectors. Due to the demanding operating conditions in the energy industry, high costs and safety risks associated with equipment failure, customers prefer highly reliable products and vendors with established qualifications, reputation and experience. As our PVF products typically represent a fraction of the total cost of a given project, our customers often place a premium on service given the high cost to them of maintenance or new project delays. We strive to build long-term relationships with our customers by maintaining our reputation as a supplier of high-quality, efficient and reliable products and value-added services and solutions.

We have a diverse customer base of over 12,000 active customers. We are not dependent on any one customer or group of customers. A majority of our customers are offered terms of net 30 days (due within 30 days of the date of the invoice). Customers generally have the right to return products we have sold, subject to certain conditions and limitations, although returns have historically been immaterial to our sales. For the years ended December 31, 2010 and 2009, our top twenty-five North American customers represented approximately half of our North American sales. For many of our largest customers, we are often their sole or primary PVF provider by sector or geography, their largest or second largest supplier in aggregate or, in certain instances, the sole provider for their upstream, midstream and downstream procurement needs. We believe that many customers for which we are not the exclusive or comprehensive North American sole source PVF provider will continue to reduce their number of suppliers in an effort to reduce costs and administrative burdens and focus on their core operations. As such, we believe these customers will seek to select PVF distributors with the most extensive product offering and broadest geographic presence. Furthermore, we believe our business will benefit as companies in the energy industry continue to consolidate and the larger, resulting companies look to larger distributors such as ourselves as their sole or primary source PVF provider.

Backlog: Backlog is determined by the amount of unshipped third-party customer orders, which may be revised or cancelled by the customer in certain instances. Backlog is generally attributable to our project contract activity, as we generally supply products for MRO contracts within a short period of time from order. There can be no assurance that the backlog amounts will be ultimately realized as revenue, or that the Company will earn a profit on the backlog of orders. Our backlog at September 30, 2011, December 31, 2010 and September 30, 2010 was $806 million, $519 million and $595 million, respectively. We expect to fill the substantial majority of our backlog within the next 12 months.

Competition: We are the largest North American PVF distributor to the energy industry based on sales. The broad PVF distribution industry is fragmented and includes large, nationally recognized distributors, major regional distributors and many smaller local distributors. The principal methods of competition include offering prompt local service, fulfillment capability, breadth of product and service offerings, price and total costs to the customer. Our competitors include nationally recognized PVF distributors, such as Wilson Industries, Inc. (a subsidiary of Schlumberger), National Oilwell Varco, Inc. and Ferguson Enterprises (a subsidiary of Wolseley, plc), several large regional or product-specific competitors and many local, family-owned PVF distributors.

Employees: As of September 30, 2011, we had approximately 3,275 employees in North America. 25 employees in the United States belong to a union and are covered by collective bargaining agreements. We consider our relationships with our employees to be good.

Properties: We operate a modified hub and spoke model that is centered around our seven distribution centers in North America with more than 180 branch locations which have inventory and local employees. We own our Houston-Darien, TX and Nitro, WV distribution centers and lease the remaining five distribution centers. We own less than 10% of our branch locations as we primarily lease the facilities. Additionally, in order to meet specific customer needs and maintain strong customer relationships, we hold inventory at approximately 700 on-site customer locations.

We maintain three U.S. corporate offices, our main corporate headquarters in Houston, TX, the precedent McJunkin headquarters in Charleston, WV, which we own, and the precedent Red Man headquarters in Tulsa, OK. We also maintain a corporate office for our Canadian operations in Calgary, Alberta and a corporate office for our other international operations in Bradford, UK.

International Operations

Our International segment represents our valve and stainless and alloy pipe, fitting and flange distribution business to the energy and general industrial sectors, across each of the downstream and upstream sectors, through our distribution operations located throughout Europe, Asia, Australasia and the Middle East. Our International segment represented approximately 7% of our consolidated revenues in 2010.

Products: Through our over 40 strategic branch and service facilities throughout Europe, Asia, Australasia and the Middle East, we distribute a complete line of valve and stainless and alloy pipe, fittings and flanges and specialty products. The products we distribute are used in the construction, maintenance, repair and overhaul of equipment used in extreme operating conditions such as high pressure, high/low temperature, high corrosive and high abrasive environments. Due to our geographical footprint, we are able to service our global customers at several of their locations. Key product types are described below:

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Valves and Specialty Products (100% of our International revenue in 2010). Valve products offered include ball, butterfly, gate, globe, check, needle and plug valves which are manufactured from cast steel, stainless/alloy steel, forged steel, carbon steel or cast and ductile iron. Valves are generally used in oilfield and industrial applications to control direction, velocity and pressure of fluids and gases within transmission networks. Specialty products include lined corrosion resistant piping systems, valve automation and top work components used for regulating flow and on/off service and a wide range of steam and instrumentation products used in various process applications within our offshore, refinery, petrochemical and general industrial sectors.

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Stainless Steel Pipe, Fittings and Flanges. Stainless steel products are offered primarily through MRC SPF (acquired in June 2011) and are used in all sectors in which we operate including oil and gas, mining and mineral processing, water treatment and desalination, and petrochemical.

Services: We provide our customers with a comprehensive array of services, including multiple daily deliveries, zone stores management, valve tagging and significant system interfaces that directly tie the customer into our proprietary information systems. This allows us to interface with our customers’ IT systems and provide an integrated supply service. Such services strengthen our position with our customers as we become more integrated into the customer’s business and supply chain and are able to market a “total transaction value” solution rather than individual product prices.

As major integrated and large independent energy companies have implemented efficiency initiatives to focus on their core business, many of these companies have begun outsourcing certain of their procurement and inventory management requirements. In response to these initiatives and to satisfy customer service requirements, we offer integrated supply services to customers who wish to outsource all or a part of the administrative burden associated with sourcing pipe, valves and fittings and other related products. Our integrated supply group offers procurement-related services, physical warehousing services, product inspection, product quality assurance and inventory ownership and analysis services.

A large portion of our International revenue is generated by providing products and services to support our customers’ large capital projects. As our products typically represent a fraction of the total cost of the project, our customers often place a premium on service given the high cost to them of maintenance or new project delays. MRC can assist customers in project planning and execution to ensure that product is where they need it, when they need it.

Suppliers: We source the products we distribute from a global and regional network of suppliers. Our suppliers benefit from access to our diversified customer base and, by consolidating customer orders, we benefit from stronger purchasing power and preferred vendor programs. Our purchases from our top ten suppliers in 2010 approximated 43% of our International total purchases, with our single largest supplier constituting approximately 9%. We are a significant buyer for many of our suppliers and we source a significant majority of the products we distribute directly from the manufacturer. The remainder of the products we distribute are sourced from manufacturer representatives, trading companies and other distributors.

Sales and Marketing: We distribute our products to a wide variety of end-users in widely disbursed geographies. Our broad customer base and access to our other international locations allow us to leverage our extensive inventory base. Local relationships, depth of inventory, service and timely delivery are critical to the sales process in the PVF distribution industry. We generate approximately 7% of our sales outside of North America. Our marketing efforts are customer and product driven, and provide a system that is more responsive to changing customer and product needs than a traditional, fully centralized structure.

Our sales model is built on a highly trained sales force, and for our valve sales, the majority of our sales force are degreed engineers. This team is able to meet complex customer requirements, selecting the optimal solution from a range of products to increase customers’ efficiency and lower total product lifecycle costs. The technical knowledge of our sales engineers combined with the application of local sales professionals addresses the high degree of engineering and product expertise required for each solution.

Our sales force is internally divided into outside and inside sales forces. Outside sales professionals spend the majority of their time building existing customer relationships at target accounts, introducing new products, and identifying and assisting customers with major projects. In addition, outside sales professionals are also responsible for developing new customer relationships. Internally, customer service representatives spend the majority of their time answering client inquiries, addressing customer requirements and making targeted outbound calls to generate additional business. Customer service representatives are product experts who ensure product deliveries meet customer timeframes, qualify sales opportunities and make pricing decisions within identified guidelines.

Customers: Our principal customers are companies active in the upstream and downstream sectors of the energy industry, as well as in other industrial and energy sectors. Due to the demanding operating conditions in the energy industry, high costs and safety risks associated with equipment failure, customers prefer highly reliable products and vendors with established qualifications, reputation and experience. As our products typically represent a fraction of the total cost of the project, our customers often place a premium on service given the high cost to them of maintenance or new project delays. We strive to build long-term relationships with our customers by maintaining our reputation as a supplier of high-quality, efficient and reliable products and value-added services and solutions.

We have a diverse customer base, consisting of thousands of active customers. We are not dependent on any one customer or group of customers. Customers generally have the right to return products we have sold, subject to certain conditions and limitations, although returns have historically been immaterial to our sales. For the year ended December 31, 2010, our top ten International customers represented approximately 40% of our International sales. For many of our largest customers, we are often their sole or primary valve or stainless steel and alloy provider by sector or geography, their largest or second largest supplier in aggregate or, in certain instances, the sole provider for their upstream and downstream procurement needs. We believe that many customers for which we are not the exclusive or comprehensive sole source valve provider will continue to reduce their number of suppliers in an effort to reduce costs and administrative burdens and focus on their core operations. As such, we believe these customers will seek to select valve and PVF distributors with the most extensive product offering and broadest geographic presence. Furthermore, we believe our business will benefit as companies in the energy industry continue to consolidate and the larger, resulting companies look to larger distributors such as ourselves as their sole or primary source valve provider.

Backlog: Backlog is determined by the amount of unshipped third-party customer orders, either specific or general in nature, which may be revised or cancelled by the customer in certain instances. Backlog is generally attributable to our project contract activity, as we generally supply products for MRO contracts within a short period of time. There can be no assurance that the backlog amounts will be ultimately realized as revenue or that the Company will earn a profit on the backlog of orders. Our backlog at September 30, 2011, December 31, 2010 and September 30, 2010 was $122 million, $64 million and $58 million, respectively. We expect to fill the substantial majority of our backlog within the next 12 months.

Competition: We are one of the largest global valve distributors to the energy industry based on sales. The broad PVF distribution industry is fragmented and includes large, internationally and nationally recognized distributors, major regional distributors and many smaller local distributors. The principal methods of competition include offering prompt local service, fulfillment capability, breadth of product and service offerings, price and total costs to the customer. Our competitors include several large regional or product-specific competitors, such as Econosto (a subsidiary of Eriks), and many local, family-owned PVF distributors.

Employees: As of September 30, 2011, we had approximately 650 employees. One employee in New Zealand belongs to a union and is covered by a collective bargaining agreement. We consider our relationships with our employees to be good.

Properties: We operate through a network of over 40 branch locations located throughout Europe, Asia, Australasia and the Middle East, including distribution centers in each of the United Kingdom, Singapore and Australia. We also maintain an operations center for our international operations in Bradford, United Kingdom and Perth, Australia. All of our locations are leased.

For a breakdown of our annual revenues by geography, see Note 15—Segment, Geographic and Product Line Information” to the audited consolidated financial statements as of December 31, 2010 and “Note 7—Geographic and Product Line Information” to the unaudited consolidated financial statements as of September 30, 2011.

Information Systems

Our technology approach allows for extensive integration and customization with our clients. We believe that this is accretive to the value we bring to customers and increases their loyalty to MRC. Our customized information systems enable on-line real-time access to appropriate resources and are an integral part of our competitive advantage, particularly among larger customers whose own information systems we integrate with seamlessly.

We operate a single information and operating system (“SIMS”) for all North American locations and a separate, Oracle-based system for our other international locations, in each case other than locations that we have recently acquired. Our branches are linked by our wide area networks into these integrated, scalable, and enterprise server-based systems allowing online, real-time access to all business resources, including customer order processing, purchasing and material request, distributing requirements planning, warehousing and receiving, inventory control and all accounting and financial functions. The large geographic coverage of each system not only enhances the efficient distribution of products but also standardizes internal processes, data management and reporting, as well as customer-facing applications and information presentation. Each system is highly functional and tailored to meet both the needs of MRC’s distribution network and our customers for functionality, customer and internal integration, operational controls, acquisition implementation, scalability, reliability, speed and accounting and reporting capability and compliance.

Third-party and web-based applications are incorporated in our platform and enhance our IT offering. Customer and supplier electronic integrations, information sharing and e-commerce applications help support and secure long-standing relationships and foster additional business with our customers. Scanning and customized bar-coding systems further increase efficiency. Our corporate Intranet also includes various web-based applications and access to valuable resources such as report libraries and a Document Imaging application that includes more than 15 million documents and reports. As of September 30, 2011, we had a staff of approximately 60 IT professionals.

Environmental Matters

We are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air, soil or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate, remediate, monitor and clean up contamination and occupational health and safety. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Historically, the costs to comply with environmental and health and safety requirements have not been material. We are not aware of any pending environmental compliance or remediation matters that, in the opinion of management, are reasonably likely to have a material effect on our business, financial position or results of operations. However, the failure by us to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, employee, neighbor or other third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Under certain laws and regulations, such as the U.S. federal Superfund law or its foreign equivalents, the obligation to investigate, remediate, monitor and clean up contamination at a facility may be imposed on current and former owners, lessees or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be imposed without regard to fault or to the legality of the activities giving rise to the contamination. Although we are not aware of any active litigation against us under the U.S. federal Superfund law or its state or foreign equivalents, contamination has been identified at several of our current and former facilities, and we have incurred and will continue to incur costs to investigate, remediate, monitor and clean up these conditions. Moreover, we may incur liabilities in connection with environmental conditions currently unknown to us relating to our prior, existing or future owned or leased sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, including laws regulating the energy industry, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs, or the costs of our customers, could increase, which may have a material adverse effect on our business, financial condition and results of operations.

In particular, legislation and regulations limiting emissions of greenhouse gases, including carbon dioxide associated with the burning of fossil fuels, are at various stages of consideration and implementation at the international, national, regional and state levels. In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which established a binding set of emission targets for greenhouse gases, became binding on the countries that ratified it. Attention is now focused on development of a post-2012 international policy framework to guide international action to address climate change when the Kyoto protocol expires in 2012. Certain states have adopted or are considering legislation or regulation imposing overall caps on greenhouse gas emissions from certain facility categories or mandating the increased use of electricity from renewable energy sources. Similar legislation has been proposed at the federal level. In addition, the EPA has begun to implement regulations that require permits for and reductions in greenhouse gas emissions for certain categories of facilities, the first of which became effective in January 2011. The EPA also intends to set greenhouse gas emissions standards, known as New Source Performance Standards, for power plants in May 2012 and for refineries in November 2012. These laws and regulations could negatively impact the market for the products we distribute and, consequently, our business.

In addition, some states have adopted regulations that could impose more stringent permitting, disclosure, wastewater disposal and well construction requirements on hydraulic fracturing, a practice involving the injection of water containing more limited amounts of certain substances into rock formations (after perforating the formation with explosive charges) to stimulate production of hydrocarbons, particularly natural gas, from shale basin regions. Other states and the federal government are considering regulating this practice. These regulations include a variety of well construction, set back, wastewater disposal and disclosure requirements limiting how fracturing can be performed and requiring various degrees of disclosures regarding the contents of chemicals injected into the rock formations, as well as moratoria on all hydraulic fracturing activity. Any increased federal or state regulation of hydraulic fracturing could reduce the demand for our products in these regions.

Legal Proceedings

From time to time, we have been subject to various claims and involved in legal proceedings incidental to the nature of our businesses. We maintain insurance coverage to reduce financial risk associated with certain of these claims and proceedings. It is not possible to predict the outcome of these claims and proceedings. However, in our opinion, there are no material pending legal proceedings that are likely to have a material effect on our business, financial condition or results of operations, although it is possible that the resolution of certain actual, threatened or anticipated claims or proceedings could have a material adverse effect on our business, financial condition or results of operation in the period of resolution. For information regarding asbestos cases in which we are a defendant, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies—Legal Proceedings”, “Note 15—Commitments and Contingencies” to the audited consolidated financial statements as of December 31, 2010 and “Note 8—Commitments and Contingencies” to the unaudited consolidated financial statements as of September 30, 2011.

On July 30, 2010, an action was brought against the Company in Delaware Chancery Court by a former shareholder of our predecessor, McJunkin Corporation, on his own behalf and as trustee for a trust, alleging the Company has not fully complied with a contractual obligation to divest of certain non-core assets contained in the December 2006 merger agreement, and seeking damages and equitable relief. We have also received written notice from other former shareholders who similarly claim the Company has not fully complied with that contractual obligation. We believe that this action, and the related claim of other shareholders, is without merit and we intend to vigorously defend ourselves against the allegations. On September 28, 2010, we filed a motion to dismiss the action in its entirety. On February 11, 2011, the Court granted our motion to dismiss the claims for equitable relief with prejudice, but denied the motion to dismiss the contractual claims. We submitted our response to the remaining claims in March 2011. Fact discovery in the litigation ended on September 9, 2011. On September 12, 2011, the plaintiffs in the action filed an expert report estimating plaintiffs’ damages with respect to certain shares of stock, if proven, to be between approximately $1.5 and $2 million. Plaintiffs are also seeking approximately $25,000 in damages with respect to a parcel of real property, and additional damages of $2.1 million that they allege was improperly withheld by the Company to cover defense costs associated with this lawsuit. The Company moved for summary judgment to dismiss the remaining claims, and the plaintiffs moved for summary judgment to uphold their claims, in each case, on October 21, 2011.

In the summer of 2010, our customer NiSource, Inc. notified McJunkin Red Man Corporation that certain polyethylene pipe manufactured by PolyPipe, Inc. may be defective. PolyPipe, Inc. filed a petition in the District Court in Cooke County, Texas against McJunkin Red Man Corporation and NiSource, Inc. seeking, among other things, a declaratory judgment that PolyPipe, Inc. is not responsible for certain costs relating to the defendants’ alleged failure to track and record the installation locations of the pipe and certain expenditures implementing the potential remediation plan. PolyPipe, Inc. subsequently filed a notice of non-suit without prejudice, requesting that the Court dismiss PolyPipe’s claims without prejudice to their re-filing the same claims. Because this matter is in the early stages, we are unable to determine the amount of liability, if any, that may result from the ultimate resolution of this matter.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages (as of September 30, 2011) and positions of each executive officer or director of MRC Global Inc.:

	Age	Position
Andrew R. Lane	52	Chairman, President and CEO
James E. Braun	52	Executive Vice President and Chief Financial Officer
James F. Underhill	56	Executive Vice President and Chief Operating Officer—North America
Daniel J. Churay	49	Executive Vice President, General Counsel and Corporate Secretary
Gary A. Ittner	59	Executive Vice President and Chief Administrative Officer
Rory M. Isaac	61	Executive Vice President—Business Development
Scott A. Hutchinson	56	Executive Vice President—North America Operations
Neil P. Wagstaff	48	Executive Vice President—International Operations
Leonard M. Anthony	57	Director
Rhys J. Best	65	Director
Peter C. Boylan III	47	Director
Henry Cornell	55	Director
Christopher A.S. Crampton	33	Director
John F. Daly	45	Director
Craig Ketchum	54	Director
Gerard P. Krans	64	Director
Dr. Cornelis A. Linse	62	Director
John A. Perkins	64	Director
H.B. Wehrle, III	60	Director

Andrew R. Lane has served as our president and chief executive officer (“CEO”) since September 2008 and our chairman of the Board since December 2009. He has also served as a director of MRC Global Inc. since September 2008. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, where he was responsible for Halliburton’s overall operational performance, managed over 50,000 employees worldwide and oversaw the integration of several mergers and acquisitions. Prior to that, he held a variety of leadership roles within Halliburton, serving as president and CEO of Kellogg Brown & Root, Inc. from July 2004 to November 2004, as senior vice president, global operations of Halliburton Energy Services Group from April 2004 to July 2004, as president of the Landmark Division of Halliburton Energy Services Group from May 2003 to March 2004, and as president and CEO of Landmark Graphics Corporation from April 2002 to April 2003. He was also chief operating officer of Landmark Graphics from January 2002 to March 2002 and vice president, production enhancement PSL, completion products PSL and tools/testing/TCP of Halliburton Energy Services Group from January 2000 to December 2001. Mr. Lane served as a director of KBR, Inc. from June 2006 to April 2007. He began his career in the oil and natural gas industry as a field engineer for Gulf Oil Corporation in 1982, and later worked as a production engineer in Gulf Oil’s Pipeline Design and Permits Group. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981, (Cum Laude). He also completed the Advanced Management Program (A.M.P.) at Harvard Business School in 2000. He is a member of the executive board of the Southern Methodist University School of Engineering. Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry and his deep knowledge of our operations.

James E. Braun has served as our executive vice president and chief financial officer since November 2011. Prior to joining the Company, Mr. Braun served as chief financial officer of Newpark Resources, Inc. since 2006. Newpark provides drilling fluids and other products and services to the oil and gas exploration and production industry, both inside and outside of the U.S. Before joining Newpark, Mr. Braun was chief financial officer of Baker Oil Tools, one of the largest divisions of Baker Hughes Incorporated, a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1998 until 2002, he was vice president, finance and administration, of Baker Petrolite, the oilfield specialty chemical business division of Baker Hughes. Previously, he served as vice president and controller of Baker Hughes. Mr. Braun is a CPA and was formerly a partner with Deloitte & Touche. Mr. Braun received a B.A. in accounting from the University of Illinois at Urbana-Champaign.

James F. Underhill has served as our executive vice president and chief operating officer – North America since November 2011. He served as our executive vice president and chief financial officer from November 2007 through October 2011. He served as our chief financial officer from May 2006 through October 2007, as senior vice president of accounting and information services from 1994 to May 2006, and vice president and controller from 1987 to 1994. Prior to 1987, Mr. Underhill served as controller, assistant controller, and corporate accounting manager. Mr. Underhill joined us in 1980 and has since overseen our accounting, information systems and mergers and acquisitions areas. He has been involved in numerous implementations of electronic customer solutions and has had primary responsibility for the acquisition and integration of more than 30 businesses. Mr. Underhill was also project manager for the design, development, and implementation of our IT operating system. He received a B.A. in accounting and economics from Lehigh University in 1977 and is a certified public accountant. Prior to joining us, Mr. Underhill worked in the New York City office of the accounting firm of Main Hurdman (Main Hurdman was incorporated into the successor accounting firm, KPMG).

Daniel J. Churay has served as our executive vice president and general counsel an since August 2011 and as our corporate secretary since November 2011. Prior to that time, he served as president and CEO of Rex Energy Corporation, an independent oil and gas company, from December 2010 to June 2011. From September 2002 to December 2010, Mr. Churay served as executive vice president, general counsel and secretary of YRC Worldwide Inc., a Fortune 500 transportation and logistics company, with primary responsibility for YRC Worldwide Inc.’s legal, risk, compliance and external affairs matters, including its internal audit function. From 1995 to 2002, Mr. Churay served as the deputy general counsel and assistant secretary of Baker Hughes Incorporated, a Fortune 500 company that provides products and services to the petroleum and continuous process industries, where he was responsible for legal matters relating to acquisitions, divestitures, treasury matters and securities offerings. From 1989 to 1995, Mr. Churay was an attorney at the law firm of Fulbright and Jaworski LLP in Houston, Texas. Mr. Churay received a bachelor’s degree in economics from the University of Texas and a juris doctorate from the University of Houston Law Center, where he was a member of the Law Review.

Gary A. Ittner has served as our executive vice president and chief administrative officer since September 2010. Prior to that, he served as our executive vice president—supply chain management since February 2009. Prior to that, he had served as our senior corporate vice president of supply chain management since November 2007, having specific responsibility for the procurement of all industrial valves, automation, fittings and alloy tubular products. From March 2001 to November 2007, he served as our senior corporate vice president of supply chain management. Before joining the supply chain management group, Mr. Ittner worked in various field positions including branch manager, regional manager and senior regional vice president. He is a past chairman of the executive committee of the American Supply Association’s Industrial Piping Division. Mr. Ittner began working at MRC in 1971 following his freshman year at the University of Cincinnati and joined MRC full-time following his graduation in 1974.

Rory M. Isaac has served as our executive vice president—business development since December 2008. Prior to that, he served as our senior corporate vice president of sales (focusing on downstream, industrials and natural gas utilities operations) since November 2007. From 2000 to 2007 he served as our senior vice president—national accounts, utilities and marketing. From 1995 to 2000 he served as our senior vice president—national accounts. Mr. Isaac joined MRC in 1981. He has extensive experience in sales, customer relations and management and has served at MRC as a branch manager, regional manager and regional vice president. In 1995 he began working in our corporate office in Charleston, West Virginia as senior vice president for national accounts, where he was responsible for managing and growing our national accounts customer base and directing business development efforts into integrated supply markets. Prior to joining MRC, Mr. Isaac worked at Consolidated Services, Inc. and Charleston Supply Company. Mr. Isaac attended the Citadel.

Scott A. Hutchinson has served as our executive vice president—North America operations since November 2009. Prior to that, he had served as our senior vice president of the Eastern region covering most operational units east of the Mississippi River. Mr. Hutchinson’s extensive background in branch sales and operations was instrumental as he led the integration effort of the Midwest, Eastern and Appalachian regions. From October 1998 to January 2009, he served as senior vice president of our Midwest region. During this time he was key in the acquisitions and integration of Wilkins Supply, Joliet Valve, Cigma and Valvax, solidifying and expanding the market reach of the Company in the Midwest. From May 1988 to October 1998 he worked in various field positions including branch manager, regional manager and regional vice president in our Western Region. From 1984 to 1988, he served as outside sales representative for Grant Supply in Houston, Texas which became part of our Company in 1987. Prior to joining us, Mr. Hutchinson worked for Fluor Corporation in procurement. Mr. Hutchinson received a bachelor of arts degree in marketing from the University of Central Florida in 1977.

Neil P. Wagstaff has served as our executive vice president—international operations since January 1, 2011. Prior to that, he served as our executive vice president—international operations and as CEO of MRC Transmark since October 2009. From July 2006 until October 2009, he served as group chief executive of MRC Transmark, where he was responsible for the group’s overall performance in 13 operating companies in Europe, Asia and Australia and oversaw a number of acquisitions and integrations. Prior to that he held a variety of positions within MRC Transmark, serving as a group divisional director from 2003, responsible for operations in the UK and Asia, as well as managing director for the UK businesses. He was also sales and marketing director of Heaton Valves prior to the acquisition by MRC Transmark group in 1996, as well as sales and marketing director for Hattersley Heaton valves and Shipham Valves. Mr. Wagstaff began his career in the valve manufacturing business in 1983 when he studied mechanical engineering at the Saunders Valve Company. Educated at London Business School, he is a chartered director and fellow of the UK Institute of Directors.

Leonard M. Anthony has been a member of the Board since October 2008. Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony has more than 25 years of financial and operational management experience. From April 2005 to August 2007, Mr. Anthony was the executive vice president and chief financial officer of Dresser-Rand Group Inc., a global supplier of rotating equipment solutions to the oil, natural gas, petrochemical and processing industries. From May 2003 to April 2005, he served as chief financial officer of International Steel Group Inc. From 1979 to 2003, he worked at Bethlehem Steel Corporation, where he held various managerial and leadership positions. Mr. Anthony had been the vice president of finance and treasurer of Bethlehem from October 1999 to September 2001 and senior vice president and chief financial officer from immediately prior to its bankruptcy in October 2001 to its acquisition by International Steel in April 2003, where he assumed the role of chief financial officer and treasurer. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an A.M.P. from Harvard Business School. Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises.

Rhys J. Best has been a member of the Board since December 2007. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, which owns a group of businesses providing products and services to the industrial, energy, transportation and construction sectors, and Austin Industries, Inc., a Dallas-based general construction company. He is also a member of the board of directors of Commercial Metals Corporation, a producer and marketer of scrap metals and metal products and the chairman (non-executive) and a chairman of the board of directors of Crosstex Energy, L.P., an independent midstream energy services company. He is also involved in a number of industry-related and civic organizations, including the Petroleum Equipment Suppliers Association (for which he has previously served as chairman) and the Maguire Energy Institute of Southern Methodist University. He serves on the board of advisors of the College of Business Administration at the University of North Texas. Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry.

Peter C. Boylan III has been a member of the Board since August 2010. Mr. Boylan has served as the CEO of Boylan Partners, LLC, a provider of investment and advisory services, since March 2002. From April 2002 through March 2004, Mr. Boylan served as director, president and CEO of Liberty Broadband Interactive Television, Inc., a global technology provider controlled by Liberty Media Corporation. From July 2000 to April 2002, Mr. Boylan was co-president, co-chief operating officer, member of the office of the CEO, and director of Gemstar-TV Guide International, Inc., a media, entertainment, technology and communications company. Mr. Boylan currently serves on the board of directors of BOK Financial Corporation, a publicly traded regional financial services company with around $25 billion in annual revenue, operating seven banking divisions in eight states and a broker/dealer subsidiary in 10 states. Mr. Boylan serves on BOK’s credit committee and risk oversight and audit committees. Mr. Boylan has extensive corporate executive management and leadership experience, accounting, financial, and audit committee expertise, media and technology expertise, civic service, and experience sitting on other public and private boards of directors. In 2004, after a federal judge dismissed a an SEC civil suit filed against Mr. Boylan in the United States District Court for the Central District of California (Western Division), he entered into court ordered mediation with the SEC leading to a civil settlement and a Final Judgment against Mr. Boylan, enjoining him from violating the anti-fraud, books and records and other provisions of the federal securities laws and ordering the payment of $600,000 in disgorgement and civil penalties. Mr. Boylan consented to the entry of the order without admitting or denying any wrongdoing. The Final Judgment and settlement had no officer and director bar. The judgment against Mr. Boylan arose out of a complaint filed against Mr. Boylan and other executive officers by the SEC, alleging that Mr. Boylan and other executive officers violated various provisions of the U.S. securities laws during his tenure as co-president, co-chief operating officer and director of Gemstar-TV Guide International, Inc. (Gemstar) from July 2000 to April 2002. Gemstar indemnified Mr. Boylan for legal fees and expenses.

Henry Cornell has been a member of the Board since November 2006. Mr. Cornell is a Managing Director of Goldman, Sachs & Co. He is the Chief Operating Officer of Goldman Sachs’ Merchant Banking Division, which includes all of the firm’s corporate, real estate and infrastructure investment activities, and is a member of the global Merchant Banking Investment Committee. Mr. Cornell also serves on the board of directors of First Marblehead Corporation, Kinder Morgan, Inc. and USI Holdings Corporation. Mr. Cornell is the chairman of The Citizens Committee of New York City, treasurer and trustee of the Whitney Museum of American Art, a member of The Council on Foreign Relations, trustee emeritus of the Asia Society, a trustee and chairman of the Investment Committee of the Japan Society and a member of Sotheby’s International Advisory Board. He earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981. Mr. Cornell practiced law with the firm of Davis, Polk & Wardwell from 1981 to 1984 in New York and London. Mr. Cornell joined Goldman, Sachs & Co. in 1984. Mr. Cornell brings extensive experience in corporate investment, corporate governance and strategic planning including in the pipeline transportation and energy storage industries. He also has extensive experience serving on boards of directors of other significant companies including multinational companies in the energy industry.

Christopher A.S. Crampton has been a member of the Board since January 2007. He is currently a vice president in the Merchant Banking Division of Goldman, Sachs & Co., which he joined in 2003. From 2000 to 2003, he worked in the investment banking division of Deutsche Bank Securities. Mr. Crampton currently serves as a director of U.S. Security Associates, Inc. He is a graduate of Princeton University. Mr. Crampton has extensive experience in investment banking, corporate finance and strategic planning.

John F. Daly has been a member of the Board since January 2007. Mr. Daly is a managing director in the Principal Investment Area of Goldman Sachs, where he has worked since 2000. In 1998 and from 1999 to 2000, he was a member of the Investment Banking Division of Goldman Sachs. From 1991 to 1997, Mr. Daly was a senior instructor of mechanical and aerospace engineering at Case Western Reserve University. He earned a bachelor of science and master of science in engineering from Case Western Reserve University and a masters in business administration from the Wharton School of Business at the University of Pennsylvania. Mr. Daly currently serves as a director of KAG Holding Corp., Fiberlink Communications Corp., Hawker Beechcraft, Inc. and U.S. Security Associates, Inc. In the past five years, Mr. Daly has also served on the boards of Cooper-Standard Automotive, Inc., Euramax Holdings, Inc. and IPC Systems, Inc. Mr. Daly has extensive experience in investment banking, corporate finance and strategic planning, including in the industrial and manufacturing sectors. He also has extensive experience serving on boards of directors of other significant companies, including multinational companies.

Craig Ketchum has been a member of the Board since October 2007. Mr. Ketchum served as our chairman of the Board from September 2008 to December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as co-president and co-CEO of McJunkin Red Man Corporation since the business combination between McJunkin Corporation and Red Man in October 2007. He served at Red Man in various capacities since 1979, including store operations and sales, working at Red Man locations in Ardmore, Oklahoma, Tulsa, Oklahoma, Denver, Colorado, and Dallas, Texas. He was named vice president—sales at Red Man in 1991, executive vice president of Red Man in 1994 and president and CEO in 1995. He also served on Red Man’s board of directors. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man in 1979. He has served as chairman of the Petroleum Equipment Suppliers Association. Mr. Ketchum is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man and McJunkin Red Man Corporation.

Gerard P. Krans has been a member of the Board since December 2009. Mr. Krans serves as the chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. Mr. Krans also serves on the board of directors of Royal Wagenborg and Crucell. From 2001 to 2007, Mr. Krans served as chairman of the board of directors of Royal van Zanten. From 1995 to 2000, Mr. Krans served on the executive board of VOPAK. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell. Mr. Krans received university degrees in law, econometrics and taxation. Mr. Krans has extensive experience in strategic planning and corporate oversight, including in the energy, chemical and oil sectors.

Dr. Cornelis A. Linse has been a member of the Board since May 2010. He was formerly a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. From February 2003 to February 2007, he was the executive vice president of contracting and procurement for Shell International B.V. Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies. Dr. Linse earned a doctorate degree from Leiden University in 1978.

John A. Perkins has been a member of the Board since December 2009. From 2001 until 2006, he was chief executive of London-based Truflo International plc, an international industrial group involved in the manufacture and specialist distribution of valves and related flow control products. Prior to emigrating to the UK in 1987, he was executive director and (from 1982) managing director of Metboard, a South African investment, property and financial services group, which merged with the banking group Investec, which was subsequently listed on the Johannesburg and London Stock Exchanges. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand and is a South African chartered accountant. Mr. Perkins brings extensive experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East.

H.B. Wehrle, III has been a member of the Board since January 2007. He served as our president and CEO from January 31, 2007 to October 30, 2007. From October 31, 2007 to May 2008, Mr. Wehrle served as co-president and co-CEO of McJunkin Red Man Corporation, and from May 2008 until September 2008, he served as our chairman of the Board. Mr. Wehrle began his career with McJunkin Corporation in 1973 in sales. He subsequently served as treasurer and was later promoted to executive vice president. He was elected president of McJunkin Corporation in 1987. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978. He is affiliated with the Young Presidents’ Organization. He serves on the boards of the Central WV Regional Airport Authority, the Mid-Atlantic Technology, Research and Innovation Center and the National Institute for Chemical Studies in Charleston, West Virginia. He also serves on the board of the Mountain Company in Parkersburg, West Virginia and the University of Charleston. Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

Each of our directors, except for Messrs. Lane, Anthony, Linse and Perkins, is also a director of PVF Holdings, our largest stockholder. Messrs. Wehrle and Ketchum, two of our directors, are each co-chairman of PVF Holdings.

Board of Directors

The Board currently consists of twelve members. The current directors are included above. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

The Board has determined that we are a “controlled company” under the rules of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements of the NYSE. Pursuant to the “controlled company” exception to the board of directors and committee composition requirements, we will be exempt from the rules that require that:

•	the Board be comprised of a majority of “independent directors”,

•	our compensation committee be comprised solely of “independent directors” and

•	we establish a nominating and corporate governance committee comprised solely of “independent directors” (as the rules of the NYSE define).

The “controlled company” exception does not modify the independence requirements for the audit committee. We intend to comply with the audit committee requirements of the Sarbanes-Oxley Act and the NYSE, which require that our audit committee be composed of at least one independent director at the closing of this offering, a majority of independent directors within 90 days of this offering and all independent directors within a year of this offering.

MRC Global Inc. currently has five directors who would be considered independent within the definitions of the NYSE: Messrs. Anthony, Best, Boylan, and Perkins and Dr. Linse.

Board Leadership Structure

The Board currently combines the positions of CEO and chairman of the Board. Mr. Lane currently holds these positions. The responsibilities of the chairman include presiding at all meetings of the Board, reviewing and approving meeting agendas, meeting schedules and other information, as appropriate, and performing such other duties as the Board requires from time to time. We believe that the current model is effective for the Company as the combined position of CEO and chairman maximizes strategic advantages and company and industry expertise. Mr. Lane has extensive leadership experience in our industry and is best positioned to set and execute strategic priorities. Mr. Lane’s leadership enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability. The Board evaluates this structure periodically.

In addition, an independent director chairs each of our audit and compensation committees. The Board believes that having these two key committees with independent chairs provides a structure for strong independent oversight of our management.

Risk Oversight

The Board administers its risk oversight function primarily through the audit committee, which oversees the Company’s risk management practices. The audit committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control these exposures. The Board believes that its administration of risk management has not affected the Board’s leadership structure, as described above.

In addition, we have established a risk management committee. Our risk management committee is currently comprised of Messrs. Lane, Braun, Churay, Ittner, Isaac, Hutchinson, Underhill and Wagstaff, as well as Diana D. Morris, our senior vice president – human resources, Elton Bond, our senior vice president and chief accounting officer, Theresa L. Dudding, our senior vice president and controller, Hugh Brown, the senior vice president and chief financial officer of MRC Transmark, John Durbin, our senior vice president of finance and treasurer, Stephanie McCaffrey, our vice president of internal audit, and Cinda Bowling, our vice president of financial reporting. The principal responsibilities of the risk management committee are to review and monitor any material risks or exposures associated with the conduct of our business, the internal risk management systems implemented to identify, minimize, monitor or manage these risks or exposures, and the Company’s policies and procedures for risk management. While the audit committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and risk management, it is the responsibility of senior management of the Company to determine the appropriate level of the Company’s exposure to risk.

Committees of the Board

Audit Committee. Our audit committee is currently comprised of Messrs. Anthony, Best, Crampton and Perkins. Mr. Anthony is chairman of the audit committee. The Board has determined that Mr. Anthony qualifies as an “audit committee financial expert” and an “independent director” under the rules of the NYSE. The audit committee’s primary duties and responsibilities are to assist the Board in oversight of the integrity of our financial statements, the integrity and adequacy of our auditing, accounting and financial reporting processes and systems of internal controls for financial reporting, compliance with legal and regulatory requirements, including internal controls designed for that purpose, the independence, qualifications and performance of our independent auditor and the performance of our internal audit function. Mr. Crampton would not be considered independent within the definitions of the NYSE.

Compensation Committee. Our compensation committee is currently comprised of Messrs. Best, Boylan, Crampton and Daly. Mr. Best is chairman of the compensation committee. The principal responsibilities of the compensation committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock and other long-term incentive awards and provide counsel regarding key personnel selection. See “Compensation Discussion and Analysis – Overview”. Messrs. Crampton and Daly would not be considered independent within the definitions of the NYSE.

International Committee. Our international committee is currently comprised of Messrs. Krans, Best, Crampton, Perkins and Daly and Dr. Linse. Mr. Krans is chairman of the international committee. The purpose of the international committee is to assist the Board and our management with the oversight of our business strategies and initiatives outside of the United States.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer (our CEO), principal financial officer (our executive vice president and chief financial officer), principal accounting officer (our senior vice president and chief accounting officer), and controller (our senior vice president and controller) and persons performing similar functions. A copy of the code of ethics has been posted on our website at www.mrcpvf.com. If we amend or waive provisions of this code of ethics with respect to such officers, we intend to also disclose the same on our website.

Executive Compensation

Compensation Discussion and Analysis

Overview

Since the GS Acquisition in January 2007, the overriding objective of our owners and management has been to increase the economic value and size of our Company during our owners’ period of ownership. We have designed our compensation programs to support this continuing goal. In addition, compensation decisions during 2007 and 2008 were made to successfully integrate the compensation programs of McJunkin Corporation and Red Man. This integration was largely completed by the end of 2008.

The compensation committee of the Board (the “Committee”) establishes policies and periodically determines matters involving executive compensation, recommends changes in employee benefit programs, grants or recommends the grant of stock options and stock and other long-term incentive awards and provides counsel regarding key personnel selection. During 2011, the Committee was comprised of Messrs. Best, Boylan, Crampton, Daly, Harry K. Hornish, Jr. (resigned January 2011)and Sam B. Rovit (resigned February 2011), with Mr. Best serving as chairman. Each member of the Committee is a non-employee director.

Generally, the Committee has decision-making authority with respect to executive compensation matters, including determination of the compensation and benefits of the executive officers. With respect to equity-based compensation awards (including to the executive officers), the Committee approves grants or makes recommendations to the entire Board for final approval.

Pursuant to the Committee’s charter, its duties include:

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Subject to the terms of any employment contracts, reviewing and determining, or making recommendations to the Board with respect to, the annual salary, bonus, stock options and other compensation, incentives and benefits, direct and indirect, of the CEO and other executive officers. In determining long-term incentive compensation of the CEO and other executive officers, the Committee will consider, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs and other executive officers of comparable companies and the awards the Company gave to the CEO and the executive officers in the past;

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Reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other executive officers and evaluating the CEO’s and other executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), determining and approving the CEO’s and other executive officers’ compensation level based on this evaluation or making recommendations to the Board with respect to their compensation level;

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Reviewing and authorizing or recommending to the Board to authorize, as the Committee determines, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and, at the option of the Committee, other officers and employees of the Company);

•	Periodically reviewing and considering the competitiveness and appropriateness of our executive officer compensation;

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Reviewing new executive compensation programs, reviewing on a periodic basis the operation of our existing executive compensation programs to determine whether they integrate appropriately and establishing and periodically reviewing policies for the administration of executive compensation programs;

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Overseeing the administration of incentive compensation plans and equity-based compensation plans and exercising all authority and discretion those plans provide to the Committee and performing such duties and responsibilities as the Board may assign with respect to those plans;

•	Conducting a review at least annually of, and determining or making recommendations to the Board regarding, compensation for non-employee directors (including compensation for service on the Board and Board committees, meeting fees and equity-based compensation). The Committee is also responsible for and oversees administration of any plans or programs providing for the compensation of non-employee directors; and

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Overseeing the procedures and substance of the Company’s compensation and benefit policies (subject, if applicable, to shareholder approval), including establishing, reviewing, approving or making recommendations to the Board with respect to any incentive-compensation and equity-based plans of the Company that are subject to Board approval.

Compensation Philosophy and Objectives

The Committee believes that our executive compensation programs should be structured to reward the achievement of specific annual, long-term and strategic performance goals of our Company. Accordingly, the executive compensation philosophy of the Committee is threefold:

•	To align the interests of our executive officers with those of our shareholders, thereby providing long-term economic benefit to our shareholders;

•	To provide competitive financial incentives in the form of salary, bonus and benefits, with the goal of attracting and retaining talented executive officers; and

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To maintain a compensation program that includes at-risk, performance based awards whereby executive officers who demonstrate exceptional performance will have the opportunity to realize appropriate economic rewards.

Setting Executive Compensation

Role of the Compensation Committee

The Committee has granted short-term cash incentive and long-term equity incentive awards to motivate our executive officers to achieve the business goals that our Company has established. In addition to considering our philosophy and objectives, the Committee considers the impact of the duties and responsibilities of each executive officer on the results and success of the Company. Based on these factors, the Committee has devised a compensation program designed to keep our executive officers highly incentivized and also to achieve parity among executive officers with similar duties and responsibilities.

Role of Executive Officers

Since September 2008, our CEO has met periodically with our senior vice president of human resources to discuss executive compensation issues. Our senior vice president of human resources makes quarterly presentations to the Committee with respect to issues and developments regarding compensation and our compensation programs. Our CEO and senior vice president of human resources work together annually to develop tally sheets, which our CEO presents to the Committee. These tally sheets present the current compensation of each executive officer, divided into each element of compensation, and also present the proposed changes to compensation for the upcoming year (except that no proposals are made with respect to changes to our CEO’s compensation). Changes to our CEO’s compensation are left to the Committee’s discretion. Following our CEO’s presentation of the tally sheets, the Committee determines appropriate changes in compensation for the upcoming year. Each year, the Committee approves the executive officers’ annual target bonuses (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual incentive awards that the Company would pay in respect of performance during the year. Certain elements of compensation (such as annual base salary and annual target bonus percentage) are set forth in employment agreements entered into between the Company and certain executive officers. The Committee makes decisions with respect to equity-based compensation awards that the Company grants to our named executive officers and may recommend these awards to the entire Board for final approval.

Role of Compensation Consultant

Pursuant to the Committee’s charter, the Committee has the power to retain or terminate compensation consultants and engage other advisors. In 2008, the Company engaged Hewitt Associates, a third-party global human resources consulting firm, to review and make recommendations with respect to the structure of our compensation programs, including executive compensation, following the business combination of McJunkin Corporation and Red Man in October 2007. During this engagement, Hewitt Associates worked with a team from the Company to review and assess compensation. The primary task of Hewitt Associates in 2008 was to assist the Company in successfully integrating the compensation programs of McJunkin Corporation and Red Man. As part of this process, Hewitt Associates reviewed existing McJunkin Corporation and Red Man compensation programs and made recommendations as to how these programs could be integrated based on its review and survey data. As part of Hewitt Associates’ integration work in 2008, an executive compensation specialist from Hewitt Associates advised the Committee regarding the appropriate allocation of executive compensation among each element of compensation using benchmark data. The Committee approved certain recommendations from the Hewitt study. Starting on January 1, 2009, the Company implemented a new compensation program structure, which included integration of multiple heritage plans that McJunkin Corporation and Red Man previously maintained. The Committee did not engage Hewitt Associates or any other compensation consultant during 2009.

In December 2010, the Committee engaged Meridian Compensation Partners, LLC (an independent consultant specializing in executive compensation) to formulate a report and make recommendations to the Committee regarding executive compensation during 2011, based on peer group and other market data, as well as industry trends and current practices. In making its report to the Committee, Meridian used compensation peer data from the following companies for each position that our named executive officers hold to the extent available:

• Airgas Inc.	• MSC Industrial Direct Co. Inc.

• Applied Industrial Technologies, Inc.	• National Oilwell Varco, Inc.

• Cameron International Corp.	• Oil States International, Inc.

• Complete Production Services, Inc.	• RPC Inc.

• Dresser-Rand Group, Inc.	• Superior Energy Services Inc.

• Edgen Murray II, LP	• Watsco, Inc.

• Fastenal Co.	• WESCO International Inc.

• Flowserve Corp.	• WW Grainger Inc.

These peers were chosen as distributors or sellers of industrial or energy products of a similar character as those that we sell or who have similar distribution business models to our business model. Each of these peer companies had fiscal year 2010 revenue between $628 million and $12.1 billion (with 50th percentile revenue of the group at $2.3 billion), a range within which our revenue lies. These peer companies also represent companies with whom we compete for talent. Meridian presented peer-company specific data, average compensation and compensation at each quartile of the data to the Committee with respect to total compensation and major elements of compensation (i.e. salary, annual bonus and long-term incentives) for each of the named executive officer’s positions. The Committee used this data to determine whether its compensation decisions were within the market levels for each named executive officer; however, the Committee did not set any compensation for any named executive officer at a specific level within the peer group range for each executive (such as pegging the compensation to a 50th percentile level). Rather, the Committee exercised its discretion considering the following factors:

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s need for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experience with their prior employers; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Committee did not give any particular weight to any of these factors.

Components of Executive Compensation

Our named executive officers for the fiscal year ended December 31, 2011 were Messrs. Lane, Braun, Churay, Ittner and Underhill. The principal components of compensation for our named executive officers are:

•	Base salary;

•	Short-term cash incentive compensation;

•	Long-term equity compensation;

•	Retirement benefits; and

•	Perquisites and other personal benefits.

Base Salary

We provide our named executive officers with base salary to compensate them for services they provide during the fiscal year. The Committee reviews base salary for executives (including the named executive officers) on an annual basis and determines based on each executive’s position, responsibilities, performance, current compensation (both individually and as compared to other executives) and survey data. Each of Messrs. Lane, Braun, Churay and Underhill is party to an employment agreement. The initial base salaries of these executive officers are set forth in their respective agreements, and the Committee reviews these base salaries annually and may adjust them upward based on the factors described above.

Short-term Incentive Compensation

During the annual review of compensation plans, the Committee approves performance metrics and goals for annual incentive awards that the Company will pay in respect of performance during the relevant performance period, including to our named executive officers. As part of this review, the Committee approves target bonus percentages for persons eligible to receive annual incentive awards, subject to the terms of any employment agreements between the Company and executives. Each of the named executive officers had a target annual bonus for the 2011 performance year equal to 67% of his annual base salary. The target annual bonus percentages for each of Messrs. Lane, Braun, Churay and Underhill are set forth in their respective employment agreements with us. Although the employment agreements of Messrs. Lane and Underhill each provided for a target annual bonus percentage of 100% of base salary for 2011, as a result of economic conditions during late 2009 through early 2011 and the actual bonus payouts for 2009 and 2010, these executives agreed to a target annual bonus percentage of 67% for 2011. The payment of annual incentive awards for the 2011 performance year to our named executive officers depends on the achievement of three weighted performance metrics. Those metrics for the named executive officers were adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”); return on net assets (“RONA”), calculated as EBITDA divided by net assets; and individualized key performance indicators (“KPIs”). Achievement of goals with respect to EBITDA, RONA and KPIs constituted 70%, 20% and 10% of annual awards, respectively for Messrs Lane, Braun, Churay, Ittner and Underhill.

For the 2011 performance year, we determined the EBITDA and RONA performance goals by a budgeting process that involved an examination of our Company’s markets, customers and general outlook with respect to 2011. The Board approved the final budget. The 2011 EBITDA and RONA performance goals for the named executive officers related to the consolidated performance of the Company. The 2011 consolidated Company EBITDA goal was $285,263,000 and the RONA goal was 22.3%. No awards were payable with respect to the EBITDA or RONA performance metrics unless at least 75% of the relevant performance goal was achieved. At 75% achievement of each of these performance metrics, there was a payout of 25% of each participant’s target annual incentive bonus related to the performance metric; this portion of the payout increased with respect to the performance metric in 3% increments for each additional percent of achievement up to full achievement of the relevant performance goal. Achievement of KPIs was determined on a discretionary basis. Upon full achievement of each of the performance metrics (EBITDA, RONA and KPIs), 100% of the target annual incentive bonus could be paid. In 2011, the maximum award payable to our named executive officers was 110% of target if EBITDA and RONA goals were exceeded, which is earned in 1% increments to the extent EBITDA and RONA performance exceed 100%. KPIs are capped at a maximum payout of 100%. The Committee evaluates the achievement of the performance metrics on an annual basis in connection with awards to the named executive officers. In 2011, the Company exceeded its EBITDA and RONA goals. The amount payable in respect of these two metrics was 110% of the annual target bonus (prior to application of performance attributable to KPIs).

The Committee approved KPIs for the named executive officers based on a set of projects and plans designed to align the executives’ activities with the strategic plans and financial goals of the Company for the relevant performance period, which are related to the functional responsibility of each executive’s position. As discussed above, KPIs for the named executive officers comprise 10% of annual bonuses for 2011. The following is a summary of the named executive officers’ achievements in 2011 with respect to their individual KPI goals.

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Mr. Lane led a global growth plan that resulted in approximately $1 billion in annual sales growth since 2010 and exceeded the Company’s consolidated revenue goals for the year. Mr. Lane also led profitability improvement efforts that resulted in the Company exceeding gross margin, EBITDA, operating income and net income goals for 2011. Mr. Lane engaged outside consultants to aid the Company in implementing operation excellence strategies in North America and to develop a three to five-year information technology strategy for the Company. Mr. Lane also led the Company’s mergers and acquisitions strategy with the completion of the Company’s acquisitions of Stainless Pipe & Fittings in Perth, Australia and Valve Systems & Controls in Houston, Texas. Under Mr. Lane’s leadership, the Company also entered into an agreement to acquire OneSteel Piping Systems in Sydney, Australia. Mr. Lane also led efforts and engaged outside consultants to recruit executive management talent with global, public company experience to the Company, which resulted in the hiring of a new general counsel and chief financial officer along with other corporate positions.

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Mr. Braun joined the Company in late in 2011 and was immediately engaged in reorganizing the finance and accounting management team (including newly added global tax, treasury, internal audit, and investor relations and corporate development positions) to further position the Company for its international expansion and the functions the Company needed as a public company. Mr. Braun seamlessly transitioned into the chief financial officer role becoming immediately engaged in acquisition and financial reporting activities meeting the demands for public reporting and reporting to lenders and analysts.

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Mr. Churay joined MRC in third quarter 2011 and became pivotal in the preparation of third quarter public reporting documents as well preparation and submission of the Form S-1, of which this prospectus forms a part. Further, Mr. Churay was actively involved in the successful negotiation of the agreement to acquire OneSteel Piping Systems in Australia. Mr. Churay has also expanded the resources of the Company’s legal department thereby improving internal capacity and reducing expenses for outside counsel. He has also led an effort to globalize the Company’s insurance program to obtain substantial insurance premium savings. Finally, Mr. Churay has been substantially involved in structuring and preparing the Company’s executive compensation programs in anticipation of the Company’s initial public offering of its common stock.

•

Mr. Ittner as Chief Administrative Officer was an important contributor to the financial success of MRC as a result of process improvements in the management of inventory and the optimization of our supply chain purchases to meet increasing customer activity and MRC profitability targets. Additionally, his management of other shared service groups contributed to the success and achievement of MRC goals by implementing recommendations of consultants engaged by MRC to improve our freight processes and putting in place new workflow tools and business processes to improve our North America branch and third party operations. Mr. Ittner also formalized governance processes for prioritizing and tracking IT projects and implemented ORACLE systems at MRC Transmark, made enhancements to SIMS in North America, and implemented business processes and training to accomplish SOX compliance in operations. In HR, he led our efforts to complete a benchmark review of health plan coverage and to secure competitive proposals from vendors for the 2012 plan year. Additionally, Mr. Ittner was responsible for MRC safety administration and practices which led to improved safety practices in 2011. Mr. Ittner led our efforts to recruit new leadership from outside the Company in both Safety and Freight Management to enhance our management capabilities.

•

Mr. Underhill, before moving from chief financial officer to chief operating officer- North America, successfully met goals relating to the improvement of systemic international financial reporting for all MRC operating entities. Mr. Underhill’s leadership and planning resulted in timely preparation of public reporting documents on Forms S-4, 10-K, 10-Q and 8-K. Mr. Underhill also made significant progress and achieved success with respect to internal audit capacity and implementation of controls and measures to minimize risk and support accurate recording of financial results. Mr. Underhill also was responsible for improvements to the budgeting process and systems within MRC which reconciled and consolidated budget projections granularly from local reporting up through the consolidated budget thereby aligning the company around central financial goals. Mr. Underhill was integral to the selection and reorganization of the finance and accounting group within MRC putting in place expertise and experience befitting a global publicly traded company.

In respect of performance during 2011, the named executive officers will be paid 109% of their target annual incentive bonus. Messrs. Braun and Churay will be paid a prorated amount based upon the length of time they were employed in 2011. The amounts the Company will pay to the named executive officers as a result of their respective levels of performance are as follows: $511,210 for Mr. Lane; $51,730 for Mr. Braun; $83,985 for Mr. Churay; $273,863 for Mr. Ittner; and $365,150 for Mr. Underhill. As part of his negotiated offer of employment, the Company agreed to pay Mr. Braun a signing bonus of $350,000, consisting of $100,000 paid in 2011 on his first day of employment, with the balance payable in March 2012. Pursuant to the terms of his offer, this balance will be reduced by the $51,730 annual incentive bonus that he is to receive for 2011. Mr. Braun must repay the signing bonus to the Company if he voluntarily leaves the Company or is terminated for cause within one year of his November 1, 2011 start date. These bonuses to be paid to the named executive officers for 2011, are subject to, and will not be paid until, the confirmation of Company’s annual financial statements by the Audit and Compensation Committees of the Board in early 2012.

Long-Term Equity Compensation

We believe that long-term equity compensation is important to assure that the interests of management remain aligned with those of our stockholders. Since the GS Acquisition, the form of long-term equity compensation that the Company has granted to executives (including the named executive officers) has evolved. In connection with the GS Acquisition and the Red Man Transaction, certain executives (including Messrs. Ittner and Underhill) were granted profits units in PVF Holdings. The number of profits units that PVF Holdings awarded in connection with those transactions was determined based on various factors, including a consideration of what size award was required to adequately incentivize the executives (as part of the executives’ overall compensation package) and, most notably, negotiations between executives and our Company as part of the overall negotiations relating to the GS Acquisition and the Red Man Transaction. Starting in 2008, the Board, along with the Committee, decided to grant executives equity compensation in the form of stock options in respect of our common stock and restricted common stock. Since that time, the Board has approved grants of stock options and restricted common stock to our executives periodically in its discretion. The reasoning behind the Board’s decision to grant equity awards to our named executive officers is described in the discussion of the relevant equity grants in the subsection titled “Stock Options and Restricted Stock”. We do not currently have a formal policy regarding the timing of equity grants, although we are currently considering whether to adopt such a policy.

Profits Units

Profits units are governed by Articles III and VII of the Amended and Restated Limited Liability Company Agreement of PVF Holdings dated as of October 31, 2007, and amended on December 18, 2007 and October 30, 2009 (the “PVF LLC Agreement”). PVF Holdings granted Messrs. Ittner and Underhill profits units in PVF Holdings on January 31, 2007. PVF Holdings did not require grantees who received profits units to make any capital contribution in exchange for their profits units, which were awarded as compensation. Profits units have no voting rights, and PVF Holdings may from time to time distribute its available cash to holders of profits units along with its other equity holders. Pursuant to the PVF LLC Agreement, PVF Holdings is required to make distributions, first, to holders of common units, pro rata in proportion to the number of those units outstanding at the time of distribution, until each holder has received an amount equal to the holder’s net aggregate capital contributions (for purposes of the PVF LLC Agreement) and, second, to holders of all units (including profits units) pro rata in proportion to the number of units outstanding at the time of the distribution. Please see the table titled “Outstanding Equity Awards at 2011 Fiscal Year-End” below for the number of profits units held by Messrs. Ittner and Underhill as of December 31, 2011.

Pursuant to the PVF LLC Agreement, profits units generally become vested in one-third increments on each of the third, fourth and fifth anniversaries of the date of grant. In the event of a termination of employment other than for Cause (as defined in the PVF LLC Agreement), all unvested profits units will be forfeited. However, in the event of a termination for Cause, unless otherwise determined by the board of directors of PVF Holdings, all profits units, whether vested or unvested, will be forfeited. In the event of a termination by reason of death or Disability (as defined in the PVF LLC Agreement), all unvested profits units will become vested and nonforfeitable. Also, in the event of a Transaction (as defined in the PVF LLC Agreement), all unvested profits units will become vested and nonforfeitable. The PVF LLC Agreement also specifies that profits units may be subject to different vesting schedules if the board of directors of PVF Holdings approves. The PVF LLC Agreement solely governs the terms, including the vesting schedules, of the profits units that Messrs. Ittner and Underhill hold. See “Corporate Structure” for an illustration of the location of PVF Holdings in our corporate structure.

Stock Options and Restricted Stock

We maintain a restricted stock plan and a stock option plan. Pursuant to these plans, the Committee may grant awards of restricted stock and stock options to our key employees, directors and consultants. The terms and conditions to which each award is subject are set forth in individual award agreements.

In connection with the hiring of Mr. Lane in September 2008, Mr. Lane purchased 170,218 shares of our common stock, and the Committee granted to him stock options in respect of 1,758,929 shares of our common stock, with an exercise price of $17.63 (taking into account the October 2008 stock split). Mr. Lane’s options vest in equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant, conditioned on continued employment through the applicable vesting date. Mr. Lane’s options are subject to pro-rata accelerated vesting if:

•	we terminate his employment other than for Cause (as defined in his employment agreement),

•	Mr. Lane terminates his employment for Good Reason (as defined in his employment agreement) or

•	Mr. Lane dies or becomes disabled.

In addition, Mr. Lane’s options fully vest upon the occurrence of a Change in Control (as defined in his employment agreement). All of Mr. Lane’s stock options, whether vested or unvested, will be forfeited if we terminate his employment for Cause (as defined in the stock option plan). The grant of stock options to Mr. Lane was made as part of the Company’s offer of employment to Mr. Lane.

In February 2009, we granted Mr. Lane 50,000 shares of our restricted common stock. This restricted stock award vests on the fifth anniversary of the date of grant and is conditioned on continued employment through the vesting date. Mr. Lane’s restricted stock award fully vests in the event of a Transaction (as defined in the restricted stock agreement) or upon the termination of Mr. Lane’s employment due to his death or disability. All shares of restricted stock, whether vested or unvested, will be forfeited if we terminate his employment for Cause (as defined in the restricted stock plan). The Committee approved this grant of restricted stock to Mr. Lane to ensure the competitiveness of his total compensation package.

In June 2009, Mr. Lane transferred all common stock, restricted stock and stock options that he held to Andy & Cindy Lane Family, L.P. for no consideration. The terms and conditions of the stock option and restricted stock awards, including conditions relating to Mr. Lane’s employment, continue to govern these awards following this transfer. In September 2009, the option exercise price of the stock options that Andy & Cindy Lane Family, L.P. holds was reduced from $17.63 to $12.50, which is not less than the fair market value of our common stock as of the date of this amendment. The Committee made this reduction in exercise price to maintain the incentive value of this award. In December 2009, in connection with the $2.9 million cash dividend MRC Global Inc. paid to its shareholders, the option exercise price of the stock options held by Andy & Cindy Lane Family, L.P. was reduced to $12.48. In the third quarter of 2011, the Committee repriced the stock options held by Andy & Cindy Lane Family, L.P. to a $9.05 per share strike price.

In August 2011, we granted Mr. Lane 180,000 shares of our restricted common stock. Concurrently, Mr. Lane transferred the restricted common stock to Andy & Cindy Lane Family L.P. for no consideration. This restricted stock award vests on the fifth anniversary of the date of grant and is conditioned on continued employment through the vesting date. Mr. Lane’s restricted stock award fully vests in the event of a Transaction (as defined in the restricted stock agreement) or upon the termination of Mr. Lane’s employment due to his death or disability. All shares of restricted stock, whether vested or unvested, will be forfeited if we terminate his employment for Cause (as defined in the restricted stock plan). The Committee approved this grant of restricted stock to Mr. Lane to ensure the competitiveness of his total compensation package.

In August 2011, we also granted stock options to Mr. Churay in connection with his offer of employment with the Company and also as a retention incentive. In November 2011, we granted stock options to Mr. Braun in connection with his offer of employment with the Company and also a retention incentive. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. The options fully vest upon the occurrence of a Transaction (as defined in the stock option plan). All of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan).

In November 2011, we granted stock options to Messrs. Lane and Churay. Concurrently, Mr. Lane transferred the stock options to Andy & Cindy Lane Family L.P. for no consideration. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. The options fully vest upon the occurrence of a Transaction (as defined in the stock option plan). All of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan). We granted these options to Messrs. Lane and Churay as a retention incentive.

In December 2009, we granted to Messrs. Ittner and Underhill stock options that follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. In connection with the $2.9 million cash dividend that MRC Global Inc. paid to its shareholders, the exercise price of options granted to Messrs. Ittner and Underhill was reduced from $11.44 to $11.42. These options fully vest upon the occurrence of a Transaction (as defined in the stock option plan) or upon the termination of the executive’s employment due to death or Disability (as defined in the stock option plan). All of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan). We granted the stock options to Messrs. Ittner and Underhill in efforts to achieve parity among executives with similar duties and responsibilities and also as an added retention incentive.

In November 2011, we also granted stock options to Messrs. Ittner and Underhill. These options vest in equal installments on the first through the fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. The options fully vest upon the occurrence of a Transaction (as defined in the stock option plan). Any of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan). We granted these options to Messrs. Ittner and Underhill as a retention incentive.

Retirement Savings Plans and Other Benefits

In 2007, we adopted the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan. Under the terms of the plan, select members of management and highly compensated employees may defer receipt of a specified amount or percentage of cash compensation, including annual bonuses. We adopted the plan in part to compensate certain participants for benefits forgone in connection with the GS Acquisition. Mr. Underhill is a participant in this plan. Pursuant to this plan, prior to 2009, McJunkin Red Man Corporation made predetermined annual contributions to each participant’s account, less any discretionary matching contributions that we made on behalf of the participant to a defined contribution plan for the calendar year. The Committee decided in 2009 that no further company contributions would be made to participant accounts under this plan. In 2010, the Committee froze this plan. As of this date, we have permitted no company contributions or participant deferral elections, and we cancelled any existing participant deferral elections. The applicable provisions of the plan continue to govern amounts that participants deferred or the Company contributed to accounts under the plan prior to August 10, 2010.

If a participant’s account balance as of the beginning of a calendar year is less than $100,000, the plan credits the balance quarterly with interest at the “Prime Rate” (as defined in the plan) plus 1%. If a participant’s account balance at the beginning of a calendar year is $100,000 or greater, the participant may choose between being credited quarterly with interest at the Prime Rate divided by four plus .25% or having the account deemed converted into a number of phantom common units of PVF Holdings. If no investment election is made, a participant’s account will be credited quarterly with interest at the Prime Rate divided by four plus .25%. At December 31, 2011, Mr. Underhill had an account balance of $156,493 and Mr. Ittner had an account balance of $134,136. Neither Mr. Ittner nor Mr. Underhill has elected to convert his balance into phantom common units. As of December 31, 2007, all existing participants were fully vested in their entire accounts, including contributions by McJunkin Red Man Corporation. People who became participants after December 31, 2007 are fully vested in their elective deferral amounts and will become vested in contributions by McJunkin Red Man Corporation as determined by the administrator of the plan. For additional information, please see the table titled “Nonqualified Deferred Compensation for 2011” below.

Participants receive the vested balance of their accounts, in cash, upon a Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). The plan pays this amount in three annual installments (with interest) commencing on January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. In the event of a participant’s death or Permanent Disability (as defined in the plan), or upon a Change in Control (as defined in the plan) of McJunkin Red Man Corporation, the full amount of a participant’s account, vested and unvested, will be paid within 30 days following the event to the participant’s beneficiary, in the case of death, or to the participant, in the case of Permanent Disability or a Change in Control. Notwithstanding the foregoing regarding the timing of payments, distributions to “specified employees” (as defined in Section 409A) may be required to be delayed in accordance with Section 409A.

Perquisites and Other Personal Benefits

The Committee reviews the perquisites and personal benefits provided to certain of the named executive officers on an annual basis to ensure the reasonableness of these programs. The aggregate value of perquisites and personal benefits that the Company currently provides to Messrs. Ittner and Underhill is less than $10,000. Messrs. Lane, Braun and Churay do not currently receive any perquisites or personal benefits.

In addition, we provide our named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or a Change in Control”.

Relation among Various Components of Compensation

With respect to setting executive compensation amounts generally, since the Red Man Transaction, achieving parity among executives with similar duties and responsibilities has been an important goal as part of our integration process. In determining the amount of compensation of the executive officers attributable to each element of compensation, the Committee considers various factors, including the value of unvested outstanding equity awards, amount of base salary and target bonus. These segments, in total, are then viewed in light of competitiveness of the compensation package in the marketplace and the impact of the executive’s position on the success of the Company.

Tax and Accounting Implications

All deferred compensation arrangements have been structured in a manner intended to comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was an officer or employee of the Company during 2011, and no member of the Committee was formerly an officer of MRC or any of its subsidiaries. In addition, during 2011, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board. Mr. Daly is a managing director in the Principal Investment Area of Goldman Sachs & Co., and Mr. Crampton is a vice president in the Principal Investment Area of Goldman Sachs & Co. For a description of our Company’s transactions with Goldman Sachs & Co. and certain of its affiliates, see “Certain Relationships and Related Party Transactions—Transactions with the Goldman Sachs Funds”.

Stock Ownership Guidelines

We do not have any formal policies regarding stock ownership by directors or officers. We believe that awards made pursuant to our long-term equity programs are sufficient to ensure that the interests of directors and officers remain aligned with those of shareholders.

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report.

The Compensation Committee
Rhys J. Best
Peter C. Boylan, III
Christopher A.S. Crampton
John F. Daly

Risk in Relation to Compensation Programs

We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have an upside cap on the amount of incentive compensation that can be paid under the plans, risk of windfall or excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the company to undue risk.

Summary Compensation Table for 2011

The following table sets forth certain information with respect to compensation earned during the fiscal year ended December 31, 2011 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Andrew R. Lane,	2011	700,000	—	511,210	1,351,800	3,869,971	—	12,422	6,445,403
Chairman, President and CEO	2010	700,000	—	399,000	—	—	—	12,422	1,111,422

James E. Braun,	2011	71,923	100,000	51,730	—	1,362,410	—	—	1,586,063
Executive Vice President and Chief Financial Officer (4)

Daniel J. Churay,	2011	131,365	—	83,985	—	596,888	—	41,349	831,420
Executive Vice President, General Counsel and Corporate Secretary(4)

Gary A. Ittner,	2011	375,000	—	273,863	—	113,533	5,552	23,019	790,966
Executive Vice President and Chief Administrative Officer	2010	375,000	—	213,750	—	—	4,348	74,812	667,910

James F. Underhill,	2011	500,000	—	365,150	—	113,533	6,478	14,702	999,863
Executive Vice President and Chief Operating Officer North America	2010	500,000	—	285,000	—	—	5,073	52,164	842,237

(1)	See “Compensation Discussion and Analysis – Short-term Incentive Compensation”.
(2)	See “Compensation Discussion and Analysis – Stock Options and Restricted Stock”. The amount in these columns represents the grant date fair value of the restricted stock and option awards, respectively, calculated pursuant to ASC Topic 718. In addition, in the third quarter of 2011 the Committee repriced the options granted to Mr. Lane in September 2008 to a $9.05 per share strike price. As a result, the incremental fair value with respect to such award, computed as of the repricing pursuant to ASC Topic 718, is also included in the 2011 option column for Mr. Lane. Assumptions used in the calculation of the 2011 amounts will be included in our 2011 audited financial statements.
(3)	Amounts in this column for 2011 include:

•	Company matching contributions made to the McJunkin Red Man Corporation Retirement Plan of $9,800 for Messrs. Lane, Ittner and Underhill and $3,317 for Mr. Churay;

•	the imputed value for Company-provided group life insurance of $2,622, $184, $4,384, $4,902 and $4,902 for Messrs. Lane, Braun, Churay, Ittner and Underhill, respectively; and

•	reimbursement of relocation expenses made to Mr. Churay in accordance with his employment offer in the amount of $22,042, and tax and tax gross-up payments on those expenses of $17,592; and

•	tax gross-up payments of $8,319 to Mr. Ittner related to relocation payments made in 2010.

(4)	As set forth in their employment agreements, Mr. Braun’s annual base salary is $425,000 and Mr. Churay’s annual base salary is $345,000. In this column, the salaries of Messrs. Braun and Churay are pro-rated based on their respective dates of hire in 2011. Pursuant to Mr. Braun’s offer of employment, he will receive a signing bonus of $350,000 less the value of his pro-rated 2011 annual incentive award of $51,730, for a total of $298,270. Mr. Braun must repay the signing bonus to the Company if he voluntarily leaves the Company or is terminated for cause within one year of his November 1, 2011 start date. The amount in the bonus column for Mr. Braun includes the portion of his signing bonus that the Company paid on Mr. Braun’s first day of employment. The remaining $198,270 will be paid to Mr. Braun in March 2012.

Grants of Plan-Based Awards in Fiscal Year 2011

	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)
	Threshold	Target	Maximum
Name	($)(2)	($)(3)	($)(3)
Andrew R. Lane	117,250	469,000	511,210	—	—	—	—
	—	—	—	180,000	—	—	1,351,800
	—	—	—	—	453,728	9.05	1,864,792
						9.05	2,005,179	(4)

James E. Braun	11,865	47,458	51,730	—	—	—	—
	—	—	—	—	331,492	9.05	1,362,410

Daniel J. Churay	19,263	77,050	83,985	—	—	—	—
	—	—	—	—	133,155	9.05	455,716
					34,349	9.05	141,172

Gary A. Ittner	62,813	251,250	273,863	—	—	—	—
	—	—	—	—	27,624	9.05	113,533

James F. Underhill	83,750	335,000	365,150	—	—	—	—
	—	—	—	—	27,624	9.05	113,533

(1)	Estimated payouts to Messrs. Braun and Churay are pro-rated based on their respective dates of hire in 2011.
(2)	Under the annual incentive performance metrics and goals that the Committee approved for the 2011 performance period, no portion of the awards based on EBITDA or RONA for each named executive officer were payable unless there is at least 75% achievement of those performance goals. At 75% achievement of each performance goal, there is a payout of 25% of a participant’s target annual incentive bonus with respect to the performance metric for which such achievement has occurred. The amounts in this column reflect 25% of the named executive officers’ target annual incentive bonuses for 2011.
(3)	Payouts for the EBITDA and RONA performance goals increase in 3% increments for each additional percent of achievement beyond 75% up to full achievement of those annual goals. Upon full achievement of each of those performance goals and full achievement of KPIs, 100% of the target annual incentive bonus is paid. If performance goals for EBITDA and RONA are exceeded, the maximum payment is 110% of target annual incentive. The maximum payment for KPI goals is 100%. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual incentive bonuses for 2011, in each case, assuming 100% achievement of KPIs.
(4)	In addition, in the third quarter of 2011 the Committee repriced the 1,758,929 options granted to Mr. Lane in September 2008 to a $9.05 per share strike price. As a result, the incremental fair value with respect to such award, computed as of the repricing, is included for Mr. Lane.

Employment Agreements

Messrs. Lane, Braun, Churay and Underhill have each entered into employment agreements with us. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control”.

Andrew R. Lane

In 2008, the Company entered into an employment agreement with Mr. Lane as CEO and member of the Board. This employment agreement has an initial term of five years, which will automatically be extended on September 10, 2013 and each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Mr. Lane’s agreement provides for an initial base salary, to be reviewed annually, of $700,000, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year, with a target annual bonus of 100% of Mr. Lane’s base salary in effect at the beginning of the relevant fiscal year. Mr. Lane’s base salary for 2012 was increased to $850,000. Due to the difficult financial conditions of 2009-2010, Mr. Lane and the Committee established a new target annual bonus of 67% for 2011. In late 2011, the target was raised to 100% for 2012. This will be evaluated on an annual basis.

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for eighteen months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

James E. Braun

In November 2011, the Company entered into an employment agreement with Mr. Braun as executive vice president and chief financial officer. The term of Mr. Braun’s employment agreement will end on November 15, 2014. Mr. Braun’s agreement provides for an initial base salary, to be reviewed annually, of $425,000, which the Board or a Board committee may adjust upward at its discretion and, beginning in fiscal year 2012, an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year in consultation with the CEO, with a target annual bonus of 67% of Mr. Braun’s base salary in effect at the beginning of the relevant fiscal year. Mr. Braun’s target annual bonus for 2012 was increased to 75% of his base salary. In respect of fiscal year 2011, Mr. Braun is eligible to receive a pro rata bonus (targeted at 67% of his base salary) calculated based on actual performance and based on the number of days he was employed by the Company during the year.

Mr. Braun is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for twelve months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Daniel J. Churay

In July 2011, the Company entered into an employment agreement with Mr. Churay as executive vice president, general counsel and secretary. The term of Mr. Churay’s employment agreement will end on July 12, 2014. Mr. Churay’s agreement provides for an initial base salary, to be reviewed annually, of $345,000, which the Board or a Board committee may adjust upward at its discretion and, beginning in fiscal year 2012, an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year in consultation with the CEO, with a target annual bonus of 67% of Mr. Churay’s base salary in effect at the beginning of the relevant fiscal year. Mr. Churay’s base salary for 2012 was increased to $362,250. Mr. Churay’s target annual bonus for 2012 was increased to 75% of his base salary. In respect of fiscal year 2011, Mr. Churay is eligible to receive a pro rata bonus (targeted at 67% of his base salary) calculated based on actual performance and based on the number of days he was employed by the Company during the year.

Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for twelve months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

James F. Underhill

In 2011, the Company entered into a revised employment agreement with Mr. Underhill as executive vice president and chief operating officer—North America, which replaced in its entirety the employment agreement entered into between Mr. Underhill, McJunkin Red Man Corporation and PVF Holdings on December 3, 2009. The term of Mr. Underhill’s employment agreement will end on November 15, 2014. Mr. Underhill’s agreement provides for an initial base salary, to be reviewed annually, of $500,000, which the Board or a Board committee may adjust upward at its discretion, and an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year, with a target annual bonus of 75% of Mr. Underhill’s base salary in effect at the beginning of the relevant fiscal year. Due to the difficult financial conditions of 2009-2010, Mr. Underhill and the Committee established a new target annual bonus of 67% for 2011, which was raised to 75% for 2012. This will be evaluated on an annual basis.

Mr. Underhill is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for twelve months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Annual Incentive Awards

Please see the section of the Compensation Discussion and Analysis titled “Short-Term Incentive Compensation” for a discussion of the performance metrics and goals approved by the Committee for the 2011 performance year.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards				Stock Awards(2)
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexerci- sable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Vested (#)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Andrew R. Lane	879,465	879,464	$9.05	9/10/18	—	230,000	2,081,500
	—	453,728	$9.05	11/10/21	—	—	—

James E. Braun	—	331,492	$9.05	11/10/21	—	—	—

Daniel J. Churay	—	133,155	$9.05	8/16/21	—	—	—
	—	34,349	$9.05	11/10/21	—	—	—

Gary A. Ittner	—	43,706	$11.42	12/3/19	254.4	127.1	545,254
	—	27,624	$9.05	11/10/21	—	—	—

James F. Underhill	—	43,706	$11.42	12/3/19	398.28	199.13	854,260
	—	27,624	$9.05	11/10/21	—	—	—

(1)	See “Compensation Discussion and Analysis – Stock Options and Restricted Stock” for a discussion of the vesting schedules of outstanding options.
(2)	See “Compensation Discussion and Analysis – Stock Options and Restricted Stock” and “Compensation Discussion and Analysis – Profits Units” for a discussion of the vesting schedules of outstanding restricted stock and profits units.

Option Exercises and Stock Vested During 2011

	Stock Awards
Name	Number of Shares That Became Vested (#)(1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Gary A. Ittner	127.10	438,641
James F. Underhill	199.13	687,227

(1)	This column reflects the number of profits units in PVF LLC that became vested on January 31, 2011.
(2)	The value realized upon the vesting of profits units on January 31, 2011 is based on the value of profits units in PVF Holdings as of January 31, 2011, which was $3,451.15 per unit.

Nonqualified Deferred Compensation for 2011

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Gary A. Ittner	5,552	134,136
James F. Underhill	6,478	156,493

(1)	We did not make contributions to participant accounts under the McJunkin Red Man Nonqualified Deferred Compensation Plan in 2011. However, during 2011 the accounts of the named executive officers with accounts under the plan were credited with interest in accordance with the plan.

See “Compensation Discussion and Analysis – Retirement and Other Benefits” for a discussion of the terms and conditions of the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

Each of the named executive officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements. The amounts of potential payments and benefits for our named executive officers as reflected in the tables below assume that the relevant trigger event (termination of employment or a change in control, as applicable) took place on December 31, 2011.

Voluntary Separation

In the event of each named executive officer’s voluntary separation from employment, all unvested profits units in PVF Holdings and all stock option and restricted stock awards in respect of the Company’s common stock that the executive holds would be forfeited. As of December 31, 2011, all stock options that Messrs. Braun, Churay, Ittner and Underhill hold were unvested, all restricted stock that Mr. Lane holds was unvested, 50% of the September 2008 options that Mr. Lane holds were unvested and 100% of the November 2011 options that Mr. Lane holds were unvested. As of December 31, 2011, profit units that Messrs. Ittner and Underhill hold were two-thirds vested. The fully vested account in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan that Messrs. Ittner and Underhill hold would become payable (subject to the requirements of Section 409A). In addition, each of the named executive officers and Messrs. Braun and Churay would be paid the value of any accrued but unused vacation time as of the date of the voluntary termination.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	—	67,308
James E. Braun	32,693	—	32,693
Daniel J. Churay	26,539	—	26,539
Gary A. Ittner	50,481	134,136	184,617
James F. Underhill	57,691	156,493	214,184

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.

Termination Not for Cause and Termination for Good Reason

The employment agreements to which Messrs. Lane, Braun, Churay and Underhill are parties provide that if their employment is terminated other than for “Cause” or “Disability” (as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payment and benefits:

•	All accrued, but unpaid, obligations (including, salary, bonus, expense reimbursement and vacation pay);

•

In the case of Mr. Lane, monthly payments equal to 1/12th of base salary at the rate in effect immediately prior to termination and 1/12th target annual bonus for 18 months following termination. In the case of Messrs. Braun, Churay and Underhill, continuation of base salary for 12 months following termination at the rate in effect immediately prior to termination;

•

Continuation of medical benefits for 18 months for Mr. Lane and 12 months for Messrs. Braun, Churay and Underhill or, in each case, until such earlier time as the executive becomes eligible for medical benefits from a subsequent employer;

•	A pro-rata annual bonus for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year; and

•

Solely in the case of Mr. Lane, a pro-rata portion of the stock options granted to him, which are currently held by Andy & Cindy Lane Family, L.P., would become vested. However, the restricted stock granted to Mr. Lane, which is currently held by Andy & Cindy Lane Family, L.P., would be forfeited.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 18 months following termination for Mr. Lane and for 12 months following termination for Messrs. Braun, Churay and Underhill. In addition, Messrs. Lane, Braun, Churay and Underhill are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination without Cause (as defined in their respective agreements) or a resignation with good reason (as defined in their respective agreements), unvested stock options and unvested restricted stock held by the named executive officers (other than Mr. Lane) would be forfeited. As described above, under these circumstances the vesting of a pro rata portion of Mr. Lane’s unvested options would become accelerated. As of December 31, 2011, all stock options that Messrs. Braun, Churay and Underhill hold were unvested, all restricted stock that Mr. Lane holds was unvested, and 75% of options that Mr. Lane holds were unvested. As of December 31, 2011, profits units that Messrs. Ittner and Underhill hold were two-thirds vested. If we terminate the executive’s employment without Cause (as defined in their respective agreements) or upon an executive’s resignation for Good Reason (as defined in their respective agreements), the unvested profits units that Messrs. Ittner and Underhill hold would be forfeited pursuant to the PVF LLC Agreement.

The fully vested account in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan that Messrs. Ittner and Underhill hold would become payable (subject to the requirements of Section 409A) upon a termination by us of the executive officer’s employment other than for Cause or the executive officer’s termination of employment for Good Reason.

In addition, each of the named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

	Accrued Obligations ($)(1)	Base Salary Continuation ($)	Pro Rata Incentive ($)(2)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)(3)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	1,050,000	511,210	28,062	0	—	1,656,580
James E. Braun	32,693	425,000	51,730	18,276	—	—	527,699
Daniel J. Churay	26,539	345,000	83,985	18,708	—	—	474,232
Gary A. Ittner	50,481	—	273,863	—	—	134,136	458,480
James F. Underhill	57,691	500,000	365,150	18,708	—	156,493	1,098,042

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.
(2)	Each of the named executive officers has an annual target bonus of 67% of annual base salary for 2011. Assuming a termination date of December 31, 2011, each of the named executive officers would be entitled to receive 109% of his target annual incentive bonus, which would be pro-rated for Messrs. Braun and Churay.
(3)	In the case of Mr. Lane, the amount in this column represents the value of the pro-rata acceleration of the vesting of his stock options. There is currently no public market for the Company’s common stock. Therefore, it has been assumed that the per share market price of the Company’s common stock is $9.05 per share as of December 31, 2011, which is equal to the exercise price of these options. As a result, there would be no value realized upon this accelerated vesting. The restricted stock award granted to Mr. Lane would not be subject to accelerated vesting under these circumstances. In the case of Messrs. Ittner and Underhill, all of their unvested profits units held as of December 31, 2011 would be forfeited as of that date. In addition, all unvested options held by named executive officers other than Mr. Lane as of December 31, 2011 would be forfeited as of that date.

Termination by Us for Cause

Upon a termination by us for Cause (as defined in the stock option plan), pursuant to the applicable award agreements, stock options, whether vested or unvested, that Messrs. Lane, Braun, Churay, Ittner and Underhill hold and restricted stock that Mr. Lane holds, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under these circumstances, the profits units that Messrs. Ittner and Underhill hold whether or not vested, would also be forfeited immediately for no consideration.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2011”, the fully vested accounts in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan would become payable (subject to the requirements of Section 409A). Each of the named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	—	67,308
James E. Braun	32,693	—	32,693
Daniel J. Churay	26,539	—	26,539
Gary A. Ittner	50,481	134,136	184,617
James F. Underhill	57,691	156,493	214,184

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.

Termination due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun, Churay and Underhill, upon a termination of employment due to death or disability, they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual bonus for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Pursuant to the applicable award agreements, all unvested stock options and restricted stock awards that we granted to the named executive officers (other than Mr. Lane’s stock options) would become fully vested in the event of a termination due to death or Disability (as defined in the applicable plan). In the case of Mr. Lane’s stock options, the vesting of a pro rata portion of his unvested options would become accelerated. Pursuant to the PVF LLC Agreement, all unvested profits units that Messrs. Ittner and Underhill hold would become fully vested and nonforfeitable in the event of a termination due to death or Disability (as defined in the PVF LLC Agreement). In the event of termination due to death or Permanent Disability (as such term is defined in the McJunkin Red Man Nonqualified Deferred Compensation Plan), the full amount of each account, whether or not vested, would be payable. Each of the named executive officers (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Value of Accelerated Vesting of Equity ($)(2)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	2,081,500	—	2,148,808
James E. Braun	32,693	0	—	32,693
Daniel J. Churay	26,539	0	—	26,539
Gary A. Ittner	50,481	545,254	134,136	729,871
James F. Underhill	57,691	854,260	156,493	1,068,444

(1)	These amounts represent accrued but unused vacation times as of December 31, 2011.
(2)	In the case of Mr. Lane, the amount in this column includes the value of the pro-rata acceleration of the vesting of his unvested stock options and the full acceleration of vesting of his entire restricted stock award. There is currently no public market for the Company’s common stock. Therefore, it has been assumed that the per share market price of the Company’s common stock is $9.05 per share as of December 31, 2011, which is equal to the exercise price of these options. As a result, there would be no value realized upon this accelerated vesting. The value of the accelerated vesting of Mr. Lane’s restricted stock is based on the per share value of $9.05. In the case of Messrs. Ittner and Underhill, all of their profits units and stock options, and in the case of Messrs. Braun and Churay, stock options, held as of December 31, 2011 would become fully vested as of that date. With respect to profits units, the value realized upon such acceleration is based on the value of profits units in PVF Holdings as of December 31, 2011, which was $4,289.96 per unit. With respect to options, assuming a $9.05 value per share of the Company’s common stock, there would be no value realized upon this accelerated vesting.

Change in Control

The PVF LLC Agreement provides that in the event of a Transaction (as defined in the PVF LLC Agreement), profits units will become fully vested and nonforfeitable. This accelerated vesting of the profits units was negotiated as part of the PVF LLC Agreement in connection with overall negotiations relating to the GS Acquisition. The PVF LLC Agreement defines “Transaction” as:

(i)	any event which results in the GSCP Members (as defined in the PVF LLC Agreement) and its or their Affiliates (as defined in the PVF LLC Agreement) ceasing to directly or indirectly beneficially own, in the aggregate, at least 35% of the equity interests of McJunkin Red Man Corporation that they beneficially owned directly or indirectly as of January 31, 2007; or

(ii)	in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of:

•	PVF Holdings;

•	MRC Global Inc.; or

•	McJunkin Red Man Corporation; or

•	substantially all of the assets of McJunkin Red Man Corporation;

shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the PVF LLC Agreement) (other than any Member (as defined in the PVF LLC Agreement) on the effective date of the PVF LLC Agreement or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member on the date of the PVF LLC Agreement or any of its or their affiliates, or McJunkin Red Man Corporation or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation;

it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert. The table below assumes that a Transaction as so defined has occurred.

Our 2007 Stock Option Plan and our 2007 Restricted Stock Plan, pursuant to which we have granted stock options and restricted stock to our named executive officers, provide that in the event of a Transaction (as defined in the applicable plan), outstanding stock options and restricted stock shall become fully vested (and exercisable in the case of options). The definition of “Transaction” in each of the plans is the same as that set forth in the PVF LLC Agreement. The table below assumes that a Transaction as so defined has occurred.

Pursuant to the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan, the full amount of a participant’s account becomes vested to the extent not already vested upon a Change in Control and will be paid within thirty days of the Change in Control. The plan defines “Change in Control” as, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation, or substantially all of the assets of McJunkin Red Man Corporation, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the plan) (other than any Member (as defined in the PVF LLC Agreement) or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert. The table below assumes that a Change in Control as so defined has occurred. The accelerated vesting of accounts under the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan in the event of a Change in Control does not provide an extra benefit to the named executive officers with accounts because each of their accounts was fully vested as of the effective date of the plan, which was December 31, 2007.

Name	Accrued Obligations ($)(1)	Value of Accelerated Vesting of Equity ($)(2)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	2,081,500	—	2,148,808
James E. Braun	32,693	0	—	32,693
Daniel J. Churay	26,539	0	—	26,539
Gary A. Ittner	50,481	545,254	134,136	729,871
James F. Underhill	57,691	854,260	156,493	1,068,444

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.
(2)	In the case of Mr. Lane, the amount in this column includes the value of the pro-rata acceleration of the vesting of his unvested stock options and the full acceleration of vesting of his entire restricted stock award. There is currently no public market for the Company’s common stock. Therefore, it has been assumed that the per share market price of the Company’s common stock is $9.05 per share as of December 31, 2011, which is equal to the exercise price of these options. As a result, there would be no value realized upon this accelerated vesting. The value of the accelerated vesting of Mr. Lane’s restricted stock is based on the per share value of the Company’s stock as of December 31, 2011, which was $9.05. In the case of Messrs. Ittner and Underhill, all of their profits units and stock options, and in the case of Messrs. Braun and Churay, stock options, held as of December 31, 2011 would become fully vested as of that date. With respect to profits units, the value realized upon such acceleration is based on the value of profits units in PVF Holdings as of December 31, 2011, which was $4,289.96 per unit. With respect to options, assuming a $9.05 value per share of common stock, there would be no value realized upon this accelerated vesting.

Non-Employee Director Compensation

As compensation for their services on the Board, we pay each non-employee director an annual cash fee of $80,000. No additional cash fees are paid in respect of service on Board committees. In addition, many of our directors have received equity compensation awards at the time of their appointment to the Board and at such other times as the Committee and the Board has deemed appropriate. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Leonard M. Anthony	80,000	—		—	80,000
Rhys J. Best	80,000	—		—	80,000
Peter C. Boylan, III	80,000	—	—	—	80,000
Henry Cornell(1)	—	—	—	—	—
Christopher A.S. Crampton(1)	—	—	—	—	—
John F. Daly(1)	—	—	—	—	—
Harry K. Hornish, Jr. (1)(2)	—	—	—	—	—
Craig Ketchum	80,000	—	—	—	80,000
Gerard P. Krans	80,000	—		—	80,000
Dr. Cornelis A. Linse	80,000	—		—	80,000
John A. Perkins	80,000	—	—	—	80,000
Sam B. Rovit (1)(2)	—	—	—	—	—
H.B. Wehrle, III	80,000	—	—	—	80,000

(1)	Each of these directors served on the Board during 2011, but did not receive any cash compensation for their services in 2011.
(2)	Messrs. Hornish and Rovit resigned from the Board in early 2011.

The following table indicates the aggregate number of shares of our common stock subject to outstanding option awards and the number of stock awards that our non-employee directors held as of December 31, 2011:

Name	Stock Options (#)(a)	Stock Awards (#)
Leonard M. Anthony	22,415	7,300	(b)
Rhys J. Best	43,525	—
Peter C. Boylan, III	38,131	—
Craig Ketchum	—	381.31
Gerard P. Krans	5,394	—
Dr. Cornelis A. Linse	10,787	—
John A. Perkins	8,741	—
Sam B. Rovit	11,499	—
H.B. Wehrle, III	—	381.31

(a)	We granted all stock options that directors held pursuant to the McJ Holding Stock Option Plan. Stock options that directors held vest in equal increments on each of the third, fourth and fifth anniversaries of the date of grant or in equal increments on each of the second, third, fourth and fifth anniversaries of the date of grant. Vesting of all options is conditioned on continued service and subject to accelerated vesting under certain circumstances, including termination of service by reason of death or disability or the occurrence of a Transaction (as defined in the plan).
(b)	The restricted stock that Mr. Anthony held was granted pursuant to the McJ Holding Restricted Stock Plan and will vest on the fifth anniversary of the date of grant, conditioned on continued

service and subject to accelerated vesting under certain circumstances including termination of service by reason of death or disability or the occurrence of a Transaction (as defined in the plan).

2011 Omnibus Incentive Plan

Overview. In connection with this offering, we adopted a new equity incentive plan on November 10, 2011, named the MRC Global Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”). The 2011 Plan will become effective on the date of the Company’s submission to the SEC of a request to declare the registration statement to which this prospectus forms a part effective, on which date the Committee also intends to terminate the 2007 Stock Option Plan and 2007 Restricted Stock Plan on a prospective basis and release any shares under those plans that have not yet been granted. Following the offering, we expect that the 2011 Plan will be the primary plan pursuant to which we will grant equity-based awards and other long-term incentive awards. The following is a summary of the material terms of the Plan.

Purpose. The purpose of the 2011 Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by:

•	motivating superior performance by means of performance-related incentives;

•	encouraging and providing for the acquisition of an ownership interest in the Company by employees, directors and consultants; and

•	enabling the Company to attract and retain qualified and competent persons to serve as members of management, directors and consultants.

Authorized Shares. The Board authorized a total of 6,500,000 shares of Company common stock for awards to be granted under the 2011 Plan. Shares will be subject to awards that:

•	terminate by expiration, forfeiture, cancellation or otherwise without any shares being issued;

•	are settled in cash; or

•	are exchanged with the Committee’s permission prior to the issuance of shares for awards pursuant to which no shares may be issued,

and will again be available for awards under the 2011 Plan.

No person may receive awards of stock options or stock appreciation rights (“SARs”) during any calendar year in respect of more than 300,000 shares, and no person may receive awards of restricted stock, restricted stock units (“RSUs”), performance shares or other stock-based awards, in each case, that are intended to be “performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code), during any calendar year in respect of more than 300,000 shares. The maximum aggregate amount that the plan permits us to pay under an award of performance units, cash-based awards or any other award that is not denominated in shares of common stock, in each case, that is intended to be performance-based compensation, will be $ 5 million, determined as of the date of payout.

If certain changes in capitalization of the Company occur (such as reclassifications, recapitalizations, mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in capitalization of the Company), the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2011 Plan and the individual annual limits included in the 2011 Plan. The Committee will also make appropriate adjustments to the number and kind of shares of stock or securities subject to outstanding awards, the exercise prices of outstanding awards and any other terms of outstanding awards that the change in capitalization affects.

Administration. The Committee will administer the 2011 Plan unless the Board designates another committee. The Committee will have the discretion to determine the individuals to whom we may grant awards, what type of award we grant, when and how we grant each award and other terms and conditions of awards (including the number of shares of common stock subject to each award and the vesting schedule or conditions of each award). The Committee will be authorized to construe and interpret the 2011 Plan and awards we grant under the 2011 Plan, to establish, amend and revoke any rules and regulations relating to the 2011 Plan’s administration and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Plan. All actions taken and all interpretations and determinations that the Committee makes will be final and binding upon participants, the Company and all other interested individuals.

Eligibility. The Committee may grant awards under the 2011 Plan to employees, directors and consultants of the Company and its subsidiaries that the Committee selects.

Types of Awards. The 2011 Plan permits the grant of nonqualified stock options (“NSOs”), incentive stock options (“ISOs”), SARs, restricted stock, RSUs, performance shares, performance units, cash-based awards and other stock-based awards.

•

Stock Options. The Committee will determine the terms and conditions of each award of options, including whether the options will be NSOs or ISOs, and ISOs are subject to certain restrictions. To the extent an option intended to be an ISO does not qualify as an ISO, it will be treated as a NSO. The exercise price per share of each option the Committee grants will not be less than 100% of the fair market value of our common stock on the date of grant. A grantee may exercise an option by written notice and payment of the exercise price in cash or, as the Committee determines, by delivery of previously owned shares or withholding of shares deliverable upon exercise or through a broker-assisted cashless exercise, or by any other method the Committee approves in its sole discretion. The maximum term of any option the Committee grants under the 2011 Plan will be ten years from the date of grant, except that an option (other than an ISO) may provide that it can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

•

SARs. The Committee will determine the terms and conditions applicable to each award of SARs, including the vesting schedule. The grant price per share of each SAR will not be less than 100% of the fair market value of our common stock on the date of grant. Generally, each SAR will entitle a grantee, upon exercise of the SAR, to an amount equal to the excess of the fair market value on the date of exercise of one share of our common stock over the grant price, multiplied by the number of shares of common stock the SAR covers. Payment may be made in shares of our common stock, in cash, or in a combination of stock and cash, as the Committee determines. The maximum term of any SAR granted under the 2011 Plan will be ten years from the date of grant except that a SAR may provide that in can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

•

Restricted Stock and RSUs. The Committee will determine the terms and conditions applicable to each award of restricted stock and RSUs, including the vesting conditions (which may be time-based, performance-based or a combination of time-based and performance-based). Restricted stock awards consist of shares of stock that are transferred to a grantee subject to vesting conditions that will result in forfeiture of the shares if the specified conditions are not satisfied. Dividends paid in respect of shares of restricted stock may be paid to the grantee as and when dividends are paid to shareholders or at the time that the restricted stock vests, as the Committee determines. Unless the Committee determines otherwise, holders of restricted stock will have the right to vote the shares prior to vesting. RSUs provide a grantee the right to receive shares of our common stock, or cash equal to the fair market value of our shares, at a future date upon or following the attainment of certain conditions the Committee specifies.

•

Performance Shares and Performance Units. The Committee will determine the terms and conditions applicable to each award of performance shares and performance units, including the performance conditions. Performance shares will be awards denominated in shares of our common stock, while performance units will be awards denominated as a dollar amount. At the end of the applicable performance period, the number of performance shares or performance units earned will be determined based on the extent to which the performance goals the Committee establishes have been achieved. Performance shares and performance units may be settled in cash, shares of our common stock or a combination of cash and stock, as the Committee determines.

•

Other Stock-Based Awards and Cash-Based Awards. The Committee will have the authority to award other types of equity-based or cash-based awards under the 2011 Plan, including the grant or offer for sale of shares of our common stock that are not subject to vesting requirements or the right to receive one or more cash payments subject to the satisfaction of conditions the Committee specifies.

Performance Criteria. Vesting of awards granted under the 2011 Plan may be subject to the satisfaction of one or more performance goals the Committee establishes. The performance goals may vary from participant to participant, group to group and period to period. Performance goals may be weighted for different factors and measures. For awards intended to constitute “performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code), the performance goals applicable to the payment or vesting of an award will be one of the following: book value; cash flow; earnings; earnings before or after any of, or any combination of, interest, taxes, depreciation, and amortization (EBITDA) with such adjustments in calculation as the Committee determines; economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); expenses/costs; gross or operating margins with such adjustments in calculation as the Committee determines; gross or net revenues; market share; net income; operating income/profit; pre-tax income; profit; profitability ratios; share price; total shareholder return; transactions relating to acquisitions or divestitures; or working capital. The Committee will certify the degree of attainment of performance goals after the end of the relevant performance period.

Transferability. Unless the Committee determines otherwise, awards granted under the 2011 Plan will generally not be transferable by grantees except pursuant to domestic relations orders.

Change in Control. The Committee will determine the treatment of awards granted under the 2011 Plan if a change in control occurs (as defined in the 2011 Plan).

Effect of Certain Transactions. If a liquidation, dissolution, merger or consolidation of the Company occurs (a “Transaction”), either:

•

each outstanding award will be treated in accordance with the agreement entered into in connection with the relevant Transaction, which may include, the assumption or continuation of awards by, or the substitution for the awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary any of those entities, with equitable adjustments; or

•	if not so provided in the Transaction agreement, all outstanding awards will terminate upon the consummation of the transaction, provided, however, that vested awards shall not be terminated without:

•

in the case of vested options and SARs, (1) providing the holders of affected options and SARs a reasonable period of time prior to the date of the consummation of the Transaction to exercise the options and SARs, or (2) providing the holders of affected options and SARs payment (in cash or other consideration) in respect of each share covered by the option or SARs being cancelled an amount equal to the excess, if any, of the per share price to be paid or distributed to stockholders in the Transaction over the exercise price of the options or the grant price of the SARs; for the avoidance of doubt, the Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; and

•

in the case of vested awards other than options or SARs, providing the holders of affected awards payment (in cash or other consideration) in respect of each share covered by the award being cancelled of the per share price to be paid or distributed to stockholders in the Transaction.

The Committee may, in its discretion and without the need for the consent of any recipient of an award, take one or more of the following actions to be effective upon the occurrence of or at any time prior to any Transaction (and any such action may be made contingent upon the occurrence of the Transaction):

•	cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part;

•	cancel all or any outstanding options or SARs by either:

•	providing holders with a reasonable period of time to exercise the options or SARs (whether or not they were otherwise exercisable); or

•

providing them with a cash payment in respect of each share covered by the options or SARs being cancelled in an amount equal to the excess, if any, of the per share price being paid in the transaction over the exercise or grant price of the option or SAR. For the avoidance of doubt, the Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; or

•

cancel awards other than options and SARs by providing holders with a payment equal to the per share price being paid in the transaction, which may in the case of unvested awards, be paid in accordance with the vesting schedule of the award.

Tax Withholding. The Company has the right to withhold all amounts required to be withheld from any payment under the 2011 Plan or to require a grantee to satisfy all applicable tax withholding requirements prior to any payment or issuance or release of shares pursuant to any award. The 2011 Plan authorizes us to withhold from grantees shares of common stock having a fair market value equal to our withholding obligation with respect to restricted stock and RSUs.

Effectiveness of the 2011 Plan; Amendment and Termination. The 2011 Plan will become effective on the date on which the Company submits to the SEC a request to declare the registration statement to which this prospectus forms a part effective. The 2011 Plan will remain available for the grant of awards until the tenth anniversary of the effective date. The Board may amend or terminate the 2011 Plan or any outstanding awards made under the 2011 Plan at any time, except that stockholder approval will be required for any amendment to the Plan if required by applicable law or stock market requirements. Notwithstanding the foregoing, no amendment or termination the 2011 Plan or outstanding awards under the 2011 Plan that would adversely affect the rights of a grantee under any outstanding award may be made without the relevant grantee’s consent.

Section 162(m). Section 162(m) of the Internal Revenue Code disallows a Company tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m) of the Internal Revenue Code). As we are not currently publicly traded, the Committee has not previously taken the deductibility limit imposed by

Section 162(m) into consideration in setting compensation. Following this offering, the Company intends to rely, to the maximum extent permitted, on a transition rule under Section 162(m) that would result in deductions not being disallowed with respect to amounts paid under the 2011 Plan during the transition period (and with respect to options, SARs and Restricted Stock, granted during the transition period even if the award is exercised or becomes vested after the end of the transition period). It is expected that the Company will seek to qualify the 2011 Plan under 162(m) following the end of the transition period so that options, SARs and other performance awards can qualify for the exemption from the deduction limitations of Section 162(m) for “performance-based compensation”, Among other things, that will require that the 2011 Plan be submitted for approval by the Company’s stockholders at that time. However, the Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that any payments are appropriate.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding beneficial ownership of common stock by:

•	each of our directors;

•	each of our named executive officers;

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010.

	Shares Beneficially Owned Prior to the Offering‡		Shares Beneficially Owned After the Offering
Name and Address	Number	Percent	Number	Percent†
PVF Holdings(1)	168,428,052	99.6%	168,428,052	%
The Goldman Sachs Group, Inc.(1)	168,428,052	99.6%	168,428,052	%
200 West Street, New York, New York 10282
Andrew R. Lane(2)	1,279,683	*	1,279,683	*
James E. Braun	—	—	—	—
Daniel J. Churay	—	—	—	—
Gary A. Ittner(3)	—	—	—	—
James F. Underhill(4)	—	—	—	—
Leonard M. Anthony(5)	41,343	*	41,343	*
Rhys J. Best(6)	12,710	*	12,710	*
Peter C. Boylan III(7)	12,710	*	12,710	*
Henry Cornell(1)	168,428,052	99.6%	168,428,052	%
Christopher A.S. Crampton(1)	—	—	—	—
John F. Daly(1)	168,428,052	99.6%	168,428,052	%
Craig Ketchum(8)	—	—	—	—
Gerard P. Krans(9)	—	—	—	—
Dr. Cornelis A. Linse	21,575	*	21,575	*
John A. Perkins	43,706	*	43,706	*
H.B. Wehrle, III(10)	—	—	—	—
All directors and executive officers, as a group (20 persons)(11)	169,839,779	99.8%	169,839,779	%

†	Does not reflect exercise of the underwriters’ option to purchase additional shares.
*	Less than 1%.
‡	See “Corporate Structure” for an illustration of our expected capital structure upon completion of this offering.

(1)	PVF Holdings directly owns 168,428,052 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., and GS Capital Partners VI GmbH & Co. KG (collectively, the “Goldman Sachs Funds”) are members of PVF Holdings and own common units of PVF Holdings. The Goldman Sachs Funds’ common units in PVF Holdings correspond to 102,517,785 shares of common stock. The Goldman Sachs Group, Inc., and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by PVF Holdings because:

(i)	affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds; and

(ii)	the Goldman Sachs Funds control PVF Holdings and have the power to vote or dispose of all of the common stock of the Company owned by PVF Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc.

Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ common units of PVF Holdings consist of:

•	28,856,857 shares of common stock deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C.;

•	14,906,246 shares of common stock deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C.;

•	9,895,409 shares of common stock deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GS Advisors V, L.L.C.;

•	1,144,075 shares of common stock deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its managing limited partner, GS Advisors V, L.L.C.;

•	22,273,011 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Fund, L.P. and its general partner, GSCP VI Advisors, L.L.C.;

•	18,525,904 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P. and its general partner, GSCP VI Offshore Advisors, L.L.C.;

•	6,124,695 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Parallel, L.P. and its general partner, GS Advisors VI, L.L.C.; and

•	791,583 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG and its managing limited partner, GS Advisors VI, L.L.C.

Henry Cornell and John F. Daly are managing directors of Goldman, Sachs & Co. Mr. Cornell, Mr. Daly, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by PVF Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

(2)	Mr. Lane owns no shares of common stock directly. Mr. Lane owns 170,218 shares of common stock, 230,000 shares of restricted common stock and options to purchase 879,464 shares of our common stock, which are exercisable within the next 60 days, through a limited partnership.

(3)	Mr. Ittner owns no shares of common stock directly. Mr. Ittner owns 12,924 shares indirectly through his ownership of common units in PVF Holdings. Mr. Ittner does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Ittner also owns profits units in PVF Holdings. These profits units do not give Mr. Ittner beneficial ownership of any shares of our common stock because the profits units do not give Mr. Ittner the power to vote or dispose of the shares.
(4)	Mr. Underhill owns no shares of common stock directly. Mr. Underhill owns 25,739 shares indirectly through his ownership of common units in PVF Holdings. Mr. Underhill does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Underhill also owns profits units in PVF Holdings. These profits units do not give Mr. Underhill beneficial ownership of any shares of our common stock because the profits units do not give Mr. Underhill the power to vote or dispose of the shares.
(5)	Mr. Anthony owns 28,369 shares of common stock and 7,300 shares of restricted common stock directly. Mr. Anthony also owns options to purchase 5,674 shares of our common stock, which are exercisable within the next 60 days.
(6)	Mr. Best owns no shares of common stock directly. Mr. Best owns 64,073 shares indirectly due to his limited liability company’s ownership of common units in PVF Holdings. Mr. Best does not have the power to vote or dispose of shares of common stock that correspond to the limited liability company’s ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Best also owns options to purchase 12,710 shares of our common stock, which are exercisable within the next 60 days.
(7)	Mr. Boylan owns no shares of common stock directly. Mr. Boylan owns 128,147 shares indirectly through his ownership of common units in PVF Holdings. Mr. Boylan does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Boylan also owns options to purchase 12,710 shares of our common stock, which are exercisable within the next 60 days.
(8)	Mr. Ketchum owns no shares of common stock directly. Mr. Ketchum owns common units in PVF Holdings both directly and through a limited liability company that correspond to 5,656,012 shares of common stock. Mr. Ketchum does not have the power to vote or dispose of shares of common stock that correspond to his ownership or his limited liability company’s ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Ketchum also owns profits units in PVF Holdings. These profits units do not give Mr. Ketchum beneficial ownership of any shares of our common stock because the profits units do not give Mr. Ketchum the power to vote or dispose of the shares.
(9)	Mr. Krans owns no shares of common stock directly. Mr. Krans owns 10,614,039 shares indirectly through his ownership of common units in PVF Holdings. Mr. Krans does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares.
(10)	Mr. Wehrle owns no shares of common stock directly. Mr. Wehrle owns 2,610,470 shares through his ownership of common units in PVF Holdings. Mr. Wehrle does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Wehrle also owns profits units in PVF Holdings. These profits units do not give Mr. Wehrle beneficial ownership of any shares of our common stock because the profits units do not give Mr. Wehrle the power to vote or dispose of the shares.

(11)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects:

•	all shares of common stock directly owned by PVF Holdings, with respect to which Henry Cornell and John F. Daly may be deemed to share beneficial ownership;

•

170,218 shares of unrestricted common stock, 230,000 shares of restricted common stock and options to purchase 879,465 of our common stock held indirectly by Andrew R. Lane, the chairman, president and CEO and a director of MRC Global Inc. through a limited partnership;

•

28,369 shares of unrestricted common stock, 7,300 shares of restricted common stock and options to purchase 5,674 shares of our common stock held directly by Leonard Anthony, a director of MRC Global Inc.;

•	options to purchase 12,710 shares of our common stock held by Rhys J. Best, a director of MRC Global Inc.;

•	options to purchase 12,710 shares of our common stock held by Peter C. Boylan III, a director of MRC Global Inc.;

•	21,575 shares of unrestricted common stock held directly by Dr. Cornelis A. Linse, a director of MRC Global Inc.; and

•	43,706 shares of unrestricted common stock held directly by John Perkins, a director of MRC Global Inc.

CORPORATE STRUCTURE

The following chart illustrates our simplified organizational and ownership structure following the consummation of the offering of our common stock as set forth in this prospectus and assumes no exercise of the underwriters’ option to purchase additional shares of common stock from us:

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that have occurred since January 1, 2008. See “Corporate Structure” for an illustration of where the related entities discussed below sit in our corporate structure.

Transactions with the Goldman Sachs Funds

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities, or the Goldman Sachs Funds, are the majority owners of PVF Holdings, our largest shareholder. See “Corporate Structure”.

May 2008 Dividend

On May 22, 2008, McJunkin Red Man Corporation borrowed $25 million in revolving loans under its revolving credit facility and distributed the proceeds of the loans to MRC Global Inc. On the same date, MRC Global Inc. borrowed $450 million in term loans under its term loan facility and distributed the proceeds of the term loans, together with the proceeds of the revolving loans, to its stockholders, including PVF Holdings. PVF Holdings used the proceeds from the dividend to fund distributions to members of PVF Holdings in May 2008. The Goldman Sachs Funds were paid $311,722,411.39 in such distribution.

LaBarge Acquisition

On October 9, 2008, we acquired LaBarge. In connection with the LaBarge acquisition, McJunkin Red Man Corporation paid an affiliate of the Goldman Sachs Funds a $1.6 million merger and acquisition advisory fee.

MRC Transmark Acquisition

On October 30, 2009, we acquired MRC Transmark. In connection with the acquisition of MRC Transmark, McJunkin Red Man Corporation agreed to pay to an affiliate of the Goldman Sachs Funds a €4.0 (US$6.0) million merger and acquisition advisory fee.

ABL Credit Facility

Goldman Sachs Lending Partners LLC is the co-documentation agent and a managing agent for our ABL Credit Facility.

Prior Credit Facilities

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., or Goldman Sachs, was a lender under our prior revolving credit facility and our prior Term Loan Facility and Junior Term Loan Facility. Goldman Sachs Credit Partners was also a co-lead arranger and joint bookrunner under our prior revolving credit facility, was a co-lead arranger and joint bookrunner under our prior Term Loan Facility and our prior Junior Term Loan Facility and was also the syndication agent under our prior Term Loan Facility and our prior Junior Term Loan Facility.

We paid a $4.4 million fee to Goldman Sachs Credit Partners in May 2008 in connection with our prior Junior Term Loan Facility, a fee of $0.5 million to Goldman Sachs Credit Partners in June 2008 in connection with the $50 million upsizing of our prior revolving credit facility and a fee of $2 million to Goldman Sachs Credit Partners in October 2008 in connection with the $100 million upsizing of our prior revolving credit facility.

Notes Offerings

Goldman Sachs was a joint book-running manager for our December 2009 and February 2010 Notes offerings and received fees of $9.5 million in connection with serving in this capacity. In addition, pursuant to the registration rights agreements we entered into at the time of the Notes offerings, we have filed and are obligated to keep effective a market-making registration statement to enable Goldman Sachs to engage in market-making for the Notes. The SEC declared the initial market-making registration statement effective in July 2011.

Transactions with USI Southwest

In January 2010, we engaged Anco Insurance Services of Houston, Inc. (doing business as USI Southwest), an affiliate of the Goldman Sachs Funds, to provide insurance brokerage services to us. During the nine months ended September 30, 2011 and the year ended December 31, 2010, we paid USI Southwest $1.5 million and $2.2 million, respectively, for these services.

Transactions with Kinder Morgan Energy Partners, L.P.

On September 1, 2009, we entered into a Supply Agreement with Kinder Morgan Energy Partners, L.P., an affiliate of the Goldman Sachs Funds, pursuant to which we have agreed to provide maintenance, repair and operating supplies and related products for an initial term expiring on December 31, 2014. Including services provided to Kinder Morgan prior to the entry of the Supply Agreement, we received $40.9 million in the year ended December 31, 2008, $15.5 million in the year ended December 31, 2009, $13.7 million in the year ended December 31, 2010 and $7.0 million for the nine months ended September 30, 2011.

Transactions with Cobalt, Energy Future Holdings, CCS and EF Energy

Cobalt International Energy LP (“Cobalt”), Luminant Generation Company LLC, Luminant Mining Company LLC and Oncor Electric Delivery Company LLC (together with Luminant Generation Company LLC and Luminant Mining Company LLC, “Energy Future Holdings”), CCS Corporation (“CCS”) and EF Energy Holdings, L.L.C. (“EF Energy”), affiliates of the Goldman Sachs Funds, are customers of our Company. Our sales to Cobalt were $0.5 million in the year ended December 31, 2008, $1.3 million in the year ended December 31, 2009, $6.1 million in the year ended December 31, 2010 and none for the nine months ended September 30, 2011. Our sales to Energy Future Holdings were $0.3 million in the year ended December 31, 2008, $0.5 million in the year ended December 31, 2009, $4.1 million in the year ended December 31, 2010 and $41,000 for the nine months ended September 30, 2011. Our sales to CCS were $0.5 million in the year ended December 31, 2008, $0.5 million in the year ended December 31, 2009, $0.4 million in the year ended December 31, 2010 and $0.7 million for the nine months ended September 30, 2011. Our sales to EF Energy were $0.8 million for the nine months ended September 30, 2011, and we had no sales to EF Energy prior to 2011.

Transactions with Prideco

We lease certain equipment and buildings from Prideco, LLC, an entity that Craig Ketchum (a member of the Board and our former president and CEO) and certain of his immediate family members own. Craig Ketchum owns a 25% interest in Prideco, LLC. We paid Prideco, LLC an aggregate rental amount of approximately $3.3 million in the year ended December 31, 2008, $2.4 million in the year ended December 31, 2009, $1.5 million in the year ended December 31, 2010 and $0.5 million for the nine months ended September 30, 2011.

Under four separate real property leases, we lease office and warehouse space for the wholesale distribution of PVF from Prideco, LLC. The total rental amount under these leases was approximately $0.1 million in the year ended December 31, 2008, $0.1 million in the year ended December 31, 2009, $0.1 million in the year ended December 31, 2010 and $0.1 million in the nine months ended September 30, 2011. The location of the leased property, monthly rent for 2011, term, expiration date, square footage of the leased premises and renewal option for each of these leases are included in the table below:

Location	Monthly 2011 Rent	Term	Expiration	Square Feet	Renewal Option
Artesia, NM	$2,200	5 years	May 31, 2013	8,750	One five-year renewal option
Lovington, NM	$2,350	3 years	September 30, 2012	6,000	Open option to renew
Tulsa, OK	$3,000	3 years	March 31, 2012	7,980	One five-year renewal option
Woodward, OK	$3,500	5 years	July 31, 2012	6,000	None

Additionally, under one master lease, Prideco, LLC leases approximately 430 trucks, cars and sports utility vehicles to us. All of these vehicles are used in our operations. Under the master lease, most vehicles are leased for a term of 36 months. The total rental amount under this lease was approximately $3.1 million in the year ended December 31, 2008, $2.3 million in the year ended December 31, 2009, $1.4 million in the year ended December 31, 2010 and $0.4 million in the nine months ended September 30, 2011.

We believe the rental amounts under our leases with Prideco, LLC are generally comparable to market rates negotiable among unrelated third parties.

Transactions with Hansford Associates Limited Partnership

McJunkin Red Man Corporation leases certain land and buildings from Hansford Associates Limited Partnership, a limited partnership in which H. B. Wehrle, III (a member of the Board), E. Gaines Wehrle (a former member of the Board), Stephen D. Wehrle (a former executive officer of MRC Global Inc.) and certain of their immediate family members are limited partners. Together, these three persons and their immediate family members have a 50% ownership interest in the limited partnership. McJunkin Red Man Corporation paid Hansford Associates Limited Partnership an aggregate rental amount of approximately $2.5 million in the year ended December 31, 2008, $2.5 million in the year ended December 31, 2009, $2.5 million in the year ended December 31, 2010 and $1.9 million in the nine months ended September 30, 2011.

We believe that the rental amounts under McJunkin Red Man Corporation’s leases with Hansford Associates Limited Partnership are generally comparable to market rates negotiable among unrelated third parties.

Transactions with Executive Officers and Directors

GS Acquisition

Under the terms of the merger agreement for the GS Acquisition, McJunkin Red Man Corporation is required to use its commercially reasonable efforts promptly following the closing of the merger to sell certain of its assets (the “Non-Core Assets”) for cash and to distribute 95% of the net proceeds of the sales, less 40% of taxable gains, to McJunkin Red Man Corporation’s shareholders of record immediately prior to the merger, including H.B. Wehrle, III. The remaining Non-Core Asset that has not yet been sold is certain real property located in Charleston, West Virginia, including a building. At September 30, 2011, this asset had a net book value of approximately $1.4 million. McJunkin Red Man Corporation is currently in the process of selling this remaining Non-Core Asset.

In connection with the GS Acquisition, on December 4, 2006, we entered into an indemnity agreement with certain former shareholders of McJunkin Red Man Corporation, including H.B. Wehrle, III and Stephen D. Wehrle. Under the indemnity agreement, certain former shareholders of McJunkin Red Man Corporation agreed to jointly and severally indemnify (i) McJunkin Red Man Corporation, (ii) MRC Global Inc. and (iii) the wholly owned subsidiary of MRC Global Inc. that merged with and into McJunkin Red Man Corporation in connection with the GS Acquisition, and their respective shareholders, members, partners, officers, directors, employees, attorneys, accountants, affiliates, agents, other advisors and successors, from and against all costs the indemnified parties incur relating to the holding and disposition of certain of the Non-Core Assets, and the distribution of net proceeds with respect to the disposition, to the extent the costs for each Non-Core Asset exceed the net proceeds received in the sale of the asset.

Additionally, the indemnity agreement provided that from and after the effective time of the merger that was consummated in connection with the GS Acquisition, the indemnifying shareholders would jointly and severally indemnify the indemnified parties for (i) any amounts paid or payable by McJunkin Red Man Corporation or any of its subsidiaries to any of its officers, directors or employees in excess of $965,000 in the nature of any “stay-pay bonuses” as a result of the merger, other than payments to certain specific employees, and (ii) any failure to properly withhold any amounts required to be withheld by McJunkin Red Man Corporation or any of its subsidiaries relating to stay-pay bonuses or any similar such payments (which indemnity only applied to withholding obligations that arose before the effective time of the merger on January 31, 2007).

May 2008 Dividend

Certain members of our management team and certain current and former members of the Board are members of PVF Holdings and therefore participated in PVF Holdings’ cash distributions to its members in May 2008. See “—Transactions with the Goldman Sachs Funds—May 2008 Dividend” above. The table below sets forth the proceeds of the distributions paid to the account of the profits units and common units held by our current and former executive officers and directors who are members of PVF Holdings:

Name	Proceeds from Distributions Paid on Common Units	Proceeds from Distributions Paid on Profits Units	Total
Randy K. Adams	$6,131.28	$48,420.00	$54,551.28
Rhys J. Best(1)	$194,826.51	—	$194,826.51
Peter C. Boylan, III(2)	$389,653.01	—	$389,653.01
David Fox, III(3)	$1,975,013.20	—	$1,975,013.20
Ken Hayes	$82,772.33	$16,140.00	$98,912.33
Harry K. Hornish, Jr	$584,479.57	—	$584,479.57
Scott A. Hutchinson	$78,264.60	$20,982.00	$99,246.60
Rory M. Isaac	$195,160.51	$48,420.00	$243,580.51
Russell L. Isaacs	$137,300.00	—	$137,300.00
Gary A. Ittner	$39,299.30	$48,420.00	$87,719.30
Craig Ketchum(4)	$17,198,047.58	$48,420.00	$17,246,467.58
Kent Ketchum(5)	$6,878,317.54	$24,210.00	$6,902,527.54
Stephen W. Lake	$78,264.59	$16,140.00	$94,404.59
Jeffrey Lang	$38,965.30	$48,420.00	$87,385.30
Diana D. Morris	$19,482.65	—	$19,482.65
Dennis Niver	$333.99	$32,280.00	$32,613.99
Dee Paige	$77,930.60	$72,630.00	$150,560.60
James F. Underhill	$78,264.60	$75,858.00	$154,122.60
E. Gaines Wehrle(6)	$7,306,083.68	—	$7,306,083.68
H.B. Wehrle, III	$7,860,472.35	$48,420.00	$7,908,892.35
Stephen D. Wehrle	$6,627,379.72	$24,210.00	$6,651,589.72
Michael H. Wehrle	$7,095,097.13	—	$7,095,097.13
Martha G. Wehrle	$870,319.63	—	$870,319.63
Other Wehrle Family Members(7)	$34,345,051.67	—	$34,345,051.67
Other Ketchum Family Members(8)	$19,238,151.48	—	$19,238,151.48
All executive officers, directors and their immediate family members	$111,395,062.82	$572,970.00	$111,968,032.82

(1)	Mr. Best holds common units in PVF Holdings through a limited liability company which he controls.
(2)	Mr. Boylan holds common units in PVF Holdings through a limited liability company which he owns and controls.
(3)	The $1,975,013.20 that is indicated as being distributed on account of Mr. Fox’s common units (including common units) was distributed to a trust that Mr. Fox established. Of this sum, $993,087.61 was distributed with respect to common units and $81,345.60 was paid as a tax distribution with respect to restricted common units. The balance of this sum ($900,579.99) relates to proceeds of the dividend distributed with respect to restricted common units which are being held by PVF Holdings subject to vesting of the restricted common units.
(4)	Craig Ketchum was paid $17,197,713.60 in proceeds with respect to common units held by a limited liability company which he controls. Craig Ketchum received $333.99 in proceeds with respect to common units that he holds directly.

(5)	Kent Ketchum was paid $6,877,983.55 in proceeds with respect to common units held by a limited liability company which he controls. Kent Ketchum received $333.99 in proceeds with respect to common units that he holds directly.
(6)	The $7,306,083.68 that is indicated as being distributed with respect to Mr. Wehrle’s common units was distributed to a trust that Mr. Wehrle established.
(7)	As used in this table, “Other Wehrle Family Members” include the immediate family members of H.B. Wehrle, III, E. Gaines Wehrle, Stephen D. Wehrle and Michael H. Wehrle.
(8)	As used in this table, “Other Ketchum Family Members” include the immediate family members of Craig Ketchum and Kent Ketchum.

Registration Rights Agreement

Prior to this offering, we intend to enter into a new registration rights agreement with PVF Holdings pursuant to which we may be required to register the sale of our shares that PVF Holdings holds. Under the registration rights agreement, PVF Holdings will have the right, including in connection with this offering, to request that we use our reasonable best efforts to register the sale of shares that PVF Holdings holds on its behalf on up to six occasions including requiring us to file shelf registration statements permitting sales of shares into the market from time to time over an extended period. PVF Holdings’ right to demand registration will be subject to certain limitations contained in the registration rights agreement, including our right to decline to cause a registration statement for a demand registration to be declared effective within 180 days after the effective date of any of our other registration statements.

In addition, PVF Holdings will have the ability to exercise certain piggyback registration rights with respect to its own securities if we elect to register any of our equity securities. The registration rights agreement will also include provisions dealing with allocation of securities included in registration statements, registration procedures, indemnification, contribution and allocation of expenses. The registration rights agreement will also provide that if PVF Holdings is dissolved, an amended and restated registration rights agreement will become automatically effective and the existing agreement will terminate. Pursuant to the terms of such amended and restated registration rights agreement, the existing members of PVF Holdings would thereafter be entitled to certain registration rights with respect to our shares which are distributed to them in connection with any such dissolution of PVF Holdings.

Management Stockholders Agreement

Each holder of a stock option or restricted stock award, including the members of the Board who have received awards, is a party to a management stockholders agreement. Employees or directors that purchase common stock of MRC Global Inc. must also become a party to the management stockholders agreement. The management stockholders agreement sets forth the terms and conditions governing common stock of MRC Global Inc., including vested restricted stock and shares of common stock received upon the exercise of stock option awards.

The management stockholders agreement provides that upon the termination of a shareholder’s employment with MRC Global Inc. or its affiliates (including, in the case of a non-employee member of the Board, the termination of his or her service on the Board), MRC Global Inc. may exercise its right to purchase from shareholder (or his or her permitted transferee) all or a portion of the shareholder’s vested restricted stock, common stock received upon the exercise of the shareholder’s stock options, or common stock the shareholder purchased. In the event of a termination by the Company or its affiliates for cause (as defined in the management stockholders agreement), the call option price would be the lesser of:

(i)	the fair market value on the date of repurchase (determined in accordance with the management stockholders agreement); or

(ii)	the price paid for the stock by such shareholder. Under all other circumstances, the call option price would be the fair market value of the stock subject to the call option on the date of repurchase (determined in accordance with the management stockholders agreement).

Prior to the consummation of an initial public offering of our common stock, if PVF Holdings proposes to:

(i)	transfer common stock to any person who is not its affiliate; or

(ii)	effect an Exit Event (as defined in the management stockholders agreement), PVF Holdings may require shareholders to transfer a proportionate number of their shares of common stock to the person.

In this event, shareholders would receive the same price for their common stock as PVF Holdings receives for its common stock and would be required to pay for a proportionate share of all transaction expenses.

Other than as described above in this section, the management stockholders agreement prohibits the transfer of any shares of common stock of MRC Global Inc. (including vested shares restricted stock) by a shareholder, other than following the death of the holder pursuant to the terms of any trust or will of the deceased or by the laws of intestate succession.

Our directors hold various equity interests in respect of our shares of common stock. Andrew R. Lane, Leonard Anthony, Dr. Cornelis A. Linse and John Perkins hold shares of our common stock that they have purchased for fair market value; Andrew R. Lane and Leonard Anthony hold awards of restricted stock; and Andrew R. Lane, Leonard Anthony, Rhys Best, Peter C. Boylan III, Gerard P. Krans, John Perkins and Dr. Cornelis A. Linse hold stock options to purchase shares of our common stock. Accordingly, each of them is a party to the management stockholders agreement. Upon the consummation of this offering, none of Messrs, Lane, Anthony, Linse or Perkins will be a party to the management stockholders agreement in respect of common stock purchased by them, and neither Mr. Lane nor Mr. Anthony will be a party to the management stockholders agreement in respect of common stock acquired by them upon exercise of their stock options.

Related Party Transaction Policy

We have in place a formal written policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The audit committee of the Board must review, approve and ratify a related party transaction if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the audit committee otherwise determines that the transaction is not in our best interests. Our audit committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors, who do not have a direct or indirect material interest in such transaction. In addition, our compensation committee will approve related party transactions involving compensation rather than our audit committee.

In addition, we are bound by a provision in the PVF LLC Agreement, which provides that neither we nor any of our subsidiaries may enter into any transactions with any of the Goldman Sachs Funds or any of their affiliates except for transactions that:

(i)	are otherwise permitted or contemplated by the PVF LLC Agreement; or

(ii)	are on fair and reasonable terms not materially less favorable to us than we would obtain in a hypothetical comparable arm’s length transaction with a person that was not an affiliate of the Goldman Sachs Funds.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s length transaction with a person that is not an affiliate.

DESCRIPTION OF OUR CAPITAL STOCK

Immediately following the completion of this offering, our authorized capital stock will consist of 800 million shares of common stock, par value $0.01 per share, and 150 million shares of preferred stock, par value $0.01 per share, the rights and preferences of which the Board may establish from time to time. Upon the completion of this offering, there will be outstanding shares of common stock (excluding            shares of non-vested restricted stock) and no outstanding shares of preferred stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters that our stockholders vote upon, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that our Board may declare. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Our common stock will be represented by certificates, unless the Board adopts a resolution providing that some or all of our common stock shall be uncertificated. Any resolution will not apply to any shares of common stock that are already certificated until the shares are surrendered to us.

Preferred Stock

The Board may, from time to time, authorize the issuance of one or more series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable the Board to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent Delaware law permits. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent Delaware law permits. We have entered into indemnification agreements with our current directors, and we intend to enter into indemnification agreements with our executive officers prior to the consummation of this offering. We also maintain directors and officers insurance.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that Goldman, Sachs & Co. and its affiliates (which include the Goldman Sachs Funds) have no obligation to offer us any opportunity to participate in business opportunities presented to Goldman, Sachs & Co. or its affiliates, even if the opportunity is one that we might reasonably have pursued, and that neither Goldman, Sachs & Co. nor its affiliates will be liable to us or our stockholders for breach of any duty by reason of any these activities unless, in the case of any person who is a director or officer of our Company, the business opportunity is expressly offered to the director or officer in writing solely in his or her capacity as an officer or director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Delaware Anti-Takeover Law

Our amended and restated certificate of incorporation provides that we are not subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and bylaws provide that any director or the entire Board may be removed with or without cause by the affirmative vote of the majority of all shares then entitled to vote at an election of directors. Our amended and restated certificate of incorporation and bylaws also provide that any vacancies on the Board will be filled by the affirmative vote of a majority of the Board then in office, even if less than a quorum, or by a sole remaining director.

Voting

Stockholders holding a majority of our common stock, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided under our amended and restated certificate of incorporation or under our bylaws. In an uncontested election of directors, a nominee for director will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election of any directors in a contested election. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our bylaws, a different vote is required, in which case the specific provision will control.

Action by Written Consent

Our amended and restated certificate of incorporation and bylaws provide that stockholder action can be taken by written consent of the stockholders only if Goldman, Sachs & Co. and its affiliates beneficially own more than 25.0% of the outstanding shares of our common stock.

Ability to Call Special Meetings

Our amended and restated certificate of incorporation and bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of the Board or by the chairman of the Board. Special meetings may also be called by the holders of not less than 25% of the outstanding shares of our common stock if Goldman, Sachs & Co. and its affiliates beneficially own 25% or more of the outstanding shares of our common stock. If Goldman, Sachs & Co. and its affiliates beneficially own less than 25% of the outstanding shares of our common stock, stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

Amending Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that our certificate of incorporation may be amended by the affirmative vote of a majority of the Board and by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders. In addition, our amended and restated certificate of incorporation and bylaws provide that our bylaws may be amended, repealed or new bylaws may be adopted by the affirmative vote of a majority of the Board or when a quorum is present at any meeting, by the vote of the holders of a majority of the voting power of our common stock entitled to vote thereon, present and voting, in person or represented by proxy.

Advance Notice Provisions for Stockholders

To nominate directors to the Board or bring other business before an annual meeting of our stockholders, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than 120 calendar days and not later than 90 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 30 days after the anniversary date, notice by a stockholder to be timely must be so delivered not earlier than 120 calendar days before the date of the annual meeting and not later than 90 calendar days before the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the date on which public announcement of the date of the meeting is first made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder’s notice as described above.

Listing

We intend to apply to list our common stock on the NYSE under the symbol “MRC”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have outstanding                    shares of common stock (excluding                    shares of non-vested restricted stock). The                    shares sold in this offering plus any additional shares sold upon exercise of the underwriters’ option will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In general, affiliates include executive officers, directors and our largest stockholders. Shares of common stock that affiliates purchase will be subject to the resale limitations of Rule 144.

The remaining                    shares outstanding following this offering are restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration such as under Rule 144 promulgated under the Securities Act, which is summarized below.

Our executive officers and directors and our principal stockholder, PVF Holdings, will enter into lock-up agreements in connection with this offering, generally providing that they will not offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock that they own for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters.

Despite possible earlier eligibility for sale under the provisions of Rule 144 under the Securities Act, any shares subject to the lock-up agreement will not be salable until the lock-up agreement expires or the representatives of the underwriters waives the agreement. Taking into account the lock-up agreement, and assuming that PVF Holdings is not released from its lock-up agreement, the                    shares held by our affiliates will be eligible for future sale in accordance with the requirements of Rule 144 upon the expiration of the lock-up agreement.

Rule 144 generally allows a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding the filing of the notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

PVF Holdings, which will hold                    shares of our common stock upon the completion of this offering, will enter into a new registration rights agreement with us prior to the consummation of this offering. Pursuant to this registration rights agreement, PVF Holdings can request that we use our reasonable best efforts to register its shares with the SEC, including in connection with this offering, on up to six occasions, including pursuant to shelf registration statements. In addition, under the registration rights agreement PVF Holdings will have the ability to exercise certain piggyback registration rights with respect to its own securities if we elect to register any of our equity securities. Immediately after this offering, all of our shares held by PVF Holdings will be entitled to these registration rights.

The registration rights agreement will also provide that if PVF Holdings is dissolved, an amended and restated registration rights agreement will become automatically effective and the existing agreement will terminate. Pursuant to the terms of such amended and restated registration rights agreement, the existing members of PVF Holdings would thereunder be entitled to certain registration rights with respect to our shares which are distributed to them in connection with any such dissolution of PVF Holdings.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by non-U.S. holders who purchase our common stock in this offering. This discussion does not purport to be a complete analysis of all the potential tax considerations relevant to non-U.S. holders of our common stock.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	a partnership (including any entity or arrangement classified as a partnership for these purposes);

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner in the partnership may depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partners in partnerships that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, investment property). This discussion does not address all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons, including for example:

•

financial institutions, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and dealers and traders in stocks, securities or currencies;

•	non-U.S. holders holding our common stock as part of a conversion, constructive sale, wash sale, integrated transaction or straddle; or

•	non-U.S. holders who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation.

This discussion is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of owning and disposing of our common stock as set forth in this discussion.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a non-U.S. Holder of the ownership or disposition of our common stock.

If you are considering purchasing our common stock, you should consult your tax advisor regarding the U.S. federal, state and local and non-U.S. income, estate and other tax consequences to you of owning and disposing of our common stock.

Dividends

As discussed above under “Dividend Policy”, we do not anticipate paying cash dividends on our common stock in the foreseeable future. If we do make distributions of cash or property with respect to our common stock, the distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current or accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a non-U.S. holder’s basis in our common stock, but not below zero. Any remaining excess will be treated as described below under “Gain on disposition of our common stock”.

In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty.

To claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly completed and executed IRS Form W-8BEN (or applicable successor form). Special rules apply to partnerships and other pass-through entities, and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly completed and executed IRS Form W-8ECI (or applicable successor form), but generally will be taxed on a net income basis at the regular graduated rates and in the same manner as if such non-U.S holder were a resident of the United States. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

Gain on disposition of our common stock

A non-U.S. holder generally will not be taxed on any gain realized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain generally will be taxed on a net income basis at the regular graduated rates and in the same manner as if such non-U.S. holder were a resident of the United States (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is an individual who is present in the United States for at least 183 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the Code); or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC.

Federal estate tax

Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding

Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding (currently at a rate of 28% and scheduled to increase to 31% for taxable years 2013 and thereafter). A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN (or applicable successor form) or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to U.S. information reporting and backup withholding (currently at a rate of 28% and scheduled to increase to 31% for taxable years 2013 and thereafter). If a non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. information reporting and backup withholding requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

If a non-U.S. holder receives a payment of the proceeds of a sale of our common stock from or through a U.S. office of a broker, the payment is subject to both U.S. information reporting and backup withholding unless the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN (or applicable successor form) certifying that the non-U.S. Holder is not a United States person or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s U.S. federal income tax liability, if any, by filing a refund claim with the IRS.

Legislation relating to foreign accounts

Legislation enacted in March 2010, stated to be effective for payments made after December 31, 2012, imposes a U.S. federal withholding tax of 30% on certain payments (including dividends on, and gross proceeds from the disposition of, our common stock) made to certain foreign financial institutions (including in their capacity as agents or custodians for beneficial owners of our common stock) and to other foreign entities unless various certification, information reporting and other specified requirements are satisfied. Under recent guidance from the IRS, the legislation’s implementation has been delayed and this 30% U.S. federal withholding tax is set to apply to dividends we pay on our common stock after December 31, 2013, and to gross proceeds from the sale or other disposition of our common stock paid after December 31, 2014. The IRS’s guidance with respect to these rules is only preliminary, and the scope of these rules remains unclear and potentially subject to material changes. You should consult your tax advisor regarding the possible impact of these rules on your investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% U.S. federal withholding tax. We will not pay any additional amounts in respect of any amounts withheld.

YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

The Company and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.            and            are the representatives of the underwriters and the joint book-running managers for this offering.

Underwriters	Number of Shares

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional                      shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                      additional shares of common stock.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                     per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers and directors and PVF Holdings have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a description of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Prior to this offering, there has been no public market for the common stock. The initial public offering price will be negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to apply to list our common stock on the NYSE under the symbol “MRC”. In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may not be exercised.The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this Prospectus (the “shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than:

in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); or

to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or

(i)	in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong);

and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(i)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(ii)	to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for the Company, for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arm’s-length transactions with us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.                      is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit and reference thereto is qualified in all respects by the terms of the filed exhibit.

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports and other information with the SEC. Any of these reports, statements or other information and the registration statement, including exhibits and schedules, may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549, and copies of all or any part of these documents may be obtained from that office after payment of fees prescribed by the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and Subsidiaries

We have audited the accompanying consolidated balance sheets of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Charleston, West Virginia

March 23, 2011, except for Note 6,

as to which the date is May 6, 2011

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$56,202	$56,244
Accounts receivable, net	596,404	506,194
Inventories	765,367	871,653
Income taxes receivable	32,593	21,260
Other current assets	10,209	12,264

Total current assets	1,460,775	1,467,615
Other assets:
Debt issuance costs, net	32,211	35,618
Assets held for sale	12,722	25,117
Other assets	14,212	17,605

	59,145	78,340
Fixed assets:
Property, plant and equipment, net	104,725	111,480
Intangible assets:
Goodwill, net	549,384	549,733
Other intangible assets, net	817,165	875,988

	1,366,549	1,425,721

	$2,991,194	$3,083,156

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$426,632	$338,512
Accrued expenses and other current liabilities	102,807	120,816
Deferred revenue	18,140	17,023
Deferred income taxes	70,636	51,984
Current portion of long-term debt	—	9,114

Total current liabilities	618,215	537,449
Long-term obligations:
Long-term debt, net	1,360,241	1,443,496
Deferred income taxes	303,083	325,964
Payable to shareholders	2,028	16,665
Other liabilities	17,869	15,684

	1,683,221	1,801,809
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share; 800,000 shares authorized, issued and outstanding December 2010—168,808, issued and outstanding December 2009—168,735	1,688	1,687
Preferred stock, $0.01 par value per share; 150,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in-capital	1,273,716	1,269,772
Retained (deficit)	(565,790)	(514,216)
Accumulated other comprehensive loss	(19,856)	(13,345)

	689,758	743,898

	$2,991,194	$3,083,156

See notes to consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except per share amounts)
Sales	$3,845,536	$3,661,922	$5,255,166
Cost of sales	3,327,072	3,067,437	4,273,104
Inventory write-down	362	46,491	—

Gross margin	518,102	547,994	982,062
Operating expenses:
Selling, general and administrative expenses	447,808	408,564	482,084
Goodwill and intangible impairment	—	386,100	—

Operating income (loss)	70,294	(246,670)	499,978
Other income (expense):
Interest expense	(139,641)	(116,504)	(84,493)
Change in fair value of derivative instruments	(4,926)	8,946	(6,233)
Net gain on early extinguishment of debt	—	1,304	—
Other, net	(904)	(1,830)	(2,503)

	(145,471)	(108,084)	(93,229)
(Loss) income before income taxes	(75,177)	(354,754)	406,749
Income tax (benefit) expense	(23,353)	(14,983)	153,263

Net (loss) income	$(51,824)	$(339,771)	$253,486

Basic (loss) earnings per common share	$(0.31)	$(2.15)	$1.63
Diluted (loss) earnings per common share	$(0.31)	$(2,15)	$1.63
Weighted-average common shares, basic	168,768	158,134	155,292
Weighted-average common shares, diluted	168,768	158,134	155,656
Dividends per common share	$—	$0.02	$3.05

See notes to consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount
	(In thousands)
Balance at December 31, 2007	150,074	$1,501	$1,152,647	$49,969	$(810)	$59,263	$1,262,570
Net income	—	—	—	253,486	—	—	253,486
Foreign currency translation	—	—	—	—	(36,869)	—	(36,869)
Change in fair value of derivative instruments (net of $10.3 million of deferred income taxes)	—	—	—	—	(17,410)	—	(17,410)

Net comprehensive income							199,207
Shares released from escrow associated with the acquisition of Red Man Pipe & Supply Co.	896	9	7,016	—	—	—	7,025
Equity contribution	4,928	49	41,299	—	—	—	41,348
Payment of stock subscription receivable	—	—	1,033	—	—	—	1,033
Dividends	—	—	—	(475,000)	—	—	(475,000)
Equity-based compensation expense	—	—	10,241	—	—	—	10,241
Redemption of noncontrolling interest	—	—	—	—	—	(59,263)	(59,263)

Balance at December 31, 2008	155,898	1,559	1,212,236	(171,545)	(55,089)	—	987,161
Net loss	—	—	—	(339,771)	—	—	(339,771)
Foreign currency translation	—	—	—	—	23,434	—	23,434
Pension related adjustments, net of tax	—	—	—	—	651	—	651
Change in fair value of derivative instrument	—	—	—	—	1,761	—	1,761
Fair value of derivative instrument reclassified into earnings	—	—	—	—	15,898	—	15,898

Net comprehensive loss							(298,027)
Common stock issued for acquisition of MRC Transmark	12,733	128	49,276	—	—	—	49,404
Equity contribution	43	—	500	—	—	—	500
Restricted stock vested during period	65	—	—	—	—	—	—
Repurchase of common stock	(4)	—	(70)	—	—	—	(70)
Dividends	—	—	—	(2,900)	—	—	(2,900)
Equity-based compensation expense	—	—	7,830	—	—	—	7,830

Balance at December 31, 2009	168,735	1,687	1,269,772	(514,216)	(13,345)	—	743,898
Net loss	—	—	—	(51,824)	—	—	(51,824)
Foreign currency translation	—	—	—	—	(4,707)	—	(4,707)
Pension related adjustments, net of tax	—	—	—	—	(1,804)	—	(1,804)

Net comprehensive loss							(58,335)
Equity contribution	—	—	200	—	—	—	200
Restricted stock vested during period	73	1	—	—	—	—	1
Forfeited dividends on forfeited unvested restricted stock	—	—	—	250	—	—	250
Equity-based compensation expense	—	—	3,744	—	—	—	3,744

Balance at December 31, 2010	168,808	$1,688	$1,273,716	$(565,790)	$(19,856)	$—	$689,758

See notes to consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Operating activities
Net (loss) income	$(51,824)	$(339,771)	$253,486
Adjustments to reconcile net (loss) income to net cash provided by (used in) operations:

Depreciation and amortization	16,579	14,516	11,335
Amortization of intangibles	53,852	46,575	44,398
Amortization of debt issuance costs	11,800	6,900	5,208
Deferred income tax expense (benefit)	2,673	(49,237)	(18,661)
Equity-based compensation expense	3,744	7,830	10,241
Increase (decrease) in LIFO reserve	74,557	(115,597)	126,210
Inventory write-down	362	46,491	—
Change in fair value of derivative instruments	4,926	(8,946)	6,233
Hedge termination	(25,038)	—	—
Amortization and release of previously designated hedge from OCI	—	27,925	—
Goodwill and other intangible asset impairment	—	386,100	—
Net gain on early extinguishment of debt	—	(1,304)	—
Provision for uncollectible accounts	(2,042)	994	7,681
Nonoperating (gains) losses and other items not (providing) using cash	260	(573)	1,927
Changes in operating assets and liabilities:
Accounts receivable	(83,648)	311,613	(265,282)
Inventories	27,098	521,528	(594,089)
Income taxes	(12,278)	(79,827)	41,770
Other current assets	1,249	9,296	(8,528)
Accounts payable	85,074	(193,825)	160,787
Deferred revenue	1,071	(18,322)	34,342
Accrued expenses and other current liabilities	4,043	(66,874)	45,587

Net cash provided by (used in) operations	112,458	505,492	(137,355)

Investing activities
Purchases of property, plant and equipment	(14,307)	(16,698)	(20,874)
Proceeds from the disposition of assets	3,054	6,518	2,430
Acquisitions:
Dresser Oil Tools, Inc.	(9,446)	—	—
The South Texas Supply Company, Inc., net of cash of $781	(2,947)	—	—
Transmark Fcx, net of cash of $42,989	—	(55,490)	—
LaBarge Pipe & Steel Company, net of cash of $2,163	—	—	(152,089)
Red Man Pipe & Supply Co., net of cash of $13,886	—	—	(14,896)
Purchase of remaining 49% interest in Midfield Supply ULC	—	—	(100,000)
Payment of shareholder loans in connection with the purchase of remaining 49% interest in Midfield Supply ULC	—	—	(31,749)
Proceeds from the sale of assets held for sale, net of payment to shareholders	4,060	—	—
Other investment and notes receivable transactions	3,351	(1,266)	2,935

Net cash used in investing activities	(16,235)	(66,936)	(314,243)

Financing activities
Proceeds from issuance of long-term obligations	47,897	975,330	450,000
Payments on long-term obligations	—	(997,359)	(5,750)
Net (payments) proceeds on/from revolving credit facilities	(141,899)	(342,476)	452,832
Debt issuance costs paid	(4,386)	(26,875)	(12,361)
Cash equity contributions	200	500	41,348
Repurchase of common stock	—	(70)	—
Dividends paid	—	(2,900)	(475,000)
Dividends held in escrow for restricted stock shareholders	—	—	906
Forfeited dividends on forfeited unvested restricted stock	250	—	—

Net cash (used in) provided by financing activities	(97,938)	(393,850)	451,975

(Decrease) increase in cash	(1,715)	44,706	377
Effect of foreign exchange rate on cash	1,673	(567)	1,653
Cash—beginning of period	56,244	12,105	10,075

Cash—end of period	$56,202	$56,244	$12,105

Supplemental disclosures of cash flow information:
Cash paid for interest	$125,419	$78,398	$84,740
Cash (received) paid for income taxes	$(10,250)	$112,620	$130,978

See notes to consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31. 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

Business Operations: MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) is a holding company headquartered in Houston, Texas, with administrative offices in Charleston, West Virginia; Tulsa, Oklahoma; Calgary, Alberta, Canada; and Bradford, United Kingdom. We are a majority owned subsidiary of PVF Holdings LLC. Our wholly owned subsidiary, McJunkin Red Man Corporation and its subsidiaries (“MRC”), are global distributors of pipe, valves, fittings and related products and services across each of the upstream (exploration, production and extraction of underground oil and gas), midstream (gathering and transmission of oil and gas, gas utilities, and the storage and distribution of oil and gas) and downstream (crude oil refining, petrochemical processing and general industrials) markets. We have branches in principal industrial, hydrocarbon producing and refining areas throughout the United States, Canada, Europe, Asia and Australasia. Our products are obtained from a broad range of suppliers.

Basis of Presentation: PVF Holdings LLC was formed on November 20, 2006 by affiliates of the Goldman Sachs Group, Inc. (“Goldman Sachs”) and certain shareholders of McJunkin Corporation (“McJunkin”) for the purposes of acquiring McJunkin on January 31, 2007. The affiliates of Goldman Sachs referred to in the previous sentence are GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, and GS Capital Partners V Institutional, L.P. (collectively, the “GSCP V Funds”). In connection with the business combination transaction with Red Man Pipe & Supply Co. (“Red Man”) in October 2007, the GSCP V Funds and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, and GS Capital Partners VI Parallel, L.P. (collectively, the “GSCP VI Funds”, and together with the GSCP V Funds, the “Goldman Sachs Funds”) and certain existing members of PVF Holdings LLC and certain shareholders of Red Man made cash and noncash equity contributions to PVF Holdings LLC in exchange for common units of PVF Holdings LLC. Management and control of all of the Goldman Sachs Funds is vested exclusively in their general partners and investment managers, which are affiliates of Goldman Sachs. The investment manager of certain of the Goldman Sachs Funds is Goldman, Sachs & Co., which is a wholly owned subsidiary of Goldman Sachs.

The consolidated financial statements include the accounts of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and its wholly owned and majority owned subsidiaries (collectively referred to as “the Company” or by such terms as “we”, “our” or “us”). All material intercompany balances and transactions have been eliminated in consolidation. Investments in our unconsolidated joint ventures, over which we exercise significant influence, but do not control, are accounted for by the equity method. Our unconsolidated joint ventures, along with our percentage of ownership of each, are: (a) TFCX Finland Oy (50%), (b) MRC Transmark Middle East FZCO (50%) and (c) Transmark DRW GmbH (50%). As of December 31, 2010 and 2009, our total investment in these entities was insignificant.

Use of Estimates: The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. We believe that our most significant estimates and assumptions are related to estimated losses on accounts receivable, estimated realizable value on excess and obsolete inventories, goodwill, intangibles, deferred taxes and self-insurance programs. Actual results could differ materially from those estimates.

Cash Equivalents: We consider all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts: We evaluate the adequacy of the allowance for losses on receivables based upon periodic evaluation of accounts that may have a higher credit risk using information available about the customer and other relevant data. This formal analysis is inherently subjective and requires us to make significant estimates of factors affecting doubtful accounts, including customer specific information, current economic conditions, volume, growth and composition of the account, and other factors such as financial statements, news reports and published credit ratings. The amount of the allowance for the remainder of the trade balance is not evaluated individually but is based upon historical loss experience.

Because this process is subjective and based on estimates, ultimate losses may differ from those estimates. Receivable balances are written off when we determine that the balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance when received. The provision for losses on receivables is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Inventories: Our inventories are generally valued at the lower of cost, principally last-in, first-out method (LIFO) or market. We record an estimate each month, if necessary, for the expected annual effect of inflation and estimated year-end inventory volume. These estimates are adjusted to actual results determined at year-end. This practice excludes certain inventories, which are held outside of the United States, approximating $140 million and $163 million at December 31, 2010 and 2009, which are valued at the lower of weighted-average cost or market.

Our inventory is substantially finished goods. The amount of general and administrative costs charged to inventory was immaterial for the years ended December 31, 2010, 2009, and 2008.

Allowances for excess and obsolete inventories are determined based on analyses comparing inventories on hand to sales trends. The allowance, which totaled $11 million and $8 million at December 31, 2010 and 2009, is the amount deemed necessary to reduce the cost of the inventory to its estimated realizable value.

Assets Held for Sale: Certain of our assets, consisting principally of certain available-for-sale securities and two parcels of real estate, were designated as noncore assets under the terms of the acquisition of McJunkin Corporation by certain affiliates of the Goldman Sachs Group, Inc. In accordance with the acquisition agreement, we classified these as assets held for sale in the consolidated balance sheet. A corresponding liability to shareholders (of our predecessor company, McJunkin Corporation) was recognized to reflect the obligation to the shareholders of record at the date of the acquisition. In the second quarter of 2010, we sold the available-for-sale securities. In September 2010, a portion of the proceeds from this sale, less selling expenses, other expenses and the related tax liability, was paid to the former shareholders of our predecessor company, net of administrative cost reimbursement retained by us. We paid the remainder, net of expected expenses, in December 2010. In the third quarter of 2010, we retained one of the parcels of real estate for our future use and paid the former shareholders the fair market value of the property, net of administrative cost reimbursement retained by us.

In January 2011, we sold our measurement fabrication business to a third party, while retaining the distribution portion of the business. The fabrication business was a noncore business of our North American segment and was not material to our consolidated financial statements; therefore, we have not reported this portion of the business as discontinued operations. As a result of this agreement, we recorded an $0.2 million loss on the sale, as a result of the estimated fair value being less than the carrying value. The assets that were sold in this transaction were not material to our consolidated balance sheet.

Debt Issuance Costs: We defer costs directly related to obtaining financing and amortize them over the term of the indebtedness on a straight-line basis. The use of the straight-line method does not produce results that are materially different from those which would result from the use of the effective interest method. Such amounts are reflected in the consolidated income statement as a component of interest expense. Debt issuance costs are shown net of accumulated amortization of $14 million and $6 million at December 31, 2010 and 2009.

Fixed Assets: Land, buildings and equipment are stated on the basis of cost. For financial statement purposes, depreciation is computed over the estimated useful lives of such assets principally by the straight-line method; accelerated depreciation and cost recovery methods are used for income tax purposes. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvements. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. Maintenance and repairs are charged to expense as incurred.

Goodwill and Other Intangible Assets: Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is tested for impairment annually or more frequently if circumstances indicate that impairment may exist. We evaluate goodwill for impairment at two reporting units that mirror our two segments (North America and International).

The goodwill impairment test compares the carrying value of the reporting unit that has the goodwill with the estimated fair value of that reporting unit. If the carrying value is more than the estimated fair value, we then calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the estimated fair value of the reporting unit. Impairment losses are recognized to the extent that recorded goodwill exceeds implied goodwill. Our impairment methodology uses discounted cash flow and multiples of cash earnings valuation techniques, plus valuation comparisons to similar businesses. These valuation methods require us to make certain assumptions and estimates regarding future operating results, the extent and timing of future cash flows, working capital, sales prices, profitability, discount rates and growth trends. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results (see Note 6 for more information regarding goodwill).

Intangible assets with indefinite useful lives are tested for impairment annually or more frequently if circumstances indicate that impairment may exist. This test compares the carrying value of the indefinite lived intangible assets with their estimated fair value. If the carrying value is more than the estimated fair value, impairment losses are recognized in an amount equal to the excess of the carrying value over the estimated fair value. Our impairment methodology uses discounted cash flow and estimated royalty rate valuation techniques. These valuation methods require us to make certain assumptions and estimates regarding future operating results, sales prices, discount rates and growth trends. No such impairment charges were recognized during the year ended December 31, 2010. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Other intangible assets primarily include customer bases and noncompetition agreements resulting from business acquisitions. Other intangible assets are recorded at fair value at the date of acquisition. Amortization is provided using the straight-line method over their estimated useful lives, ranging from one to twenty years.

The carrying value of amortizable intangible assets is subject to an impairment test when events or circumstances indicate a possible impairment. When events or circumstances indicate a possible impairment, we assess recoverability from future operations using undiscounted cash flows derived from the lowest appropriate asset group. To the extent the carrying value exceeds the undiscounted cash flows, an impairment charge would be recognized to the extent that the carrying value exceeds the fair value, which is determined based on a discounted cash flow analysis. While we believe that assumptions and estimates utilized in the impairment analysis are reasonable, the actual results may differ materially from the projected results. These impairments are determined prior to performing our goodwill impairment test.

Derivatives and Hedging: We utilize interest rate swaps to reduce our exposure to potential interest rate increases. Changes in the fair values of our derivative instruments are based upon independent market quotes. We record all derivatives on the consolidated balance sheets at fair value. Prior to June 29, 2009, if a derivative was designated as a cash flow hedge, we measured the effectiveness of the hedge, or the degree that the gain (loss) for the hedging instrument offset the loss (gain) on the hedged item, at each reporting period. The effective portion of the gain (loss) on the derivative instrument, net of deferred taxes, was recognized in other comprehensive income as a component of equity and, subsequently, reclassified into earnings when the forecasted transaction affected earnings. The ineffective portion of a derivative’s change in fair value was recognized in earnings immediately. Derivatives that did not qualify for hedge treatment were recorded at fair value with gains (losses) recognized in earnings in the period of change. On June 29, 2009, we removed the designation of our swap as a cash flow hedge. Accordingly, changes in the fair value of the derivative are recorded in earnings in the period of change; and the fair value that was previously included in other comprehensive income was amortized over the remaining life of the agreement or until the forecasted transaction expires. At December 31, 2009, we determined that the forecasted transaction was not going to occur (due to the fact that we terminated the interest rate swap agreement in January 2010), therefore, the fair value that remained in other comprehensive income was charged to interest expense in our consolidated statements of operations.

We utilize foreign exchange forward contracts (exchange contracts) to manage our foreign exchange rate risks resulting from purchase commitments and sales orders. Changes in the fair values of our exchange contracts are based upon independent market quotes. We do not designate our exchange contracts as hedging instruments; therefore, we record our exchange contracts on the consolidated balance sheets at fair value, with the gains and losses recognized in earnings in the period of change.

Fair Value: We measure certain of our assets and liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions for inputs used in the valuation methodologies to measuring fair value:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2: Significant observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs for the asset or liability. Unobservable inputs reflect our own assumptions about the assumptions that market participants would use in pricing an asset or liability (including all assumptions about risk).

Certain assets and liabilities are measured at fair value on a nonrecurring basis. Our assets and liabilities measured at fair value on a nonrecurring basis include property, plant and equipment, goodwill and other intangible assets. We do not measure these assets at fair value on an ongoing basis; however, these assets are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

Our impairment methodology for goodwill and other intangible assets uses both (i) a discounted cash flow analysis requiring certain assumptions and estimates to be made regarding the extent and timing of future cash flows, discount rates and growth trends and (ii) valuation comparisons to a group of similar, publicly traded companies. As all of the assumptions employed to measure these assets and liabilities on a nonrecurring basis are based on management’s judgment using internal and external data, these fair value determinations are classified as Level 3. We have not elected to apply the fair value option to any of our eligible financial assets and liabilities.

Insurance: We are self-insured for first party automobile coverage, product recall, ocean cargo shipments and portions of employee healthcare and asbestos claims. In addition, we maintain a nonmaterial deductible program as it relates to workers’ compensation, automobile liability, property and general liability claims including, but not limited to, product liability claims, which are secured by various letters of credit totaling $5 million. Our estimated liability and related expenses for claims are based in part upon estimates provided by insurance carriers, third-party administrators, and actuaries. Insurance reserves are deemed by us to be sufficient to cover outstanding claims, including those incurred but not reported as of the estimation date. Further, we maintain a commercially reasonable umbrella/excess policy that covers liabilities in excess of the primary limits.

In the area of first party auto collision, we do not have excess coverage. In addition, we had no self-insurance accrued liabilities in this area as of December 31, 2010 or 2009.

In the area of product recall, we do not have excess coverage. However, manufacturers are liable for replacement under the Uniform Commercial Code to the extent that they are identifiable and have the financial wherewithal. The amount of self-insurance accrued liabilities in North America was $0.8 million and $0.3 million as of December 31, 2010 and 2009.

In the area of ocean cargo shipments, we do not have excess coverage. In addition, there was no self-insurance accrued liabilities as of December 31, 2010 and 2009.

In the area of asbestos claims, we have excess coverage to the extent claims do not arise from entities acquired or exposures dated after 1986. The net amount of self-insurance accrued liabilities in North America was $0.8 million and $0.6 million as of December 31, 2010 and 2009.

In the area of employee healthcare, we have excess stop loss protection attaching after $300,000 per person per year. The amount of self-insurance accrued liabilities in North America were $2.4 million and $2.9 million as of December 31, 2010 and 2009.

Income Taxes: Deferred tax assets and liabilities are recorded for differences between the financial reporting and tax bases of assets and liabilities using the tax rate expected to be in effect when the taxes will actually be paid or refunds received. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Each reporting period, we assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we record a valuation allowance against the deferred tax asset that we believe will not be recoverable. The ultimate recovery of our deferred tax asset is dependent on various factors and is subject to change.

The benefit of an uncertain tax position that meets the “probable recognition threshold” is recognized in the financial statements. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We record interest related to unrecognized tax benefits in interest expense and penalties related to unrecognized tax benefits in income tax expense.

Foreign Currency Translation and Transactions: The functional currency of our foreign operations is the applicable local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in accumulated other comprehensive income. The balance sheet accounts (with the exception of retained earnings) are translated using current exchange rates as of the balance sheet date. Retained earnings are translated at historical exchange rates and revenue and expense accounts are translated using a weighted-average exchange rate during the year. Historically, gains or losses resulting from foreign currency transactions have been immaterial and are recognized in the consolidated statements of operations within other, net.

Equity-Based Compensation: Our equity-based compensation consists of (1) restricted common units and profit units of PVF Holdings LLC and (2) restricted stock and nonqualified stock options of our Company. The cost of employee services received in exchange for an award of an equity instrument is measured based on the grant-date fair value of the award. Our policy is to expense equity-based compensation using the fair-value of awards granted, modified or settled. Restricted common units, profit units and restricted stock are credited to equity as they are expensed over their vesting periods based on the then current market value of the shares vested.

The fair value of nonqualified stock options is measured on the grant date of the related equity instrument using the Black-Scholes option-pricing model and is recognized as compensation expense over the applicable vesting period.

Revenue Recognition: Sales to our principal customers are made pursuant to agreements that normally provide for transfer of legal title and risk upon shipment. We recognize revenue as products are shipped, title has transferred to the customer and the customer assumes the risks and rewards of ownership, and collectability is reasonably assured. Freight charges billed to customers are reflected in revenues. Return allowances, which are not material, are estimated using historical experience. Amounts received in advance are deferred and recognized as revenue when the products are shipped and title transfers.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net sales in the accompanying consolidated statements of operations.

Cost of Goods Sold: Cost of goods sold includes the cost of inventory sold and related items, such as vendor rebates, inventory allowances, and shipping and handling costs associated with outbound freight.

Certain purchasing and warehousing activities (including receiving, inspection and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not cost of sales. As such, our gross profit may not be comparable to others who may include these expenses as a component of costs of goods sold. Purchasing and warehousing activities costs approximated $25.5 million, $24.4 million and $20.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Earnings per Share: Basic earnings per share are computed based on the weighted-average number of common shares outstanding, excluding any dilutive effects of unexercised stock options and unvested restricted stock. Diluted earnings per share are computed based on the weighted-average number of common shares outstanding including any dilutive effect of unexercised stock options and unvested restricted stock. The dilutive effect of unexercised stock options and unvested restricted stock is calculated under the treasury stock method.

Concentration of Credit Risk: Most of our business activity is with customers in the energy and industrial sectors. In the normal course of business, we grant credit to these customers in the form of trade accounts receivable. These receivables could potentially subject us to concentrations of credit risk; however, we minimize such risk by closely monitoring extensions of trade credit. We generally do not require collateral on trade receivables.

We maintain the majority of our cash and cash equivalents with several reputable financial institutions. These financial institutions are located in many different geographical regions with varying economic characteristics and risks. Deposits held with banks may exceed insurance limits. We believe the risk of loss associated with our cash equivalents to be remote.

We have a broad customer base doing business in all regions of the world. During 2010, 2009 and 2008, we did not have sales to any one customer in excess of 10% of gross sales, and at those respective year-ends no individual customer balances exceeded 10% of gross accounts receivable. Accordingly, no significant concentration of credit risk is considered to exist.

We have a broad supplier base, sourcing our products in most regions of the world. During 2010, we had purchases from one vendor in excess of 10% of our gross purchases (11%), while during 2009 and 2008, we did not have any purchases from any one vendor in excess of 10% of our gross purchases, and at those respective year-ends no individual vendor balance exceeded 10% of gross accounts payable. Accordingly, no significant concentration is considered to exist.

Segment Reporting: We have two operating segments, one consisting of our North American operations and one consisting of our other International operations. Our North American segment consists of our operations in the United States and Canada. Our International segment has operations in Europe, Asia and Australasia. These segments represent our global business of providing pipe, valves, fittings and related products and services to the energy and industrial sectors, across each of the upstream (exploration, production and extraction of underground oil and gas), midstream (gathering and transmission of oil and gas, gas utilities, and the storage and distribution of oil and gas) and downstream (crude oil refining and petrochemical processing) markets, through our distribution operations located throughout the world.

Recent Accounting Pronouncements: In October 2009, the Financial Accounting Standards Board (“FASB”) issued an amendment to Accounting Standards Codification (“ASC”) 605, Revenue Recognition, related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third-party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard will become effective on January 1, 2011. We do not expect that the adoption of this standard will have a material impact on our consolidated financial statements.

In January 2010, FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, an amendment to ASC Topic 820, Fair Value Measurement and Disclosures. This amendment will require us to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and describe the reasons for the transfers and present separate information for Level 3 activity pertaining to gross purchases, sales, issuances and settlements. This amendment is effective for reporting periods beginning after December 31, 2009, except for the disclosures about purchases, sales, issuances and settlements in the rollforward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Our adoption of this amendment, pertaining to the Level 1 and Level 2 disclosures on January 1, 2010, did not have a material impact on our consolidated financial statements. We do not believe that the Level 3 amendment disclosures will have a material impact on our consolidated financial statements.

In February 2010, FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements, an amendment to ASC Topic 855, Subsequent Events, that removed the requirements for SEC registrants to disclose the date through which subsequent events were evaluated. There were no changes to the accounting for or disclosure of events that occur after the balance sheet date but before the financial statements are issued. Our adoption of this amendment on January 1, 2010 did not have a material impact on our consolidated financial statements.

In July 2010, FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which amended ASC Topic 310, Receivables. This amendment enhances the disclosure requirements regarding the nature of credit risk inherent in our portfolio of accounts receivable, how that risk is assessed in arriving at our allowance for doubtful accounts and the changes and reasons for those changes in the allowance for doubtful accounts. The adoption of this amendment did not have a material impact on our consolidated financial statements.

In December 2010, FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, which amended ASC Topic 805, Business Combinations. This ASU amended certain existing and added additional pro forma disclosure requirements. The standard will become effective on January 1, 2011. We do not expect that the adoption of this standard will have a material impact on our consolidated financial statements.

NOTE 2—TRANSACTIONS

Acquisitions

On October 9, 2008, we acquired LaBarge Pipe & Steel Company (“LaBarge”) for $154.2 million. LaBarge was engaged in the sale and distribution of carbon steel pipe (predominately large diameter pipe) for use primarily in the North American energy infrastructure market. The purchase price has been allocated in the following table. Transaction costs capitalized in connection with the acquisition of LaBarge totaled $3.8 million and included $1.6 million paid to an affiliate of the Goldman Sachs Funds as reimbursement of their costs associated with due diligence and advisory services. On January 21, 2010, LaBarge was legally merged into MRC.

On October 30, 2009, we acquired Transmark Fcx Group BV (together with its subsidiaries, “Transmark”) for $147.9 million. Headquartered in Bradford, United Kingdom, Transmark is a global distributor of specialty valves and flow control equipment, with a network of 37 distribution and service facilities in 13 countries throughout Europe, Asia and Australasia. The purchase price has been allocated in the following table. In connection with this transaction, we expensed approximately $17.4 million in transaction costs, including $5.8 million paid to an affiliate of the Goldman Sachs Funds as reimbursement of their costs associated with due diligence and advisory services. These expenses are included within selling, general and administrative expenses in our consolidated statements of operations. As a part of the acquisition, we renamed Transmark Fcx Group BV as MRC Transmark Group B.V. (“MRC Transmark”).

On May 28, 2010, we acquired The South Texas Supply Company, Inc. (“South Texas Supply”) for $3.9 million. South Texas operates two branches in southern Texas, within the Eagle Ford Shale region. The impact of this acquisition was not material to our consolidated financial statements.

On August 31, 2010, we acquired operations and assets from Dresser Oil Tools, Inc. (“Dresser”) for $9.3 million. Dresser operates five branches in North Dakota and Montana, within the Bakken Shale region. The impact of this acquisition was not material to our consolidated financial statements.

The consideration paid for these acquisitions has been allocated as follows (in millions):

	2010 Acquisition of South Texas Supply and Dresser	2009 Acquisition of Transmark Fcx Group BV	2008 Acquisition of LaBarge Pipe & Steel Company
Consideration:
Cash consideration paid	$13.2	$98.5	$150.4
Transaction costs(1)	—	—	3.8

Total cash consideration	13.2	98.5	154.2
Common stock issued	—	49.4	—

Total consideration	$13.2	$147.9	$154.2

Number of shares issued	—	12.7	—
Fair value of shares issued	$—	$49.4	$—
Net assets acquired:
Cash	$0.7	$43.0	$2.3
Accounts receivable	7.1	71.9	21.7
Inventory	7.3	65.1	138.6
Other current assets	—	11.4	—
Fixed assets	0.9	11.1	4.4
Other assets	0.1	11.2	0.9
Customer base intangibles	—	43.0	33.0
Trade name	—	14.0	1.1
Sales order backlog	—	6.0	—
Goodwill	3.6	44.4	0.3
Accounts payable	(5.5)	(47.2)	(43.7)
Accrued expenses	(0.6)	(22.0)	(4.4)
Income taxes payable	—	(6.8)	—
Deferred income taxes	—	(12.8)	—
Debt	—	(80.2)	—
Other liabilities	(0.4)	(4.2)	—

	$13.2	$147.9	$154.2

Goodwill deductible for tax purposes	No	No	Yes

(1)	Prior to the adoption of ASC 805 (on January 1, 2009), transaction costs were capitalized as a component of the purchase price of the acquisition. Subsequent to the adoption, transaction costs are expensed as incurred.

Pro Forma Financial Information (Unaudited)

The following unaudited pro forma results of operations assume that the Transmark acquisition described above occurred on January 1, 2009. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the transactions had actually occurred on that date or of results that may be obtained in the future (in millions, except per share data).

2009
Pro forma sales	$3,933
Pro forma net loss	(326)
Loss per common share, basic	$(2.06)
Loss per common share, diluted	$(2.06)

NOTE 3—ACCOUNTS RECEIVABLE

The rollforward of our allowance for doubtful accounts is as follows (in thousands):

	2010	December 31, 2009	2008
Allowance for doubtful accounts
Beginning balance	$8,790	$9,915	$2,247
Net charge-offs	(2,297)	(2,119)	(536)
Other	—	—	523
Provision	(2,042)	994	7,681

Ending balance	$4,451	$8,790	$9,915

Our accounts receivable is also presented net of other volume related allowances. Those allowances approximated $4.7 million and $4.0 million at December 31, 2010 and 2009.

NOTE 4—INVENTORIES

The composition of our inventory is as follows (in thousands):

	December 31,
	2010	2009
Finished goods inventory at average cost:
Energy carbon steel tubular products	$396,611	$503,948
Valves, fittings, flanges and all other products	481,137	402,690

	877,748	906,638
Less: Excess of average cost over LIFO cost (LIFO reserve)	(101,419)	(26,862)
Less: Other inventory reserves	(10,962)	(8,123)

	$765,367	$871,653

During 2010 and 2009, our inventory quantities were reduced, resulting in a liquidation of a LIFO inventory layer that was carried at a higher cost prevailing from a prior year, as compared with current costs in the current year (a “LIFO decrement”). A LIFO decrement results in the erosion of layers created in earlier years and therefore a LIFO layer is not created for years that have decrements. In 2010, the effect of this LIFO decrement decreased cost of sales by approximately $11 million and in 2009, increased cost of sales by approximately $45 million.

As a result of our lower-of-cost-or-market assessment, we recognized pre-tax charges of $0.4 million and $46.5 million during the years ended December 31, 2010 and 2009. No such charges were recognized in 2008.

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in thousands):

		December 31,
	Depreciable Life	2010	2009
Land and improvements	—	$24,685	$17,918
Building and building improvements	40 years	48,803	47,052
Machinery and equipment	3 to 10 years	70,960	69,542
Construction in progress	—	2,902	3,597
Property held under capital leases	20 to 30 years	2,089	2,089

		149,439	140,198
Allowances for depreciation and amortization		(44,714)	(28,718)

		$104,725	$111,480

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2010 and 2009, are as follows (in thousands):

	North America	International	Total
Balances at December 31, 2008	$807,250	$—	$807,250
Goodwill impairment charge	(309,900)	—	(309,900)
Acquisition of Transmark	—	44,441	44,441
Other	(172)	—	(172)
Effect of foreign currency translation	9,396	(1,282)	8,114

Balances at December 31, 2009:
Goodwill	816,474	43,159	859,633
Accumulated impairment losses	(309,900)	—	(309,900)

Net goodwill at December 31, 2009	506,574	43,159	549,733
Acquisition of South Texas Supply and Dresser	3,591	—	3,591
Other	(687)	—	(687)
Effect of foreign currency translation	—	(3,253)	(3,253)
Balances at December 31, 2010:
Goodwill	819,378	39,906	859,284
Accumulated impairment losses	(309,900)	—	(309,900)

Net goodwill at December 31, 2010	$509,478	$39,906	$549,384

During 2009, our earnings progressively decreased due to the weakening of the U.S. and global economies, the reductions in oil and natural gas prices, and the reductions in our customers’ expenditure programs (both new programs and recurring maintenance programs). These factors resulted in a reduced demand for our product; consequently, we revised our long-term projections, which, in turn, impacted the fair value of our business. As a result, we concluded that the carrying value of our reporting unit exceeded the fair value of our reporting unit and thus, for the year ended December 31, 2009, we recorded a pre-tax goodwill impairment charge of $310 million and a $76.2 million pre-tax impairment charge on indefinite lived trade names. No impairment charges were recorded in any of the other periods presented.

Other intangible assets by major classification consist of the following (in thousands):

	Weighted- Average Amortization Period (in years)	Gross	Accumulated Amortization	Net Book Value
December 31, 2010
Customer base	16.2	$693,809	$(149,312)	$544,497
Amortizable trade names	5.9	21,699	(9,264)	12,435
Indefinite lived trade names	N/A	260,023	—	260,023
Noncompete agreements	5	970	(760)	210
Sales order backlog	1	8,914	(8,914)	—

	15.8	$985,415	$(168,250)	$817,165

December 31, 2009
Customer base	16.2	$696,489	$(103,327)	$593,162
Amortizable trade names	5.9	22,643	(5,244)	17,399
Indefinite lived trade names	N/A	260,023	—	260,023
Noncompete agreements	5	970	(566)	404
Sales order backlog	1	9,526	(4,526)	5,000

	15.8 years	$989,651	$(113,663)	$875,988

Amortization of Intangible Assets

Total amortization of all acquisition-related intangible assets for each of the years ending December 31, 2011 to 2015 is currently estimated as follows (in millions):

2011	$49.4
2012	47.3
2013	47.3
2014	47.3
2015	47.3

NOTE 7—LONG-TERM DEBT

The significant components of our long-term debt are as follows (in thousands):

	December 31,
	2010	2009
Issuer:
9.50% senior secured notes due 2016, net of discount of $22,062 and $24,670	$1,027,938	$975,330
Asset-based revolving credit facility	286,398	340,126

Non-Guarantors:
Midfield revolving credit facility	1,297	50,209
Midfield term loan facility	14,415	13,680
MRC Transmark revolving credit facility	23,214	52,791
MRC Transmark term loan facility	—	10,750
MRC Transmark factoring facility	6,979	9,034
Other	—	690

	1,360,241	1,452,610
Less current portion	—	9,114

	$1,360,241	$1,443,496

Senior Secured Notes: On December 21, 2009, our wholly owned subsidiary, MRC, issued $1.0 billion aggregate principal amount of its 9.50% Senior Secured Notes (the “Notes”) maturing on December 15, 2016. On February 11, 2010, MRC issued an additional $50 million aggregate amount of the Notes. MRC received proceeds of $1.023 billion, resulting in an original issue discount (“OID”) of approximately $27 million, which will be accreted over the life of the Notes in interest expense in our consolidated statements of operations. The Notes rank equally in right of payment with all of MRC’s existing and future senior indebtedness. We guarantee the Notes, along with our wholly owned domestic subsidiaries. The Notes are secured by a senior lien on substantially all of the tangible and intangible assets of MRC and its wholly owned domestic subsidiaries, except for the collateral securing the Asset-Based Revolving Credit Facility (“ABL”), for which the Notes are secured on a junior basis. Assets owned by our non-guarantor subsidiaries are not part of the collateral securing the Notes.

Under the terms of the indenture governing the Notes, MRC must offer to repurchase the Notes at a price equal to 101% of their outstanding principal in the event of a change in control as defined in the indenture. At any time prior to December 15, 2012, MRC may redeem up to 35% of the aggregate principal amount of the Notes at 109.50% plus accrued and unpaid interest, with all or a portion of the net cash proceeds of one or more Qualified Equity Offerings (as defined in the indenture governing the Notes), provided that at least 65% of the aggregate principal amount of the Notes remains outstanding and the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering. Further, at any time prior to December 15, 2012, MRC may redeem all or part of the Notes, with 15 to 60 days notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a make-whole premium defined in the indenture governing the Notes, and accrued and unpaid interest to the date of redemption. On or after December 15, 2012, MRC may redeem all or part of the Notes, with 15 to 60 days notice, at the redemption prices set forth in the table below:

Year	Percentage
2012	107.125%
2013	104.750%
2014	102.375%
2015 and thereafter	100.000%

The indenture governing the Notes contains covenants that impose significant restrictions on MRC’s business. The restrictions that these covenants place on MRC and its restricted subsidiaries include limitations on its ability and the ability of its restricted subsidiaries to, among other things, incur additional indebtedness, issue certain preferred stock or disqualified capital stock, create liens, pay dividends or make other restricted payments, make certain payments on debt that is subordinated or secured on a basis junior to the Notes, make investments, sell assets, create restrictions on the payment of dividends or other amounts to us from restricted subsidiaries, consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, enter into transactions with our affiliates and designate its subsidiaries as unrestricted subsidiaries. We were in compliance with the covenants contained in our indenture as of and for the years ended December 31, 2010 and 2009.

MRC is required to register with the Securities and Exchange Commission notes having substantially identical terms as the Notes as part of an offer to exchange freely tradable exchange notes for MRC’s Notes. We are required to file an exchange offer registration statement within 470 days after the issue date of the Notes (“filing deadline”) and use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective within 110 days after the filing deadline (“effectiveness deadline”). The exchange offer is required to be completed within 30 business days of the effectiveness deadline. We may also be required to file a shelf registration statement in certain circumstances. If we fail to meet these deadlines, special interest will accrue and be payable with respect to the Notes. Such interest would be computed at an annual rate of 0.25% for the first 90 days following a failed deadline, an annual rate of 0.50% for the second 90 days, an annual rate of 0.75% for the third 90 days, and an annual rate of 1.00% thereafter. If we failed to meet all applicable deadlines, the maximum total special interest would equate to $3.9 million for the year ending December 31, 2011 and $10.5 million for each succeeding year until the Notes mature on December 15, 2016. No liability has been recorded related to these special interest payments as we have deemed the likelihood of noncompliance to be remote.

In connection with the issuance of the Notes, we paid off our $575 million Term Loan Facility and $450 million Junior Term Loan Facility. These facilities bore interest at a rate per annum equal to, at our option, either (i) the greater of the prime rate and the federal funds rate effective rate plus 0.50%, plus, in either case, 2.25%; or (b) LIBOR plus 3.25% (Term Loan Facility) or LIBOR multiplied by the statutory reserve rate plus 3.25% (Junior Term Loan Facility). We were in compliance with the covenants contained in these facilities as of and during the periods prior to payoff. As a result of these payoffs, we wrote off approximately $14 million of debt issuance costs, which are included in the gain on early extinguishment of debt in our consolidated statements of operations. In 2009, prior to the payoff, we purchased and retired $36 million of our Junior Term Loan Facility and recognized a gain on early extinguishment of $16 million ($10 million, net of deferred income taxes) in our consolidated statements of operations.

Asset-Based Revolving Credit Facility: MRC is the borrower under a $900 million Asset-Based Revolving Credit Facility (“ABL”). The ABL provides for the extension of both revolving loans and swingline loans and the issuance of letters of credit. The aggregate principal amount of revolving loans outstanding at any time under the ABL may not exceed $900 million, subject to adjustments based on changes in the borrowing base and less the sum of all letters of credit outstanding and the aggregate principal amount of swingline loans outstanding. There is a $60 million sub-limit on swingline loans and the total letters of credit outstanding at any time may not exceed $60 million.

Availability under the $900 million ABL is subject to a borrowing base. The borrowing base is equal to 85% of the sum of eligible accounts receivable and the net orderly liquidation value of eligible inventory, subject to customary reserves and eligibility criteria.

Borrowings under the ABL bear interest at a rate per annum equal to, at our option, either (i) the greater of the prime rate as quoted in The Wall Street Journal and the federal funds effective rate plus 0.50%, plus in either case (a) 2.00% if MRC’s consolidated total debt to consolidated adjusted EBITDA ratio is greater than or equal to 2.75 to 1.00, (b) 1.75% if such ratio is greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00, or (c) 1.50% if such ratio is less than 2.00 to 1.00; or (ii) LIBOR plus (a) 3.00% if the borrower’s consolidated total debt to consolidated adjusted EBITDA ratio is greater than or equal to 2.75 to 1.00, (b) 2.75% if such ratio is greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00, or (c) 2.50% if such ratio is less than 2.00 to 1.00. Interest on swingline lines is calculated on the basis of the rate described in (i) of the preceding sentence.

In addition, MRC is required to pay a commitment fee with respect to unutilized commitments at a rate per annum equal to (i) 0.50% if our consolidated total debt to consolidated adjusted EBITDA ratio is greater than or equal to 2.75 to 1.00 and (ii) 0.375% if such ratio is less than 2.75 to 1.00. MRC is also required to pay customary letter of credit fees and agency fees.

The ABL provides that MRC has the right at any time to request incremental commitments, but the lenders are under no obligation to provide any such additional commitments. The increase in facility commitments may not exceed the sum of (i) $150 million, plus (ii) only after the entire $150 million is drawn, an amount such that on a pro forma basis, after giving effect to the new facility commitments and certain other specified transactions, the secured leverage ratio will be no greater than 4.75 to 1.00. If MRC were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the ABL size could be increased as described above, but our ability to borrow would still be limited by the amount of the borrowing base.

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL exceeds the lesser of (i) the total revolving credit commitments or (ii) the borrowing base, MRC will be required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL is less than 7% of total revolving credit commitments, or an event of default pursuant to certain provisions of the credit agreement has occurred, MRC would then be required to deposit daily in a collection account managed by the agent under the ABL. MRC may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans. There is no scheduled amortization under the ABL; the principal amount of the loans outstanding is due and payable in full on October 31, 2013.

All obligations under the ABL are guaranteed by MRC’s existing and future wholly owned domestic subsidiaries. All obligations under the ABL are secured, subject to certain significant exceptions, by substantially all of MRC’s assets, including:

•	A first-priority security interest in personal property consisting of inventory and accounts receivable;

•	A second-priority pledge of certain of the capital stock held by us or any subsidiary guarantor; and

•	A second-priority security interest in, and mortgages on, substantially all of our other tangible and intangible assets and of each subsidiary guarantor.

The ABL contains customary covenants which restrict, subject to certain exceptions, the ability of MRC and its subsidiaries to incur additional indebtedness, create liens on assets, engage in mergers, consolidations or sales of assets, dispose of subsidiary interests, make investments, loans or advances, pay dividends, make payments with respect to subordinated indebtedness, enter into sale and leaseback transactions, change the business conducted by MRC and its subsidiaries taken as a whole, and enter into agreements that restrict subsidiary dividends or limit the ability of MRC and its subsidiaries to create or keep liens for the benefit of the lenders with respect to our obligations under the facility.

The facility requires that we continue to maintain interest rate swap, cap and hedge agreements for the purpose of ensuring that no less than 50% of the aggregate principal amount of total indebtedness of MRC and its subsidiaries outstanding is either subject to such interest rate agreements or bears interest at a fixed rate.

Although the credit agreement governing the ABL does not require MRC to comply with any financial ratio maintenance covenants, if less than 7% of the then outstanding credit commitments were available to be borrowed under the ABL at any time, MRC would not be permitted to borrow any additional amounts unless its pro forma ratio of consolidated adjusted EBITDA to consolidated Fixed Charges (as such terms are defined in the credit agreement) were at least 1.0 to 1.0.

The credit agreement also contains customary affirmative covenants and events of default. We were in compliance with the covenants contained in our ABL as of and during the years ended December 31, 2010, 2009 and 2008.

Midfield Revolving Credit Facility: Midfield Supply ULC (“Midfield”), our Canadian subsidiary, has a Canadian dollar revolving credit facility (“Midfield Revolver”). On October 20, 2010, we increased the maximum limit of the facility to CAD $80 million (USD $80 million as of December 31, 2010) from

CAD $60 million (USD $60 million), subject to adjustments based on the borrowing base and less the aggregate letters of credit outstanding under the facility. Letters of credit may be issued under the facility, subject to certain conditions, including a CAD $10 million (USD $10 million) sub-limit.

Borrowings through December 31, 2009 bore interest at either (i) the Canadian prime rate plus 2.00% or (ii) the greater of 2.00% and the rate of interest per annum equal to the rates applicable to Canadian Dollar Bankers’ Acceptances having a comparable term as the proposed loan displayed on the “CDOR Page” of Reuter Monitor Money Rates Services (the “BA Equivalent Rate”), plus 3.50%. After December 31, 2009, the borrowings will bear interest at a rate equal to either (i) the Canadian prime rate, plus (a) 2.25% if the “average daily availability” (as defined in the loan and security agreement for the facility) for the previous fiscal quarter was less than CAD $30 million (USD $30 million), (b) 2.00% if the average daily availability for the previous fiscal quarter was greater than or equal to CAD $30 million (USD $30 million) but less than CAD $60 million (USD $60 million), or (c) 1.75% if the average daily availability for the previous fiscal quarter was greater than or equal to CAD $60 million (USD $60 million), or, at our option, (ii) the BA Equivalent Rate plus (a) 3.75% if the average daily availability for the previous fiscal quarter was less than CAD $30 million (USD $30 million), (b) 3.50% if the average daily availability for the previous fiscal quarter was greater than or equal to CAD $30 million (USD $30 million) but less than CAD $60 million (USD $60 million), or (c) 3.25% if the average daily availability for the previous fiscal quarter was greater than or equal to CAD $60 million (USD $60 million).

The Midfield Revolver is secured by substantially all of Midfield’s and its subsidiary guarantors’ personal property assets including accounts receivable, chattel paper, bank accounts, general intangibles, inventory, investment property, cash and insurance proceeds. The balance of the Revolver is due at its maturity date, November 18, 2012.

The Midfield Revolver required Midfield to maintain adjusted EBITDA of (i) CAD $1.5 million (USD $1.4 million) for the two fiscal quarters ended December 31, 2009, (ii) CAD $4.8 million (USD $4.5 million) for the three fiscal quarters ending March 31, 2010 and (iii) CAD $3.7 million (USD $3.5 million) for the four fiscal quarters ending June 30, 2010. The facility also requires Midfield, beginning with the fiscal quarter ending March 31, 2011, to maintain a leverage ratio of no greater than 3.50 to 1.00 and, beginning with the fiscal quarter ending September 30, 2010, to maintain a fixed charge coverage ratio of at least 1.15 to 1.00. The facility prohibits Midfield and its subsidiaries from making capital expenditures in excess of CAD $10 million (USD $10 million) in the aggregate during any fiscal year, subject to exceptions for certain expenditures and provided that if the actual amount of capital expenditures made in any fiscal year is less than the amount permitted to be made in such fiscal year, up to CAD $0.25 million (USD $0.25 million) of such excess may be carried forward and used to make capital expenditures in the succeeding fiscal year.

Midfield Term Loan Facility: Midfield also has a CAD $15 million (USD $15 million as of December 31, 2010) term loan facility. The facility provides for revolving loans until July 31, 2011, after which the revolving loans outstanding under the facility convert to term loans that mature on July 31, 2012. The facility is secured by substantially all of Midfield’s and its subsidiary guarantors’ real property and equipment.

The facility provides for two types of funding, (i) prime-based loans or (ii) guaranteed notes. The interest rates for the facility vary based on the type of funding: (i) the prime-based loans bear interest at the Canadian prime rate, plus 3.25% and (ii) the guaranteed notes bear interest at the Canadian Dealer Offered Rate, plus 4.50%.

The Midfield term loan facility contains similar covenants as the Midfield Revolver, as discussed above.

On September 10, 2010, we amended our Midfield Revolver to defer compliance with a leverage ratio covenant until March 31, 2011 and to modify the calculation of a fixed charge covenant ratio for the compliance period ended September 30, 2010. On September 16, 2010, we amended our Midfield term loan facility to defer compliance with a leverage covenant until March 31, 2011 and to defer compliance with a fixed charge coverage ratio until December 31, 2010. At December 31, 2010, we were in compliance with these covenants as amended.

Transmark Revolving Credit Facility: On September 17, 2010, MRC Transmark, our international subsidiary, refinanced its revolving credit facility (“MRC Transmark Revolver”). This facility provides for borrowings up to €60 million (USD $80 million), with a €20 million (USD $27 million) sub-limit on letters of credit. The facility matures on September 17, 2013.

The facility will be reduced by €10 million (USD $13 million) over its term, as follows: €0.5 million (USD $0.7 million) per quarter starting in the fourth quarter of 2010 through the third quarter of 2012, and then by €1.5  million (USD $2.0 million) per quarter, starting in the fourth quarter of 2012 through the third quarter of 2013.

The facility bears interest at LIBOR or, in relation to any loan in Euros, EURIBOR, plus an applicable margin. The margin varies based on MRC Transmark’s leverage as described in the following table:

MRC Transmark’s Leverage Ratio	Margin
Less than or equal to 0.75:1	1.50%
Greater than 0.75:1, but less than or equal to 1.00:1	1.75%
Greater than 1.00:1, but less than or equal to 1.50:1	2.00%
Greater than 1.50:1, but less than or equal to 2.00:1	2.25%
Greater than 2.00:1	2.50%

The facility is secured by substantially all of the assets of MRC Transmark and its wholly owned subsidiaries.

The facility also requires MRC Transmark to maintain: (i) an interest coverage ratio not less than 3.50:1 and (ii) a leverage ratio not to exceed 2.50:1. We were in compliance with these covenants as of and for the year ended December 31, 2010.

In connection with the refinancing, MRC Transmark’s existing revolving credit facility and term loan facility were paid off. The previous facilities bore interest at a rate, at our option, of either (i) EURIBOR plus the margin, or, in the case of any currency other than the Euro, (ii) LIBOR plus the margin, in each case for a period of one, three or six months. The margin was based on leverage and ranged from 1.50% to 2.50% (revolving credit facility) and 2.00% to 3.00% (term loan facility). We were in compliance with the covenants contained in these facilities as of and for the periods prior to payoff. Also, in conjunction with the refinancing, we paid approximately $0.2 million to terminate interest rate swap agreements.

Transmark Factoring Facility: MRC Transmark also maintains a factoring facility for one of its wholly owned subsidiaries. The subsidiary factors all invoices for certain approved customers in transactions through which the lender will advance the face value of the invoices (subject to a 10% withholding deposit). The lender receives a commission of 0.18%. The interest rate on this facility is EURIBOR plus 0.45%.

Availability: At December 31, 2010, our availability under our revolving credit facilities was as follows (in millions):

	Commitment Amount	Eligible Collateral (up to Commitment Amount)	Amount Outstanding	Letters of Credit	Availability
ABL	$900	$651	$286	$5	$360
Midfield Revolver	80	71	2	—	69
MRC Transmark Revolver	80	80	23	11	46

	$1,060	$802	$311	$16	$475

Cash on hand:					56

Liquidity at December 31, 2010:					$531

Interest on Borrowings: Our weighted-average interest rate on average borrowings outstanding at December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
9.50% senior secured notes due December 2016	9.88%	9.87%
Asset-based revolving credit facility	3.34%	3.29%
Midfield revolving credit facility	5.00%	4.25%
Midfield term loan facility	5.86%	4.40%
Transmark revolving credit facility	2.61%	2.96%
Transmark term loan facility	—	2.42%
Transmark factoring facility	1.46%	1.16%
Other	—	5.50%

	8.29%	7.72%

Maturities of Long-Term Debt: At December 31, 2010, annual maturities of long-term debt during the next five fiscal years and thereafter are as follows (in thousands):

2011	$—
2012	22,691
2013	309,612
2014	—
2015	—
Thereafter	1,027,938

NOTE 8—DERIVATIVE FINANCIAL INSTRUMENTS

We use derivative financial instruments to help manage our exposure to interest rate risk and fluctuations in foreign currencies.

On December 3, 2007, we entered into a floating to fixed interest rate swap contract, effective December 31, 2007, for a notional amount of $700 million to limit exposure to interest rate increases related to a portion of our floating rate indebtedness. Under the terms of this contract, we paid interest at a fixed rate of approximately 3.91% and received 3-month LIBOR variable interest rate payments monthly. The interest rate swap contract was set to terminate after three years. As of the effective date of the swap contracts, we designated the interest rate swap as a cash flow hedge and the effective portion of the gain or loss on the derivative hedging instrument was reported in other comprehensive income, while the ineffective portion was recorded in current earnings. During the fourth quarter of 2008, one of the underlying participants in our interest rate swap contract declared bankruptcy, resulting in a loss of hedge accounting for that portion of the swap. As a result, the change in the fair value of that portion of the interest rate swap contract ($175 million) was recorded in current earnings in 2008. Also, the portion of the swap that was previously included in other comprehensive income was being amortized over the remaining life of the agreement. On June 29, 2009, we removed the designation of the swap as a cash flow hedge. As a result, changes in the fair value of the interest rate swap contract were recorded in earnings. The remaining portion of the swap, that was previously included in other comprehensive income, was being amortized over the remaining life of the contract. On January 22, 2010, we paid $25 million to terminate this interest rate swap contract.

Effective March 31, 2009, we entered into a freestanding, $500 million interest rate swap contract to pay interest at a fixed rate of approximately 1.77% and receive 1-month LIBOR variable interest rate payments monthly through March 31, 2012. We also have other interest rate swap contracts and foreign exchange forward contracts, which are not material. All of our derivative instruments are freestanding and, accordingly, changes in their fair market value are recorded in earnings.

The table below provides data about the fair value of our derivatives that are recorded in our consolidated balance sheets (in thousands):

	December 31, 2010		December 31, 2009
	Assets	Liabilities	Assets	Liabilities
Derivatives not designated as hedging instruments:
Interest rate contracts(1)	$—	$8,975	$—	$26,773
Foreign exchange forward contracts(2)	—	209	—	955

(1)	Included in “Accrued expenses and other current liabilities” in our consolidated balance sheets. The total notional amount of our interest rate contracts approximated $.5 billion and $1.2 billion at December 31, 2010 and 2009.
(2)	Included in “Accrued expenses and other current liabilities” in our consolidated balance sheets. The total notional amount of our foreign exchange forward contracts approximated $8 million and $21 million at December 31, 2010 and 2009.

The table below provides data about the amount of gains and (losses) recognized in our consolidated statements of operations on our derivatives (in thousands):

	Year Ended December 31,
	2010	2009	2008
Derivatives designated as hedging instruments:
Interest rate contracts(1)	$—	$(27,925)	$(255)
Derivatives not designated as hedging instruments:
Interest rate contracts	(5,548)	8,045	(5,978)
Foreign exchange forward contracts	622	901	—

(1)	On June 29, 2009, we removed the designation of our $700 million swap as a cash flow hedge. As a result, we reclassified $28 million from accumulated other comprehensive income to earnings. The amount is included in “Interest expense” in our consolidated statements of operations.

NOTE 9 — INCOME TAXES

The components of our (loss) income before income taxes were (in thousands):

	Year Ended December 31,
	2010	2009	2008
United States	$(59,375)	$(273,416)	$385,338
Foreign	(15,802)	(81,338)	21,411

	$(75,177)	$(354,754)	$406,749

Income taxes included in the consolidated statements of operations consist of (in thousands):

	Year Ended December 31,
	2010	2009	2008
Current:
Federal	$(26,111)	$32,684	$149,123
State	(1,709)	3,609	13,885
Foreign	1,794	(2,039)	8,916

	(26,026)	34,254	171,924
Deferred:
Federal	5,801	(44,214)	(15,252)
State	458	(3,443)	(2,462)
Foreign	(3,586)	(1,580)	(947)

	2,673	(49,237)	(18,661)

Income tax (benefit) expense	$(23,353)	$(14,983)	$153,263

Our effective tax rate varied from the statutory federal income tax rate for the following reasons (in thousands):

	Year Ended December 31,
	2010	2009	2008
Federal tax expense at statutory rates	$(26,311)	$(124,246)	$142,362
State taxes	(813)	6	7,424
Nondeductible expenses	1,024	1,303	766
Goodwill impairment charge	—	104,049	—
Foreign	701	3,501	475
Change in valuation allowance	1,615	—	—
Other	431	404	2,236

Income tax (benefit) expense	$(23,353)	$(14,983)	$153,263

Effective tax rate	31.1%	4.2%	37.7%

Significant components of our current deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2010	2009
Deferred tax assets:
Accounts receivable valuation	$1,141	$3,419
Accruals and reserves	2,445	8,808
Net operating loss carryforwards	3,005	2,389
Other	3,103	1,730

Total deferred tax assets	9,694	16,346
Valuation allowance	(1,615)	—

	8,079	16,346
Deferred tax liabilities:
Accounts receivable	(4,550)	(4,549)
Inventory valuation	(73,470)	(62,306)
Property, plant and equipment	(21,006)	(12,281)
Interest in foreign subsidiary	(9,813)	(7,829)
Investments	—	(7,269)
Intangible assets	(266,437)	(292,987)
Debt	(5,745)	(5,744)
Other	(777)	(1,329)

Total deferred tax liabilities	(381,798)	(394,294)

Net deferred tax liability	$(373,719)	$(377,948)

The valuation allowance is based on our estimate that the recovery of certain deferred tax assets will not be likely. At December 31, 2010, the valuation allowance related to net operating loss carryforwards in certain foreign jurisdictions.

In the United States, we had approximately $0.4 million of federal and $104 million of state net operating loss carryforwards as of December 31, 2010, which will expire in future years through 2030. In certain non-U.S. jurisdictions, we had $13 million of net operating loss carryforwards, in which $11 million have no expiration and $2 million will expire in future years through 2015.

Undistributed earnings of our foreign subsidiaries were approximately $126 million and $105 million for the years ended December 31, 2010 and 2009. These earnings are expected to be indefinitely reinvested outside of the United States and, therefore, no provision for United States federal or state income taxes has been made. If we were to distribute these earnings, they would be taxed at approximately the U.S. statutory rate. Foreign tax credits may be available to reduce the resulting United States tax liability.

Income tax returns are filed in tax jurisdictions around the world. We are no longer subject to U.S. federal income tax examination for all years through 2006 and the statute of limitations at our international locations is generally six to seven years.

At December 31, 2010 and 2009, our unrecognized tax benefits were immaterial to our consolidated financial statements.

NOTE 10—STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized 150,000,000 shares of preferred stock. Our Board of Directors has the authority to issue shares and set the terms of the shares of preferred stock. As of December 31, 2010 and 2009, there were no shares of preferred stock issued or outstanding.

Dividends

On May 21, 2008, our Board of Directors approved a dividend of $475 million to our stockholders, of which $474 million was distributed to PVF Holdings LLC and $1 million was held by us in accordance with the terms of our restricted stock award agreements with holders of our restricted stock. On December 18, 2009, we paid a special $3 million dividend to our stockholders for taxes relating to the original dividend distribution in May 2008.

As more fully described in Note 7, our debt covenants restrict our ability to pay dividends without approval of our lenders.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss in the accompanying consolidated balance sheets consists of the following (in thousands):

	December 31,
	2010	2009
Currency translation adjustments	$(18,703)	$(13,996)
Pension related adjustments	(1,153)	651

Accumulated other comprehensive loss	$(19,856)	$(13,345)

Earnings per Share

Earnings per share are calculated in the table below (in thousands, except per share amounts). Stock options and restricted stock are disregarded in this calculation if they are determined to be anti-dilutive.

	Year Ended December 31,
	2010	2009	2008
Net (loss) income	$(51,824)	$(339,771)	$253,486

Average basic shares outstanding	168,768	158,134	155,292
Effect of dilutive securities	—	—	364

Average dilutive shares outstanding	168,768	158,134	155,656

Net (loss) income per share:
Basic	$(0.31)	$(2.15)	$1.63
Diluted	$(0.31)	$(2.15)	$1.63
For the years ended December 31, 2010, 2009 and 2008, our anti-dilutive stock options approximated 3.9 million, 4.0 million and 3.5 million and our anti-dilutive restricted stock approximated 0.2 million, 0.3 million and 0.3 million.

NOTE 11—EMPLOYEE BENEFIT PLANS

Stock Option and Restricted Stock Plans: Under the terms of the 2007 Stock Option Plan, options may not be granted at prices less than their fair market value on the date of the grant, nor for a term exceeding ten years. Vesting generally occurs in one-third increments on the third, fourth and fifth anniversaries of the date specified in the employees’ respective option agreements, subject to accelerated vesting under certain circumstances set forth in the option agreements. We expense the fair value of the stock option grants on a straight-line basis over the vesting period. A Black-Scholes option-pricing model is used to estimate the fair value of the stock options.

Under the terms of the restricted stock plan, restricted stock may be granted at the direction of the Board of Directors and vesting generally occurs in one-fourth increments on the second, third, fourth and fifth anniversaries of the date specified in the employees’ respective restricted stock agreements, subject to accelerated vesting under certain circumstances set forth in the restricted stock agreements. We expense the fair value of the restricted stock grants on a straight-line basis over the vesting period.

During the year ended December 31, 2010, the following activity occurred under our stock option and restricted stock plans:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(years)	(thousands)
Stock Options
Balance at December 31, 2009	3,979,210	$9.77
Granted	190,702	11.31
Exercised	—	—
Forfeited	(215,843)	8.38
Expired	(16,947)	4.82

Balance at December 31, 2010	3,937,122	$9.95	7.7	$3,021

At December 31, 2010:
Options exercisable	809,363	$8.99	7.2	$994
Options outstanding and vested	809,363	$8.99	7.2	$994
Options outstanding, vested and expected to vest	3,729,121	$10.02	7.7	$2,795

	Shares	Weighted Average Grant-Date Fair Value
Restricted Stock
Nonvested at December 31, 2009	227,885	$5.57
Granted	—	—
Vested	(50,664)	4.71
Forfeited	(21,756)	4.71

Nonvested at December 31, 2010	155,465	$5.97

During the years ended December 31, 2010, 2009 and 2008, the following activity occurred under our stock option and restricted stock plans:

	Year Ended December 31,
	2010	2009	2008
Stock Options
Weighted-average, grant-date fair value of awards granted	$2.55	$0.91	$3.82
Total intrinsic value of stock options exercised	$—	$—	$—
Total fair value of stock options vested	$727,441	$23,061	$—
Restricted Stock
Weighted-average, grant-date fair value of awards granted	$—	$466,505	$—
Total fair value of restricted stock vested	$514,082	$955,866	$—

Stock Options

Following are the weighted-average assumptions used to estimate the fair values of our stock options:

	Year Ended December 31,
	2010	2009	2008
Risk-free interest rate	2.54%	2.45%	3.14%
Dividend yield(1)	0.00%	0.00%	0.00%
Expected volatility	22.07%	22.07%	22.07%
Expected life (in years)	6.2	6.2	6.2

(1)	The expected dividend yield reflects the restriction on our ability to pay dividends and does not anticipate “special” dividends.

During 2009, we modified the exercise price of approximately 1.8 million stock option grants from $17.62 to $12.50. Also, in conjunction with the $3 million dividend paid during 2009, we reduced the exercise prices of the outstanding options by between $0.01 and $0.02 per option. The effect of the modifications were evaluated and accounted for in accordance with Generally Accepted Accounting Principles, ASC 718 Compensation—Stock Compensation. Expense associated with the options continues to be recognized at a minimum at the original grant date fair value.

Restricted Common Units: Certain of our key employees received restricted common units of PVF Holdings LLC that vest over a three-to-five year requisite service period. At December 31, 2010, all of the restricted common units were either vested or forfeited. Prior to full vesting or forfeiture, the expense was being recognized on a straight-line basis over the vesting period.

Profits Units: Certain of our key employees received profit units in PVF Holdings LLC that vest over a five-year requisite service period. The holders of these units are entitled to a share of any distributions made by PVF Holdings LLC once common unit holders have received a return of their capital contributions (for purposes of the Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC, dated October 31, 2007, as amended). Expense is being recognized on a straight-line basis over the vesting period.

Recognized compensation expense and related income tax benefits under our equity-based compensation plans are set forth in the table below (in thousands):

	Year Ended December 31,
	2010	2009	2008
Equity-based compensation expense:
Stock options	$2,425	$3,077	$1,911
Restricted stock	253	247	241
Restricted common units	(337)	2,466	1,130
Profit units	1,403	2,040	6,959

Total equity-based compensation expense	$3,744	$7,830	$10,241

Income tax benefits related to equity-based compensation	$1,383	$2,892	$3,584

Unrecognized compensation expense under our equity-based compensation plans is set forth in the table below (in thousands):

	Weighted- Average Vesting Period (in years)	December 31, 2010
Unrecognized equity-based compensation expense:
Stock options	2.8	$9,994
Restricted stock	2.5	610
Restricted common units	—	—
Profit units	1.5	2,012

Total unrecognized equity-based compensation expense		$12,616

Defined Contribution Employee Benefit Plans: Employees may participate in the McJunkin Red Man Retirement Plan, under which any employee who has completed at least six months of service may elect to defer a percentage of their base earnings, pursuant to Section 401(k) of the Internal Revenue Code. In addition, we make matching contributions with respect to participant contributions. Effective January 1, 2009, the six months of service requirement was eliminated and employees may immediately make a deferral election upon hire. The McJunkin Red Man Retirement Plan also features a discretionary profit-sharing component. This provides for annual employer contributions, generally based upon a formula related primarily to earnings, limited to 15% of the eligible compensation paid to all eligible employees. Employees must have at least six months of service to receive a profit-sharing contribution.

Eligible employees of Midfield Supply ULC located in Canada participate in a Registered Retirement Savings Plan after three months of service. Elective contributions are made on an employee-by-employee basis.

We maintain defined contribution plans in the following international locations:

Country	Approximate Employer Contribution
Belgium	Service prior to January 1, 1999, contributions at a rate of 1.5% of salary Service after January 1, 1999, contributions at a rate of 4% of salary
Australia	Statutory minimum of 9% of salary
United Kingdom	Employer contributions at rates of 5%, 8% and 10% of salary
New Zealand	Service after April 1, 2008, statutory minimum of 1% of salary in 2008, and 2% of salary thereafter Service prior to April 1, 2008, contributions at a rate of 5% of salary
France	Employer contribution rate of 6% of salary

Our provisions for the defined contribution plans are set forth in the table below (in thousands):

	Year Ended December 31,
	2010	2009	2008
Defined contribution plans	$5,179	$4,075	$3,152
Profit-sharing expenses	—	—	25,530

	$5,179	$4,075	$28,682

Defined Benefit Employee Benefit Plans: We sponsor defined benefit pension plans in Europe for two subsidiaries of MRC Transmark. Independent trusts or insurance companies administer these plans. Benefits are dependent on years of service and the employees’ compensation. Pension costs under our retirement plans are actuarially determined.

The following tables set forth the benefit obligations, the fair value of the plan assets and the funded status of our pension plans; and the amounts recognized in our consolidated financial statements (in thousands):

	December 31,
	2010	2009
Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$26,277	$—
Acquisition of Transmark	—	26,744
Service cost	927	168
Interest cost	1,315	234
Actuarial loss	2,362	30
Benefits paid	(1,139)	(211)
Expenses paid	(133)	—
Foreign currency exchange	(2,071)	(688)

Projected benefit obligation at end of period	$27,538	$26,277

Accumulated benefit obligation at end of period	$25,388	$24,702

	December 31,
	2010	2009
Change in plan assets:
Fair value of plan assets at beginning of period	$29,838	$—
Acquisition of Transmark	—	29,059
Return on plan assets	1,703	1,115
Employer contributions	755	356
Participant contributions	457	408
Benefits paid	(1,139)	(211)
Expenses paid	(133)	—
Foreign currency exchange	(2,250)	(889)

Fair value of plan assets at end of period	$29,231	$29,838

Funded status and net amounts recognized:
Plan assets, net of projected benefit obligation	$1,693	$3,561
Unrecognized actuarial loss (gain)	1,401	(814)

Net amount recognized in the consolidated balance sheets	$3,094	$2,747

Amounts recognized in the consolidated balance sheets consist of:
Noncurrent other assets	$2,306	$4,393
Noncurrent other liabilities	(613)	(832)

Accrued benefit obligation	1,693	3,561
Other comprehensive income loss (income)	1,401	(814)

Net amount recognized in the consolidated balance sheets	$3,094	$2,747

The following table sets forth our net periodic pension cost (in thousands):

	Year Ended December 31,
	2010	2009
Service cost	$927	$168
Interest cost	1,315	234
Expected return on plan assets	(1,498)	(248)
Net periodic pension cost	$744	$154

Valuation: We use the corridor approach in the valuation of our defined benefit plans. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. These unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over the average remaining service period to retirement date for active plan participants or, for retired participants, the average remaining life expectancy.

The following table sets forth the principal weighted-average assumptions used to determine benefit obligation and benefit costs:

	Year Ended December 31,
	2010	2009
Benefit obligation:
Discount rate	5.00%	5.38%
Rate of compensation increase	2.00%	2.00%
Benefit cost:
Discount rate	5.00%	5.38%
Rate of compensation increase	2.00%	2.00%
Expected return on plan assets	5.55%	5.93%

We determine our discount rates in the Euro zone using the iBoxx Euro Corporate AA Bond indices, with appropriate adjustments for the duration of the plan obligations.

The expected rate of return is assessed annually and is based on long-term relationships among major asset classes and the level of incremental returns that can be earned by investment management strategies. Equity returns are based on estimates of long-term inflation rates, real rates of return, fixed income premiums over cash and equity risk premiums. Fixed income returns are based on maturity, long-term inflation, real rates of return and credit spreads. Insurance contract returns are based upon the average fixed return on contracts and the historical supplemental profit sharing of the insurers.

Plan Assets: The investment objective for the plans are to earn a long-term expected rate of return, net of investment fees and transaction costs, to satisfy the benefit obligations of the plan, while at the same time maintaining sufficient liquidity to pay benefit obligations and expenses and meet any other cash needs, in the short-to-medium term.

The following table sets forth the weighted-average target asset allocations for our pension plans:

	2010	2009
Fixed income securities	73%	76%
Equity securities	22%	19%
Insurance contracts	5%	5%

Total	100%	100%

Our investment policies and strategies for the pension benefit plans do not use target allocations for the individual asset categories. Our goals are to maximize returns subject to specific risk management policies. We address diversification by the use of investments in domestic and international fixed income securities and domestic and international equity securities. These investments are readily marketable and can be sold to fund benefit obligations as they become payable.

Our defined benefit plan assets are measured at fair value on a recurring basis and include the following items:

Cash and cash equivalents: Foreign and domestic currencies, as well as short-term securities, are valued at cost plus accrued interest, which approximates fair value.

Corporate stock and fixed income: Valued at the closing price reported on the active market in which the individual securities are traded. Automated quotes are provided by multiple pricing services and validated by the plan custodian. These securities are traded on exchanges, as well as in the over-the-counter market.

Insurance contracts: Valued at contributions made, plus earnings, less participant withdrawals and administrative expenses, which approximates fair value.

The following table sets forth the fair values of our pension plan assets (in thousands):

	Total	Level 1	Level 2	Level 3
December 31, 2010
Cash and cash equivalents	$200	$200	$—	$—
Fixed income	19,250	19,250	—	—
Mutual fund	5,886	5,886	—	—
Insurance contracts	3,895	—	3,895	—

	$29,231	$25,336	$3,895	$—

December 31, 2009
Cash and cash equivalents	$223	$223	$—	$—
Fixed income	20,098	20,098	—	—
Mutual fund	5,667	5,667	—	—
Insurance contracts	3,850	—	3,850	—

	$29,838	$25,988	$3,850	$—

The financial objectives of the qualified pension plans are estimated in conjunction with a comprehensive review of each plan’s liability structure. Our asset allocation policy is based on detailed asset/liability analyses. In developing investment policy and financial goals, consideration is given to each plan’s demographics, the returns and risks associated with alternative investment strategies and the current and projected cash, expense and funding ratios of each plan. Investment policies must also comply with local statutory requirements as determined by each country. We have adopted a long-term investment horizon such that the risk and duration of investment losses are weighed against the long-term potential for appreciation of assets. Although there cannot be complete assurance that these objectives will be realized, it is believed that the likelihood for their realization is reasonably high, based upon the asset allocation chosen and the historical and expected performance of the asset classes utilized by the plans. The intent is for investments to be broadly diversified across asset classes, investment styles, sectors, investment managers, developed and emerging markets and securities in order to moderate portfolio volatility and risk. Investments may be in separate accounts, commingled trusts, mutual funds and other pooled asset portfolios provided they all conform to fiduciary standards.

External investment managers are hired to manage pension assets. Over the long-term, the investment portfolio is expected to earn returns that exceed a composite of market indices that are weighted to match each plan’s target asset allocation. The portfolio return should also (over the long-term) meet or exceed the return used for actuarial calculations in order to meet the future needs of the plan.

We expect to contribute approximately $0.7 million to our defined benefit pension plans in 2011.

The table below reflects pension benefits expected to be paid from the plan assets for the next ten years (in thousands). The expected benefits are based on the same assumptions used to measure our benefit obligation at December 31, 2010 and include estimated future employee service.

2011	$1,164
2012	1,231
2013	1,543
2014	1,333
2015	1,948
2016-2020	7,692

NOTE 12—RELATED-PARTY TRANSACTIONS

Europump Systems Inc.

Certain Midfield Supply ULC employees, who are shareholders, serve as executive officers of Europump Systems Inc. (“Europump”). Europump is engaged in the business of selling, servicing and renting industrial pumps. On July 1, 2007, we entered into a five-year distribution agreement with Europump. During the years ended December 31, 2010, 2009 and 2008, our purchases from Europump approximated $28 million, $10 million and $23 million. At December 31, 2010 and 2009, we had payables to Europump of approximately $1 million and $2 million. During the years ended December 31, 2010, 2009 and 2008, our sales to Europump approximated $0.8 million, $0.6 million and $0.4 million. At December 31, 2010 and 2009, we had receivables of approximately $0.3 million and $0.2 million from Europump.

Credit Facilities

Goldman Sachs Credit Partners L.P. (“GSCP”), an affiliate of the Goldman Sachs Funds, is a co-lead arranger and joint bookrunner under the Asset-Based Revolving Credit Facility, and was the co-lead arranger and joint bookrunner under the Term Loan Facility and the Junior Term Loan Facility and was also the syndication agent under the Term Loan Facility and the Junior Term Loan Facility.

Payments made to affiliates of the Goldman Sachs Funds in connection with our credit facilities are set forth in the following table (in thousands):

	Year Ended December 31,
	2010	2009	2008
Affiliates of the Goldman Sachs Funds	$700	$10,750	$4,400

Leases

We lease land and buildings at various locations from Hansford Associates Limited Partnership (“Hansford Associates”), Appalachian Leasing Company (“Appalachian Leasing”), Prideco LLC (“Prideco”) and former Midfield shareholders. We lease equipment and vehicles from Prideco. Certain of our officers and directors participate in ownership of Hansford Associates, Appalachian Leasing and Prideco. Most of these leases are renewable for various periods through 2016 and are renewable at our option. The renewal options are subject to escalation clauses. These leases contain clauses for payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties.

Rent expense attributable to related parties is set forth in the following table (in thousands):

	Year Ended December 31,
	2010	2009	2008
Hansford Associates	$2,545	$2,547	$2,468
Appalachian Leasing	174	170	165
Prideco	1,510	2,374	3,281
Former Midfield shareholders	2,484	1,998	1,138

	$6,713	$7,089	$7,052

Future minimum rental payments required under operating leases with related parties that have initial or remaining noncancelable lease terms in excess of one year are set forth in the following table (in thousands):

	2011	2012	2013	2014	2015 and thereafter
Hansford Associates	$2,237	$652	$528	$203	$—
Appalachian Leasing	174	142	120	—	—
Prideco	557	83	13	—	—
Former Midfield shareholders	2,010	1,563	1,238	686	551

	$4,978	$2,440	$1,899	$889	$551

Affiliates of the Goldman Sachs Funds

On September 1, 2009, we entered into a supply agreement with an affiliate of the Goldman Sachs Funds pursuant to which we have agreed to provide maintenance, repair and operating supplies and related products for an initial term expiring on December 31, 2014. Also, our customer base includes several affiliates of the Goldman Sachs Funds.

The total revenues from these affiliates are set forth in the following table (in thousands):

	Year Ended December 31,
	2010	2009	2008
Affiliates of the Goldman Sachs Funds	$24,430	$17,839	$41,968

The total receivables due from these affiliates are set forth in the following table (in thousands):

	Year Ended December 31,
	2010	2009
Affiliates of the Goldman Sachs Funds	$1,900	$1,223

In January of 2010, we engaged an affiliate of the Goldman Sachs Funds to provide insurance brokerage services. During 2010, we paid this affiliate approximately $2 million.

Certain affiliates of the Goldman Sachs Funds are counterparties to our interest rate swap agreements. The notional amount attributable to these affiliates was $325 million and $675 million of the $0.5 billion and $1.2 billion outstanding at December 31, 2010 and 2009.

NOTE 13—SEGMENT, GEOGRAPHIC AND PRODUCT LINE INFORMATION

We operate as two business segments, North America and International. Our North American segment consists of our operations in the United States and Canada. Our International segment consists of our operations outside of North America, principally Europe, Asia and Australasia. These segments represent our business of selling pipe, valves and fittings to the energy and industrial sectors, across each of the upstream (exploration, production and extraction of underground oil and gas), midstream (gathering and transmission of oil and gas, gas utilities, and the storage and distribution of oil and gas) and downstream (crude oil refining, petrochemical processing and general industrials) markets.

The following table presents financial information for each segment (in millions):

	Year Ended December 31,
	2010	2009	2008
Sales
North America	$3,589.9	$3,610.1	$5,255.2
International	255.6	51.8	—

Consolidated revenues	$3,845.5	$3,661.9	$5,255.2

Depreciation and amortization
North America	$14.8	$14.0	$11.3
International	1.8	0.5	—

Total depreciation and amortization expense	$16.6	$14.5	$11.3

Amortization of intangibles
North America	$44.1	$44.6	$44.4
International	9.8	2.0	—

Total amortization of intangibles expense	$53.9	$46.6	$44.4

Goodwill and intangible impairment
North America	$—	$386.1	$—
International	—	—	—

Total goodwill and intangible impairment	$—	$386.1	$—

Operating income (loss)
North America	$59.9	$(250.5)	$500.0
International	10.4	3.8	—

Total operating income (loss)	70.3	(246.7)	500.0
Interest expense	139.6	116.5	84.5
Other expense (income)	5.9	(8.4)	8.8

(Loss) income before income taxes	$(75.2)	$(354.8)	$406.7

	December 31,
	2010	2009
Goodwill
North America	$509.5	$506.6
International	39.9	43.1

Total goodwill	$549.4	$549.7

Total assets
North America	$2,748.7	$2,772.3
International	242.5	310.9

Total assets	$2,991.2	$3,083.2

The percentages of our revenues relating to the following geographic areas are as follows:

	Year Ended December 31,
	2010	2009	2008
Revenues
United States	80%	88%	88%
Canada	13%	11%	12%
International(1)	7%	1%	—

	100%	100%	100%

	December 31,
	2010	2009
Fixed assets
United States	63%	62%
Canada	28%	29%
International(1)	9%	9%

	100%	100%

(1)	International includes our operations in Europe, Asia and Australasia.

The percentages of our net sales by product line are as follows:

	Year Ended December 31,
Type	2010	2009	2008
Energy carbon steel tubular products	38%	40%	44%
Oilfield and natural gas distribution products	62%	60%	56%

	100%	100%	100%

NOTE 14—FAIR VALUE MEASUREMENTS

We used the following methods and significant assumptions to estimate fair value for assets and liabilities recorded at fair value.

Assets Held for Sale: Included in assets held for sale at December 31, 2009 were certain investments held for sale that were reported at fair value utilizing Level 1 inputs. The fair value of these investments held for sale was determined by obtaining quoted prices on nationally recognized securities exchanges. We sold these investments in June 2010.

Interest Rate Contracts: Interest rate contracts are reported at fair value utilizing Level 2 inputs. We obtain dealer quotations to value our interest rate swap agreements. These quotations rely on observable market inputs such as yield curves and other market-based factors.

Foreign Exchange Forward Contracts: Foreign exchange forward contracts are reported at fair value utilizing Level 2 inputs, as the fair value is based on broker quotes for the same or similar derivative instruments.

The following table presents assets and liabilities measured at fair value on a recurring basis, and the basis for that measurement (in thousands):

	Total	Level 1	Level 2	Level 3
December 31, 2010
Assets:	$—	$—	$—	$—
Liabilities:
Interest rate swap agreements	8,975	—	8,975	—
Foreign exchange forward contracts	209	—	209	—

December 31, 2009
Assets:
Assets held for sale (marketable equity securities)	$22,690	$22,690	$—	$—
Liabilities:
Foreign exchange forward contracts	955	—	955	—
Interest rate swap agreements	26,773	—	26,773	—

The following table presents the carrying value and estimated fair value of our financial instruments that are carried at adjusted historical cost (in thousands):

	December 31, 2010		December 31, 2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets
Cash	$56,202	$56,202	$56,244	$56,244
Accounts receivable, net	596,404	596,404	506,194	506,194

Financial liabilities
Trade accounts payable	426,632	426,632	338,512	338,512
Accrued expenses and other liabilities	102,807	102,807	120,816	120,816
Long-term debt	1,360,241	1,292,826	1,452,610	1,435,110

The carrying values of our financial instruments, including cash and cash equivalents, accounts receivable, trade accounts payable and accrued liabilities, approximate fair value because of the short maturity of these financial instruments.

We estimated the fair value of the senior secured notes using quoted market prices as of December 31, 2010 and 2009.

We estimated the fair value of our ABL based on dealer quotations as of December 31, 2010. The ABL was repriced late in December 2009; therefore, at December 31, 2009, the carrying value was deemed to approximate the fair value. The carrying values of the remaining portions of our long-term debt approximate their fair values.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Leases

We regularly enter into operating and capital lease arrangements for certain of our facilities and equipment. Our leases are renewable at our option for various periods through 2019. Certain renewal options are subject to escalation clauses and contain clauses for payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties. Leases with escalation clauses based on an index, such as the consumer price index, are expensed and projected based on current rates. Leases with specified escalation steps are expensed and projected based on the rate in effect in the respective period which is not materially different than the straight-line method. We amortize leasehold improvements over the remaining life of the lease. Rental expense under our operating lease arrangements is as follows:

	Year Ended December 31,
	2010	2009	2008
Operating rental expense	$37,804	$30,371	$24,982

Future minimum lease payments under noncancelable operating and capital lease arrangements having initial terms of one year or more are as follows (in thousands):

	Operating Leases	Capital Leases
2011	$27,576	$1,181
2012	22,445	1,192
2013	16,265	1,203
2014	10,627	1,087
2015	8,382	754
Thereafter	5,618	3,195

	$90,913	$8,612

Litigation

We are involved in various legal proceedings and claims, both as a plaintiff and a defendant, which arise in the ordinary course of business.

These legal proceedings include claims where we are named as a defendant in lawsuits brought against a large number of entities by individuals seeking damages for injuries allegedly caused by certain products containing asbestos. As of December 31, 2010, we are a defendant in lawsuits involving approximately 940 such claims. Each claim involves allegations of exposure to asbestos-containing materials by a single individual or an individual, his or her spouse or family members. The complaints typically name many other defendants. In a majority of these lawsuits, little or no information is known regarding the nature of the plaintiffs’ alleged injuries or their connection with the products distributed by us. Through December 31, 2010, lawsuits involving over 11,700 claims have been brought against us with the majority being settled, dismissed or otherwise resolved. In total, since the first asbestos claim brought against us through December 31, 2010, approximately $1.2 million has been paid to asbestos claimants in connection with settlements of claims against us without regard to insurance recoveries.

There was an increase in the number of claims filed during the fiscal years ending December 31, 2009 and December 31, 2010. We believe that this increase is due to a recent increase in the marketing efforts by personal injury law firms in West Virginia and Pennsylvania. Although we do not know whether this is a trend that will continue in the near term, in the long term, we anticipate that asbestos-related litigation against us will decrease as the incidence of asbestos-related disease in the general U.S. population decreases.

We conducted analyses of asbestos-related litigation in order to estimate the adequacy of the reserve for pending and probable asbestos-related claims. These analyses consist of separately estimating our reserve with respect to pending claims (both those scheduled for trial and those for which a trial date had not been scheduled), mass filings (including lawsuits brought in West Virginia each involving many—in some cases over a hundred—plaintiffs, which include little information regarding the nature of each plaintiff’s claim and historically have rarely resulted in any payments to plaintiffs) and probable future claims. A key element of the analysis is categorizing our claims by the type of disease alleged by the plaintiffs and developing “benchmark” estimated settlement values for each claim category based on our historical settlement experience. These estimated settlement values are applied to each of our pending individual claims. With respect to pending claims where the disease type is unknown, the outcome is projected based on the historic ratio of disease types among filed claims (or “disease mix”) and dismissal rate. The reserve with respect to mass filings is estimated by determining the number of individual plaintiffs included in the mass filings likely to have claims resulting in settlements based on our historical experience with mass filings. Finally, probable claims expected to be asserted against us over the next fifteen years are estimated based on public health estimates of future incidences of certain asbestos-related diseases in the general U.S. population. Estimated settlement values are applied to those projected claims. Our annual assessment, dated September 30, 2010, projected our payments to asbestos claimants over the next fifteen years are estimated to range from $5 million to $10 million. Given these estimates and existing insurance coverage that historically has been available to cover substantial portions of our past payments to claimants and defense costs, we believe that our current accruals and associated estimates relating to pending and probable asbestos-related litigation likely to be asserted over the next fifteen years are currently adequate. Our belief that our accruals and associated estimates are currently adequate, however, relies on a number of significant assumptions, including:

•	That our future settlement payments, disease mix and dismissal rates will be materially consistent with historic experience;

•	That future incidences of asbestos-related diseases in the U.S. will be materially consistent with current public health estimates;

•	That the rates at which future asbestos-related mesothelioma incidences result in compensable claims filings against us will be materially consistent with its historic experience;

•	That insurance recoveries for settlement payments and defense costs will be materially consistent with historic experience;

•	That legal standards (and the interpretation of these standards) applicable to asbestos litigation will not change in material respects;

•	That there are no materially negative developments in the claims pending against us; and

•	That key co-defendants in current and future claims remain solvent.

If any of these assumptions prove to be materially different in light of future developments, liabilities related to asbestos-related litigation may be materially different than amounts accrued or estimated. Further, while we anticipate that additional claims will be filed in the future, we are unable to predict with any certainty the number, timing and magnitude of such future claims.

On July 30, 2010, an action was brought against the Company in Delaware Chancery Court by a former shareholder of our predecessor, McJunkin Corporation, on his own behalf and as trustee for a trust, alleging the Company has not fully complied with a contractual obligation to divest of certain noncore assets contained in the December 2006 merger agreement, and seeking damages and equitable relief. We have also received written notice from other former shareholders who similarly claim the Company has not fully complied with that contractual obligation. We believe that this action, and the related claim of other shareholders, is without merit and we intend to vigorously defend ourselves against the allegations. On September 28, 2010, the Company filed a motion to dismiss the action in its entirety. On February 11, 2011, the Court granted the Company’s motion to dismiss the claims for equitable relief with prejudice, but denied the motion to dismiss the contractual claims. The Company submitted its response to the remaining claims in March 2011.

In the summer of 2010, our customer NiSource, Inc. notified McJunkin Red Man Corporation that certain 1” polyethylene pipe manufactured by PolyPipe, Inc. may be defective. PolyPipe, Inc. filed a petition in the District Court in Cooke County, Texas against McJunkin Red Man Corporation and NiSource, Inc. seeking, among other things, a declaratory judgment that PolyPipe, Inc. is not responsible for certain costs relating to the defendants’ alleged failure to track and record the installation locations of the pipe and certain expenditures implementing the potential remediation plan. PolyPipe, Inc. subsequently filed a notice of non-suit without prejudice, requesting that the Court dismiss PolyPipe’s claims without prejudice to their re-filing the same claims. Because this matter is in the early stages, we are unable to determine the amount of liability, if any, that may result from the ultimate resolution this matter.

There is a possibility that resolution of certain legal contingencies for which there are no liabilities recorded could result in a loss. Management is not able to estimate the amount of such loss, if any. However, in our opinion, the ultimate resolution of all pending matters is not expected to have a material effect on our financial position, although it is possible that such resolutions could have a material adverse impact on results of operations in the period of resolution.

Customer Contracts

We have contracts and agreements with many of our customers that dictate certain terms of our sales arrangements (pricing, deliverables, etc.). While we make every effort to abide by the terms of these contracts, certain provisions are complex and often subject to varying interpretations. Under the terms of these contracts, our customers have the right to audit our adherence to the contract terms. Historically, any settlements that have resulted from these customer audits have been immaterial to our consolidated financial statements.

Letters of Credit

Our letters of credit outstanding at December 31, 2010 approximated $16 million.

Bank Guarantees

Certain of our international subsidiaries have trade guarantees given by bankers on their behalf. The amount of these guarantees at December 31, 2010 was approximately €6 million (USD $8 million).

Purchase Commitments

We have purchase obligations consisting primarily of inventory purchases made in the normal course of business to meet operating needs. While our vendors often allow us to cancel these purchase orders without penalty, in certain cases, cancellations may subject us to cancellation fees or penalties depending on the terms of the contract.

Warranty Claims

We are involved from time to time in various warranty claims, which arise in the ordinary course of business. Historically, any settlements that have resulted from these warranty claims have been immaterial to our consolidated financial statements.

NOTE 16—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

In December 2009 and February 2010, McJunkin Red Man Corporation (presented as Issuer in the following tables), a 100%-owned subsidiary of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (presented as Parent in the following tables), issued senior secured notes due December 15, 2016. The senior secured notes are fully and unconditionally, and jointly and severally, guaranteed on a senior basis by MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and substantially all existing and future 100%-owned domestic restricted subsidiaries of MRC Global Inc. (formerly known as McJunkin Red Man Corporation) (collectively, the “Guarantors”). All other subsidiaries of McJunkin Red Man Corporation, whether direct or indirect, do not guarantee the senior secured notes (the “Non-Guarantors”).

The following condensed consolidating financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors, and (5) eliminations to arrive at the information for MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) on a consolidated basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe such information is material to investors. Therefore, each of the Guarantors is combined in the presentation below.

Condensed Consolidated Balance Sheets

	December 31, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash	$1.1	$4.4	$—	$50.7	$—	$56.2
Accounts receivable, net	0.7	447.1	—	148.6	—	596.4
Inventory, net	—	625.4	—	140.0	—	765.4
Income taxes receivable	1.0	89.8	—	1.9	(60.1)	32.6
Other current assets	—	2.7	2.1	5.4	—	10.2

Total current assets	2.8	1,169.4	2.1	346.6	(60.1)	1,460.8
Investment in subsidiaries	686.6	478.3	—	—	(1,164.9)	—
Intercompany receivable	6.5	—	480.2	—	(486.7)	—
Other assets	—	138.0	0.1	9.7	(88.7)	59.1
Fixed assets, net	—	46.3	19.9	38.5	—	104.7
Goodwill	—	509.5	—	39.9	—	549.4
Other intangible assets, net	—	747.3	—	69.9	—	817.2

	$695.9	$3,088.8	$502.3	$504.6	$(1,800.4)	$2,991.2

Trade accounts payable	$—	$306.5	$1.1	$119.0	$—	$426.6
Accrued expenses	0.1	67.2	11.1	24.4	—	102.8
Income taxes payable	—	—	60.1	—	(60.1)	—
Deferred revenue	—	17.4	—	0.7	—	18.1
Deferred income taxes	—	73.2	(0.6)	(2.0)	—	70.6

Total current liabilities	0.1	464.3	71.7	142.1	(60.1)	618.1
Long-term debt, net	—	1,314.3	—	134.6	(88.7)	1,360.2
Intercompany payable	—	327.6	—	159.1	(486.7)	—
Other liabilities	6.1	296.0	3.4	17.7	—	323.2
Shareholders’ equity	689.7	686.6	427.2	51.1	(1,164.9)	689.7

	$695.9	$3,088.8	$502.3	$504.6	$(1,800.4)	$2,991.2

	December 31, 2009
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash	$0.4	$5.1	$—	$50.7	$—	$56.2
Accounts receivable, net	0.6	344.6	0.1	163.3	(2.4)	506.2
Inventory, net	—	708.3	—	163.4	—	871.7
Income taxes receivable	5.9	53.5	—	(2.3)	(35.8)	21.3
Other current assets	—	3.4	1.6	7.2	—	12.2

Total current assets	6.9	1,114.9	1.7	382.3	(38.2)	1,467.6
Investment in subsidiaries	740.8	451.0	—	—	(1,191.8)	—
Intercompany receivable	—	0.5	423.4	—	(423.9)	—
Other assets	1.0	145.9	0.4	10.3	(79.2)	78.4
Fixed assets, net	—	49.6	18.9	43.0	—	111.5
Goodwill	—	506.6	—	43.1	—	549.7
Other intangible assets, net	—	787.1	—	88.9	—	876.0

	$748.7	$3,055.6	$444.4	$567.6	$(1,733.1)	$3,083.2

Trade accounts payable	$—	$238.4	$5.9	$97.1	$(2.9)	$338.5
Accrued expenses	0.4	78.4	15.5	26.5	—	120.8
Income taxes payable	—	—	35.8	—	(35.8)	—
Deferred revenue	—	15.5	—	1.5	—	17.0
Deferred income taxes	—	55.1	(1.3)	(1.9)	—	51.9

Total current liabilities	0.4	387.4	55.9	123.2	(38.7)	528.2
Long-term debt, net	—	1,315.5	—	216.3	(79.2)	1,452.6
Intercompany payable	—	282.8	—	140.6	(423.4)	—
Other liabilities	4.4	329.1	4.4	20.6	—	358.5
Shareholders’ equity	743.9	740.8	384.1	66.9	(1,191.8)	743.9

	$748.7	$3,055.6	$444.4	$567.6	$(1,733.1)	$3,083.2

Condensed Consolidated Statements of Operations

	Year Ended December 31, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Sales	$—	$3,124.8	$—	$726.7	$(6.0)	$3,845.5
Cost of sales	—	2,742.1	3.8	587.5	(6.0)	3,327.4

Gross margin	—	382.7	(3.8)	139.2	—	518.1
Selling, general and administrative expenses	0.4	243.7	78.6	125.1	—	447.8

Operating (loss) income	(0.4)	139.0	(82.4)	14.1	—	70.3
Other (expense) income	(1.3)	(267.3)	153.1	(30.0)	—	(145.5)

(Loss) income before taxes	(1.7)	(128.3)	70.7	(15.9)	—	(75.2)
Equity in earnings of subsidiary	(51.1)	29.2	—	—	21.9	—
Income tax (benefit)	(1.0)	(48.0)	27.4	(1.8)	—	(23.4)

Net (loss) income	$(51.8)	$(51.1)	$43.3	$(14.1)	$21.9	$(51.8)

	Year Ended December 31, 2009
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Sales	$—	$3,215.6	$—	$448.3	$(2.0)	$3,661.9
Cost of sales	—	2,690.1	2.6	376.7	(2.0)	3,067.4
Inventory write-down	—	44.1	—	2.4	—	46.5

Gross margin	—	481.4	(2.6)	69.2	—	548.0
Selling, general and operating expenses	0.3	246.8	89.5	72.0	—	408.6
Goodwill and intangible impairment	—	317.1	—	69.0	—	386.1

Operating (loss) income	(0.3)	(82.5)	(92.1)	(71.8)	—	(246.7)
Other (expense) income	(7.1)	(385.0)	293.6	(9.6)	—	(108.1)

(Loss) income before taxes	(7.4)	(467.5)	201.5	(81.4)	—	(354.8)
Equity in earnings of subsidiary	(334.7)	47.9	—	—	286.8	—
Income tax (benefit)	(2.3)	(84.9)	75.8	(3.6)	—	(15.0)

Net (loss) income	$(339.8)	$(334.7)	$125.7	$(77.8)	$286.8	$(339.8)

	Year Ended December 31, 2008
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Sales	$—	$2,653.2	$1,977.6	$632.7	$(8.3)	$5,255.2
Cost of sales	—	2,179.2	1,586.8	514.7	(7.6)	4,273.1

Gross margin	—	474.0	390.8	118.0	(0.7)	982.1
Selling, general and operating expenses	7.1	165.1	227.8	82.1	—	482.1

Operating (loss) income	(7.1)	308.9	163.0	35.9	(0.7)	500.0
Other (expense) income	(17.1)	(300.7)	239.1	(14.5)	—	(93.2)

(Loss) income before taxes	(24.2)	8.2	402.1	21.4	(0.7)	406.8
Equity in earnings of subsidiary	270.0	264.9	13.4	—	(548.3)	—
Income tax (benefit)	(8.4)	3.1	150.6	8.0	—	153.3

Net (loss) income	$254.2	$270.0	$264.9	$13.4	$(549.0)	$253.5

Condensed Consolidated Statements of Cash Flows

	Year Ended December 31, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash flows provided by (used in):
Operating activities	$(0.2)	$32.3	$5.5	$74.8	$—	$112.4
Investing activities	0.6	(13.6)	(5.5)	2.3	—	(16.2)
Financing activities	0.3	(15.5)	—	(82.7)	—	(97.9)
Effect of exchange rate on cash	—	(4.0)	—	5.7	—	1.7

Increase (decrease) in cash	0.7	(0.8)	—	0.1	—	—
Cash—beginning of period	0.4	5.2	—	50.6	—	56.2

Cash—end of period	$1.1	$4.4	$—	$50.7	$—	$56.2

	Year Ended December 31, 2009
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash flows provided by (used in):
Operating activities	$(9.2)	$480.7	$4.8	$29.2	$—	$505.5
Investing activities	(0.2)	(106.3)	(4.9)	44.5	—	(66.9)
Financing activities	9.8	(377.1)	—	(26.6)	—	(393.9)
Effect of exchange rate on cash	—	1.4	—	(2.0)	—	(0.6)

Increase (decrease) in cash	0.4	(1.3)	(0.1)	45.1	—	44.1
Cash—beginning of period	—	6.5	0.1	5.5	—	12.1

Cash—end of period	$0.4	$5.2	$—	$50.6	$—	$56.2

	Year Ended December 31, 2008
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash flows provided by (used in):
Operating activities	$(22.5)	$(133.7)	$(37.2)	$56.0	$—	$(137.4)
Investing activities	(0.9)	(293.4)	67.5	(87.4)	—	(314.2)
Financing activities	23.4	426.2	(29.8)	32.1	—	451.9
Effect of exchange rate on cash	—	—	1.0	0.7	—	1.7

Increase (decrease) in cash	—	(0.9)	1.5	1.4	—	2.0
Cash—beginning of period	—	5.8	0.2	4.1	—	10.1

Cash—end of period	$—	$4.9	$1.7	$5.5	$—	$12.1

NOTE 17—QUARTERLY INFORMATION (UNAUDITED)

Our quarterly financial information is presented in the table below (in thousands, except per share amounts):

	First	Second	Third	Fourth	Year
2010
Revenues	$858.3	$926.9	$1,025.5	$1,034.8	$3,845.5
Gross margin	129.5	117.4	136.8	134.4	518.1
Net loss	(11.9)	(15.9)	(10.5)	(13.5)	(51.8)
EPS:
Basic	$(0.07)	$(0.09)	$(0.07)	$(0.08)	$(0.31)
Diluted	$(0.07)	$(0.09)	$(0.07)	$(0.08)	$(0.31)
2009
Revenues	$1,153.7	$857.5	$822.1	$828.6	$3,661.9
Gross margin	243.9	125.7	55.9	122.5	548.0
Net income (loss)	71.8	16.7	(361.7)	(66.6)	(339.8)
EPS:
Basic	$0.46	$0.11	$(2.32)	$(0.40)	$(2.15)
Diluted	$0.46	$0.11	$(2.32)	$(0.40)	$(2.15)

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except per share amounts)

	September 30, 2011	December 31, 2010
		Note 1
Assets
Current assets:
Cash	$41,447	$56,202
Accounts receivable, net	840,467	596,404
Inventories, net	862,170	765,367
Income taxes receivable	15,626	32,593
Other current assets	11,276	10,209

Total current assets	1,770,986	1,460,775

Other assets:
Debt issuance costs, net	27,189	32,211
Assets held for sale	1,447	12,722
Other assets	12,226	14,212

	40,862	59,145

Fixed assets:
Property, plant and equipment, net	106,090	104,725

Intangible assets:
Goodwill	565,911	549,384
Other intangible assets, net	783,557	817,165

	1,349,468	1,366,549

	$3,267,406	$2,991,194

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$524,554	$426,632
Accrued expenses and other liabilities	135,334	102,807
Deferred revenue	4,097	18,140
Deferred income taxes	71,140	70,636

Total current liabilities	735,125	618,215

Long-term obligations:
Long-term debt, net	1,505,591	1,360,241
Deferred income taxes	289,478	303,083
Other liabilities	18,213	19,897

	1,813,282	1,683,221
Stockholders’ equity:
Common stock, $0.01 par value per share; 800,000 shares authorized; issued and outstanding September 30, 2011—168,836, issued and outstanding December 31, 2010—168,808	1,688	1,688
Preferred stock, $0.01 par value per share; 150,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	1,279,983	1,273,716
Retained (deficit)	(540,367)	(565,790)
Accumulated other comprehensive (loss)	(22,305)	(19,856)

	718,999	689,758

	$3,267,406	$2,991,194

See notes to condensed consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Sales	$1,366,202	$1,025,455	$3,526,054	$2,810,642
Cost of sales	1,165,076	888,680	3,005,264	2,426,975

Gross margin	201,126	136,775	520,790	383,667

Selling, general and administrative expenses	134,685	115,846	376,094	335,300

Operating income	66,441	20,929	144,696	48,367

Other income (expense):
Interest expense	(34,348)	(35,018)	(102,372)	(104,707)
Write off of debt issuance costs	—	—	(9,450)	—
Change in fair value of derivative instruments	1,768	(1,049)	5,260	(6,670)
Other, net	(821)	601	241	2,765

	(33,401)	(35,466)	(106,321)	(108,612)

Income (Loss) before income taxes	33,040	(14,537)	38,375	(60,245)
Income tax expense (benefit)	11,167	(4,080)	12,952	(21,965)

Net income (loss)	$21,873	$(10,457)	$25,423	$(38,280)

Effective tax rate	33.8%	28.1%	33.8%	36.5%

Basic earnings (loss) per common share	$0.13	$(0.07)	$0.15	$(0.23)
Diluted earnings (loss) per common share	$0.13	$(0.07)	$0.15	$(0.23)
Weighted-average common shares, basic	168,836	168,766	168,833	168,762
Weighted-average common shares, diluted	169,314	168,766	169,239	168,762

See notes to condensed consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(Amounts in thousands)

			Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
	Common Stock
	Amount	Shares

Balance at December 31, 2009	168,735	$1,687	$1,269,772	$(514,216)	$(13,345)	$743,898
Net (loss)	—	—	—	(38,280)	—	(38,280)
Foreign currency translation	—	—	—	—	(5,932)	(5,932)
Pension adjustment	—	—	—	—	41	41

Net comprehensive (loss)						(44,171)
Restricted stock vested during period	31	1	—	—	—	1
Equity-based compensation expense	—	—	2,368	—	—	2,368

Balance at September 30, 2010	168,766	$1,688	$1,272,140	$(552,496)	$(19,236)	$702,096

Balance at December 31, 2010	168,808	$1,688	$1,273,716	$(565,790)	$(19,856)	$689,758
Net income	—	—	—	25,423	—	25,423
Foreign currency translation	—	—	—	—	(2,449)	(2,449)
Pension adjustment	—	—	—	—	—	—

Net comprehensive income						22,974
Restricted stock vested during period	28	—	—	—	—	—
Equity-based compensation expense	—	—	6,264	—	—	6,264
Exercise of stock options	—	—	3	—	—	3

Balance at September 30, 2011	168,836	$1,688	$1,279,983	$(540,367)	$(22,305)	$718,999

See notes to condensed consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Nine Months Ended
	September 30,	September 30,
	2011	2010
Operating activities
Net income (loss)	$25,423	$(38,280)
Adjustments to reconcile net income (loss) to net cash used in operations:
Depreciation and amortization expense	12,819	12,253
Amortization of intangibles	37,799	40,970
Equity-based compensation expense	6,264	2,368
Deferred income tax (benefit) expense	(14,099)	4,385
Amortization of debt issuance costs	8,057	8,849
Write off of debt issuance costs	9,450	—
Increase in LIFO reserve	46,000	56,750
Change in fair value of derivative instruments	(5,260)	6,670
Hedge termination	—	(25,038)
Provision for uncollectible accounts	733	(1,760)
Write down of inventory	—	362
Nonoperating losses and other items not using cash	3,663	1,533
Changes in operating assets and liabilities:
Accounts receivable	(223,475)	(93,168)
Inventories	(112,100)	14,273
Income taxes	16,911	(12,050)
Other current assets	83	1,852
Accounts payable	78,624	29,180
Deferred revenue	(13,975)	(8,029)
Accrued expenses and other current liabilities	28,135	26,893

Net cash (used in) provided by operations	(94,948)	28,013
Investing activities
Purchases of property, plant and equipment	(10,068)	(11,608)
Proceeds from the disposition of property, plant and equipment	1,511	1,765
Acquisitions, net of cash acquired of $1,900 and $781 for 2011 and 2010, respectively	(39,865)	(11,939)
Proceeds from the sale of assets held for sale	10,594	4,048
Other investment and notes receivable transactions	(246)	(164)

Net cash used in investing activities	(38,074)	(17,898)
Financing activities
Net advances from (payments on) revolving credit facilities	125,708	(56,141)
Proceeds from issuance of senior secured notes	—	47,897
Debt issuance costs paid	(9,690)	(3,858)
Proceeds from exercise of stock options	3	—

Net cash provided by (used in) financing activities	116,021	(12,102)

(Decrease) in cash	(17,001)	(1,987)
Effect of foreign exchange rate on cash	2,246	274
Cash—beginning of period	56,202	56,244

Cash—end of period	$41,447	$54,531

Supplemental disclosures of cash flow information:
Cash paid (received) for income taxes	$8,639	$(13,534)
Cash paid for interest	67,035	69,094

See notes to condensed consolidated financial statements.

MRC GLOBAL INC. (FORMERLY KNOWN AS MCJUNKIN RED MAN HOLDING CORPORATION)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: We have prepared our unaudited condensed consolidated financial statements in accordance with Rule 10-01 of Regulation S-X for interim financial statements. These statements do not include all information and footnotes that generally accepted accounting principles require for complete annual financial statements. However, the information in these statements reflects all normal recurring adjustments which are, in our opinion, necessary for a fair presentation of the results for the interim periods. The results of operations for the three and nine months ended September 30, 2011 are not necessarily indicative of the results that will be realized for the fiscal year ending December 31, 2011. We have derived our condensed consolidated balance sheet as of December 31, 2010 from the audited financial statements for the year ended December 31, 2010. You should read these condensed consolidated financial statements in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2010.

The condensed consolidated financial statements include the accounts of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and its wholly owned and majority owned subsidiaries (collectively referred to as “the Company” or by such terms as “we,” “our” or “us”). We have eliminated all material intercompany balances and transactions in consolidation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. We believe that our most significant estimates and assumptions are related to uncollectible accounts receivable, realizable value of excess and obsolete inventories, inventory valuation (last-in, first-out), goodwill, other intangible assets, deferred taxes and self-insurance programs. Actual results could differ materially from those estimates.

Cost of Sales: Cost of sales includes the cost of inventory sold and related items, such as vendor rebates, inventory allowances and shipping and handling costs associated with outbound freight.

Certain purchasing costs and warehousing activities (including receiving, inspection and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not in cost of sales. As such, our gross margin may not be comparable to others that may include these expenses as a component of cost of sales. Purchasing and warehousing activities costs approximated $7.4 million and $7.5 million for the three months ended September 30, 2011 and 2010, and $19.9 million and $20.3 million for the nine months ended September 30, 2011 and 2010.

Concentration of Credit Risk: Most of our business activity is with customers in the energy and industrial sectors. In the normal course of business, we grant credit to these customers in the form of trade accounts receivable. These receivables could potentially subject us to concentrations of credit risk; however, we seek to minimize this risk by monitoring extensions of trade credit. We generally do not require collateral on trade receivables.

We maintain the majority of our cash and cash equivalents with several reputable financial institutions. These financial institutions are located in many different geographical regions. Deposits held with banks may exceed deposit or account insurance limits. We believe the likelihood of loss associated with our cash and cash equivalents is remote.

We have a broad customer base doing business throughout North America, as well as internationally. During the three and nine months ended September 30, 2011 and 2010, we did not have sales to any one customer that exceeded 10% of our gross sales. At September 30, 2011 and December 31, 2010, no individual customer balance exceeded 10% of our gross accounts receivable. Accordingly, no significant concentration of customer credit risk is considered to exist.

Income Taxes: We estimate the tax that will be provided for the fiscal year stated as a percentage of income before taxes. We apply this estimated annual effective tax rate to the year-to-date income before taxes at the end of each quarter to compute the year-to-date tax. The tax effects of significant, unusual or infrequently occurring items are recognized as discrete items in the interim period in which the events occur. This quarterly determination of the annual effective tax rate is based upon a number of significant estimates and judgments, including estimating the annual income before taxes in each tax jurisdiction in which we operate.

Segment Reporting: We have two operating segments, one consisting of our North American operations, including the United States and Canada, and one consisting of our International operations, including Europe, Asia and Australasia. These segments represent our business of providing pipe, valves, fittings and related products and services to the energy and industrial sectors, across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors, through our distribution operations located throughout the world.

Recent Accounting Pronouncements: In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU No. 2011-08”), Testing for Goodwill Impairment, an amendment to ASC Topic 350, Intangibles—Goodwill and Other. Under this amendment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The guidance for public entities is effective during interim or annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We do not believe that ASU No. 2011-08 will have a material impact on our consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update (“ASU No. 2011-05”), Presentation of Comprehensive Income, an amendment to ASC Topic 220, Comprehensive Income. Under this amendment, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in stockholder’s equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The guidance for public entities is effective for fiscal years or interim periods beginning after December 15, 2011 with early adoption permitted. The amendments in this update should be applied retrospectively. We do not expect the guidance to impact its consolidated financial statements, as it only requires a change in the format of presentation.

NOTE 2—TRANSACTIONS

On June 9, 2011, we acquired Stainless Pipe and Fittings Australia Pty. Ltd. (MRC SPF). MRC SPF, a distributor of stainless steel piping products, operates in seven locations across Australia, Korea, Italy, United Kingdom and the United Arab Emirates. Because we recently consummated the acquisition, we have not yet completed the determination of the fair values of certain tangible and intangible assets acquired or liabilities assumed.

On July 22, 2011, we acquired certain assets and operations of the distribution business of the Valve Systems and Controls (VSC) business unit of Curtiss-Wright Flow Control Corporation. VSC is based in Houston, Texas with a sales office in Baton Rouge, Louisiana. VSC specializes in valve automation for upstream projects and maintenance, repairs and operation in the downstream sector. The impact of this acquisition was not significant to our consolidated financial statements.

NOTE 3—INVENTORIES

The composition of our inventory is as follows (in thousands):

	September 30,	December 31,
	2011	2010
Finished goods inventory at average cost:
Energy carbon steel tubular products	$491,499	$396,611
Valves, fittings, flanges and all other products	533,833	481,137

	1,025,332	877,748
Less: Excess of average cost over LIFO cost (LIFO reserve)	(147,419)	(101,419)
Other inventory reserves	(15,743)	(10,962)

	$862,170	$765,367

We utilize the last in, first out (LIFO) inventory costing methodology. An actual valuation of inventory under the LIFO method can be made only at the end of each year, based on the inventory levels and the costs at that time. Accordingly, interim LIFO calculations are based upon management’s estimates of expected year-end inventory levels and costs subject to the final year-end inventory valuation. For the three and nine months ended September 30, 2011 and 2010, expected liquidations of projected year-end inventory resulted in a liquidation of a LIFO inventory layer that was carried at a cost prevailing from a prior year, as compared with current costs in the current year (a “LIFO decrement”). During the three months ended September 30, 2011 and 2010, changes to estimates of year-end inventory balances increased cost of sales by approximately $6.2 million and $3.2 million. The effect of this LIFO decrement decreased cost of sales by approximately $0.7 million for the nine months ended September 30, 2011 and increased cost of sales by $2.8 million during the nine months ended September 30, 2010.

NOTE 4—LONG-TERM DEBT

The significant components of our long-term debt are as follows (in thousands):

	September 30,	December 31,
	2011	2010
9.50% senior secured notes due 2016, net of discount	$1,030,716	$1,027,938
North American asset based revolving credit facility	416,583	—
Asset based revolving credit facility	—	286,398
Midfield revolving credit facility	—	1,297
Midfield term loan facility	—	14,415
MRC Transmark revolving credit facility	50,851	23,214
MRC Transmark factoring facility	7,027	6,979
Other	414	—

	1,505,591	1,360,241
Less current portion	—	—

	$1,505,591	$1,360,241

At September 30, 2011, availability under our revolving credit facilities was as follows (in thousands):

	Commitment Amount	Eligible Collateral (up to Commitment Amount)	Amount Outstanding	Letters of Credit	Availability

North American asset based revolving credit facility	$1,045,260	$938,933	$416,583	$5,354	$516,996
MRC Transmark revolving credit facility	92,466	92,466	50,851	16,228	25,387

	$1,137,726	$1,031,399	$467,434	$21,582	$542,383

			Cash on hand:		41,447

			Liquidity at September 30, 2011:		$583,830

We were in compliance with the covenants contained in the indenture governing our senior secured notes and each of our credit facilities as of and for the three and nine months ended September 30, 2011.

In September 2011, we repaid and terminated the credit facility assumed in conjunction with the acquisition of MRC SPF utilizing proceeds of approximately $22 million from our North American ABL credit facility.

Interest on Borrowings: Our weighted-average effective interest rates on borrowings outstanding at September 30, 2011 and December 31, 2010 were as follows:

	September 30,	December 31,
	2011	2010
9.50% senior secured notes due 2016, net of discount	9.88%	9.88%
North American asset based revolving credit facility	2.53%	—
Asset-based revolving credit facility	—	3.34%
Midfield revolving credit facility	—	5.00%
Midfield term loan facility	—	5.86%
MRC Transmark revolving credit facility	5.79%	2.61%
MRC Transmark factoring facility	1.98%	1.46%

	7.67%	8.29%

Interest Rate Swaps and Forward Foreign Exchange Contracts: We use derivative financial instruments to help manage our exposure to interest rate risk and fluctuations in foreign currencies.

Effective March 31, 2009, we entered into a freestanding $500 million interest rate swap to pay interest at a fixed rate of approximately 1.77% and receive 1-month LIBOR variable interest rate payments monthly through March 31, 2012. We have several additional interest rate swap derivatives, with notional amounts approximating $19 million in the aggregate. All of our derivative instruments are freestanding and, accordingly, we record changes in their fair market value in earnings.

We have not designated any derivatives as hedging instruments at September 30, 2011 or December 31, 2010. The table below provides data about the fair value of our derivative instruments that are recorded in our condensed consolidated balance sheets (in thousands):

	September 30, 2011		December 31, 2010
	Assets	Liabilities	Assets	Liabilities
Derivatives not designated as hedging instruments:
Forward foreign exchange contracts(1)	$1	$—	$—	$209
Interest rate contracts(1)	—	3,956	—	8,975

(1)	Included in “Accrued expenses and other current liabilities” in our condensed consolidated balance sheets. The total notional amount of our interest rate swaps was approximately $519 million at September 30, 2011 and December 31, 2010. The total notional amount of our forward foreign exchange contracts was approximately $48 million and $8 million at September 30, 2011 and December 31, 2010.

The table below provides data about the amount of gains and (losses) recognized in our condensed consolidated statements of operations on our derivative instruments (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Derivatives not designated as hedging instruments:
Forward foreign exchange contracts	$(255)	$(44)	$223	$857
Interest rate contracts	2,023	(1,005)	5,037	(7,527)

NOTE 5—STOCKHOLDERS’ EQUITY

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss in the accompanying condensed consolidated balance sheets consists of the following (in thousands):

	September 30,	December 31,
	2011	2010
Currency translation adjustments	$(21,152)	$(18,703)
Pension-related adjustments	(1,153)	(1,153)

Accumulated other comprehensive loss	$(22,305)	$(19,856)

Earnings per Share

Earnings per share are calculated as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net income (loss)	$21,873	$(10,457)	$25,423	$(38,280)

Average basic shares outstanding	168,836	168,766	168,833	168,762
Effect of dilutive securities	478	—	406	—

Average diluted shares outstanding	169,314	168,766	169,239	168,762

Net income (loss) per share:
Basic	$0.13	$(0.07)	$0.15	$(0.23)
Diluted	$0.13	$(0.07)	$0.15	$(0.23)

Stock options and shares of restricted stock are disregarded in this calculation if they are determined to be anti-dilutive. For the three and nine months ended September 30, 2011 and September 30, 2010, our anti-dilutive stock options totaled approximately 3.1 million and 4.0 million. For the three and nine months ended September 30, 2010, our shares of anti-dilutive restricted stock totaled approximately 0.2 million.

NOTE 6—EMPLOYEE BENEFIT PLANS

Restricted Stock and Stock Option Plans

Under the terms of our 2007 Stock Option Plan, we may not grant options at prices less than their fair market value on the date of the grant, nor for a term exceeding ten years. Vesting generally occurs in one-third increments on the third, fourth and fifth anniversaries of the date specified in the employees’ respective option agreements, subject to accelerated vesting under certain circumstances set forth in the option agreements. We expense the fair value of the stock option grants on a straight-line basis over the vesting period. We use a Black-Scholes option-pricing model to estimate the fair value of the stock options.

A summary of the status of stock option grants under our stock option plan for the nine months ended September 30, 2011 and September 30, 2010 is as follows:

	Options	Weighted- Average Exercise Price	Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value

			(years)	(thousands)
Outstanding at December 31, 2009	3,976,887	$9.66
Granted	166,829	11.09
Exercised	—	—
Forfeited	(159,091)	4.81
Expired	(6,355)	4.81

Outstanding at September 30, 2010	3,978,270	$9.88	7.9	$7,983

Outstanding at December 31, 2010	3,937,122	$9.95
Granted	4,176,302	8.23
Exercised	(635)	4.81
Forfeited	(3,925,865)	9.87
Expired	(18,005)	4.81

Outstanding at September 30, 2011	4,168,919	$8.32	7.2	$2,869

Additional information regarding stock options outstanding at September 30, 2011 is provided in the following table:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

			(years)	(thousands)
Stock Options
At September 30, 2011:
Options exercisable	1,408,963	$7.60	6.5	$1,308
Options outstanding and vested	1,408,963	$7.60	6.5	$1,308
Options outstanding, vested and expected to vest	4,008,301	$8.30	7.2	$2,769

In August 2011, we modified the exercise price of approximately 1.8 million stock option grants from $12.48 to $7.51. The effect of the modifications were evaluated and accounted for in accordance with Generally Accepted Accounting Principles, ASC 718 Compensation—Stock Compensation, which resulted in additional compensation expense of $2.5 million incurred in the third quarter and an incremental $2.4 million of compensation expense which will be recognized over the remaining vesting period of the modified options. The exercise price of these stock options, along with 0.2 million additional stock options, were subsequently modified from $7.51 to $9.05 with no impact on compensation expense.

Under the terms of our 2007 Restricted Stock Plan, we may grant shares of restricted stock at the discretion of our Board of Directors and vesting generally has occurred in one-fourth increments on the second, third, fourth and fifth anniversaries of the date specified in each employee’s restricted stock agreement, subject to accelerated vesting under certain circumstances set forth in the restricted stock agreements. We expense the fair value of the restricted stock grants on a straight-line basis over the vesting period.

The following table summarizes restricted stock activity under our restricted stock plan during the nine months ended September 30, 2011 and September 30, 2010:

	Shares	Weighted-Average Grant Date Fair Value

Outstanding at December 31, 2009	227,885	$5.57
Vested	(30,191)	4.71
Forfeited	(18,898)	4.71

Outstanding at September 30, 2010	178,796	$5.81

Outstanding at December 31, 2010	155,465	$5.97
Granted	180,000	7.51
Vested	(28,584)	4.71
Forfeited	(4,765)	4.71

Outstanding at September 30, 2011	302,116	$7.02

Restricted Common Units: Certain of our key employees received restricted common units of our parent company, PVF Holdings LLC, that vested over a three to five year requisite service period. At September 30, 2011, all of the restricted common units were either vested or forfeited. Prior to full vesting or forfeiture, the expense was being recognized on a straight-line basis over the vesting period.

Profits Units: Certain of our key employees received profits units in PVF Holdings LLC that vest over a five-year requisite service period. The holders of these units are entitled to their pro rata share of any distributions that PVF Holdings LLC makes once common unit holders have received a return of all capital contributed to PVF Holdings LLC (for purposes of the limited liability company agreement of PVF Holdings LLC). Expense is recognized on a straight-line basis over the vesting period.

Recognized compensation expense under our equity-based compensation plans is set forth in the table below (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Equity-based compensation expense:
Stock options	$3,366	$206	$5,071	$1,742
Restricted stock	107	56	277	203
Restricted common units	(1)	—	(1)	(337)
Profits units	350	(60)	917	760

Total equity-based compensation expense	$3,822	$202	$6,264	$2,368

Unrecognized compensation expense under our equity-based compensation plans is set forth in the table below (in thousands):

	September 30,	September 30,
	2011	2010
Unrecognized equity-based compensation expense:
Stock options	$10,360	$7,735
Restricted stock	1,664	691
Profits units	811	2,560

Total unrecognized equity-based compensation expense	$12,835	$10,986

NOTE 7—SEGMENT, GEOGRAPHIC AND PRODUCT LINE INFORMATION

We operate as two business segments, North America and International. Our North American segment consists of our operations in the United States and Canada. Our International segment consists of our operations outside of North America, principally in Europe, Asia and Australasia. These segments represent our business of selling pipe, valves and fittings to the energy and industrial sectors, across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors through our distribution operations located throughout the world.

The following table presents financial information for each segment (in millions):

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Sales:
North America	$1,261.9	$971.8	$3,287.4	$2,613.9
International	104.3	53.7	238.7	196.7

Consolidated	$1,366.2	$1,025.5	$3,526.1	$2,810.6

Depreciation and amortization:
North America	$3.8	$3.8	$10.8	$10.9
International	0.9	0.3	2.0	1.3

Consolidated	$4.7	$4.1	$12.8	$12.2

Amortization of intangibles:
North America	$11.1	$11.0	$33.4	$33.1
International	1.6	2.6	4.4	7.9

Consolidated	$12.7	$13.6	$37.8	$41.0

Operating income:
North America	$63.0	$22.6	$135.6	$37.2
International	3.4	(1.7)	9.1	11.2

Consolidated	66.4	20.9	144.7	48.4
Interest expense	(34.3)	(35.0)	(102.4)	(104.7)
Other income (expense)	0.9	(0.4)	(4.0)	(4.0)

Income (loss) before income taxes	$33.0	$(14.5)	$38.3	$(60.3)

			September 30, 2011	December 31, 2010
Goodwill:
North America			$512.0	$509.5
International			53.9	39.9

Consolidated goodwill			$565.9	$549.4

Total assets:
North America			$2,958.3	$2,748.7
International			309.1	242.5

Consolidated total assets			$3,267.4	$2,991.2

The percentages of our sales and assets relating to certain geographic areas are listed below:

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Sales:
United States	80%	84%	80%	81%
Canada	12%	11%	13%	12%
International	8%	5%	7%	7%

	100%	100%	100%	100%

	September 30, 2011	December 31, 2010
Fixed Assets:
United States	61%	63%
Canada	25%	28%
International	14%	9%

	100%	100%

The percentages of our net sales by product line are as follows:

	Three Months Ended		Nine Months Ended
Type	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Carbon Steel Fittings and Flanges and Stainless Steel and Alloy Pipe and Fittings	26%	24%	25%	24%
Valves and Specialty Products	23%	24%	24%	26%
Line Pipe	22%	19%	21%	17%
Oil Country Tubular Goods (OCTG)	17%	20%	17%	19%
Other	12%	13%	13%	14%

	100%	100%	100%	100%

NOTE 8—FAIR VALUE MEASUREMENTS

We used the following methods and significant assumptions to estimate fair value for assets and liabilities recorded at fair value.

Derivatives: We report derivatives at fair value utilizing Level 2 inputs. We obtain dealer quotations to value our interest rate swap agreements. These quotations rely on observable market inputs such as yield curves and other market based factors.

Forward Foreign Exchange Contracts: Forward foreign exchange contracts are reported at fair value utilizing Level 2 inputs, as the fair value is based on broker quotes for the same or similar derivative instruments.

The following table presents assets and liabilities measured at fair value on a recurring basis as of September 30, 2011 and December 31, 2010, and the basis for that measurement (in thousands):

	Total	Level 1	Level 2	Level 3
September 30, 2011
Assets:
Forward foreign exchange contracts	$1	—	$1	—
Liabilities:
Interest rate swap agreements	3,956	—	3,956	—

December 31, 2010
Assets:	—	—	—	—

Liabilities:
Forward foreign exchange contracts	209	—	209	—
Interest rate swap agreements	8,975	—	8,975	—

The following table presents the carrying value and estimated fair value of our financial instruments that are carried at adjusted historical cost (in thousands):

	September 30, 2011		December 31, 2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Cash	$41,477	$41,477	$56,202	$56,202
Accounts receivable, net	840,467	840,467	596,404	596,404

Trade accounts payable	524,554	524,554	426,632	426,632
Accrued expenses and other liabilities	135,334	135,334	102,807	102,807
Long-term debt	1,505,591	1,416,341	1,360,241	1,292,826

The carrying values of our financial instruments, including cash and cash equivalents, accounts receivable, trade accounts payable and accrued expenses and other liabilities, approximate fair value because of the short maturity of these financial instruments.

We estimated the fair value of the senior secured notes using dealer quotations as of September 30, 2011 and December 31, 2010.

The carrying value of our North American asset based revolving credit facility approximates fair value as a result of our having just entered into the facility on June 14, 2011. The carrying values of the remaining portions of our long-term debt approximate their fair values.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Litigation

We are involved in various legal proceedings and claims, both as a plaintiff and a defendant, which arise in the ordinary course of business.

Individuals seeking damages for injuries that certain products containing asbestos allegedly caused have named us as a defendant along with a large number of other companies. As of September 30, 2011, we are a defendant in lawsuits involving approximately 989 of these claims. Each claim involves allegations of exposure to asbestos-containing materials by one or more of a single individual, his or her spouse or his or her family members. The complaints typically name many other defendants. In a majority of these lawsuits, little or no information is known regarding the nature of the plaintiffs’ alleged injuries or their connection with the products that we distributed. Through September 30, 2011, lawsuits involving over 11,817 claims have been brought against us with the majority being settled, dismissed or otherwise resolved. In total, since the first asbestos claim brought against us through September 30, 2011, approximately $1.6 million has been paid to asbestos claimants in connection with settlements of claims against us without regard to insurance recoveries.

On July 30, 2010, an action was brought against the Company in Delaware Chancery Court by a former shareholder of our predecessor, McJunkin Corporation, on his own behalf and as trustee for a trust, alleging the Company has not fully complied with a contractual obligation to divest of certain non-core assets contained in the December 2006 merger agreement, and seeking damages and equitable relief. We have also received written notice from other former shareholders who similarly claim the Company has not fully complied with that contractual obligation. We believe that this action, and the related claim of other shareholders, is without merit and we intend to vigorously defend ourselves against the allegations. On September 28, 2010, we filed a motion to dismiss the action in its entirety. On February 11, 2011, the Court granted our motion to dismiss the claims for equitable relief with prejudice, but denied the motion to dismiss the contractual claims. We submitted our response to the remaining claims in March 2011. Fact discovery in the litigation ended on September 9, 2011. On September 12, 2011, the plaintiffs in the action filed an expert report estimating plaintiffs’ damages with respect to certain shares of stock, if proven, to be between approximately $1.5 and $2 million. Plaintiffs are also seeking an undisclosed amount of damages with respect to the parcel of real property, and additional damages of $2.1 million that they allege was improperly withheld by the Company to cover defense costs associated with this lawsuit. The Company moved for summary judgment to dismiss the remaining claims, and the plaintiffs moved for summary judgment to uphold their claims, in each case, on October 21, 2011.

In the summer of 2010, our customer NiSource, Inc. notified McJunkin Red Man Corporation that certain polyethylene pipe manufactured by PolyPipe, Inc. may be defective. PolyPipe, Inc. filed a petition in the District Court in Cooke County, Texas against McJunkin Red Man Corporation and NiSource, Inc. seeking, among other things, a declaratory judgment that PolyPipe, Inc. is not responsible for certain costs relating to the defendants’ alleged failure to track and record the installation locations of the pipe and certain expenditures implementing the potential remediation plan. PolyPipe, Inc. subsequently filed a notice of non-suit without prejudice, requesting that the Court dismiss PolyPipe’s claims without prejudice to their re-filing the same claims. Because this matter is in the early stages, we are unable to determine the amount of liability, if any, that may result from the ultimate resolution of this matter.

There is a possibility that resolution of certain legal contingencies for which there are no liabilities recorded could result in a loss. Management is not able to estimate the amount of such loss, if any. However, in our opinion, after consultation with counsel, the ultimate resolution of all pending matters is not expected to have a material effect on our financial position or liquidity, although it is possible that such resolutions could have a material adverse impact on our results of operations in the period of resolution.

Customer Contracts

We have contracts and agreements with many of our customers that dictate certain terms of our sales arrangements (pricing, deliverables, etc.). While we make every effort to abide by the terms of these contracts, certain provisions are complex and often subject to varying interpretations. Under the terms of these contracts, our customers have the right to audit our adherence to the contract terms. Historically, any settlements that have resulted from these customer audits have been immaterial to our consolidated financial statements.

Purchase Commitments

We have purchase obligations consisting primarily of inventory purchases made in the normal course of business to meet operating needs. While our vendors often allow us to cancel these purchase orders without penalty, in certain cases, cancellations may subject us to cancellation fees or penalties depending on the terms of the contract.

Warranty Claims

We are involved from time to time in various warranty claims, which arise in the ordinary course of business. Historically, any settlements that have resulted from these warranty claims have been immaterial to our consolidated financial statements.

NOTE 10—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

In December 2009 and February 2010, McJunkin Red Man Corporation (presented as Issuer in the following tables), a 100% owned subsidiary of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (presented as Parent in the following tables), issued senior secured notes due December 15, 2016. The senior secured notes are fully and unconditionally, and jointly and severally, guaranteed on a senior basis by MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and substantially all existing and future 100% owned domestic restricted subsidiaries of McJunkin Red Man Corporation (collectively, the “Guarantors”). All other subsidiaries of MRC Global Inc. (formerly known as McJunkin Red Man Corporation), whether direct or indirect, do not guarantee the senior secured notes (the “Non-Guarantors”).

The following condensed consolidated financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors and (5) eliminations to arrive at the information for MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) on a consolidated basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe such information is material to investors. Therefore, each of the Guarantors is combined in the presentation below.

Condensed Consolidated Balance Sheets (in millions)

	September 30, 2011
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Cash	$0.2	$10.3	$—	$30.9	$—	$41.4
Accounts receivable, net	0.7	622.9	0.1	216.8	—	840.5
Inventory, net	—	668.7	—	193.5	—	862.2
Income taxes receivable	0.3	10.1	3.5	2.3	(0.6)	15.6
Other current assets	—	2.7	2.1	6.5	—	11.3

Total current assets	1.2	1,314.7	5.7	450.0	(0.6)	1,771.0
Investment in subsidiaries	716.4	369.4	—	—	(1,085.8)	—
Intercompany receivable	7.5	260.8	304.9	—	(573.2)	—
Other assets	—	33.9	0.1	6.8	—	40.8
Fixed assets, net	—	44.8	19.8	41.5	—	106.1
Goodwill	—	512.0	—	53.9	—	565.9
Other intangible assets, net	—	717.3	—	66.3	—	783.6

	$725.1	$3,252.9	$330.5	$618.5	$(1,659.6)	$3,267.4

Trade accounts payable	$—	$388.3	$0.8	$135.5	$—	$524.6
Accrued expenses	0.1	89.0	11.1	35.1	—	135.3
Income taxes payable	—	—	—	0.6	(0.6)	—
Deferred revenue	—	2.2	—	1.9	—	4.1
Deferred income taxes	—	71.1	—	—	—	71.1

Total current liabilities	0.1	550.6	11.9	173.1	(0.6)	735.1
Long-term debt, net	—	1,423.8	—	81.8	—	1,505.6
Intercompany payable	—	276.7	—	296.5	(573.2)	—
Other liabilities	6.0	285.4	1.0	15.3	—	307.7
Shareholders’ equity	719.0	716.4	317.6	51.8	(1,085.8)	719.0

	$725.1	$3,252.9	$330.5	$618.5	$(1,659.6)	$3,267.4

	December 31, 2010
	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Total
Cash	$1.1	$4.4	$—	$50.7	$—	$56.2
Accounts receivable, net	0.7	447.1	—	148.6	—	596.4
Inventory, net	—	625.4	—	140.0	—	765.4
Income taxes receivable	1.0	89.8	—	1.9	(60.1)	32.6
Other current assets	—	2.7	2.1	5.4	—	10.2

Total current assets	2.8	1,169.4	2.1	346.6	(60.1)	1,460.8
Investment in subsidiaries	686.6	478.3	—	—	(1,164.9)	—
Intercompany receivable	6.5	—	480.2	—	(486.7)	—
Other assets	—	138.0	0.1	9.7	(88.7)	59.1
Fixed assets, net	—	46.3	19.9	38.5	—	104.7
Goodwill	—	509.5	—	39.9	—	549.4
Other intangible assets, net	—	747.3	—	69.9	—	817.2

	$695.9	$3,088.8	$502.3	$504.6	$(1,800.4)	$2,991.2

Trade accounts payable	$—	$306.5	$1.1	$119.0	$—	$426.6
Accrued expenses	0.1	67.2	11.1	24.4	—	102.8
Income taxes payable	—	—	60.1	—	(60.1)	—
Deferred revenue	—	17.4	—	0.7	—	18.1
Deferred income taxes	—	73.2	(0.6)	(2.0)	—	70.6

Total current liabilities	0.1	464.3	71.7	142.1	(60.1)	618.1
Long-term debt, net	—	1,314.3	—	134.6	(88.7)	1,360.2
Intercompany payable	—	327.6	—	159.1	(486.7)	—
Other liabilities	6.1	296.0	3.4	17.7	—	323.2
Shareholders’ equity	689.7	686.6	427.2	51.1	(1,164.9)	689.7

	$695.9	$3,088.8	$502.3	$504.6	$(1,800.4)	$2,991.2

Condensed Consolidated Statements of Operations (in millions)

	Three Months Ended September 30, 2011
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Sales	$—	$1,094.5	$—	$271.7	$—	$1,366.2
Cost of sales	—	946.1	1.1	217.9	—	1,165.1

Gross margin	—	148.4	(1.1)	53.8	—	201.1
Operating expenses	0.3	67.0	23.5	43.9	—	134.7

Operating (loss) income	(0.3)	81.4	(24.6)	9.9	—	66.4
Other (expense) income	—	4.2	(28.5)	(9.1)	—	(33.4)

(Loss) income before taxes	(0.3)	85.6	(53.1)	0.8	—	33.0
Equity in earnings of subsidiary	22.0	(34.8)	—	—	12.8	—
Income tax (benefit)	(0.2)	28.8	(17.8)	0.3	—	11.1

Net income (loss)	$21.9	$22.0	$(35.3)	$0.5	$12.8	$21.9

	Three Months Ended September 30, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Sales	$—	$864.2	$—	$161.3	$—	$1,025.5
Cost of sales	—	757.0	1.0	130.7	—	888.7

Gross margin	—	107.2	(1.0)	30.6	—	136.8
Operating expenses	0.4	64.4	21.0	30.1	—	115.9

Operating (loss) income	(0.4)	42.8	(22.0)	0.5	—	20.9
Other (expense) income	—	(100.7)	72.6	(7.3)	—	(35.4)

(Loss) income before taxes	(0.4)	(57.9)	50.6	(6.8)	—	(14.5)
Equity in earnings of subsidiary	(10.3)	36.1	—	—	(25.8)	—
Income tax (benefit)	(0.2)	(11.5)	9.9	(2.2)	—	(4.0)

Net income (loss)	$(10.5)	$(10.3)	$40.7	$(4.6)	$(25.8)	$(10.5)

	Nine Months Ended September 30, 2011
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Sales	$—	$2,809.9	$—	$716.2	$—	$3,526.1
Cost of sales	—	2,430.1	3.0	572.2	—	3,005.3

Gross margin	—	379.8	(3.0)	144.0	—	520.8
Operating expenses	0.8	194.4	62.8	118.1	—	376.1

Operating (loss) income	(0.8)	185.4	(65.8)	25.9	—	144.7
Other (expense) income	—	(159.5)	75.9	(22.8)	—	(106.4)

(Loss) income before taxes	(0.8)	25.9	10.1	3.1	—	38.3
Equity in earnings of subsidiary	25.9	8.8	—	—	(34.7)	—
Income tax (benefit)	(0.3)	8.8	3.4	1.0	—	12.9

Net income (loss)	$25.4	$25.9	$6.7	$2.1	$(34.7)	$25.4

	Nine Months Ended September 30, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Sales	$—	$2,288.5	$—	$522.1	$—	$2,810.6
Cost of sales	—	2,004.7	2.7	419.6	—	2,427.0

Gross margin	—	283.8	(2.7)	102.5	—	383.6
Operating expenses	1.2	183.7	59.2	91.2	—	335.3

Operating (loss) income	(1.2)	100.1	(61.9)	11.3	—	48.3
Other (expense) income	—	(517.0)	430.4	(22.0)	—	(108.6)

(Loss) income before taxes	(1.2)	(416.9)	368.5	(10.7)	—	(60.3)
Equity in earnings of subsidiary	(37.5)	227.4	—	—	(189.9)	—
Income tax (benefit)	(0.4)	(152.0)	134.3	(3.9)	—	(22.0)

Net income (loss)	$(38.3)	$(37.5)	$234.2	$(6.8)	$(189.9)	$(38.3)

Condensed Consolidated Statements of Cash Flows (in millions)

	Nine Months Ended September 30, 2011
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Cash flows provided by (used in):
Operating activities	$(0.8)	$(91.3)	$5.8	$(8.6)	$—	$(94.9)
Investing activities	(0.1)	3.7	(5.8)	(35.9)	—	(38.1)
Financing activities	—	90.2	—	25.8	—	116.0
Effect of exchange rate on cash	—	3.2	—	(1.0)	—	2.2

Increase (decrease) in cash	(0.9)	5.8	—	(19.7)	—	(14.8)
Cash—beginning of period	1.1	4.4	—	50.7	—	56.2

Cash—end of period	$0.2	$10.2	$—	$31.0	$—	$41.4

	Nine Months Ended September 30, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Total
Cash flows provided by (used in):
Operating activities	$7.5	$(31.2)	$6.5	$45.2	$—	$28.0
Investing activities	(0.1)	(10.3)	(6.5)	(1.0)	—	(17.9)
Financing activities	(7.7)	55.6	—	(60.0)	—	(12.1)
Effect of exchange rate on cash	—	(4.0)	—	4.3	—	0.3

Increase (decrease) in cash	(0.3)	10.1	—	(11.5)	—	(1.7)
Cash—beginning of period	0.5	5.1	—	50.6	—	56.2

Cash—end of period	$0.2	$15.2	$—	$39.1	$—	$54.5

MRC®

Global Supplier of Choice®

Our Vision

Be the world's premier distribution company of pipe, valves, fittings and related products and services to the energy and industrial markets.

Services
- Integrated Services
- Logistical Services
- Well Packages
- Materials Management
- Project Services
- Technical Support
- Valve Automation

Products
- OCTG & Line Pipe
- Fittings & Flanges
- Valves
- Actuators
- Instrumentation
- Oilfield Supplies
- Production Equipment
- Polyethylene Products

Visit us online at mrcpvf.com for a complete list of our locations, product offering and service capabilities.

MRC®
Corporate Headquarters
2 Houston Center
909 Fannin, Suite 3100
Houston, TX 77010-1011
Phone: (877) 294-7574
mrcpvf.com

             Shares

MRC Global Inc.

Common Stock

Through and including                    , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the shares of common stock being registered pursuant to this registration statement. All amounts are estimates except for the SEC registration fee, the Financial Regulatory Authority (“FINRA”) filing fee and the NYSE Listing fee.

SEC registration fee	$
FINRA filing fee
NYSE listing fee
Accounting fee and expenses
Legal fees and expenses
Printing and engraving expenses
Blue Sky qualification fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous expenses

Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction for which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the registrant’s Bylaws provide that:

•	the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the registrant may indemnify its other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•

the registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the registrant may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and

•	the rights conferred in the Bylaws are not exclusive.

The registrant has entered into Indemnity Agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in the registrant’s Certificate of Incorporation and Bylaws and the Indemnity Agreements entered into between the registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the registrant’s directors and officers for liabilities arising under the Securities Act.

The registrant and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

The underwriting agreement to be entered into among the Company and the underwriters will contain indemnification and contribution provisions.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the registrant has not sold its securities without registration under the Securities Act of 1933, as amended (the “Securities Act”) except as described below.

On December 21, 2009 and February 11, 2010, the registrant issued an aggregate of $1,050,000,000 of 9.50% senior secured notes due December 15, 2016 (the “Notes”). The sales of the Notes were made in private placements pursuant to Section 4(2) of the Securities Act. To the extent applicable, the initial resale of the Notes by Goldman, Sachs & Co. and the other initial purchasers thereof was made to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act.

On October 30, 2009, the registrant sold 43,706 shares of common stock for $500,000 to a director of the registrant. On October 21, 2010, the registrant sold 21,575 shares of common stock for $200,000 to a director of the registrant. On April 1, 2011, the registrant sold 635 shares of common stock for $3,054 to an employee of the registrant. All of these sales were made in reliance on Section 4(2) under the Securities Act and Rule 506 thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

1.1+	Form of Underwriting Agreement

2.1*	Agreement and Plan of Merger, dated as of December 4, 2006, by and among McJunkin Corporation, McJ Holding Corporation and Hg Acquisition Corp.

2.1.1*	McJunkin Contribution Agreement, dated as of December 4, 2006, by and among McJunkin Corporation, McJ Holding LLC and certain shareholders of McJunkin Corporation.

2.1.2*	McApple Contribution Agreement, dated as of December 4, 2006, among McJunkin Corporation, McJ Holding LLC and certain shareholders of McJunkin Appalachian Oilfield Supply Company.

2.2*	Stock Purchase Agreement, dated as of April 5, 2007, by and between McJunkin Development Corporation, Midway-Tristate Corporation and the other parties thereto.

Exhibit Number	Description

2.2.1*	Assignment Agreement, dated as of April 27, 2007, by and among McJunkin Development Corporation, McJunkin Appalachian Oilfield Supply Company, Midway-Tristate Corporation, and John A. Selzer, as Representative of the Shareholders.

2.3*	Stock Purchase Agreement, dated as of July 6, 2007, by and among West Oklahoma PVF Company, Red Man Pipe & Supply Co., the Shareholders listed on Schedule 1 thereto, PVF Holdings LLC, and Craig Ketchum, as Representative of the Shareholders.

2.3.1*	Contribution Agreement, dated July 6, 2007, by and among McJ Holding LLC and certain shareholders of Red Man Pipe & Supply Co.

2.3.2*	Amendment No. 1 to Stock Purchase Agreement, dated as of October 24, 2007, by and among West Oklahoma PVF Company, Red Man Pipe & Supply Co., and Craig Ketchum, as Representative of the Shareholders.

2.3.3*	Joinder Agreement and Amendment No. 2 to the Stock Purchase Agreement, dated as of October 31, 2007, by and among West Oklahoma PVF Company, Red Man Pipe & Supply Co., PVF Holdings LLC, Craig Ketchum, as Representative of the Shareholders, and the other parties thereto.

3.1+	Form of Amended and Restated Certificate of Incorporation of MRC Global Inc.

3.2+	Form of Amended and Restated Bylaws of MRC Global Inc.

4.1+	Specimen Common Stock Certificate.

4.2***	Indenture, dated as of December 21, 2009, by and among McJunkin Red Man Corporation, the guarantors named therein and U.S. Bank National Association, as trustee.

4.3***	Form of 9.50% Senior Secured Notes due December 15, 2016 (included as part of Exhibit 4.1 above).

4.4***	Exchange and Registration Rights Agreement, dated as of December 21, 2009, by and among McJunkin Red Man Corporation, McJunkin Red Man Holding Corporation, the subsidiary guarantors party thereto, Goldman, Sachs & Co., Barclays Capital Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.

4.5***	Exchange and Registration Rights Agreement, dated as of February 11, 2010, by and among McJunkin Red Man Corporation, McJunkin Red Man Holding Corporation, the subsidiary guarantors party thereto, Goldman, Sachs & Co. and Barclays Capital Inc.

4.6***	Reaffirmation Agreement, dated as of February 11, 2010, by and among McJunkin Red Man Corporation, McJunkin Red Man Holding Corporation, the subsidiary guarantors party thereto, and U.S. Bank National Association, as collateral trustee.

5.1+	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1***	Loan, Security and Guarantee Agreement, dated June 14, 2011, between McJunkin Red Man Corporation, Midfield Supply ULC and the other parties thereto.

10.2***	Revolving Facility Agreement, dated September 17, 2010, between MRC Transmark Holdings UK Limited, HSBC Bank plc and the other parties thereto.

10.3+	Form of Registration Rights Agreement between MRC Global Inc. and PVF Holding LLC

Exhibit Number	Description

10.4****	Form of Indemnification Agreement between McJunkin Red Man Holding Corporation and Directors and Executive Officers

10.5*†	Employment Agreement, dated as of September 10, 2008, by and among McJunkin Red Man Holding Corporation and Andrew R. Lane.

10.5.1***†	Amendment to Employment Agreement by and among McJunkin Red Man Holding Corporation and Andrew R. Lane, dated February 23, 2011.

10.6†	Amended and Restated Employment Agreement, dated as of December 5, 2011, by and among McJunkin Red Man Holding Corporation and James Underhill.

10.7***†	Employment Agreement, dated as of September 10, 2009, by and between Transmark Fcx Limited and Neil P. Wagstaff.

10.7.1***†	Amendment to Employment Agreement by and between MRC Transmark Limited and Neil P. Wagstaff, dated February 23, 2011.

10.8*†	Letter Agreement, dated as of September 24, 2008, by and among H.B. Wehrle, III, PVF Holdings LLC and McJunkin Red Man Corporation.

10.9***†	Letter Agreement, dated as of December 22, 2008, by and among McJunkin Red Man Holding Corporation and Craig Ketchum.

10.10***†	2007 Stock Option Plan, as amended.

10.10.1*†	Form of McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement.

10.10.2***†	Form of McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement (Director Grant May 2010—Dutch residents).

10.10.3***†	Form of McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement (Director Grant May 2010—US residents).

10.11***†	2007 Restricted Stock Plan, as amended.

10.12.1*†	Form of McJunkin Red Man Holding Corporation Restricted Stock Award Agreement.

10.13*†	McJunkin Red Man Holding Corporation 2007 Stock Option Plan (Canada).

10.13.1*†	Form of McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement (Canada) (for plan participants who are parties to non-competition agreements).

10.13.2*†	Form of McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement (Canada) (for plan participants who are not parties to non-competition agreements).

10.14*†	McJunkin Red Man Corporation Deferred Compensation Plan.

10.15*	Indemnity Agreement, dated as of December 4, 2006, by and among McJunkin Red Man Holding Corporation, Hg Acquisition Corp., McJunkin Red Man Corporation, and certain shareholders of McJunkin Red Man Corporation named therein.

10.16*†	Management Stockholders Agreement, dated as of March 27, 2007, by and among PVF Holdings LLC, McJunkin Red Man Holding Corporation, and the other parties thereto.

10.16.1*†	Amendment No. 1 to the Management Stockholders Agreement, dated as of December 21, 2007, executed by PVF Holdings LLC.

Exhibit Number	Description

10.16.2*†	Amendment No. 2 to the Management Stockholders Agreement, dated as of December 26, 2007, executed by PVF Holdings LLC.

10.17***†	Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC, dated as of October 31, 2007.

10.17.1***†	Amendment No. 1, dated as of December 18, 2007, to the Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC.

10.17.2***†	Amendment No. 2, dated as of October 31, 2009, to the Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC.

10.18*†	Subscription Agreement, dated as of September 10, 2008, by and among McJunkin Red Man Holding Corporation, Andrew R. Lane, and PVF Holdings LLC.

10.19.1*†	McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement, dated as of September 10, 2008, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Andrew R. Lane.

10.19.2***†	Amendment to the McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement, dated as of June 1, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Andrew R. Lane.

10.19.3***†	Second Amendment to the McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement, dated as of September 10, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Andrew R. Lane.

10.20.1***†	McJunkin Red Man Holding Corporation Restricted Stock Award Agreement, dated as of February 24, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Andrew R. Lane.

10.20.2***†	Amendment to the McJunkin Red Man Holding Corporation Restricted Stock Award Agreement, dated as of June 1, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Andrew R. Lane.

10.21***†	Subscription Agreement, dated as of October 3, 2008, by and among McJunkin Red Man Holding Corporation, Len Anthony, and PVF Holdings LLC.

10.21.1***†	McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement, dated as of October 3, 2008, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Len Anthony.

10.21.2***†	Amendment to the McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement, dated as of September 10, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Len Anthony.

10.22***†	McJunkin Red Man Holding Corporation Restricted Stock Award Agreement, dated as of September 10, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Len Anthony.

10.23***†	Subscription Agreement, dated as of October 30, 2009, by and among McJunkin Red Man Holding Corporation, John A. Perkins, and PVF Holdings LLC.

10.24***†	McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement, dated as of December 3, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and John A. Perkins.

10.25***†	Indemnification Agreement by and between the Company and Peter C. Boylan, III dated August 11, 2010.

Exhibit Number	Description

10.26†	Employment Agreement, dated as of November 15, 2011, by and among McJunkin Red Man Holding Corporation and Daniel J. Churay.

10.27****†	Employment Agreement, dated as of November 15, 2011, by and among McJunkin Red Man Holding Corporation and James E. Braun.

10.28†	McJunkin Red Man Holding Corporation 2011 Omnibus Incentive Plan.

10.28.1†	Form of McJunkin Red Man Holding Corporation Director Option Agreement.

10.28.2†	Form of McJunkin Red Man Holding Corporation Nonqualified Stock Option Agreement.

10.28.3†	Form of McJunkin Red Man Holding Corporation Director Restricted Stock Award Agreement.

10.28.4†	Form of McJunkin Red Man Holding Corporation Restricted Stock Award Agreement.

10.29****†	McJunkin Red Man Holding Corporation Director Compensation Plan.

21.1***	List of Subsidiaries of McJunkin Red Man Holding Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2+	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

23.3	Consent of Spears & Associates, Inc.

24.1	Powers of Attorney (included on signature page).

+	To be filed by amendment.
*	Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 of McJunkin Red Man Holding Corporation (No. 333-153091), filed with the SEC on September 26, 2008.
**	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of McJunkin Red Man Holding Corporation (No. 333-153091), filed with the SEC on October 31, 2008.
***	Incorporated by reference to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035).
****	Incorporated by reference to the Current Report on Form 8-K of McJunkin Red Man Holding Corporation filed with the SEC on November 16, 2011.
†	Management contract or compensatory plan or arrangement required to be posted as an exhibit to this report.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, MRC Global Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 12th day of January, 2012.

MRC GLOBAL INC.

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew R. Lane, James E. Braun and Daniel J. Churay, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 12, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 12, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 12, 2012

/S/ LEONARD M. ANTHONY Leonard M. Anthony	Director	January 12, 2012

/S/ RHYS J. BEST Rhys J. Best	Director	January 12, 2012

Signature	Title	Date

/S/ PETER C. BOYLAN III Peter C. Boylan III	Director	January 12, 2012

/S/ HENRY CORNELL Henry Cornell	Director	January 12, 2012

/S/ CHRISTOPHER A.S. CRAMPTON Christopher A.S. Crampton	Director	January 12, 2012

/S/ JOHN F. DALY John F. Daly	Director	January 12, 2012

/S/ CRAIG KETCHUM Craig Ketchum	Director	January 12, 2012

/S/ GERARD P. KRANS Gerard P. Krans	Director	January 12, 2012

/S/ DR. CORNELIS A. LINSE Dr. Cornelis A. Linse	Director	January 12, 2012

/S/ JOHN A. PERKINS John A. Perkins	Director	January 12, 2012

/S/ H.B. WEHRLE, III H.B. Wehrle, III	Director	January 12, 2012